The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 19, 1999


P R O S P E C T U S  S U P P L E M E N T
(To Prospectus Dated September 30, 1999)


                                       Shares


                               [GRAPHIC OMITTED]



                                 Common Stock
                                 $  Per Share
                                 ------------
     Sovereign Bancorp, Inc. is selling      shares of its common stock that we
expect will result in gross proceeds of approximately $300 million. The underwriters named in this prospectus supplement may purchase up to additional shares of common stock from Sovereign Bancorp under certain circumstances.

     The common stock is quoted on the Nasdaq National Market under the symbol "SVRN". The last reported sale price of the common stock on the Nasdaq National Market on October 18, 1999, was $8.31 per share.
                                 ------------
     Investing in the common stock involves certain risks. See "Risk Factors" beginning on page S-22.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Sovereign Bancorp, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

                                 ------------

                                                     Per Share      Total
                                                    -----------   ---------
Public Offering Price                               $             $
Underwriting Discount                               $             $
Proceeds to Sovereign Bancorp (before expenses)     $             $

     The underwriters are offering the shares subject to various conditions.
The underwriters expect to deliver the shares to purchasers on or about     ,
1999.
                                 ------------
                          Joint Book-Running Managers



Lehman Brothers                                           Salomon Smith Barney
                                 ------------
                              Merrill Lynch & Co.
       , 1999

                             [COLOR MAP GOES HERE]

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common stock. In this prospectus supplement, "we," "us" and "our" refer to Sovereign Bancorp, Inc., and "Sovereign" collectively refers to Sovereign Bancorp, Inc., Sovereign Bank and their other subsidiaries.


     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

                               TABLE OF CONTENTS

                             Prospectus Supplement



                                                                                             Page
                                                                                            ------
Forward-Looking Statements ..............................................................   S-4
Summary .................................................................................   S-7
Risk Factors ............................................................................   S-22
Description of the New England Acquisition ..............................................   S-29
Use of Proceeds .........................................................................   S-31
Capitalization ..........................................................................   S-31
Pro Forma and Forecasted Financial Information ..........................................   S-34
Selected Sovereign Historical Financial Information .....................................   S-47
Management's Discussion and Analysis of Financial Condition and Results of Operations ...   S-50
Information Regarding the Loans and Deposits in the New England Acquisition .............   S-84
Business ................................................................................   S-86
Management ..............................................................................   S-99
Description of the Purchase and Assumption Agreement ....................................   S-102
Financing Transactions ..................................................................   S-106
Price Range of Common Stock .............................................................   S-112
Dividend History ........................................................................   S-112
Certain United States Federal Tax Considerations for Non-United States Holders ..........   S-113
Underwriting ............................................................................   S-116
Legal Matters ...........................................................................   S-117
Experts .................................................................................   S-117
Index to Consolidated Financial Statements ..............................................   F-1
                                                             Prospectus
Prospectus Summary ......................................................................   2
Where You Can Find More Information .....................................................   4
Forward-Looking Statements ..............................................................   5
Use of Proceeds .........................................................................   6
Our Ratio of Earnings to Fixed Charges ..................................................   6
Description of Common Stock .............................................................   7
Description of Preferred Stock ..........................................................   7
Description of Depositary Shares ........................................................   9
Description of Debt Securities ..........................................................   12
Description of Warrants .................................................................   24
Stock Purchase Contracts and Stock Purchase Units .......................................   27
Description of Capital Securities .......................................................   27
Description of Trust Preferred Securities and Trust Guarantees ..........................   31
Certain Tax Considerations ..............................................................   34
Plan of Distribution ....................................................................   34
ERISA Considerations ....................................................................   36
Legal Matters ...........................................................................   36
Experts .................................................................................   36

                          FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. The forecasts, pro forma presentations, projections, and some of the other disclosure in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference, including any statements preceded by, followed by or that include the words "may," "could," "should," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "assume" or similar expressions constitute forward-looking statements.

     These forward-looking statements implicitly and explicitly include the assumptions underlying the forecasts and projections and other statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance, and business, including:

     o our plans for the financing to support the New England acquisition;

     o our successful completion and integration of the New England acquisition;

     o the effect of the New England acquisition and related financing on our financial condition, results of operation and prospects;

     o our expectations as to the amount, mix, yield and other characteristics of the deposits and loans we expect to assume and acquire from Fleet/BankBoston; and

     o our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and performance ratios after the New England acquisition.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, forecasts and projections (and underlying assumptions), and other forward-looking statements:


Acquisition Specific Factors

     o our ability to raise the capital necessary to support the New England acquisition on a timely basis;

     o our ability to otherwise complete the New England acquisition;

     o our ability to retain Fleet/BankBoston customers and employees;

     o our ability to integrate and convert loan, deposit and other systems in connection with the New England acquisition to our systems and to integrate operations on a timely and efficient basis, and to cost-effectively process the New England deposits and other customer transactions, especially given the large size of the New England acquisition;

     o the willingness of customers to substitute our products and services for Fleet/BankBoston products and services and the impact of competition from Fleet/BankBoston and others in the New England markets;


Other Factors

     o the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

     o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

     o inflation, interest rate, market and monetary fluctuations;

     o our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

     o the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities and insurance, and the application thereof;

     o technological changes;

     o changes in consumer spending and savings habits;

     o regulatory or judicial proceedings;

     o the other risks set forth under "Risk Factors;" and

     o the correctness of other assumptions in our pro forma and forecasted financial information.

     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements in 1999 and 2000 and beyond could differ materially from those expressed in, or implied by, the forecasts, projections and other forward-looking statements contained in this prospectus supplement and the accompanying prospectus. Therefore, we caution you not to place undue reliance on our forecasts, pro forma presentations, projections and underlying assumptions and other forward-looking statements.

     We do not intend to update forecasts, pro forma presentations, projections and underlying assumptions or other forward-looking statements, whether written or oral, to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results over time. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                    SUMMARY

     The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to for a more complete understanding of this offering. In addition, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference in this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of the accompanying prospectus. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters' over-allotment option has not been exercised.


                            Sovereign Bancorp, Inc.

     We are the holding company for our principal subsidiary, Sovereign Bank. Our business consists primarily of attracting deposits from our network of community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit.

   o As of June 30, 1999, we had consolidated assets of $24.6 billion, deposits of $12.2 billion and stockholders' equity of $1.4 billion.

   o We currently operate 305 community banking offices in eastern and central Pennsylvania, central New Jersey and northern Delaware.

   o In terms of retail deposits, based on the most recently available data, we are the 5th largest banking institution in eastern Pennsylvania, the 5th largest in New Jersey, and among the 50 largest in the United States.

   o As of June 30, 1999, our non-performing assets as a percentage of total assets was 0.36%.

   o Since 1990, we have acquired 22 financial institutions, branch networks and related businesses. Thirteen of these acquisitions, with assets totaling approximately $13 billion, have been completed since 1995.

   o From 1994 through 1998, our operating earnings per diluted share have increased at an average annual growth rate of 18%. We believe that we have achieved these results principally by our ability to successfully complete and integrate our acquisitions.

   o As of September 30, 1999, our directors, executive officers, employees, whom we refer to as team members, and employee benefit plans owned, after giving effect to the exercise of both vested and non-vested options, approximately 18.25 million shares of our common stock, representing approximately 9.8% of our outstanding shares after giving effect to the exercise of these options.

     Our principal executive offices are located at 2000 Market Street, Philadelphia, Pennsylvania 19103, and our telephone number is (215) 557-4630.

                             Our Business Strategy

     As a result of continuing consolidation in the financial industry, we believe that there is an increasing need for super-community banks throughout the northeastern United States. We consider a super-community bank to be a bank with the size and range of commercial, business and consumer products to compete with larger institutions, but with the orientation to relationship banking and personalized service usually found at smaller community banks.

     In response to this need, in 1996 we initiated a strategy to transform ourselves from a traditional mortgage lender into a super-community bank by:

   o targeting small and medium size businesses through an offering of a broader array of commercial and business banking products and services;

   o changing the mix of our deposits and, while endeavoring to preserve our credit quality, changing the mix of our assets to be more characteristic of a commercial bank;

   o increasing our penetration into larger, more densely populated markets in the northeastern United States;

   o preserving our orientation toward relationship banking and personalized service, as well as our sales-driven culture; and

   o increasing our non-interest income as a percentage of net income.

     We have made significant progress toward achieving this transformation, principally through a series of eight acquisitions. These acquisitions included our 1997 acquisition of the Fleet Financial Group's New England and New York-based Auto Finance Division, with approximately $2.0 billion in commercial and consumer loans and an associated origination platform, and our 1998 acquisition from First Union/CoreStates of 93 branch offices principally in Philadelphia and its suburbs, with approximately $2.2 billion in deposits and approximately $725 million in commercial and consumer loans. We believe we have succeeded in integrating these and other acquired operations into our sales and service-oriented culture.

     While pursuing our transformation, we believe we have also succeeded in maintaining credit quality. As of June 30, 1999, our non-performing assets as a percentage of total assets was 0.36%.

     We believe that our pending New England acquisition is consistent with our strategy and will enable us to accelerate and substantially complete our transformation into a super-community bank.

                            New England Acquisition


Overview

     On September 3, 1999, we and Sovereign Bank entered into a purchase and assumption agreement to acquire from Fleet Financial Group Inc., Fleet National Bank, Fleet Bank-NH and BankBoston, N.A. (Fleet/BankBoston) certain branches, assets and deposits in New England. We refer to this acquisition as our New England acquisition. The divestiture of these branches was mandated by the U.S. Department of Justice (DOJ) in connection with the Fleet/BankBoston merger to help ensure a competitive banking environment in New England. We are acquiring Fleet/BankBoston's deposits, loans and branches in Rhode Island and Connecticut (principally former BankBoston operations) and Massachusetts and New Hampshire (principally former Fleet operations). The deposits, loans and branches we are acquiring are primarily associated with the small business, middle market and consumer banking markets.

     Upon completion of this acquisition, we will operate the acquired branches and associated lines of business as "Sovereign Bank New England," a division of Sovereign Bank. Upon completion of the acquisition, on a pro forma basis as of June 30, 1999, we estimate Sovereign Bank New England would have:

   o approximately 268 bank branches and 532 ATMs in the demographically attractive Massachusetts, New Hampshire, Rhode Island and Connecticut markets;

   o approximately $12 billion in deposits with less than 2.5% average cost, of which approximately 70% will be core deposits (non-term demand and savings deposits);

   o approximately $8 billion in loans, none of which are more than 90 days past due, consisting of commercial loans (approximately 46%), residential loans (approximately 48%) and consumer loans (approximately 6%), with an approximate 8.2% weighted average yield;

   o approximately 700,000 customers and 1.7 million accounts;

   o approximately 3,700 team members;

   o business lines which we expect will generate significant recurring, non-interest income; and

   o consumer and small business commercial loan origination and administration capability in New England.

     We intend to retain and increase our new deposits, loans, customers and accounts by:

   o centralizing relevant management and decision making functions in New England, staffed by executives who have experience in the New England banking markets;

   o offering products and services which are comparable to those of Fleet/BankBoston and other institutions in the market;

   o offering employment to substantially all of the Fleet/BankBoston employees associated with the branches we expect to acquire, retaining substantially all of the branch facilities and locations associated with the acquired loans and deposits, and adding additional key personnel; and


   o converting the Fleet/BankBoston loan, deposit and other systems to Sovereign systems on a timely and efficient basis.

     Our priority is to create seamless customer service, without any disruption from the acquisition, systems conversion or subsequent integration.

     We expect the New England acquisition to close on or about April 28, 2000. We have agreed to pay a premium of 12% on the amount of deposits transferred to us at closing. This premium, which we expect will be about $1.4 billion, is tax-deductible and should reduce the taxes we are required to pay over the next 15 years. We believe that the deposit premium is favorable when compared to those in other branch acquisitions we consider comparable.

Benefits

     Upon completion of the New England acquisition, we will have a banking system extending from south of Philadelphia to north of Boston. If the New England acquisition had been completed on June 30, 1999, we would have had approximately:

     o $35 billion in assets      o 570 community banking offices

     o $24 billion in deposits    o 3.6 million customer accounts

     o 8,000 team members

     We believe that the New England acquisition will bring us the following strategic benefits:

     The acquisition will accelerate our transformation into a super-community bank. We expect that the New England acquisition will accelerate our transformation into a super-community bank and result in a loan and deposit mix that is more characteristic of a commercial bank. After giving effect to the New England acquisition, our loan and deposit mix will have changed dramatically since we initiated our super-community bank strategy in 1996:


                                    Loan Mix



                                         At June 30, 1999, giving
         At                  At            pro forma effect to
 December 31, 1995     June 30, 1999     New England acquisition

 Residential   81%          40%                    43%
 Commercial     9%          26%                    34%
 Consumer      10%          34%                    23%


                                [GRAPHIC OMITTED]



                                  Deposit Mix


                                         At June 30, 1999, giving
         At                  At            pro forma effect to
 December 31, 1995     June 30, 1999     New England acquisition

 CD's          57%          47%                    39%
 Demand/NOW    10%          23%                    28%
 Other Core    33%          30%                    33%


                                [GRAPHIC OMITTED]


     We believe that changes in our loan and deposit mix will help us:

     o lower the cost of our total deposits;

     o improve our net interest margin; and

     o increase our non-interest income.

     For information on the expected impact of the New England acquisition on our results of operations, see "Summary Pro Forma and Forecasted Financial Information."

     The acquisition should enhance our franchise. When added to our existing branch system, we believe that the New England acquisition will give us a more geographically diverse banking system with significant market share in certain densely populated and demographically attractive markets in the northeastern United States. After giving pro forma effect to the New England acquisition, based on the most recently available data, we believe we would be, in terms of deposits, the:

   o 3rd largest retail banking franchise in New England;

   o 3rd largest retail banking franchise in the Boston, Massachusetts metropolitan statistical area with an 8.3% market share;

   o 3rd largest retail banking franchise in the Providence, Rhode Island metropolitan statistical area with a 10.4% market share;

   o 3rd largest retail banking franchise in the Hartford, Connecticut metropolitan statistical area with a 5.4% market share;

   o 5th largest retail banking franchise in New Hampshire with a 3.8% market share;

   o 5th largest retail banking franchise in eastern Pennsylvania with a 4.2% market share; and

   o 5th largest retail banking franchise in New Jersey with a 5.3% market share.

     The acquisition is consistent with the four factors we believe are critical to our continuing success.

   o Superior Asset Quality -- Fleet/BankBoston is required to transfer to us only loans which are not more than 90 days past due. Through the acquisition, we are also increasing the geographic diversity of our credit profile.

   o Low Interest Rate Risk -- We expect that, on a pro forma basis as of June 30, 1999, the New England acquisition would reduce our borrowings from approximately 46% of liabilities to approximately 25% of liabilities and increase our core deposits from approximately 53% of total deposits to approximately 61% of total deposits.

   o High Productivity -- We intend to operate Sovereign Bank New England similarly to our current branch network and operating platforms without layers of bureaucracy. We intend to keep our efficiency ratio at, or better than, industry standards.

   o Sales, Service, and Growth of Our Team Members -- We believe that many of the employees who will join us come from a high service culture similar to ours.

     The acquisition should increase the breadth and depth of our management. We expect to offer employment to senior, middle and relationship level managers with commercial banking experience in New England, including the credit risk, loan review, systems and operations areas. In addition, we have hired additional management personnel in the technology area and plan to expand our management personnel in the risk management, commercial lending and finance areas.

Financing

     We believe we will need to raise approximately $1.75 billion of capital to ensure that Sovereign Bank is well capitalized upon completion of the acquisition. See "Business -- Supervision and Regulation -- Regulatory Capital Requirements."

     The following illustrates the anticipated sources and uses of our capital raising activities (in millions):



                     Sources                                               Uses
-------------------------------------------------  ----------------------------------------------------
Common Stock ..........................   $  300   Investment in Bank ....................     $1,750
Units of Trust Preferred Securities....      250    Deposit Premium .............   $1,400
Senior Notes ..........................      700    Additional Capital ..........   $  350
Senior Credit Facility ................      500
                                          ------                                               ------
                                          $1,750                                               $1,750

     Our expectation that we need $1.75 billion (which includes approximately $57 million of fees and expenses we expect to pay in connection with raising capital from the sources set forth above) to maintain Sovereign Bank's well capitalized status is based on our assumptions relating to the composition of our balance sheet and the amount of deposits and the mix of cash and loans to be transferred to us upon completion of the New England acquisition. Our earnings level, the extent of deposit withdrawals or "run-off," and Fleet/BankBoston's option to transfer certain additional branches to us are some of the factors that could change these assumptions. To the extent these assumptions change, we may need to raise more or less capital. Independent of changes in these assumptions, we may also decide to ultimately raise different types or amounts of capital to support the acquisition. See "Financing Transactions," "Capitalization" and "Risk Factors."


                              Recent Developments

     We expect earnings per diluted share of $0.31 and $0.89 for the three and nine-month periods ended September 30, 1999, respectively, compared to $0.22 and $0.58 for the three and nine-month periods ended September 30, 1998, respectively. Excluding merger-related charges, earnings per diluted share for the three and nine-month periods ended September 30, 1998 were $0.27 and $0.79, respectively. There were no merger-related or other special charges for the three and nine-month periods ended September 30, 1999.

                                 The Offering

Common Stock offered
 by us ..................            shares

Common Stock outstanding
 after the offering......            shares

Use of proceeds..........   A substantial majority of the net proceeds from
                            the common stock offering will be contributed to Sovereign Bank in order to provide a portion of the capital necessary to support the pending New England acquisition and enable Sovereign Bank to remain well capitalized. We also intend to deposit approximately
                            $54 million of the net proceeds into escrow to supplement the net proceeds of certain other offerings that will be deposited into escrow.

                            If the New England acquisition is not completed, we intend to use the net proceeds for general corporate purposes.

Nasdaq National Market
 symbol..................   SVRN

     The number of shares of common stock estimated to be outstanding after this offering does not take into account:

   o 8,760,000 shares issuable upon the exercise of options pursuant to our stock-based compensation plans (of which 6,087,438 options are presently outstanding and 4,265,959 are presently exercisable);

   o shares issuable upon the exercise of the warrants included in our offering of units of trust preferred securities;

   o shares issuable upon the exercise of warrants which may be included as part of the funding of an interim credit facility if we do not raise at least $250 million of common equity or common equity equivalents; and

   o shares issuable upon full exercise of the underwriters' over-allotment option.


                                Other Offerings

     We are also offering senior notes and investment units consisting of trust preferred securities and detachable warrants to acquire common stock, each in separate public offerings pursuant to separate prospectus supplements. The completion of this offering of common stock and the offerings of notes and units of trust preferred securities are not conditioned upon each other. This prospectus supplement relates only to the offering of common stock and not to the offering of notes or the units of trust preferred securities.


                                 Risk Factors

     Potential investors should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. In particular, potential investors should evaluate the specific factors under "Risk Factors" for risks involved with a purchase of our common stock.

            Summary Pro Forma and Forecasted Financial Information

     The following tables provide certain summary unaudited pro forma condensed combined balance sheet information and certain selected forecasted financial information, prepared as if the New England acquisition and the related financings were completed at the close of business on June 30, 1999.

     This information is based on data relating to the assets we expect to acquire and deposits we expect to assume in connection with the New England acquisition and is derived from deposit and loan schedules provided by Fleet/BankBoston as of June 30, 1999. The assets we expect to acquire or liabilities we expect to assume may change materially between June 30, 1999 and the date of the New England acquisition as a result of many factors, including changes in interest rates, deposit withdrawals, loan originations and repayments, changes in assets and refinancings. Bank assets and liabilities are inherently subject to constant qualitative and quantitative changes, and the amount, mix, yield and other characteristics of the New England deposits and loans will be different from that presented below. We cannot predict what these differences will be.

     The selected forecasted financial information was prepared by us in connection with this offering in partial compliance with the presentation guidelines of the American Institute of Certified Public Accountants regarding prospective financial statements. A forecast prepared in accordance with the American Institute of Certified Public Accountants presentation guidelines requires the forecast period to encompass a period for which actual results could be attained. Because the forecasted financial information assumes that the New England acquisition was consummated on June 30, 1999, rather than the actual expected consummation date of April 28, 2000, the forecast period presented, July 1, 1999 through June 30, 2000, is only in partial compliance with the requirements of the American Institute of Certified Public Accountants. Other than the forecast period used, we believe the forecast is in compliance with the American Institute of Certified Public Accountants guidelines. We selected the twelve-month period ended June 30, 2000 as the forecast period because June 30, 1999 is the most recent date for which there is full balance sheet data available with respect to Sovereign and certain information available with respect to the Fleet/BankBoston loans to be acquired and deposits to be assumed. We have included the forecast in this prospectus supplement solely for the limited purpose of assisting prospective investors in analyzing the potential risks and benefits of an investment in our common stock, and we are solely responsible for its presentation.

     THE ASSUMPTIONS UNDERLYING THE FORECAST ARE INHERENTLY UNCERTAIN AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. THERE CAN BE NO ASSURANCE THAT THE FORECASTED FINANCIAL RESULTS WILL BE REALIZED. OUR ACTUAL RESULTS IN THE FUTURE WILL DIFFER FROM THE FORECASTED RESULTS AND THE DIFFERENCES MAY BE MATERIAL. WE DO NOT INTEND TO UPDATE THE FORECAST.

     Because the New England acquisition is not an acquisition of a going business or other discrete operating unit, there is no historical financial information (other than that presented herein) available with respect to the assets and liabilities we expect to acquire. See "Information Regarding the Loans and Deposits in the New England Acquisition." In addition, the exact amount, mix, yield and other characteristics of the deposits and loans we will assume and acquire from Fleet/BankBoston cannot be determined until we actually consummate the acquisition. Accordingly, the assumptions underlying the forecast are subject to a greater degree of uncertainty. Potential investors are cautioned not to place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition. The forecast should not be relied upon for any purpose following completion of the offering. You should carefully review the assumptions reflected in the forecast. See "Pro Forma and Forecasted Financial Information -- Summary of Significant Assumptions to Forecasted Financial Information." The forecasted financial information is presented for the twelve-month period ended June 30, 2000. After completion of the New England acquisition, results of operations for twelve-month periods will be presented for the years ended December 31, rather than June 30. In addition, we do not expect to close the New England acquisition until on or about April 28, 2000. Therefore, the forecast does not reflect any period for which we report operating results.

     The pro forma balance sheet information and the forecasted information constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. See also "Risk Factors" and "Forward-Looking Statements."

       Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data


                                                                               As of June 30, 1999
                                                      ---------------------------------------------------------------------
                                                                                 Adjustments(1)
                                                                       ----------------------------------
                                                         Sovereign        New England          Other
                                                         Historical       Acquisition       Adjustments       Pro Forma
                                                      ---------------  ----------------  ----------------  --------------
                                                                   (dollars in thousands, except share data)
Selected Balance Sheet Data
Assets
 Cash and amounts due from depository
   institutions ....................................    $   472,780      $  2,097,793      $ (1,967,793)    $   602,780
 Interest-earning deposits .........................        125,194                                             125,194
 Loans held for sale ...............................         86,139                                              86,139
 Investments and mortgage-backed securities ........      9,996,081                                           9,996,081
 Loans .............................................     12,476,997         7,994,282           (85,302)     20,385,977
 Allowance for loan losses .........................       (134,183)                           (103,926)       (238,109)
 Other intangible assets ...........................        236,222           411,304                           647,526
 Goodwill ..........................................        198,626         1,017,910           216,728       1,433,264
 Other assets ......................................      1,136,181           388,830            32,500       1,557,511
                                                        -----------      ------------      ------------     -----------
    Total assets ...................................    $24,594,037      $ 11,910,119      $ (1,907,793)    $34,596,363
                                                        ===========      ============      ============     ===========
Liabilities
 Deposits ..........................................    $12,170,470      $ 11,910,119                       $24,080,589
 Borrowings
   Short-term ......................................      6,415,627                          (3,621,494)      2,794,133
   Long-term .......................................      3,868,280                                           3,868,280
 Senior credit facility ............................                                            500,000         500,000
 Senior notes ......................................        287,539                             700,000         987,539
 Subordinated debentures ...........................         97,039                                              97,039
 Other liabilities .................................        176,187                              (8,750)        167,437
                                                        -----------      ------------      ------------     -----------
    Total liabilities ..............................     23,015,142        11,910,119        (2,430,244)     32,495,017
Corporation-obligated mandatorily redeemable
 capital securities of subsidiary trust holding
 solely junior subordinated debentures of
 Sovereign Bancorp, Inc. ...........................        129,094                             162,500         291,594
                                                        -----------      ------------      ------------     -----------
Stockholders' equity ...............................      1,449,801                             359,951       1,809,752
                                                        -----------      ------------      ------------     -----------
    Total liabilities and stockholders' equity......    $24,594,037      $ 11,910,119      $ (1,907,793)    $34,596,363
                                                        ===========      ============      ============     ===========
Selected Share Data
Diluted shares outstanding .........................        182,867                              32,053         214,920
Book value per share ...............................    $      8.01                                         $      8.50
Selected Bank Regulatory Capital Ratios(2)
Tangible capital ratio .............................           5.89%                                               4.62%
Core capital ratio .................................           5.89%                                               4.62%
Tier 1 capital ratio ...............................          10.37%                                               7.94%
Total risk-based capital ratio .....................          11.32%                                               9.16%
Selected Other Data
Non-performing assets as % of total assets (3) .....           0.36%                                               0.25%
Loan loss allowance as % of total loans ............           1.08%                                               1.17%
Deposit mix %
 Demand and NOW ....................................           23.3%             32.6%                             27.9%
 Other core ........................................           30.1%             36.4%                             33.2%
 Time deposits .....................................           46.6%             31.0%                             38.9%
Loan mix %
 Commercial ........................................           26.0%             46.3%                             33.9%
 Consumer ..........................................           33.6%              6.4%                             23.2%
 Residential .......................................           40.4%             47.3%                             42.9%
Number of branches .................................            305               268                               573

-------------
(1) For information regarding the adjustments, see notes to "Pro Forma and Forecasted Financial Information -- Unaudited Pro Forma Condensed Combined Balance Sheet."
(2) For a description of the bank regulatory capital ratios, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."
(3) Non-performing assets as a percentage of total assets is calculated based on the loan portfolio we expect to purchase at the date of acquisition, which will not include any non-performing loans as part of the transaction. It is expected that non-performing assets as a percentage of assets will increase as the loans acquired become more seasoned and as we originate new loans in New England.

                   Selected Forecasted Financial Information



                                                                                  As of or
                                                                           for the Twelve Months
                                                                           Ended June 30, 2000(1)
                                                                          -----------------------
                                                                           (dollars in thousands,
                                                                             except share data)
Summary Statement of Operations
  Total interest income ................................................        $ 2,372,989
  Total interest expense ...............................................          1,273,668
                                                                                -----------
  Net interest income ..................................................          1,099,321
  Provision for loan losses ............................................             58,621
                                                                                -----------
  Net interest income after provision for loan losses ..................          1,040,700
  Other income .........................................................            309,347
  Other expenses .......................................................            886,646
  Merger-related charges(2) ............................................             42,000
                                                                                -----------
  Income before income taxes ...........................................            421,401
  Income tax provision .................................................            146,615
                                                                                -----------
  Net income ...........................................................        $   274,786
                                                                                ===========
Selected Share Data
  Diluted common shares outstanding ....................................            214,920
  GAAP earnings per diluted share(3) ...................................        $      1.28
  Operating earnings per diluted share(4)(5) ...........................               1.41
  Cash operating earnings per diluted share(5)(6) ......................               1.96
  Revenues per diluted share(5)(7) .....................................               6.55
  Book value per share(8) ..............................................               8.50
Selected Performance Ratios
  Return on average assets(9) ..........................................               0.85%
  Return on average stockholders' equity(10) ...........................              15.85%
  Cash operating return on average stockholders' equity(5)(11) .........              22.23%
  Yield on interest-earning assets(12) .................................               7.52%
  Cost of interest-bearing liabilities(13) .............................               3.85%
  Net interest margin(14) ..............................................               3.48%
  Efficiency ratio(15) .................................................              48.99%
  Other income as % of total income ....................................              21.98%
  Non-performing assets as % of total assets(16) .......................               0.25%
  Loan loss allowance as % of total loans ..............................               1.04%
Selected Holding Company Information
  Total long-term debt .................................................        $ 1,588,000
  Total cash interest expense ..........................................            148,461
  EBITA(5)(17) .........................................................            754,007
  EBITA/cash interest expense ..........................................                5.1x
Selected Balance Sheet Data
  Loans (net of allowance) .............................................        $23,005,325
  Investment and mortgage-backed
   securities ..........................................................          9,219,818
  Total assets .........................................................         36,132,205
  Deposits .............................................................         24,106,921
  Borrowings ...........................................................          9,647,975
  Stockholders' equity .................................................          2,002,572

-------------
(1) For information regarding the assumptions reflected in the forecast, see "Pro Forma and Forecasted Financial Information -- Summary of Significant Assumptions to Forecasted Financial Information."
(2) We expect to record approximately $42 million of merger integration and other related expenses.
(3) Generally Accepted Accounting Principles (GAAP) earnings per diluted share represent net income divided by weighted-average diluted shares outstanding during the period.
(4) Operating earnings per diluted share represent net income before the after-tax effect of merger-related charges divided by weighted-average diluted shares outstanding during the period.

 (5) This measure of financial performance should be considered in addition to, but not as a substitute for, basic earnings per share, earnings per diluted share, cash flow from operations and other measures of financial performance prepared in accordance with GAAP which are presented in the financial statements included in this prospectus supplement. Additionally, our calculation of this measure of financial performance may be different from calculations used by other companies and therefore comparability may be affected.
 (6) Cash operating earnings per diluted share represent income before the after-tax effect of merger-related charges and the after-tax effect of intangible amortization and ESOP expense, divided by weighted-average diluted shares outstanding during the period.
 (7) Revenues per diluted share represent the sum of net interest income and other income divided by weighted-average diluted shares outstanding during the period.
 (8) Book value per share represents common stockholders' equity divided by common shares outstanding at the end of the period.
 (9) Return on average assets represents net income before the after-tax effect of merger-related charges as a percentage of average assets for the period presented.
 (10) Return on average stockholders' equity represents net income before the after-tax effect of merger-related charges as a percentage of average common equity for the period presented.
 (11) Cash operating return on average stockholders' equity represents income before the after-tax effect of merger-related charges and the after-tax effect of intangible amortization and ESOP expense, as a percentage of average common equity for the period presented.
 (12) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets.
 (13) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities.
 (14) Net interest margin represents net interest income as a percentage of average interest-earning assets.
 (15) Efficiency ratio represents other expenses reduced by intangible amortization, trust preferred expense, other real estate owned (OREO) gains and losses and non-recurring items as a percentage of net interest income plus other income.
 (16) Non-performing assets as a percentage of total assets is calculated based on the loan portfolio we expect to purchase at the date of acquisition, which will not include any non-performing loans as part of the transaction. It is expected that non-performing assets as a percentage of assets will increase as the loans acquired become more seasoned and as we originate new loans in New England.
 (17) EBITA represents income before income taxes, interest on holding company debt and amortization of intangible assets. EBITA is presented supplementally because we believe it is an appropriate financial indicator of a holding company's ability to service and incur indebtedness, subject in our case to certain regulatory limitations on Sovereign Bank's ability to pay dividends to us. See "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions."

              Summary Sovereign Historical Financial Information

     The following table sets forth summary historical consolidated financial information for Sovereign for the periods indicated. The information as of and for each of the three years ended December 31, 1998, 1997 and 1996 has been derived from our audited consolidated financial statements. The information as of and for each of the six-month periods ended June 30, 1999 and 1998 has been derived from our unaudited condensed consolidated financial statements. In the opinion of our management, the information as of and for each of the six-month periods ended June 30, 1999 and 1998 includes all normal recurring adjustments necessary to present fairly this information.

     The results of operations for the six-month period ended June 30, 1999 should not be regarded as indicative of expected results for the full year. This data does not give effect to the New England acquisition or the financings required to provide the capital necessary to support the acquisition.

     The balance sheet and related information as of June 30, 1999 includes the consolidated accounts of Peoples Bancorp, Inc. which we acquired at the close of business on June 30, 1999. Because our acquisition of Peoples Bancorp was accounted for as a purchase, our consolidated results of operations and other related information for the six-month period ended June 30, 1999 do not include Peoples Bancorp's results of operations. For the three months ended March 31, 1999, Peoples Bancorp had net income of $4.7 million.

                                                                      As of or for
                                                             the Six Months Ended June 30,
                                                            --------------------------------
                                                                1999(1)          1998(1)
                                                            ---------------  ---------------
                                                             (dollars in thousands, except
                                                                      share data)
Summary Statement of Operations
 Total interest income ...................................    $   745,472      $   655,972
 Total interest expense ..................................        458,272          416,323
                                                              -----------      -----------
 Net interest income .....................................        287,200          239,649
 Provision for loan losses(2) ............................         15,000           13,960
                                                              -----------      -----------
 Net interest income after provision for loan losses .....        272,200          225,689
 Other income(2) .........................................         65,594           47,559
 Other expenses(2) .......................................        193,814          142,133
 Merger-related charges(2) ...............................                          39,072
 Non-recurring SAIF assessment(2) ........................

 Income before income taxes ..............................        143,980           92,043
 Income tax provision ....................................         49,888           34,049
                                                              -----------      -----------
 Net income ..............................................    $    94,092      $    57,994
                                                              ===========      ===========
Selected Share Data
 Diluted common shares outstanding .......................        182,867          158,274
 GAAP earnings per diluted share(3) ......................    $      0.58      $      0.36
 Operating earnings per diluted share(4)(5) ..............           0.58             0.52
 Cash operating earnings per diluted share(5)(6) .........           0.67             0.57
 Book value per share(7) .................................           8.01             7.04
 Revenues per diluted share(5)(8) ........................           2.10             1.70
Selected Performance Ratios
 Return on average assets(9) .............................           0.84%            0.91%
 Return on average stockholders' equity(5)(10) ...........          15.91%           15.96%
 Cash operating return on average stockholders'
  equity(5)(11) ..........................................          18.08%           17.17%
 Yield on interest-earning assets(12) ....................           7.32%            7.67%
 Cost of interest-bearing liabilities(13) ................           4.33%            4.87%
 Net interest margin(14) .................................           2.86%            2.84%
 Efficiency ratio(15) ....................................          48.08%           45.65%
 Other income as % total income ..........................          18.59%           16.56%
 Non-performing assets as % of total assets ..............           0.36%            0.53%
 Loan loss allowance as % of total loans .................           1.08%            1.11%
Bank Regulatory Capital Ratios(16)
 Tangible capital ratio ..................................           5.89%            5.19%
 Core capital ratio(17) ..................................           6.35%            5.36%
 Tier 1 capital ratio ....................................          10.37%            9.95%
 Total risk-based capital ratio ..........................          11.32%           10.94%
Selected Balance Sheet Data
 Loans (net of allowance) ................................    $12,342,814      $10,520,927
 Investment and mortgage-backed securities ...............      9,996,081        7,329,657
 Total assets ............................................     24,594,037       19,781,106
 Deposits ................................................     12,170,470        9,980,685
 Borrowings ..............................................     10,668,485        8,240,370
 Stockholders' equity ....................................      1,449,801        1,113,953
Selected Other Data
 EBITA(5)(18) ............................................    $   176,747      $   104,136
 Number of branches ......................................            305              150
 Ratio of earnings to fixed charges(19)
  Excluding interest on deposits .........................           1.57x            1.42x
  Including interest on deposits .........................           1.31x            1.22x
 Ratio of earnings to combined fixed charges and
  preferred stock dividends(20)
  Excluding interest on deposits .........................           1.57x            1.41x
  Including interest on deposits .........................           1.31x            1.21x


                                                                              As of or for
                                                                       the Year Ended December 31,
                                                            -------------------------------------------------
                                                                  1998             1997             1996
                                                            ---------------  ---------------  ---------------
                                                                (dollars in thousands, except share data)
Summary Statement of Operations
 Total interest income ...................................    $ 1,355,371      $ 1,178,777     $  1,016,826
 Total interest expense ..................................        861,759          746,695          629,860
                                                              -----------      -----------     ------------
 Net interest income .....................................        493,612          432,082          386,966
 Provision for loan losses(2) ............................         27,961           41,125           22,685
                                                              -----------      -----------     ------------
 Net interest income after provision for loan losses .....        465,651          390,957          364,281
 Other income(2) .........................................        105,181           48,688           63,379
 Other expenses(2) .......................................        309,694          250,559          249,625
 Merger-related charges(2) ...............................         49,932           19,224
 Non-recurring SAIF assessment(2) ........................                                           40,148
                                                                                               ------------
 Income before income taxes ..............................        211,206          169,862          137,887
 Income tax provision ....................................         74,751           67,324           47,509
                                                              -----------      -----------     ------------
 Net income ..............................................    $   136,455      $   102,538     $     90,378
                                                              ===========      ===========     ============
Selected Share Data
 Diluted common shares outstanding .......................        159,727          141,218          134,000
 GAAP earnings per diluted share(3) ......................    $      0.85      $      0.66     $       0.59
 Operating earnings per diluted share(4)(5) ..............           1.06             0.89             0.76
 Cash operating earnings per diluted share(5)(6) .........           1.17             1.03             0.87
 Book value per share(7) .................................           7.54             7.42             6.64
 Revenues per diluted share(5)(8) ........................           3.54             2.82             2.81
Selected Performance Ratios
 Return on average assets(9) .............................           0.87%            0.85%            0.81%
 Return on average stockholders' equity(5)(10) ...........          15.50%           14.83%           13.18%
 Cash operating return on average stockholders'
  equity(5)(11) ..........................................          17.13%           17.08%           15.17%
 Yield on interest-earning assets(12) ....................           7.57%            7.57%            7.49%
 Cost of interest-bearing liabilities(13) ................           4.76%            4.92%            4.77%
 Net interest margin(14) .................................           2.79%            2.79%            2.86%
 Efficiency ratio(15) ....................................          46.59%           46.07%           51.34%
 Other income as % total income ..........................          17.57%           10.13%           14.07%
 Non-performing assets as % of total assets ..............           0.53%            0.61%            0.78%
 Loan loss allowance as % of total loans .................           1.19%            1.03%            0.77%
Bank Regulatory Capital Ratios(16)
 Tangible capital ratio ..................................           5.11%            5.23%            5.16%
 Core capital ratio(17) ..................................           5.21%            5.75%            5.17%
 Tier 1 capital ratio ....................................           9.29%           10.37%           10.63%
 Total risk-based capital ratio ..........................          10.32%           12.96%           13.71%
Selected Balance Sheet Data
 Loans (net of allowance) ................................    $11,152,038      $11,207,299     $  9,521,648
 Investment and mortgage-backed securities ...............      8,502,082        5,372,713        5,012,118
 Total assets ............................................     21,913,873       17,655,455       15,298,690
 Deposits ................................................     12,322,716        9,515,294        8,660,684
 Borrowings ..............................................      7,900,592        6,863,643        5,599,109
 Stockholders' equity ....................................      1,204,068        1,047,795          889,751
Selected Other Data
 EBITA(5)(18) ............................................    $   248,245      $   195,881     $    168,186
 Number of branches ......................................            291              150              134
 Ratio of earnings to fixed charges(19)
  Excluding interest on deposits .........................           1.48x            1.44x            1.49x
  Including interest on deposits .........................           1.24x            1.22x            1.22x
 Ratio of earnings to combined fixed charges and
  preferred stock dividends(20)
  Excluding interest on deposits .........................           1.47x            1.41x            1.44x
  Including interest on deposits .........................           1.24x            1.21x            1.20x

(1) Selected performance ratios for June 30, 1999 and 1998 have been annualized where applicable.
(2) Our 1998 and 1997 results include special charges comprised of: merger-related charges of $50.8 million ($33.5 million after-tax) in 1998 and $44.2 million ($29.8 million after-tax), including $24.9 million ($16.2 million after-tax) classified as a special provision for loan loss, in 1997, resulting from our acquisitions during 1998 and 1997; and losses from non-recurring sales of held-to-maturity securities of $0.4 million ($0.3 million after-tax) and $10.0 million ($6.9 million after-tax) in 1998 and 1997, respectively (classified as security losses); and the 1996 results include the non-recurring SAIF assessment of $40.1 million ($24.9 million after-tax), classified in other expenses. Our six months ended June 30, 1998 results include special charges comprised of merger-related charges of $39.1 million ($25.5 million after-tax), resulting from our acquisition of ML Bancorp, Inc. in February 1998 classified as other expenses.
(3) GAAP earnings per diluted share represent net income divided by weighted-average diluted shares outstanding during the period.
(4) Operating earnings per diluted share represent net income before the after-tax effect of special charges, divided by weighted-average diluted shares outstanding during the period.
(5) This measure of financial performance should be considered in addition to, but not as a substitute for, basic earnings per share, earnings per diluted share, cash flow from operations and other measures of financial performance prepared in accordance with GAAP which are presented in the financial statements included in this prospectus supplement. Additionally, our calculation of this measure of financial performance may be different from the calculation used by other companies and therefore comparability may be affected.
(6) Cash operating earnings per diluted share represent income before the after-tax effect of special charges and the after-tax effect of intangible amortization and ESOP expense, divided by weighted-average diluted shares outstanding during the period.
(7) Book value per share represents common stockholders' equity divided by common shares outstanding at the end of the period.
(8) Revenues per diluted share represent the sum of net interest income and other income, before special charges, divided by weighted-average diluted shares outstanding during the period.
(9) Return on average assets represents net income available to common stockholders before the after-tax effect of special charges as a percentage of average assets for the periods presented.
(10) Return on average stockholders' equity represents net income available to common stockholders before the after-tax effect of special charges as a percentage of average common equity for the periods presented.
(11) Cash operating return on average stockholders' equity represents income before the after-tax effect of special charges and the after-tax effect of intangible amortization and ESOP expense as a percentage of average common equity for the period presented.
(12) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets.
(13) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities.
(14) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(15) Efficiency ratio represents other expense reduced by intangible amortization, trust preferred expense, OREO gains and losses and non-recurring items and special charges, as a percentage of net interest income plus non-interest income.
(16) For a description of the bank regulatory capital ratios, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."
(17) The core capital ratio is calculated in accordance with national bank requirements, which are different than the requirements of the Office of Thrift Supervision, our primary regulator. For a description of Office of Thrift Supervision requirements, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."
(18) EBITA represents income before income taxes, interest on holding company debt and amortization of intangible assets. EBITA is presented supplementally because we believe it is an appropriate financial indicator of a holding company's ability to service and incur indebtedness, subject in our case to certain regulatory limitations on Sovereign Bank's ability to pay dividends to us. See "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions."
(19) We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings, and trust preferred securities expense.
(20) We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings, and trust preferred securities expense. On May 15, 1998, we redeemed all outstanding shares of our 6 1/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

                                 RISK FACTORS


     You should carefully consider all information included or incorporated by reference in this prospectus supplement and accompanying prospectus. In particular, you should carefully consider the risks described below before purchasing shares of common stock. These are not the only risks and uncertainties we face. Additional risks and uncertainties which we currently consider immaterial or which are not yet known to us may also impair our financial condition, results of operations or prospects.


Transaction Specific Risks


     Our ability to complete the New England acquisition is subject to uncertainty, and purchasers of our common stock will not be refunded their investment if we fail to close the acquisition.


     Our completion of the New England acquisition is subject to a number of significant conditions, including our receipt of regulatory approval and our satisfaction of a number of commitments we have made to Fleet/BankBoston to raise capital on a timely basis. The proceeds from this offering are not being placed in escrow, and your investment in our common stock will not be refunded if we fail to close the acquisition.


     In order to meet these conditions and achieve our goal of maintaining Sovereign Bank as a well capitalized institution, we believe we will have to raise approximately $1.75 billion of capital. Of this amount, our agreement with Fleet/BankBoston, absent waiver or amendment, requires us to raise $500 million by December 15, 1999 and sufficient capital to support the acquisition by January 31, 2000. Determination of whether we have satisfied these capital-raising commitments rests solely with Fleet/BankBoston. We are relying on four different substantial debt and equity financings to satisfy our capital-raising obligations, and each of these financings is subject to significant uncertainty, given that, among other things, they all depend on satisfactory capital market conditions. If our different financings are unsuccessful, the lead representatives of the underwriters for this and our other offerings have committed to provide us with up to $1.5 billion (which decreases to approximately $1.2 billion to the extent we elect not to repay approximately $300 million of outstanding senior debt) of bank and interim debt financing on January 31, 2000, but their commitment is subject to a number of significant conditions. These conditions include the absence of any material adverse change in our financial condition, results of operations or prospects, or in the assets and liabilities we seek to acquire, as well as any material disruption or material adverse change in the domestic capital markets. These conditions also include the closing of the New England acquisition in accordance, in all material respects, with its original terms and our raising of at least $650 million through equity financings and/or through reducing our capital needs by using cash on hand or from the sale of securities and other assets, to reduce borrowings. If we issue less than $250 million of common equity or common equity equivalent securities, we may be required to issue warrants, representing up to 10% of our outstanding common stock on a fully diluted basis, to providers of our interim credit facility.


     The net proceeds from public and private debt (but not common equity or units of trust preferred securities) will be placed in escrow pending completion of the New England acquisition. If the New England acquisition does not close, the escrowed proceeds from our debt financings will be returned to investors. We expect that the cost of maintaining the escrowed proceeds pending completion of the New England acquisition will be approximately $7 million per month, which will adversely affect our reported financial results. If we cannot raise sufficient capital, our commitments do not fund into escrow or any other closing conditions are not satisfied, Fleet/BankBoston may remarket and sell to others the assets and liabilities we seek to acquire, or may terminate the agreement and force us to pay $50 million in liquidated damages. If we do not complete the acquisition, we could incur up to $124 million in fees, costs, and expenses, including commitment, financial advisory, legal and accounting expenses, liquidated and potentially other damages, as well as up to approximately $29 million of additional expense associated with maintaining the escrowed proceeds. We will also have expended substantial management time and effort without any commensurate benefit.


     Although we may consider repurchasing shares of our common stock if the New England acquisition fails to close, any such decision will depend on capital market conditions at the time and on a number of other factors.

     Our estimate that we need $1.75 billion to support the acquisition and maintain Sovereign Bank's well capitalized status is based on assumptions relating, among other things, to:

   o the level of our earnings between now and the date of completion of the acquisition;

   o the amount, mix, yield and other characteristics of the deposits we are assuming and loans we are acquiring;

   o a reduction in our assets (and therefore our capital requirements) resulting from the use of cash on hand, cash from the New England acquisition and cash from the proceeds of sales of securities or other assets to repay borrowings; and

   o Fleet/BankBoston's success in selling an additional 38 branches and related deposits and loans in New England which it has the ability to require us to purchase. Although Fleet/BankBoston has publicly announced that it has reached agreement to sell 20 of the 38 branches, and we understand it is trying to sell the remainder of the branches, we may have to purchase all 38 branches. See "Description of the New England Acquisition."

     To the extent that these assumptions change, we may need to raise more capital or reduce our capital requirements by using cash on hand or selling securities and other assets to reduce additional borrowings. Independent of changes in these assumptions, the terms and mix of debt and equity we raise may change from that described above depending on market conditions and other factors. We may also change the type and amount of capital we ultimately raise to support the acquisition. These changes could adversely affect your investment or our financial condition.

     The New England acquisition could be delayed if antitrust actions are filed. In particular, state governments or private persons may file actions to prevent the acquisition from occurring, especially given local sensitivities to branch transfers.

     In order to obtain regulatory approval, we must not only raise capital, but we must also meet certain tests relating to our mix of residential and small business loans on one hand and commercial loans on the other. We may be required to sell assets to meet these tests. If we fail to do so, we might not receive regulatory approval. Also, the terms of any such asset sales may not be satisfactory given the forced nature of the sales. See "-- Increased commercial lending could adversely affect our credit quality and operating results." In addition, our regulators have the ability to review our application and may not approve the acquisition on a timely basis, regardless of our ability to raise financing. See "Business -- Supervision and Regulation -- Acquisitions by Us."

     We are currently targeting closing the New England acquisition on or about April 28, 2000. Under our agreement with Fleet/BankBoston, we may delay the closing to May 31, 2000 as a result of systems conversion issues. After May 31, 2000, Fleet/BankBoston may terminate the purchase and assumption agreement, in which case we may owe them $50 million in liquidated damages. It is possible that, with the consent of applicable federal regulatory authorities, and to the extent permitted by our financing arrangements, we may agree with Fleet/BankBoston to extend the closing of the New England acquisition to accommodate systems conversion issues. An extension of the closing date may have an adverse effect on our operating results, cash flow and financial condition.

     For more information regarding our financing plans with respect to the New England acquisition, see "Financing Transactions," "Description of the New England Acquisition" and "Description of the Purchase and Assumption Agreement." For information on regulatory issues, see "Business -- Supervision and Regulation."

     If and when completed, the New England acquisition poses a number of integration and operational risks to us which could unfavorably affect our financial performance and condition.

     The New England acquisition is much larger than any of our prior acquisitions. Because of the nature of bank deposits and assets, there are usually deposit run-off and other systems conversion and integration issues associated with branch acquisitions, and occasionally those issues become significant. The timely, efficient integration of the New England acquisition and the success of our New England strategy will require us to deploy substantial management, financial and other resources and will present us with a number of risks and challenges, including our ability to:

   o retain a high percentage of Fleet/BankBoston customers and accounts despite heavy competition and possible transition difficulties;

   o successfully convert Fleet/BankBoston deposit, loan and other systems to our systems;

   o offer product lines and services comparable to Fleet/BankBoston's product lines and services; and

   o attract and retain the senior, middle and relationship level managers and other employees associated with the acquired branches and Fleet/BankBoston loan origination and administration functions.

     Competition for customers and accounts in the New England markets in which Sovereign Bank New England will operate is intense. The competition for the customers and accounts relating to our New England acquisition may be particularly high because all or substantially all the branches we are acquiring are located in communities where there likely will remain an existing Fleet/BankBoston branch. In addition, there will not initially be much name recognition for Sovereign Bank in these markets.

     Upon completion of the New England acquisition, we will begin to process a large number of deposit and other customer transactions through a new systems processing facility in New England. This will be an operation of substantial size and expense. The unexpected difficulties or costs we may encounter in handling these deposits and transactions could materially adversely affect our earnings and financial condition.

     The branches we are acquiring have not previously been operated as one business unit. Many of these branches and related assets and deposits were acquired in various acquisitions by Fleet or BankBoston. The fact that these assets and liabilities come from various banks may make integrating them and converting related systems to Sovereign systems more difficult. We will be relying substantially on third parties to assist us in completing the systems conversion. We have had some difficulties with third parties in connection with past systems conversions.

     Each of the above risks and challenges will be difficult to overcome, and to the extent we fail to do so, we may not realize benefits from the acquisition and may report lower earnings or even write down assets and take charges against our earnings.

     The "As Is, Where Is" nature of the acquisition could unfavorably impact our financial condition since we have no recourse if the assets and liabilities we acquire deteriorate and almost no recourse if they are not as represented to us.

     We are purchasing the Fleet/BankBoston assets and liabilities as they exist at the closing of the New England acquisition, which is anticipated to be on or about April 28, 2000, based solely on our due diligence review conducted in July and August 1999 and without substantial representations, warranties or indemnities from Fleet/BankBoston (except that we will not acquire any loan more than 90 days past due at the time of closing). Bank assets and liabilities are inherently subject to constant qualitative and quantitative changes. Even if the New England assets and liabilities deteriorate quantitatively or qualitatively between the date of our due diligence and the date of closing, or are not as represented in connection with our due diligence, we will still be required to close the transaction without meaningful recourse to Fleet/BankBoston (except with respect to loans more than 90 days past due at the time of closing). As a result, our financial condition, asset quality and operating results following the New England acquisition could deteriorate.

     We are significantly increasing our level of debt and may have little or no tangible equity at the holding company level, which will adversely affect our future flexibility.

     In order to finance the New England acquisition, we will incur a significant amount of debt at the holding company level. In addition, primarily because of the goodwill and other intangible assets we expect to record in connection with the New England acquisition, we estimate that, on a pro forma basis as of June 30, 1999 after giving effect to the acquisition and related financings, we would have had negative $271 million of consolidated tangible stockholders' equity. Absent raising additional equity, which may not be available to us at the time on attractive terms and conditions, if at all, our ability to raise debt at the holding company level may be adversely impacted. This would adversely impact the ability of our holding company to provide capital to Sovereign Bank to meet regulatory requirements, respond to economic downturns, cushion a deterioration in its operating results or financial condition, or finance our growth, repurchase our stock, refinance our outstanding debt, consummate acquisitions with cash or debt, or react to certain changes in our operating environment. We could incur additional debt in the future, including, under certain circumstances, as part of the New England acquisition, which could further adversely affect our future flexibility.

     The significant amount of debt at the holding company level could adversely affect Sovereign Bank.

     Our only source of cash to pay dividends to our stockholders and make payments on our debt are dividends and other distributions from Sovereign Bank, which are limited, among other things, by the level of Sovereign Bank's liquidity, earnings and cash.

     A significant deterioration in Sovereign Bank's earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit Sovereign Bank's ability to pay cash dividends to us, which, in turn, would limit our ability to pay our debt service or to pay dividends on our equity securities. Sovereign Bank must dedicate a material portion of its cash flow and a significant portion of its earnings to the payment of interest and principal on our debt and trust preferred expense. This means that such earnings and cash flow will not be available to be paid as dividends to our stockholders, provide liquidity to Sovereign Bank, finance Sovereign Bank's growth, meet regulatory requirements or cushion a deterioration in Sovereign Bank's operating results or financial condition.

     Our new indebtedness will place restrictions on us which may limit our operating flexibility and our ability to pay dividends.

     The credit facilities we expect to enter into in connection with the New England acquisition, and the indenture governing the notes we plan to sell, will impose material operating and financial restrictions on us. These restrictions, subject to certain ordinary course of business exceptions for Sovereign Bank, may limit us in engaging in certain transactions, including the following:

     o certain types of mergers or consolidations;

     o paying dividends or other distributions to our stockholders;

     o making investments;

     o selling assets;

     o repurchasing our common stock;

     o borrowing additional money; and

     o transactions with affiliates.

     These restrictions could limit our ability to obtain debt financing at the holding company level to provide capital to support Sovereign Bank, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment. Also, if we enter into the proposed bank facility, it will be secured by a pledge of Sovereign Bank's stock. This will mean that Sovereign Bank's stock may be unavailable as collateral to secure other obligations. This will also mean that we will be required to secure certain of our other outstanding debt equally and ratably with the debt under the proposed bank facility. As a result, the stock of Sovereign Bank we own will be pledged to secure an additional approximately $288 million of presently outstanding senior debt. The additional interim credit facility we may enter into also will be secured by the stock of Sovereign Bank.


     The results we achieve in the future will be different from, and we may not achieve, the forecasted results.


     The forecast summarized under "Summary Pro Forma and Forecasted Financial Information" and set forth under "Pro Forma and Forecasted Financial Information" is based upon various assumptions, many of which will not materialize. These assumptions are inherently uncertain and subject to significant business, economic and competitive uncertainties, many of which are beyond our control. Accordingly, the results we achieve in the future could be worse than those forecasted by us. In addition, the forecast assumes that we have consummated the New England acquisition as of June 30, 1999, even though we do not expect to consummate the acquisition until April 28, 2000. Therefore, the forecast does not reflect any period for which we will have actual operating results. Unanticipated events may occur that could adversely affect our operating results and, consequently, our actual results of operations during the forecast period will vary from the forecast, and these variations may be material. The forecast has been prepared by us as of October 11, 1999 and presents our current estimate of the business conditions and Sovereign Bank's expected course of action over the forecast period. We do not intend to update or otherwise revise the forecast to reflect events or circumstances existing or arising after October 11, 1999 or to reflect the occurrence of unanticipated events. Prospective investors should make their own independent assessment of our ability to make dividend payments on our common stock, and payments on our trust preferred securities and debt. Because the New England acquisition does not constitute an acquisition of a going business or other discrete operating unit, there is no historical financial information (other than that presented herein) available with respect to the assets and liabilities we expect to acquire. See "Information Regarding the Loans and Deposits in the New England Acquisition." Therefore, the assumptions underlying the forecast are subject to an even greater degree of uncertainty. The forecast should not be relied upon for any purpose following the consummation of this offering.


Other Risks


     An economic downturn may lead to less demand for Sovereign Bank's products and services and adversely affect our earnings and cash flow.


     Our business faces various material risks. In a recession or other economic downturn, these risks would probably become more acute, and might lead to less demand for our loans, ultimately resulting in lower earnings and less cash flow. The volume of our loan production depends upon demand for the types of loans we originate and the competition for such loans in the marketplace. Fluctuations in consumer confidence, real estate values, interest rates and investment returns could combine to make the types of loans we originate less attractive. In an economic downturn, our credit risk and litigation expense would also increase. In addition, an increase in long-term interest rates could also reduce the volume of loans funded and sold by us and reduce our earnings and cash flow.


     Changing interest rates may adversely affect our profits.


     To be profitable, we must earn more money from interest on loans and investments we make than the interest we pay to our depositors and lenders. If interest rates rise, our net interest income could be negatively affected if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest earned on interest-bearing assets, such as loans, mortgage-related and investment securities. This would cause our net income to go down. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities. If interest rates decline, however, our loans and investments may be prepaid earlier than expected, which may also lower our income. Interest rates do and will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

     We experience intense competition for loans and deposits.


     Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation. Recently, we have experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of the price at which products are offered and on customer service. A number of institutions with which we compete have significantly greater assets and capital than we do.

     Our holding company structure restricts our ability to pay dividends and make debt payments.

     We are a holding company with no significant business operations of our own. Our only significant asset is the common stock of Sovereign Bank we own. Our only sources of cash to pay dividends, make debt payments and pay trust preferred expense are dividends and other distributions from Sovereign Bank.

     Federal banking laws and regulations limit Sovereign Bank's ability to pay dividends and make other distributions to us. Sovereign Bank generally may not declare dividends or make any other capital distribution if, after such distribution, Sovereign Bank's total distributions to us within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years, if Sovereign Bank would no longer be adequately capitalized, or if the distribution would violate certain other restrictions. In any event, Sovereign Bank must give 30 days notice to the Office of Thrift Supervision, its primary federal regulator, prior to the declaration of any dividend to us. Other limitations apply to Sovereign Bank's ability to pay dividends, the magnitude of which depends upon current earnings and the extent to which Sovereign Bank meets its regulatory capital requirements. The Office of Thrift Supervision may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice. See "Business -- Supervision and Regulation." In addition, as a holding company, our rights and the rights of our creditors to participate in the assets of Sovereign Bank upon any liquidation, receivership or reorganization will be subject to the prior claims of Sovereign Bank's creditors, including Sovereign Bank's depositors.

     A significant deterioration of Sovereign Bank's earnings or cash flow could limit or prevent Sovereign Bank from paying cash dividends to us which, in turn, would limit our ability to pay our debt service, pay trust preferred expense or pay dividends on our equity securities.

     We are subject to substantial regulation, and regulatory changes may adversely affect our business and operations.

     As a financial institution, we are subject to extensive regulation, which materially affects our business. Statutes and regulations to which we and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of these laws and regulations by our regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation will not adversely affect us. See "Business -- Supervision and Regulation."

     Legislation could be passed that deems us undercapitalized and restricts our business activities.

     In the past, Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfathering" or "phase in" provisions, legislation eliminating Sovereign Bank's charter would have a material adverse effect on us and Sovereign Bank because, among other things, the regulatory capital and accounting treatment for bank holding companies and savings and loan holding companies is different. In addition, current legislative proposals contemplate a transfer of jurisdiction over savings and loan associations from the Office of Thrift Supervision to the Federal Reserve Board, who could elect to impose bank holding company regulations on us. If we were presently subject to the regulations governing bank holding companies, we would not meet applicable capital requirements and, as a result, we would be required to raise additional equity or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, our ability to engage in nonbanking activities in the future would be materially curtailed. We cannot determine if, when, or in what form such legislation may eventually be enacted and we can give no assurance that any legislation that is enacted would contain provisions which would effectively exempt us from these requirements.

     Regulations limiting the size of our commercial loan portfolio may adversely affect our net interest income and may require us to sell commercial loans in connection with completion of the New England acquisition.

     Existing federal regulations limit our ability to increase our commercial loans. We are required to maintain 65% of our assets in residential mortgage loans and certain other loans, including small business loans. We also cannot have more than 10% of our assets in large commercial loans, 10% in small business loans, or more than four times our capital in commercial real estate loans. A small business loan is one with an original loan amount of less than $1 million, while a large commercial loan is anything larger than that. Because commercial loans generally yield interest income which is higher than residential mortgage loans, without a commensurate reduction in interest expense, our net interest income could be adversely affected by these provisions. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations at the time we expect to close the New England acquisition, requiring us to either reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net interest income. See "Business -- Supervision and Regulation -- Other Loan Limitations."

     The need for additional management personnel for our larger bank may be problematic for us.

     We have historically maintained a flat management structure. Because of our pending New England acquisition, we may need to increase the breadth and depth of our management team. Although we expect to attract and retain additional management, the failure to do so could adversely affect our ability to integrate our acquisitions and effectively manage our larger and more diverse bank.

     Increased commercial lending could adversely affect our credit quality and operating results.

     Commercial loans present a higher degree of credit risk than residential mortgage loans and result in a higher level of charge-offs and loan loss reserves. Our commercial loan portfolio as a percentage of total loans has grown from 7.9% at December 31, 1994 to 26.0% at June 30, 1999. A core element of our strategy is to continue to grow our commercial loan portfolio. The New England acquisition is part of this strategy, and will increase our commercial loan exposure. A downturn in the national or in one or more of the regional economies we serve could have a material adverse effect on our credit quality and litigation expense, and therefore our earnings. In addition, the commercial lending business has only become a primary focus of ours in the last four years. Our experience, as an institution, in originating and administering commercial loans is therefore limited to this time period and this factor could exacerbate the risk that commercial lending poses to us.

     The year 2000 issue may disrupt our operations and adversely impact us.

     The "year 2000 issue" arises from the widespread use of computer programs which rely on two-digit date codes to perform computations or decision making functions. Many of these programs may fail due to an inability to interpret properly date codes beginning January 1, 2000. Although we believe we will have addressed year 2000 issues in a timely manner, there can be no assurance that we have successfully eliminated this risk. Given that our core business involves the daily processing of hundreds of thousands of transactions, any year 2000 problems we or our outside providers encounter could significantly impair our operations and ultimately our financial condition. This risk is exacerbated by our acquisitions and systems conversions over the past few years. Year 2000 problems could also delay or adversely affect the closing of the New England acquisition.

     Provisions under Pennsylvania law, in our charter documents and other laws and regulations applicable to us may make it harder for others to obtain control of Sovereign even though some stockholders might consider such a development favorable.

     Our shareholder rights plan, provisions of our amended and restated articles of incorporation, applicable provisions of Pennsylvania law and the Savings and Loan Holding Company Act and the regulations promulgated thereunder may delay, inhibit or prevent someone from gaining control of Sovereign through a tender offer, business combination, proxy contest or some other method even though some of our stockholders might believe a change in control is desirable. See "Description of Capital Securities -- Shareholder Rights Plan" and "--Special Charter and Pennsylvania Corporate Law Provisions" in the accompanying prospectus and "Business -- Supervision and Regulation" in this prospectus supplement.

                  DESCRIPTION OF THE NEW ENGLAND ACQUISITION


     On September 3, 1999, we and Sovereign Bank entered into a purchase and assumption agreement with Fleet/BankBoston pursuant to which we agreed to acquire 268 branch banking offices and 532 ATMs. The branches and ATMs are located in Connecticut (32 branches), Massachusetts (176 branches), New Hampshire (13 branches) and Rhode Island (47 branches). In connection with the acquisition, we will also assume approximately $12 billion of deposit liabilities associated with the branches and approximately $8 billion of loans, consisting of $3.8 billion of residential mortgage loans, $3.7 billion of commercial loans, $509 million of consumer loans and $389 million of property and equipment and other assets. The branches, assets and deposits which we are acquiring are primarily associated with the small business, middle market and consumer banking markets.


     We have agreed to pay a premium of 12% on the amount of deposit liabilities transferred to us at closing. This premium, which we expect will be about $1.4 billion, is tax-deductible and should reduce the taxes we are required to pay over the next 15 years. We believe that the deposit premium is favorable when compared to those in other branch acquisitions we consider comparable.


     The divestiture of these branches was mandated by the DOJ in connection with the Fleet/BankBoston merger, which was recently completed. The assets and liabilities we plan to acquire were selected by the DOJ to help ensure a competitive banking environment in New England. We are acquiring Fleet/BankBoston's deposits, loans and branches in Rhode Island and Connecticut (primarily former BankBoston operations) and Massachusetts and New Hampshire (primarily former Fleet operations).


     We expect to complete the New England acquisition on or about April 28, 2000. We do not presently intend to close any of the acquired branches. Upon completion of the acquisition, we will operate the acquired branches and associated lines of business as "Sovereign Bank New England," a division of Sovereign Bank.


     We plan to establish headquarters for Sovereign Bank New England in Boston, Massachusetts. We have named Joseph P. Campanelli as our principal executive officer in New England. Mr. Campanelli has 20 years of New England banking experience in various executive capacities with Shawmut Bank, a $33 billion financial institution acquired by Fleet Financial Group, Inc. in 1995, and Shawmut Bank's predecessors, and then with Fleet Financial Group, Inc. until 1997 when he joined us. We also have agreed to offer employment to approximately 3,700 Fleet/BankBoston employees upon completion of the acquisition. These employees include senior, middle and relationship level managers with commercial banking experience in New England, as well as individuals in the credit risk, loan review, systems, technology and operations areas.


     Fleet/BankBoston and Sovereign each use similar proof of deposit technology systems which we believe will facilitate systems conversion. Also, we are working with outside vendors and Fleet/BankBoston to assist with systems conversion and integration issues.


     We intend to offer products and services that are competitive with the products and services offered by Fleet/BankBoston. We believe that our plans regarding the integration of the New England acquisition and our past experience with acquisitions should help us to successfully integrate the New England assets and liabilities. Our goal is to minimize customer service disruption and effect a smooth transition.


     Commencing on the date of the merger of Fleet Financial Group, Inc. with BankBoston Corporation, Fleet/BankBoston began operating the branches and administering the deposits we are assuming and assets we are acquiring as a discrete business unit with a separate management team, pending closing of the New England acquisition. Fleet/BankBoston has agreed with us to operate these branches in the ordinary course of business. In particular, Fleet/BankBoston has agreed, among other things, that it will:


  o not solicit, before the closing date, the transfer of any customer's business to a Fleet/BankBoston branch which we are not acquiring;

  o not solicit the transfer of any customer deposits to a Fleet/BankBoston branch which we are not acquiring;

  o not amend the terms of any loan to reduce the interest rate applicable to the loan to a rate that is below the market rate of interest for similar loans with the same credit rating that are being originated by Fleet/BankBoston for its own portfolio;

  o not sell, lease or transfer, or agree to sell, lease or transfer any assets we expect to acquire except for assets sold, leased or transferred in the ordinary course of business or pursuant to the exercise of remarketing rights; and

  o use commercially reasonable efforts to maintain and preserve intact its relationships with employees and customers at the branches we are acquiring.

     Fleet/BankBoston has also undertaken to pay "stay" or retention bonuses to certain of the key managers and employees of Fleet/BankBoston to whom we will offer employment. With respect to other key Fleet/BankBoston employees who are not covered by these Fleet/BankBoston stay bonuses, we intend to institute one or more programs to provide such employees with stay bonuses.

     We will account for the New England acquisition using the purchase method of accounting. This requires us to allocate the liabilities we assume, plus the costs of the acquisition, less the premium we pay, among the assets we acquire, in proportion to their fair market values at the date we signed the purchase and assumption agreement. Because the liabilities we expect to assume, less our premium, will exceed the fair value of net assets we expect to acquire, Sovereign must record the excess (approximately $1.6 billion) as an intangible asset. Approximately $1.2 billion of this intangible asset will be recorded as "goodwill" which we will amortize as an expense over its estimated 25-year life. The remaining intangible, which we refer to as a core deposit intangible, will be recorded as an asset of approximately $411 million and will be amortized over a period of ten years. This allocation is preliminary, however, and is based on currently available information. A final allocation will not be made until after the closing of the acquisition and will be based on a study and analysis of the fair value of the assets and liabilities. The final allocation could be materially different from the estimate set forth above.

     Fleet/BankBoston has reserved the right to transfer and to sell to us up to an additional 38 branches located in Connecticut, Massachusetts and Rhode Island if Fleet/BankBoston is unable to complete the sale of these branches to one or more other community banks. Although Fleet/BankBoston has publicly announced that it has reached agreement to sell 20 of the 38 branches, and we understand it is trying to sell the remainder of the branches, we may be required to purchase some or all of these branches. In the event we acquire all of these 38 branches, we expect to acquire approximately $1 billion of additional deposits, at the same 12% premium, and $53 million of additional loans and to retain approximately 252 additional team members associated with these branches. To the extent we are required to purchase some or all of these branches and associated deposits and loans, our financing needs may increase by approximately $170 million. See "Financing Transactions" and "Risk Factors -- Our ability to complete the New England acquisition is subject to uncertainty, and purchasers of our common stock will not be refunded their investment if we fail to close the acquisition."

     For a description of the terms of the purchase and assumption agreement, including certain capital-raising conditions and other requirements of the agreement, see "Description of Purchase and Assumption Agreement."

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of common stock will be approximately $289 million after deducting underwriting discounts and expenses payable by us, or $332 million if the underwriters fully exercise their over-allotment option.

     A substantial majority of the net proceeds from the sale of our common stock will be contributed to Sovereign Bank to provide a portion of the capital necessary to support the pending New England acquisition. See "Description of the New England Acquisition." We also intend to deposit approximately $54 million of the net proceeds into escrow to supplement the net proceeds of certain other offerings that will be deposited into escrow. In the event that the New England acquisition is not completed, we will use the net proceeds from the sale of our common stock for general corporate purposes, which may include, without limitation, the repurchase of shares of common stock, funding investments in or extensions of credit to Sovereign Bank, repayment of outstanding indebtedness and financing possible future acquisitions.


                                CAPITALIZATION

   The following table presents our consolidated capitalization as of June 30, 1999:

      o on an actual basis;

      o on an as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 32,053,422 shares of common stock offered by this prospectus supplement at an assumed public offering price of $9.36 per share, after deducting underwriting discounts and estimated offering expenses payable by us; and

      o on a pro forma as adjusted basis to give effect to:

          - the completion of the common stock offering described above;

          - the completion of the New England acquisition as of June 30, 1999;

          - the issuance of $250 million of units, each consisting of one trust
            preferred security and detachable warrants to acquire    shares of
            common stock;

          - the issuance of $700 million of senior notes; and

          - the syndication of a $500 million senior credit facility.

     The assumed public offering price of $9.36 per share is based on the last reported sale price on the Nasdaq National Market on October 11, 1999. On October 18, 1999, the last reported sale price was $8.31 per share.

     Our pro forma capitalization is based on our expectation that we need $1.75 billion to support the New England acquisition and maintain Sovereign Bank's well capitalized status. This expectation, in turn, is based on assumptions relating, among other things, to:

      o the level of our earnings between now and the date of completion of the acquisition;

      o the amount, mix, yield and other characteristics of the deposits we are assuming and loans we are acquiring;

      o a reduction in our assets (and therefore our capital requirements) resulting from the use of cash on hand, cash from the New England acquisition and cash from the proceeds of sales of securities or other assets to repay borrowings; and

      o Fleet/BankBoston's success in selling the additional 38 branches and related deposits and loans in New England which it has the ability to require us to purchase. Fleet/BankBoston has publicly announced that it has reached agreement to sell 20 of the 38 branches, and we understand it is trying to sell the remainder of the branches. See "Description of the New England Acquisition."

     To the extent that these assumptions change, we may need to raise more or less capital to maintain Sovereign Bank's status as well capitalized. Independent of changes in these assumptions, the terms and mix of the debt and equity we raise may change from that described above depending on market conditions and other factors. We may also change the type and amount of capital we ultimately raise to support the acquisition. See "Pro Forma and Forecasted Financial Information" and related assumptions and notes, "Risk Factors" and "Financing Transactions."


     We expect there to be       shares of common stock outstanding after the
offering. In addition to the shares of common stock to be outstanding after the offering, we may issue:


   o 8,760,000 shares issuable upon the exercise of options pursuant to our stock-based compensation plans;


   o shares issuable upon the exercise of warrants assumed to be issued in connection with the units of trust preferred securities at an estimated
     weighted average exercise price of $    per share;


   o shares issuable upon the exercise of warrants which may be included as part of the funding of an interim credit facility if we do not raise at least $250 million of common equity or common equity equivalents; and


   o shares issuable upon full exercise of the underwriters' over-allotment option.


     You should read the following data in conjunction with the historical financial information, and the pro forma, forecasted and other financial information which is included in this prospectus supplement and in the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus. You should also read the capitalization table together with the sections of this prospectus supplement entitled "Selected Sovereign Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus supplement.

                                CAPITALIZATION
                                  (Continued)



                                                                                  As of June 30, 1999
                                                                  ---------------------------------------------------
                                                                                    As Adjusted for
                                                                                     Common Stock        Pro Forma
                                                                      Actual           Offering        As Adjusted(1)
                                                                  --------------   ----------------   ---------------
                                                                                (dollars in thousands)
Deposits ......................................................    $12,170,470       $12,170,470        $24,080,589
                                                                   ===========       ===========        ===========
Borrowings
 Short-term ...................................................    $ 6,415,627       $ 6,415,627        $ 2,794,133
 Long-term ....................................................      3,868,280         3,868,280          3,868,280
                                                                   -----------       -----------        -----------
   Total borrowings ...........................................    $10,283,907       $10,283,907        $ 6,662,413
                                                                   ===========       ===========        ===========
Long-Term Debt
 Proposed senior credit facilities ............................                                         $   500,000
 Proposed senior notes ........................................                                             700,000
 6.625% senior notes ..........................................    $   237,677       $   237,677            237,677
 6.75% senior notes ...........................................         49,862            49,862             49,862
 6.75% subordinated debentures ................................         27,828            27,828             27,828
 8.00% subordinated medium-term notes .........................         49,464            49,464             49,464
 8.50% subordinated debentures ................................         19,747            19,747             19,747
                                                                   -----------       -----------        -----------
   Total long-term debt .......................................        384,578           384,578          1,584,578
Corporation-obligated mandatorily redeemable capital
 securities of subsidiary trust holding solely junior
 subordinated debentures of Sovereign Bancorp, Inc. ...........        129,094           129,094            291,594
                                                                   -----------       -----------        -----------
Stockholders' Equity
 Preferred stock; 7,500,000 shares authorized; none
   issued and outstanding, actual, as adjusted and pro
   forma as adjusted ..........................................
 Common stock, no par value; 400,000,000 shares
   authorized; 186,164,360 shares issued and
   outstanding, actual; 218,217,782 shares issued and
   outstanding, as adjusted and pro forma as adjusted .........        913,531         1,202,281          1,202,281
 Additional paid in capital ...................................                                              87,500
 Unallocated common stock held by ESOP; 5,063,798
   shares .....................................................        (35,662)          (35,662)           (35,662)
 Treasury stock, at cost; 123,658 shares ......................         (1,578)           (1,578)            (1,578)
 Accumulated other comprehensive income .......................        (77,660)          (77,660)           (77,660)
 Retained earnings ............................................        651,170           651,170            634,871
                                                                   -----------       -----------        -----------
   Total stockholders' equity .................................      1,449,801         1,738,551          1,809,752
                                                                   -----------       -----------        -----------
   Total capitalization .......................................    $ 1,963,473       $ 2,252,223        $ 3,685,924
                                                                   ===========       ===========        ===========


------------
(1) For more information regarding the Pro Forma As Adjusted column, see notes to the Unaudited Pro Forma Condensed Combined Balance Sheet Data. This information is based on data relating to the assets we expect to acquire and deposits we expect to assume in connection with the New England acquisition and is derived from deposit and loan schedules provided by Fleet/BankBoston as of June 30, 1999. This information may change materially between June 30, 1999 and the date of the New England acquisition as a result of many factors, including changes in interest rates, deposit withdrawals, loan originations and repayments, changes in assets and refinancings.

                PRO FORMA AND FORECASTED FINANCIAL INFORMATION

     The following tables provide certain unaudited pro forma condensed combined balance sheet information and certain selected forecasted financial information, prepared as if the New England acquisition and the related financings were completed at the close of business on June 30, 1999.

     This information is based on data relating to the assets we expect to acquire and deposits we expect to assume in connection with the New England acquisition and is derived from deposit and loan schedules provided by Fleet/BankBoston as of June 30, 1999. The assets we expect to acquire or liabilities we expect to assume may change materially between June 30, 1999 and the date of the New England acquisition as a result of many factors, including changes in interest rates, deposit withdrawals, loan originations and repayments, changes in assets and refinancings. Bank assets and liabilities are inherently subject to constant qualitative and quantitative changes, and the amount, mix, yield and other characteristics of the New England deposits and loans will be different from that presented below. We cannot predict what these differences will be.

     The selected forecasted financial information was prepared by us in connection with this offering in partial compliance with the presentation guidelines of the American Institute of Certified Public Accountants regarding prospective financial statements. A forecast prepared in accordance with the American Institute of Certified Public Accountants presentation guidelines requires the forecast period to encompass a period for which actual results could be attained. Because the forecasted financial information assumes that the New England acquisition was consummated on June 30, 1999, rather than the actual expected consummation date of April 28, 2000, the forecast period presented, July 1, 1999 through June 30, 2000, is only in partial compliance with the requirements of the American Institute of Certified Public Accountants. Other than the forecast period used, we believe the forecast is in compliance with the American Institute of Certified Public Accountants guidelines. We selected the twelve-month period ended June 30, 2000 as the forecast period because June 30, 1999 is the most recent date for which there is full balance sheet data available with respect to Sovereign and certain information available with respect to the Fleet/BankBoston loans to be acquired and deposits to be assumed. We have included the forecast in this prospectus supplement solely for the limited purpose of assisting prospective investors in analyzing the potential risks and benefits of an investment in our common stock, and we are solely responsible for its presentation.

     THE ASSUMPTIONS UNDERLYING THE FORECAST ARE INHERENTLY UNCERTAIN AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. THERE CAN BE NO ASSURANCE THAT THE FORECASTED FINANCIAL RESULTS WILL BE REALIZED. OUR ACTUAL RESULTS IN THE FUTURE WILL DIFFER FROM THE FORECASTED RESULTS AND THE DIFFERENCES MAY BE MATERIAL. WE DO NOT INTEND TO UPDATE THE FORECAST.

     Because the New England acquisition is not an acquisition of a going business or other discrete operating unit, there is no historical financial information (other than that presented herein) available with respect to the assets and liabilities we expect to acquire. See "Information Regarding the Loans and Deposits in the New England Acquisition." In addition, the exact amount, mix, yield and other characteristics of the deposits and loans we will assume and acquire from Fleet/BankBoston cannot be determined until we actually consummate the acquisition. Accordingly, the assumptions underlying the forecast are subject to a greater degree of uncertainty. Potential investors are cautioned not to place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition. The forecast should not be relied upon for any purpose following completion of the offering. You should carefully review the assumptions reflected in the forecast. See "-- Summary of Significant Assumptions to Forecasted Financial Information." The forecasted financial information is presented for the twelve-month period ended June 30, 2000. After completion of the New England acquisition, results of operations for twelve-month periods will be presented for the years ended December 31, rather than June 30. In addition, we do not expect to close the New England acquisition until on or about April 28, 2000. Therefore, the forecast does not reflect any period for which we report operating results.

     The pro forma balance sheet information and the forecasted information constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. See also "Risk Factors" and "Forward-Looking Statements."

           Unaudited Pro Forma Condensed Combined Balance Sheet Data

     The unaudited pro forma condensed combined balance sheet gives effect to the New England acquisition and related financings as if the acquisition and related financings had occurred on June 30, 1999. The unaudited pro forma condensed combined balance sheet gives effect to the New England acquisition and related financings under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the New England acquisition and related financings have been made.

     The unaudited pro forma condensed combined balance sheet as presented is not necessarily indicative of what the actual combined financial position of Sovereign Bancorp, Inc. would have been at June 30, 1999, nor does it purport to represent the future combined financial position of Sovereign Bancorp, Inc. and the acquired New England assets and liabilities. This unaudited pro forma condensed combined balance sheet should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Sovereign included in this prospectus supplement and the information on the assets we expect to acquire and the liabilities we expect to assume. See "Information Regarding the Loans and Deposits in the New England Acquisition." The information under the column "New England Acquisition" in the June 30, 1999 pro forma condensed combined balance sheet is based on information provided to us by Fleet/BankBoston and represents the book value of the assets that would have been acquired and liabilities that would have been assumed at that date, except for other assets, which are stated at fair value.

                                                                               As of June 30, 1999
                                                           ----------------------------------------------------------
                                                                                           Adjustments
                                                                            -----------------------------------------
                                                             Sovereign        New England                Other
                                                            Historical        Acquisition             Adjustments
                                                           -----------      --------------         ------------------
                                                                    (dollars in thousands, except share data)
Selected Balance Sheet Data
Assets
 Cash and amounts due from depository institutions .....   $   472,780      $ 2,097,793(1)          (1,967,793)(1)
 Interest-earning deposits .............................       125,194
 Loans held for sale ...................................        86,139
 Investments and mortgage-backed securities ............     9,996,081
 Loans .................................................    12,476,997        7,994,282                (85,302)(2)
 Allowance for loan losses .............................      (134,183)                               (103,926)(3)
 Other intangible assets ...............................       236,222          411,304(4)
 Goodwill ..............................................       198,626        1,017,910(4)             216,728 (2)
 Other assets ..........................................     1,136,181          388,830                 32,500 (5)(6)
                                                           -----------      -----------            -----------
    Total assets .......................................   $24,594,037      $11,910,119            $(1,907,793)
                                                           ===========      ===========            ===========
Liabilities
 Deposits ..............................................   $12,170,470      $11,910,119(4)
 Borrowings
   Short-term ..........................................     6,415,627                              (3,621,494)(1)
   Long-term ...........................................     3,868,280
 Senior credit facility ................................                                               500,000 (5)
 Senior notes ..........................................       287,539                                 700,000 (5)
 Subordinated debentures ...............................        97,039
 Other liabilities .....................................       176,187                                  (8,750)(7)
                                                           -----------      -----------            -----------
    Total liabilities ..................................    23,015,142       11,910,119             (2,430,244)
Corporation-obligated mandatorily redeemable
 capital securities of subsidiary trust holding solely
 junior subordinated debentures of Sovereign
 Bancorp, Inc. .........................................       129,094                                 162,500 (6)
                                                           -----------      -----------            -----------
Stockholders' equity ...................................     1,449,801                                 359,951 (6)
                                                           -----------      -----------            -----------
    Total liabilities and stockholders' equity .........   $24,594,037      $11,910,119            $(1,907,793)
                                                           ===========      ===========            ===========
Selected Share Data
 Diluted shares outstanding ............................       182,867                                  32,053 (5)
 Book value per share ..................................   $      8.01


                                                          As of June 30,
                                                               1999
                                                          --------------
                                                             Pro Forma
                                                          --------------
                                                           (dollars in
                                                            thousands,
                                                              except
                                                           share data)
Selected Balance Sheet Data
Assets
 Cash and amounts due from depository institutions .....   $   602,780
 Interest-earning deposits .............................       125,194
 Loans held for sale ...................................        86,139
 Investments and mortgage-backed securities ............     9,996,081
 Loans .................................................    20,385,977
 Allowance for loan losses .............................      (238,109)
 Other intangible assets ...............................       647,526
 Goodwill ..............................................     1,433,264
 Other assets ..........................................     1,557,511
                                                           -----------
    Total assets .......................................   $34,596,363
                                                           ===========
Liabilities
 Deposits ..............................................   $24,080,589
 Borrowings
   Short-term ..........................................     2,794,133
   Long-term ...........................................     3,868,280
 Senior credit facility ................................       500,000
 Senior notes ..........................................       987,539
 Subordinated debentures ...............................        97,039
 Other liabilities .....................................       167,437
                                                           -----------
    Total liabilities ..................................    32,495,017
Corporation-obligated mandatorily redeemable
 capital securities of subsidiary trust holding solely
 junior subordinated debentures of Sovereign
 Bancorp, Inc. .........................................       291,594
                                                           -----------
Stockholders' equity ...................................     1,809,752
                                                           -----------
    Total liabilities and stockholders' equity .........   $34,596,363
                                                           ===========
Selected Share Data
 Diluted shares outstanding ............................       214,920
 Book value per share ..................................   $      8.50

                                                                              As of June 30, 1999
                                                           ---------------------------------------------------------
                                                                                   Adjustments
                                                                          -----------------------------
                                                             Sovereign     New England        Other
                                                            Historical     Acquisition     Adjustments     Pro Forma
                                                           ------------   -------------   -------------   ----------
                                                                   (dollars in thousands, except share data)
Selected Bank Regulatory Capital Ratios(8)
 Tangible capital ratio ................................        5.89%                                         4.62%
 Core capital ratio ....................................        5.89%                                         4.62%
 Tier 1 capital ratio ..................................       10.37%                                         7.94%
 Total risk-based capital ratio ........................       11.32%                                         9.16%
Selected Other Data
 Non-performing assets as % of total assets(9) .........        0.36%                                         0.25%
 Loan loss allowance as % of total loans ...............        1.08%                                         1.17%
 Deposit mix %
   Demand and NOW ......................................        23.3%          32.6%                          27.9%
   Other core ..........................................        30.1%          36.4%                          33.2%
   Time deposits .......................................        46.6%          31.0%                          38.9%
 Loan mix %
   Commercial ..........................................        26.0%          46.3%                          33.9%
   Consumer ............................................        33.6%           6.4%                          23.2%
   Residential .........................................        40.4%          47.3%                          42.9%
 Number of branches ....................................         305            268                            573

------------

      Notes to Unaudited Pro Forma Condensed Combined Balance Sheet Data

(1) Cash

     It is expected that substantially all of the cash acquired from Fleet/BankBoston in the New England acquisition will be used to reduce outstanding short-term Federal Home Loan Bank borrowings.

(2) Goodwill

     The following represents adjustments (in thousands) to goodwill due to fair value adjustments, including establishing an allowance for loan losses and transaction costs:


            Loans ................................................   $   85,302
            Direct costs associated with the acquisition .........       27,500
            Establishment of allowance for loan losses ...........      103,926
                                                                     ----------
               Total adjustment to goodwill ......................      216,728
            Goodwill related to purchase price (Note 3) ..........    1,017,911
                                                                     ----------
               Total goodwill ....................................   $1,234,639
                                                                     ==========


     Because the market value of the loans to be acquired is sensitive to changes in market interest rates, the market value adjustments related to the financial assets to be acquired are expected to change between now and the date of consummation of the New England acquisition. Such market value adjustments will either increase or decrease goodwill, which will have a corresponding decrease or increase, respectively, on tangible capital. The deposits to be assumed were not adjusted to market value as of June 30, 1999, as we believe the market value adjustment to be minimal.

     We estimate that $27.5 million of costs related to financial advisory, legal, accounting and other costs will be incurred in connection with the acquisition, which is included as a pro forma adjustment. However, this amount is subject to change as additional information becomes available. This amount will be included in goodwill as of the consummation of the acquisition, which goodwill will be amortized as described in Note (4) below.

(3) Loan Loss Reserve

     During our due diligence review of the loan portfolios to be acquired, we applied the credit policies, practices and procedures we use to evaluate the adequacy of the allowance for loan losses related to the loans we have originated and purchased in the past to the loan portfolios to be acquired in the New England acquisition. Based on this evaluation, we established an allowance for loan losses that, in our judgment, was appropriate for the portfolio to be purchased. This provision was equal to approximately 1.3% of the portfolio to be acquired, or $103 million. Because the mix of assets to be acquired and credit conditions will change, the allowance for loan loss actually established upon consummation of the transaction may be different than that determined to be appropriate as of June 30, 1999.

(4) Purchase Price

     The purchase price represents the 12% premium to be paid for the deposits assumed, as detailed below (in thousands):


            Total deposits as of June 30, 1999 .........     $ 11,910,119
            Premium ....................................               12%
                                                             ------------
            Estimated total purchase price .............     $  1,429,214


     We estimate that the core deposit intangible to be recorded, which is a measure of the value of consumer demand and savings deposits to be assumed, will approximate $411 million, which will be amortized over ten years using the sum of the years digits method. The remaining amount, $1.018 billion, is a component of goodwill and will be amortized using the straight line basis over 25 years.

(5) Long-Term Borrowings

     We expect to issue long-term debt as detailed in this prospectus supplement and in the following table (in thousands):

            Senior credit facility ..................    $  500,000
            Senior notes ............................       700,000
                                                         ----------
            Total long-term debt adjustment .........    $1,200,000
                                                         ==========

     We expect to incur $25 million of issuance costs related to our long-term debt financing. These issuance costs will be deferred and amortized using the effective yield method over the life of the related debt, and are classified as other assets.

(6) Stockholders' Equity

     We expect to issue common stock and warrants included as part of the units of trust preferred securities as described in this prospectus supplement and the following table (in thousands):


            Proceeds from issuance of shares of common stock .    $ 300,000
            Calculated warrant value .........................       87,500
            Transaction costs associated with issuance of com-
              mon stock ......................................      (11,250)
            Transaction costs associated with alternative
              financings (Note 4) ............................      (16,299)
                                                                  ---------
            Net adjustment to equity .........................    $ 359,951
                                                                  =========

     We expect to pay approximately $11.25 million in costs associated with this common stock offering. This amount is included as a reduction to the proceeds of this common stock offering. For purposes of this pro forma balance sheet, we have assumed the issuance of approximately 32 million shares of common stock at an offering price of $9.36 per share, which was the last reported sale price on the Nasdaq National Market on October 11, 1999. The price at which we will actually issue the common stock is likely to be different, and on October 18, 1999, the last reported sale price was $8.31 per share. To the extent we raise $300 million in our common stock offering at a lower stock price than that assumed herein, our book value per share will decrease.

     As part of our financing plan, we plan to issue $250 million of units of trust preferred securities with detachable warrants to purchase shares of our common stock. The estimated fair value of the warrants, or $87.5 million, is treated as a reduction to the proceeds from issuance of the trust preferred securities, and accrued interest expense is treated as an adjustment to the coupon for the trust preferred security. The remaining amount of $162.5 million is reflected in the pro forma balance sheet as trust preferred securities. We expect to incur approximately $7.5 million of costs related to the issuance of units of trust preferred securities.

(7) Other Merger-Related Charges

     Our agreement with Fleet/BankBoston requires us to raise $500 million of capital by December 15, 1999 and sufficient capital to support the acquisition by January 31, 2000. The net proceeds from public and private debt (but not common equity or units of trust preferred securities) will be placed in escrow pending completion of the New England acquisition. We expect the cost of maintaining the escrowed proceeds pending completion of the New England acquisition to be approximately $7 million per month. Because of the uncertainty as to the timing of our financing plan, we have not reflected this amount as an adjustment.

     We have also agreed to pay $25 million ($16.3 million after-tax) of transaction costs associated with alternative financings.

(8) For a description of the bank regulatory capital ratios, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."

(9) Non-performing assets as a percentage of total assets is calculated based on the loan portfolio we expect to purchase at the date of acquisition, which will not include any non-performing loans as part of the transaction. It is expected that non-performing assets as a percentage of assets will increase as the loans acquired become more seasoned and as we originate new loans in New England.

                   Selected Forecasted Financial Information



                                                                                   As of or
                                                                            for the Twelve Months
                                                                             Ended June 30, 2000
                                                                           -----------------------
                                                                            (dollars in thousands,
                                                                              except share data)
Condensed Statement of Operations
 Total interest income .................................................         $ 2,372,989
 Total interest expense ................................................           1,273,668
                                                                                 -----------
 Net interest income ...................................................           1,099,321
 Provision for loan losses .............................................              58,621
                                                                                 -----------
 Net interest income after provision for loan losses ...................           1,040,700
 Other income ..........................................................             309,347
 Other expenses ........................................................             886,646
 Merger-related charges (1) ............................................              42,000
                                                                                 -----------
 Income before income taxes ............................................             421,401
 Income tax provision ..................................................             146,615
                                                                                 -----------
 Net income ............................................................         $   274,786
                                                                                 ===========
Selected Share Data
 Diluted common shares outstanding .....................................         $   214,920
 GAAP earnings per diluted share (2) ...................................                1.28
 Operating earnings per diluted share (3)(4) ...........................                1.41
 Cash operating earnings per diluted share (4)(5) ......................                1.96
 Revenues per diluted share (4)(6) .....................................                6.55
 Book value per share (7) ..............................................                8.50
Selected Performance Ratios
 Return on average assets (8) ..........................................                0.85%
 Return on average stockholders' equity (9) ............................               15.85%
 Cash operating return on average stockholders' equity (4)(10) .........               22.23%
 Yield on interest-earning assets (11) .................................                7.52%
 Cost of interest-bearing liabilities (12) .............................                3.85%
 Net interest margin (13) ..............................................                3.48%
 Efficiency ratio (14) .................................................               48.99%
 Other income as % of total income .....................................               21.98%
 Non-performing assets as % of total assets(15) ........................                0.25%
 Loan loss allowance as % of total loans ...............................                1.04%
Selected Holding Company Information
 Total long-term debt ..................................................         $ 1,588,000
 Total cash interest expense ...........................................             148,461
 EBITA (4)(16) .........................................................             754,007
 EBITA/cash interest expense ...........................................                 5.1x
Selected Balance Sheet Data
Loans (net of allowance) ...............................................         $23,005,325
Investment and mortgage-backed securities ..............................           9,219,818
Total assets ...........................................................          36,132,205
Deposits ...............................................................          24,106,921
Borrowings .............................................................           9,647,975
Stockholders' equity ...................................................           2,002,572

See accompanying "Summary of Significant Assumptions to Forecasted Financial
                                  Information"

 (1) We expect to record approximately $42 million of merger integration and other related expenses.
 (2) GAAP earnings per diluted share represent net income divided by weighted-average diluted shares outstanding during the period.
 (3) Operating earnings per diluted share represent net income before the after-tax effect of merger-related charges divided by weighted-average diluted shares outstanding during the period.
 (4) This measure of financial performance should be considered in addition to, but not as a substitute for, basic earnings per share, earnings per diluted share, cash flow from operations and other measures of financial performance prepared in accordance with GAAP which are presented in the financial statements included in this prospectus supplement. Additionally, our calculation of this measure of financial performance may be different from calculations used by other companies and therefore comparability may be affected.
 (5) Cash operating earnings per diluted share represent income before the after-tax effect of merger-related charges and the after-tax effect of intangible amortization and ESOP expense, divided by the weighted-average diluted shares outstanding during the period.
 (6) Revenues per diluted share represent the sum of net interest income and other income divided by weighted-average diluted shares outstanding during the period.
 (7) Book value per share represents common stockholders' equity divided by common shares outstanding at the end of the period.
 (8) Return on average assets represents net income before the after-tax effect of merger-related charges as a percentage of average assets for the period presented.
 (9) Return on average stockholders' equity represents net income before the after-tax effect of merger-related charges as a percentage of average common equity for the period presented.
(10) Cash operating return on average stockholders' equity represents income before the after-tax effect of merger-related charges and the after-tax effect of intangible amortization and ESOP expense, as a percentage of average common equity for the period presented.
(11) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets.
(12) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities.
(13) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(14) Efficiency ratio represents other expenses reduced by intangible amortization, trust preferred expense, OREO gains and losses and non-recurring items as a percentage of net interest income plus other income.
(15) Non-performing assets as a percentage of total assets is calculated based on the loan portfolio we expect to purchase at the date of acquisition, which will not include any non-performing loans as part of the transaction. It is expected that non-performing assets as a percentage of assets will increase as the loans acquired become more seasoned and as we originate new loans in New England.
(16) EBITA represents income before income taxes, interest on holding company debt and amortization of intangible assets. EBITA is presented supplementally because we believe it is an appropriate financial indicator of a holding company's ability to service and incur indebtedness, subject in our case to certain regulatory limitations on Sovereign Bank's ability to pay dividends to us. See "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions."

    Summary of Significant Assumptions to Forecasted Financial Information

     The forecast is based on the unaudited pro forma condensed combined balance sheet as of June 30, 1999 presented above, which includes the unaudited consolidated balance sheet of Sovereign at June 30, 1999 (Historical Sovereign) and includes the actual unaudited results of Sovereign for the period from July 1, 1999 to August 31, 1999. As discussed under "Pro Forma and Forecasted Financial Information," the information we have used for the New England assets and liabilities in the unaudited pro forma condensed combined balance sheet does not reflect the actual assets and liabilities we may acquire and assume. This means that the starting point for our forecast may not necessarily be reliable.

     The forecast is presented in partial compliance with presentation guidelines for forecasts established by the American Institute of Certified Public Accountants and is based on management's knowledge, belief and assumptions as more fully described herein. A forecast prepared in accordance with the American Institute of Certified Public Accountants presentation guidelines requires the forecast period to encompass a period for which actual results could be attained. Because the forecasted financial information presented herein assumes that the New England acquisition was consummated on June 30, 1999, rather than the actual expected consummation date of April 28, 2000, the forecast period presented, July 1, 1999 through June 30, 2000, is only in partial compliance with the guidelines of the American Institute of Certified Public Accountants. Other than the forecast period used, we believe the forecast period is in compliance with these guidelines. We selected the twelve-month period ended June 30, 2000 as the forecast period because June 30, 1999 is the most recent date for which there is full balance sheet data available with respect to Sovereign and certain information available with respect to the Fleet/BankBoston loans to be acquired and deposits to be assumed. The assumptions described below are those that management believes are most significant to the forecast. The forecast reflects management's expectations, estimates and judgment, as of October 11, 1999, with respect to the business conditions and Sovereign's expected course of action over the forecast period. There will usually be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

     We do not intend to update or otherwise revise the forecast to reflect events or circumstances existing or arising after October 11, 1999, or to reflect the occurrence of unanticipated events. Our assumptions with respect to the acquired New England assets are based solely upon certain estimates provided to us by Fleet/BankBoston and certain of our own estimates. There is no historical financial information (other than that presented herein) available for the acquired New England assets, and, therefore, these assumptions are particularly subject to material variation. See "Information Regarding the Loans and Deposits in the New England Acquisition." Although the forecast is presented with numerical specificity, the assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Sovereign and its management, including, but not limited to, those with respect to interest rates. In addition, the forecast period assumes that we have consummated the New England acquisition as of June 30, 1999, even though we do not expect to consummate the acquisition until on or about April 28, 2000. Therefore, the forecast does not reflect any period for which we will have actual operating results. Unanticipated events may occur that could adversely affect our operating results and, consequently, our actual results of operations during the forecast period will vary from the forecast, and these variations may be material.

     The forecast and the related assumptions constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. See "Risk Factors" and "Forward-Looking Statements."

     The accounting policies used in the financial forecast are those that are expected to be used during the forecast period. These accounting policies are the same as those used by Sovereign in preparing its historical consolidated financial statements and are described in the Summary of Significant Accounting Policies in note 1 to Sovereign's consolidated financial statements for the year ended December 31, 1998. Those financial statements should be read for additional information.


1. Purchase accounting adjustments

     Sovereign has agreed to pay a premium of 12.0% on the amount of deposits assumed at closing. Based on information provided to Sovereign by Fleet/BankBoston, it is assumed that the non-cash assets to be acquired and deposits to be assumed have a fair value of $8.2 billion and $11.9 billion, respectively, for an estimated premium of $1.4 billion. The acquisition will be accounted for as a purchase transaction and, accordingly, the assets and liabilities to be acquired have been valued based on their projected estimated fair values. The deposits to be assumed were not adjusted to market value as of June 30, 1999, because Sovereign believes the market value adjustment to be minimal.

     Sovereign applied the credit policies, practices and procedures it uses to evaluate the adequacy of the allowance for loan losses related to the loans Sovereign has originated and purchased in the past to the loan portfolios to be acquired in the New England acquisition. Based on this evaluation, Sovereign calculated an allowance for loan losses that, in its judgment, reflected losses inherent in the portfolios to be purchased as of its due diligence date. This equated to approximately $104 million and is reflected as an addition to goodwill. Because the mix of assets acquired will be different, and credit conditions will change, the actual allowance for loan loss to be established at consummation of the acquisition may be different.

     Assumed merger-related costs of $27.5 million have been included as part of the total purchase price.

     A discount of $85 million was recorded as a fair value adjustment, attributable to changes in interest rates, to the loans to be acquired and is accreted to adjust the effective yield on the loans to the current market rate as of June 30, 1999 using the level yield method over the estimated life of the corresponding loans.

     In addition, a core deposit intangible (CDI), which is a measure of the value of consumer demand and savings deposits being acquired, has been valued at approximately 5% of the total of such deposits, or $411 million. The CDI is assumed to be amortized over ten years using the sum of the years digits method.

     The remaining excess of the total purchase price over the estimated fair value of the net assets acquired, amounting to $1.018 billion, has been recorded as goodwill and is being amortized using the straight line method over 25 years.

     The allocation of goodwill and core deposit intangible as described in these assumptions and the notes to the unaudited pro forma condensed combined balance sheet is preliminary and is based on currently available information. A final allocation will not be made until after the consummation of the acquisition and will be based on a study and analysis of the fair value of the assets and liabilities acquired. The final allocation could be materially different from the estimates contained in these assumptions or set forth in the forecast. For additional information regarding the pro forma adjustments related to the transaction, see the notes to the unaudited pro forma condensed combined balance sheet.

2. Interest rates

     Interest rates are based on the following actual market rates as of September 17, 1999, which include:

     o Three-month LIBOR at 5.5%;

     o One-year U.S. Treasury at 5.2%;

     o Five-year U.S. Treasury at 5.7%;

     o Ten-year U.S. Treasury at 5.9%; and

     o Overnight Borrowing Rate at 5.4%.

     The U.S. Treasury yield curve, upon which we base our assumptions with respect to new loan originations, is assumed to remain constant for the forecast period. To reflect anticipated year-end upward pressure on short-term interest rates, the three-month LIBOR rate, upon which we base our assumptions with respect to borrowings (other than overnight borrowings), increases in the forecast from 5.5% to 6.0% on September 1, 1999, remains at 6.0% through January 31, 2000, and then reduces to 5.4% on February 1, 2000 through June 30, 2000. The Overnight Borrowing Rate, upon which we base our assumptions with respect to our overnight borrowings, increases in the forecast from 5.4% to 5.5% on November 1, 1999, increases to 5.8% on December 1, 1999, remains at 5.8% through January 31, 2000 and reduces to 5.4% on February 1, 2000 through June 30, 2000.

3. Interest income

     Historical Sovereign's total asset growth is based on Sovereign's forecasted origination, repayment, prepayment and maturity assumptions for investment securities, residential loans, commercial loans, and consumer loans. Based on these assumptions, total assets are estimated to grow at an annual rate of 5.3%.

     Historical Sovereign's investment portfolio is estimated to decline, after taking into account estimated maturities of investments in the existing portfolio as well as purchases, prepayments and repayments in the ordinary course, at an annual rate of 7.8%, with total net proceeds to Sovereign of $776 million. The investment portfolio is assumed to provide an annual yield of 6.8%. The net proceeds to Sovereign are used throughout the forecast period to reduce short-term borrowings or are re-invested in similar investments.

     Based on forecasted origination, repayment, prepayment and maturity assumptions, as well as the current interest rate environment, Historical Sovereign's total loan portfolio is estimated to grow at a blended annual rate of 18.6%, at a weighted average yield of 7.8%. The acquired loans are estimated to grow at a blended annual rate of 5.7%, at a weighted average yield of 8.2% after giving effect to the fair value adjustment. Growth rates, by their nature, are difficult to predict and, although we consider our assumptions to be reasonable, our assumptions with respect to commercial and consumer loans are higher than those with respect to residential loans. Our actual achievement of these growth rates will be subject to a number of conditions, including interest rate levels, general economic conditions, customer retention after completion of the New England acquisition and other factors.


4. Interest expense


     Historical Sovereign's deposits are assumed to grow over the forecast period by approximately 4.7% based on the following:

   o Core deposits (DDA, NOW, Savings and Money Market accounts) are assumed to grow at an annual rate of 2.7% at a weighted average cost of 2.1%.

   o Retail certificates of deposit are assumed to decline at an annual rate 3.9% at a weighted average cost of 4.9%.


   o Certificates of deposit greater than $100,000 are assumed to grow at an annual rate of 46.4% at a weighted average cost of 5.6%. This growth rate was calculated exclusive of seasonal fluctuations caused by certificates held by municipalities which mature during June each year and are reinvested during July. Had those certificates been included in the calculation the annual growth rate would have been 104.4%.


   o Brokered certificates of deposit are expected to mature according to their contractual terms and are assumed to be renewed at an average cost of three-month LIBOR minus three basis points.


     Acquired deposits are assumed to decline at an annual rate of 4.6%. The rate of decline in deposits is particularly difficult to estimate in the context of a transaction such as the acquisition, and may be subject to material variation based on a number of factors beyond Sovereign's control, such as customer reaction to the branch transfers, competition with other local banks, including the other Fleet/BankBoston branches that will remain in the same community, and our ability to offer similar products to those offered by Fleet/BankBoston.


     Sovereign has assumed that it will reduce its reliance on Federal Home Loan Bank (FHLB) advances by repaying approximately $3.6 billion of short-term FHLB borrowings with a weighted average cost of 5.4% using net cash proceeds received as a result of the acquisition and the net cash proceeds from Sovereign's investment portfolio as described in note 3 above.


5. Provision for loan losses


     The provision for loan losses is assumed to be 0.24% of average loans annually for Historical Sovereign and 0.32% of the ending outstanding loan balance annually for the acquired assets. These estimates approximate Sovereign's historical net charge-offs, adjusted for the relatively higher credit risk of the acquired loans during the forecast period. For the acquired loans, Sovereign has assumed a low level of net charge-offs for the beginning of the forecast period, based upon Fleet/BankBoston's agreement that Sovereign will not acquire any loans that are more than 90 days past due. As the forecast period progresses, Sovereign has assumed a higher level of net charge-offs for the acquired loans, increasing to approximately 0.50% of outstanding loan balances by the end of the forecast period.

6. Non-interest income

     Non-interest income includes loan origination fees, loan servicing and late charges, retail banking fees, gain on sale of investments, mortgage banking reserves, alternative investment fees, bank owned life insurance income and other miscellaneous items.

     Historical Sovereign's non-interest income for the forecast period is estimated to be $137 million, which represents 7.4% of total annual forecast revenues for Historical Sovereign, and an increase of $5 million, or 4.1%, over Historical Sovereign's annualized total non-interest income for the six-month period ended June 30, 1999, which includes the operations of the 1998 CoreStates branch acquisition.

     Non-interest income derived from the acquired assets is assumed to be $173 million, which represents approximately 20.7% of total annual revenues for the acquired assets and assumed liabilities. In addition to the non-interest income that Sovereign estimates it would earn from current operation of the acquired assets and liabilities, Sovereign expects to earn additional non-interest income by expanding certain existing business into the New England market, and assumes growth at an annual rate of 6.0%.


7. Non-interest expense

     Non-interest expense consists primarily of salaries and wages, premises and equipment, other operating expenses, goodwill amortization and expense on trust preferred securities.

     Historical Sovereign's operating expenses for the forecast period are assumed to be $363 million, which represents an efficiency ratio of 45.1%. This represents an increase of $24 million or 6.9% in Historical Sovereign's total annualized expenses for the six-month period ended June 30, 1999, which includes the operations of the 1998 CoreStates branch acquisition. Costs related to salary and wages, premises and equipment, and other expenses are assumed to grow at an annual rate of 6.9%. In addition, intangible asset amortization and trust preferred securities expense are assumed to increase by $124 million and $19.8 million, respectively, as a result of the amortization of the goodwill and other intangibles created in the acquisition and the financing of the acquisition.

     Sovereign estimates that direct operating expenses for the acquired assets will be approximately $163 million. Sovereign estimates that indirect and overhead expenses will be $164 million for a total of $327 million of operating expenses. Costs related to salary and wages, premises and equipment, and other expenses are assumed to grow at an annual rates of 5%, 3%, and 3%, respectively. Indirect and overhead expense additions include additional staff needed to run expanded business line operations and technology operations and various administrative and support functions such as accounting and finance, treasury, legal, human resources, credit policy, marketing, facilities management and other areas. In addition, expenses have been added by Sovereign for incentive compensation, ATM occupancy and equipment costs.

     The most significant operating expense related to the acquisition is an estimated $80 million expense assumed to be incurred for systems and technology operations for the acquired New England assets. Sovereign has assumed it will use one or more third parties for this work. However, there are not yet firm contracts with any third parties and estimating the costs of this work is difficult. Sovereign may also decide to retain a portion of this work in-house. Accordingly, this expense component (which is included as part of incremental expense additions) may, in particular, vary materially from the assumptions.


8. Merger-related charges

     Sovereign has estimated that merger, integration and other related charges will be $42 million and will be expensed as incurred.


9. Income tax

     An annual effective tax rate of 34.5% is assumed for Historical Sovereign for the period July 1, 1999 to December 31, 1999, and an annual effective tax rate of 35.0% is assumed for the balance of the forecast period for Historical Sovereign. An annual effective tax rate of 35% is assumed for the acquired assets and assumed liabilities for the entire forecast period.

10. Dividends

     Dividends from Sovereign Bank to Sovereign Bancorp are assumed to be paid in amounts such that Sovereign Bank continues to meet or exceed the regulatory capital requirements for a well-capitalized bank. Dividends from Sovereign Bancorp to its stockholders are assumed to remain at the current level of $0.025 per quarter throughout the forecast. These payment assumptions do not necessarily represent the policies that Sovereign Bank or Sovereign Bancorp may elect to follow in the future.


11. Financing

     Sovereign assumes the following financing will be in place to support the acquisition:



                                                                (in thousands)
                                                               ---------------
         Senior credit facility ............................      $  500,000
         Senior notes ......................................         700,000
         Trust preferred securities with detachable warrants
          Trust preferred securities .......................         162,500
          Warrants .........................................          87,500
         Common stock issued at $9.36 per share ............         300,000
                                                                  ----------
            Total Financing ................................      $1,750,000
                                                                  ==========


     We have assumed an interest rate of 9.25% on the senior credit facility and 10.50% on the senior notes, resulting in annual cash interest expense of approximately $46.3 million and $73.5 million, respectively. The amortization of debt issuance costs increases the annual interest expense by $2.5 million on the senior credit facility and $3.5 million on the senior notes. The trust preferred securities are issued at an assumed coupon of 6.75%, resulting in cash interest expense of $16.8 million annually. The value of the warrants, or $87.5 million, is amortized on a level yield basis annually, over the 30-year life of the warrants. The common stock is assumed to be issued at a price of $9.36 per share which results in the issuance of approximately 32 million shares of common stock.

     For purposes of this forecast, we have assumed the issuance of approximately 32 million shares of common stock at an offering price of $9.36 per share, which was the last reported sale price on the Nasdaq National Market on October 11, 1999. The price at which we will actually issue the common stock is likely to be different, and on October 18, 1999, the last reported sale price was $8.31 per share. To the extent we raise $300 million in our common stock offering at a lower stock price than that assumed herein, we will be required to increase the number of shares to be sold in the common stock offering, which will result in lower earnings per share.

     A change in the interest rates for each of the bank debt and senior notes of 1/8 of a percent would result in a change of interest expense of approximately $1.5 million annually.


12. Regulatory requirements

     All regulatory requirements are assumed to remain constant throughout the forecast period. See "Business--Supervision and Regulation."


13. Diluted shares outstanding

     Diluted shares outstanding for the forecast period are assumed as follows:




                                                                               (in thousands)
                                                                              ---------------
        Sovereign diluted common shares outstanding as of June 30, 1999 ....      182,867
        Issuance of common stock pursuant to this prospectus
          supplement (estimated $300 million of gross proceeds) ............       32,053
                                                                                  -------
          Total diluted common shares outstanding ..........................      214,920


14. Trust preferred securities

     The trust preferred securities are assumed to be issued as units of trust preferred securities with detachable warrants to purchase shares of our common stock. The fair value of the warrants is assumed to be $87.5 million and is treated as an original issue discount (OID) security. Accordingly, the value of the warrants is initially recorded as additional paid in capital to stockholders' equity, and the remaining gross proceeds are recorded as the initial value of trust preferred securities. The recorded amount of the trust preferred securities is increased annually by the amount of OID amortization that is recorded as additional interest expense on the trust preferred securities. The OID amortization is recorded on a level yield basis over the 30-year life of the warrants. Additionally, deferred issuance costs of 3.00%, or $7.5 million, are recorded as other assets and are amortized into interest expense on a level yield basis over 30 years.

              SELECTED SOVEREIGN HISTORICAL FINANCIAL INFORMATION

     The following table sets forth selected historical consolidated financial information for Sovereign for the periods indicated. The information as of and for each of the three years ended December 31, 1998, 1997 and 1996 has been derived from our audited consolidated financial statements. The information as of and for each of the six-month periods ended June 30, 1999 and 1998 has been derived from our unaudited condensed consolidated financial statements. In the opinion of our management, the information as of and for each of the six-month periods ended June 30, 1999 and 1998 includes all normal recurring adjustments necessary to present fairly this information.

     The results of operations for the six-month period ended June 30, 1999 should not be regarded as indicative of expected results for the full year. This data does not give effect to the New England acquisition or the financings required to provide the capital necessary to support the acquisition.

     The balance sheet and related information as of June 30, 1999 includes the consolidated accounts of Peoples Bancorp, Inc., which we acquired at the close of business on June 30, 1999. Because our acquisition of Peoples Bancorp was accounted for as a purchase, our consolidated results of operations and other related information for the six-month period ended June 30, 1999 do not include Peoples Bancorp's results of operations. For the three months ended March 31, 1999, Peoples Bancorp had net income of $4.7 million.

                                                                   As of or for                      As of or for
                                                          the Six Months Ended June 30,      the Year Ended December 31,
                                                         --------------------------------  --------------------------------
                                                             1999(1)          1998(1)            1998             1997
                                                         ---------------  ---------------  ---------------  ---------------
                                                                              (dollars in thousands, except share data)
Selected Statement of Operations
 Total interest income ................................   $    745,472      $   655,972      $ 1,355,371      $ 1,178,777
 Total interest expense ...............................        458,272          416,323          861,759          746,695
                                                          ------------      -----------      -----------      -----------
 Net interest income ..................................        287,200          239,649          493,612          432,082
 Provision for loan losses (2) ........................         15,000           13,960           27,961           41,125
                                                          ------------      -----------      -----------      -----------
 Net interest income after provision for loan
  losses ..............................................        272,200          225,689          465,651          390,957
 Other income (2) .....................................         65,594           47,559          105,181           48,688
 Other expenses (2) ...................................        193,814          181,205          359,626          269,783
                                                          ------------      -----------      -----------      -----------
 Income before income taxes ...........................        143,980           92,043          211,206          169,862
 Income tax provision .................................         49,888           34,049           74,751           67,324
                                                          ------------      -----------      -----------      -----------
 Net income ...........................................   $     94,092      $    57,994      $   136,455      $   102,538
                                                          ============      ===========      ===========      ===========
Selected Share Data
 Diluted common shares outstanding ....................        182,867          158,247          159,727          141,218
 GAAP earnings per share (3) ..........................   $       0.58      $      0.36      $      0.85      $      0.66
 Operating earnings per diluted share (4) (5) .........           0.58             0.52             1.06             0.89
 Cash operating earnings per diluted share (5) (6)                0.67             0.57             1.17             1.03
 Book value per diluted share (7) .....................           8.01             7.04             7.54             7.42
 Revenues per diluted share (5) (8) ...................           2.10             1.70             3.54             2.82
Selected Performance Ratios
 Return on average assets (9) .........................           0.84%            0.91%            0.87%            0.85%
 Return on average stockholders' equity (10) ..........          15.91%           15.96%           15.50%           14.83%
 Cash operating return on average stockholders'
  equity (5) (11) .....................................          18.08%           17.17%           17.13%           17.08%
 Yield on interest-earning assets (12) ................           7.32%            7.67%            7.57%            7.57%
 Cost of interest-bearing liabilities (13) ............           4.33%            4.87%            4.76%            4.92%
 Net interest margin (14) .............................           2.86%            2.84%            2.79%            2.79%
 Efficiency ratio (15) ................................          48.08%           45.65%           46.59%           46.07%
 Other income as % total income .......................          18.59%           16.56%           17.57%           10.13%
 Non-performing assets as % of total assets ...........           0.36%            0.53%            0.53%            0.61%
 Loan loss allowance as % of total loans ..............           1.08%            1.11%            1.19%            1.03%
Selected Bank Regulatory Capital Ratios (16)
 Tangible capital ratio ...............................           5.89%            5.19%            5.11%            5.23%
 Core capital ratio(17) ...............................           6.35%            5.36%            5.21%            5.75%
 Tier 1 capital ratio .................................          10.37%            9.95%            9.29%           10.37%
 Total risk-based capital ratio .......................          11.32%           10.94%           10.32%           12.96%
Selected Balance Sheet Data
 Total assets .........................................   $ 24,594,037      $19,781,106      $21,913,873      $17,655,455
 Loans (net of allowance) .............................     12,476,997       10,638,929       11,285,840       11,324,122
 Allowance for possible loan losses ...................       (134,183)        (118,002)        (133,802)        (116,823)
 Investment and mortgage-backed securities ............      9,996,081        7,329,657        8,502,082        5,372,713
 Deposits .............................................     12,170,470        9,980,685       12,322,716        9,515,294
 Borrowings ...........................................     10,668,485        8,240,370        7,900,592        6,863,643
 Stockholders' equity .................................      1,449,801        1,113,953        1,204,068        1,047,795
Selected Cash Flow Data
 Net cash (used)/provided by operating activities         $    (60,717)     $  (273,107)     $   (15,015)     $   (53,884)
 Net cash used for investing activities ...............     (1,298,997)      (1,320,121)      (3,520,865)      (2,106,185)
 Net cash provided by financing activities ............      1,403,964        1,846,224        3,833,667        2,241,556
Selected Other Data
 EBITA (5) (18) .......................................   $    176,747      $   104,136      $   248,245      $   195,881
 Number of full-service branches ......................            305              150              291              150
 Ratio of earnings to fixed charges (19)
  Excluding interest on deposits ......................           1.57x            1.42x            1.48x            1.44x
  Including interest on deposits ......................           1.31x            1.22x            1.24x            1.22x
 Ratio of earnings to combined fixed charges
  and preferred stock dividends (20)
  Excluding interest on deposits ......................           1.57x            1.41x            1.47x            1.41x
  Including interest on deposits ......................           1.31x            1.21x            1.24x            1.21x

                                                          As of or for
                                                         the Year Ended
                                                           December 31,
                                                         ---------------
                                                               1996
                                                         ---------------
Selected Statement of Operations
 Total interest income ................................    $ 1,016,826
 Total interest expense ...............................        629,860
                                                           -----------
 Net interest income ..................................        386,966
 Provision for loan losses (2) ........................         22,685
                                                           -----------
 Net interest income after provision for loan
  losses ..............................................        364,281
 Other income (2) .....................................         63,379
 Other expenses (2) ...................................        289,773
                                                           -----------
 Income before income taxes ...........................        137,887
 Income tax provision .................................         47,509
                                                           -----------
 Net income ...........................................    $    90,378
                                                           ===========
Selected Share Data
 Diluted common shares outstanding ....................        134,000
 GAAP earnings per share (3) ..........................    $      0.59
 Operating earnings per diluted share (4) (5) .........           0.76
 Cash operating earnings per diluted share (5) (6)                0.87
 Book value per diluted share (7) .....................           6.64
 Revenues per diluted share (5) (8) ...................           2.81
Selected Performance Ratios
 Return on average assets (9) .........................           0.81%
 Return on average stockholders' equity (10) ..........          13.18%
 Cash operating return on average stockholders'
  equity (5) (11) .....................................          15.17%
 Yield on interest-earning assets (12) ................           7.49%
 Cost of interest-bearing liabilities (13) ............           4.77%
 Net interest margin (14) .............................           2.86%
 Efficiency ratio (15) ................................          51.34%
 Other income as % total income .......................          14.07%
 Non-performing assets as % of total assets ...........           0.78%
 Loan loss allowance as % of total loans ..............           0.77%
Selected Bank Regulatory Capital Ratios (16)
 Tangible capital ratio ...............................           5.16%
 Core capital ratio(17) ...............................           5.17%
 Tier 1 capital ratio .................................          10.63%
 Total risk-based capital ratio .......................          13.71%
Selected Balance Sheet Data
 Total assets .........................................    $15,298,690
 Loans (net of allowance) .............................      9,595,495
 Allowance for possible loan losses ...................        (73,847)
 Investment and mortgage-backed securities ............      5,012,118
 Deposits .............................................      8,660,684
 Borrowings ...........................................      5,599,109
 Stockholders' equity .................................        889,751
Selected Cash Flow Data
 Net cash (used)/provided by operating activities          $   176,523
 Net cash used for investing activities ...............     (2,260,804)
 Net cash provided by financing activities ............      2,033,644
Selected Other Data
 EBITA (5) (18) .......................................    $   168,186
 Number of full-service branches ......................            134
 Ratio of earnings to fixed charges (19)
  Excluding interest on deposits ......................           1.49x
  Including interest on deposits ......................           1.22x
 Ratio of earnings to combined fixed charges
  and preferred stock dividends (20)
  Excluding interest on deposits ......................           1.44x
  Including interest on deposits ......................           1.20x

------------
 (1) Selected performance ratios for June 30, 1999 and 1998 have been annualized where applicable.
 (2) Our 1998 and 1997 results include special charges comprised of: merger-related charges of $50.8 million ($33.5 million after-tax) in 1998 and $44.2 million ($29.8 million after-tax), including $24.9 million ($16.2 million after-tax) classified as a special provision for loan loss, in 1997, resulting from our acquisitions during 1998 and 1997; and losses from non-recurring sales of held-to-maturity securities of $0.4 million ($0.3 million after-tax) and $10.0 million ($6.9 million after-tax) in 1998 and 1997, respectively (classified as security losses); and the 1996 results include the non-recurring SAIF assessment of $40.1 million ($24.9 million after-tax), classified in other expenses. Our six months ended June 30, 1998 results include special charges comprised of merger-related charges of $39.1 million ($25.5 million after-tax), resulting from our acquisition of ML Bancorp, Inc. in February 1998 classified as other expenses.

 (3) GAAP earnings per diluted share represent net income divided by weighted-average diluted shares outstanding during the period.
 (4) Operating earnings per diluted share represent net income before the after-tax effect of special charges, divided by weighted-average diluted shares outstanding during the period.
 (5) This measure of financial performance should be considered in addition to, but not as a substitute for, basic earnings per share, earnings per diluted share, cash flow from operations and other measures of financial performance prepared in accordance with GAAP which are presented in the financial statements included in this prospectus supplement. Additionally, our calculation of this measure of financial performance may be different from the calculation used by other companies and therefore comparability may be affected.
 (6) Cash operating earnings per diluted share represent income before the after-tax effect of special charges and the after-tax effect of intangible amortization and ESOP expense, divided by weighted-average diluted shares outstanding during the period.
 (7) Book value per share represents common stockholders' equity divided by common shares outstanding at the end of the period.
 (8) Revenues per diluted share represent the sum of net interest income and other income, before special charges, divided by the weighted-average diluted shares outstanding during the period.
 (9) Return on average assets represents net income available to common stockholders before the after-tax effect of special charges as a percentage of average assets for the periods presented.
(10) Return on average stockholders' equity represents net income available to common stockholders before the after-tax effect of special charges as a percentage of average common equity for the periods presented.
(11) Cash operating return on average stockholders' equity represents income before the after-tax effect of special charges and the after-tax effect of intangible amortization and ESOP expense as a percentage of average common equity for the periods presented.
(12) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets.
(13) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities.
(14) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(15) Efficiency ratio represents other expense reduced by intangible amortization, trust preferred expense, OREO gains and losses and non-recurring items and special charges, as a percentage of net interest income plus other income.
(16) For a description of the bank regulatory capital ratios, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."
(17) Core capital ratio is calculated in accordance with national bank regulatory requirements, which are different than the requirements of the Office of Thrift Supervision, our primary regulator. For a description of Office of Thrift Supervision requirements, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."
(18) EBITA represents income before income taxes, interest on holding company debt and amortization of intangible assets. EBITA is presented supplementally because we believe it is an appropriate financial indicator of a holding company's ability to service and incur indebtedness, subject in our case to certain regulatory limitations on Sovereign Bank's ability to pay dividends to us. See "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions."
(19) We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings and trust preferred securities expense.
(20) We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings, and trust preferred securities expense. On May 15, 1998, we redeemed all outstanding shares of our 6 1/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our consolidated financial condition and results of operations should be read together with the financial statements and the related notes included elsewhere in this prospectus supplement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including but not limited to, those set forth under and included in this prospectus supplement. All per share amounts presented have been adjusted to reflect all stock dividends and stock splits.

     The following discussion of our historical consolidated financial condition and results of operations does not take into consideration the New England acquisition or the equity and debt we propose to issue to provide the capital necessary to support the acquisition.


Recent Developments

     We expect earnings per diluted share of $0.31 and $0.89 for the three and nine-month periods ended September 30, 1999, respectively, compared to $0.22 and $0.58 for the three and nine-month periods ended September 30, 1998, respectively. Excluding merger-related charges, earnings per share diluted for the three and nine-month periods ended September 30, 1998 were $0.27 and $0.79, respectively. There were no merger-related or other special charges for the three and nine-month periods ended September 30, 1999.


Results of Operations for the Six Months Ended June 30, 1999

General

     Net income for the six-month periods ended June 30, 1999 and 1998, including the impact of the merger charges and losses from non-recurring sales of held-to-maturity securities, was $94.1 million and $58.0 million, respectively, and diluted earnings per share for the same periods were $0.58 and $0.36, respectively.

     Net operating income, defined as net income before the after-tax effect of merger-related and special charges, for the six-month period ended June 30, 1999 was $94.1 million, an increase of 13% when compared to net operating income of $83.5 million for the same period in 1998. Diluted operating earnings per share for the six-month periods ended June 30, 1999 and 1998 were $0.58 and $0.52, respectively. Merger charges of $39.1 million ($25.5 million after-tax) and losses from non-recurring sales of held-to-maturity securities of $0.5 million ($0.3 million after-tax) related to our acquisition of ML Bancorp, Inc. were incurred during the first quarter of 1998. Expenses included as part of the merger-related charges consisted of human-resources-related costs and other expenses, including investment banking fees and legal expenses.

     Return on average equity, return on average tangible equity and return on average total assets, excluding the merger-related and special charges discussed above, were 15.91%, 27.74% and 0.84% for the six-month period ended June 30, 1999 compared to 15.96%, 19.19% and 0.91% for the same period in 1998. Average equity to average total assets for the six-month periods ended June 30, 1999 and 1998 was 5.28% and 5.72%, respectively.

Net Interest Income

     Net interest income for the six-month period ended June 30, 1999 was $287 million compared to $240 million for the same period in 1998. This increase was attributable to an increase in average balances resulting from internal growth and recent acquisitions. Our net interest margin (net interest income divided by average interest-earning assets) for the six-month period ended June 30, 1999 was 2.86% compared to 2.84% for the same period in 1998.

     Interest on investment securities available-for-sale was $251 million for the six-month period ended June 30, 1999 compared to $102 million for the same period in 1998. The average balance of investment securities available-for-sale was $7.6 billion with an average yield of 6.74% for the six-month period ended June 30, 1999 compared to an average balance of $3.1 billion with an average yield of 6.87% for the same period in 1998. The increase in the average balance of investment securities available-for-sale was due to an active decision by management to increase balance sheet flexibility by placing more investments into available-for-sale securities.

     Interest on investment securities held-to-maturity was $52.2 million for the six-month period ended June 30, 1999 compared to $110 million for the same period in 1998. The average balance of investment securities held-to-maturity was $1.5 billion with an average yield of 6.95% for the six-month period ended June 30, 1999 compared to an average balance of $3.0 billion with an average yield of 7.34% for the same period in 1998.


     Interest and fees on loans were $439 million for the six-month period ended June 30, 1999 compared to $441 million for the same period in 1998. The average balance of loans was $11.6 billion with an average yield of 7.63% for the six-month period ended June 30, 1999 compared to an average balance of $11.2 billion with an average yield of 7.89% for the same period in 1998.


     Interest on deposits was $214 million for the six-month period ended June 30, 1999 compared to $206 million for the same period in 1998. The average balance of deposits was $12.0 billion with an average cost of 3.59% for the six-month period ended June 30, 1999 compared to an average balance of $9.8 billion with an average cost of 4.23% for the same period in 1998. The increase in average balance and the decrease in the average cost of deposits was primarily the result of our acquisition of approximately $2.2 billion of low-cost deposits from the CoreStates branch acquisition during the third quarter of 1998 and strong internal core deposit growth with major emphasis on attracting lower-cost deposits from corporations, governmental units and consumers.


     Interest on borrowings was $245 million for the six-month period ended June 30, 1999 compared to $210 million for the same period in 1998. The average balance of borrowings was $9.2 billion with an average cost of 5.30% for the six-month period ended June 30, 1999 compared to an average balance of $7.3 billion with an average cost of 5.73% for the same period in 1998. The increase in the average balance and the decrease in the average cost of borrowings was the result of balance sheet growth being partially funded by borrowings and a general decline in interest rates between the two periods. During the six-month period ended June 30, 1999, we funded our balance sheet growth through borrowings as the cost of borrowings was lower than the cost of retail certificates of deposit.


Provision for Possible Loan Losses


     The provision for possible loan losses for the six-month period ended June 30, 1999 was $15.0 million compared to $14.0 million for the same period in 1998.


     Over the last few years, through several strategic acquisitions and internal restructuring initiatives, we have diversified our lending efforts and increased our emphasis on providing our customers with small business loans and an expanded line of commercial and consumer products, such as asset-based lending and automobile loans. As a result of the increased risk inherent in these loan products and as we continue to place emphasis on small business and consumer lending in future years, management will regularly evaluate our loan portfolio and record additional loan loss reserves as is necessary. Historically, our additions to our loan loss reserve (through income statement charges and acquisition accounting) have been sufficient to absorb the incremental credit risk in our loan portfolio. Excluding charge-offs of $4.3 million incurred as part of an accelerated disposition of non-performing residential loans, provisioning is sufficiently in excess of net charge-offs for the periods presented. Management believes that an increase in provision for the six-month period ended June 30, 1999 versus June 30, 1998 was warranted due to the changing composition and increased risk in the loan portfolio, as discussed above. For additional information with respect to our asset quality, see "-- Loan Portfolio."


     Our net charge-offs for the six-month period ended June 30, 1999 were $19.4 million and consisted of charge-offs of $30.0 million and recoveries of $10.6 million. This compared to net charge-offs of $14.9 million, consisting of charge-offs of $20.2 million and recoveries of $5.3 million, for the six-month period ended June 30, 1998. Excluding the accelerated disposition mentioned above, our net charge-offs for the six-month period ended June 30, 1999 were $15.1 million and consisted of charge-offs of $25.7 million and recoveries of $10.6 million. Our increased level of net charge-offs was primarily the result of increased consumer loan charge-offs, the majority of which are related to our acquisition activity over the past two years, and an accelerated disposition of $37.0 million of non-performing residential loans. In our experience, a strategy that involves the accelerated resolution of problem assets is more appropriate than a long-term workout approach.


     The following table presents the activity in the allowance for possible loan losses for the periods indicated (in thousands):




                                                Six-month Period Ended
                                                       June 30,
                                               -------------------------
                                                   1999          1998
                                               -----------   -----------
Allowance, beginning of period
 Charge-offs: ..............................    $133,802      $116,823
Residential (1) ............................       8,793         3,415
Commercial Real Estate .....................         480            --
Commercial .................................       2,117           591
Consumer (2) ...............................      18,598        16,243
                                                --------      --------
   Total Charge-offs .......................      29,988        20,249
                                                --------      --------

Recoveries:
Residential ................................       1,030           529
Commercial Real Estate .....................         453            31
Commercial .................................         420           120
Consumer (2) ...............................       8,667         4,627
                                                --------      --------
   Total Recoveries ........................      10,570         5,307
                                                --------      --------
Charge-offs, net of recoveries .............      19,418        14,942
Provision for possible loan losses .........      15,000        13,960
Other ......................................       4,799         2,161
                                                --------      --------
Allowance, end of period ...................    $134,183      $118,002
                                                ========      ========

------------
(1) Results for the six-month period ended June 30, 1999 include charge-offs of $4.3 million related to a June 1999 accelerated disposition of non-performing residential loans.


(2) Includes indirect auto loans and home equity lines of credit.


Other Income


     Other income was $65.6 million for the six-month period ended June 30, 1999 compared to $47.6 million for the same period in 1998.


     Retail banking fees were $21.9 million for the six-month period ended June 30, 1999 compared to $13.8 million for the same period in 1998. This increase was primarily due to an increase in the number of our transaction accounts, an increase in inter-change income resulting from growth in the number and transaction volume of our debit cards and a larger retail customer base over the last year.


     Mortgage banking revenues were $19.0 million for the six-month period ended June 30, 1999 compared to $14.6 million for the same period in 1998. This increase was primarily attributable to a favorable external interest rate environment and heavy refinancing activity. We serviced $9.8 billion of our own loans and $6.5 billion of loans for others at June 30, 1999 compared to $9.0 billion of our own loans and $6.3 billion of loans for others at June 30, 1998.



     Loan fees and service charges were $3.3 million for the six-month period ended June 30, 1999 compared to $3.2 million for the same period in 1998. Loan fees and service charges relate primarily to our non-residential loan portfolios.

     Gains on sales of loans and investment securities available-for-sale were $6.8 million for the six-month period ended June 30, 1999 compared to $6.1 million for the same period in 1998.

     Miscellaneous income was $14.7 million for the six-month period ended June 30, 1999 compared to $9.8 million for the same period in 1998. This increase was primarily due to our additional investment in bank-owned life insurance which was made during the first quarter of 1999.

General and Administrative Expenses

     Total general and administrative expenses were $170 million for the six-month period ended June 30, 1999 compared $129 million for the same period in 1998. The ratio of general and administrative expenses to average assets for the six-month period ended June 30, 1999 was 1.50% compared to 1.40% for the same period in 1998. Our efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) for the six-month period ended June 30, 1999 was 48.1% compared to 45.7% for the same period in 1998. The increase in general and administrative expenses for the six-month period ended June 30, 1999 was primarily due to our franchise growth and included the effect of our purchase of 93 branch offices and related commercial and consumer loans from CoreStates during the third quarter of 1998. This acquisition significantly impacted our compensation and occupancy expenses. The remaining expenses are related to our Year 2000 and other technology initiatives and expansion in our corporate banking business line.

     Other operating expenses were $24.2 million for the six-month period ended June 30, 1999 compared to $51.9 million for the same period in 1998. Results for the six-month period ended June 30, 1999 included amortization of goodwill of $18.1 million compared to $6.4 million for the same period in 1998. Results for the six-month period ended June 30, 1998 included merger charges of $39.1 million related to our acquisition of ML Bancorp, Inc. during the first quarter of 1998.

Income Tax Provision

     The income tax provision was $49.9 million for the six-month period ended June 30, 1999 compared to $34.0 million for the same period in 1998. The effective tax rate for the six-month period ended June 30, 1999 was 34.6% compared to 37.0% for the same period in 1998. The decrease in the effective tax rate for 1999 versus 1998 was primarily attributable to the favorable impact of our additional investment in bank-owned life insurance during the first quarter of 1999.


Results of Operations for the Years Ended December 31, 1998 and 1997

Net Income

     For the year ended December 31, 1998, we had net operating income of $170 million. This represents an increase of 22% over net operating income of $139 million reported for 1997. Operating earnings per share was $1.06 for 1998, which represents an increase of 19% over 1997 operating earnings per share of $0.89. Return on average equity and return on average assets were 15.50% and 0.87%, respectively, for 1998 compared to 14.83% and 0.85%, respectively, for 1997. The term "operating" income and "operating" earnings per share represent income and earnings per share excluding the following: 1998 merger charges of $33.5 million (after-tax) related to our 1998 acquisitions of ML Bancorp, Inc., Carnegie Bancorp, and First Home Bancorp Inc., and 1997 merger charges of $29.8 million (after-tax) related to our 1997 acquisitions of First State Financial Services, Inc. and Bankers Corp., and losses from non-recurring sales of held-to-maturity securities of $0.3 million (after-tax) and $6.9 million (after-tax) in 1998 and 1977, respectively. For additional information with respect to our merger-related charges, see note 2 of notes to consolidated financial statements.

     Net income for the year ended December 31, 1998 was $136 million or $0.85 per share. Net income for the year ended December 31, 1997 was $103 million or $0.66 per share.

Net Interest Income

     Net interest income for 1998 was $494 million compared to $432 million for 1997. This represents an increase of 14% and was primarily due to an increase in average balances resulting from internal growth and recent acquisitions.

     Interest on interest-earning deposits was $7.4 million for 1998 compared to $5.4 million for 1997. The average balance of interest-earning deposits was $56.4 million with an average yield of 13.12% for 1998 compared to an average balance of $32.3 million with an average yield of 16.71% for 1997. The high yields on interest-earning deposits were the result of a contractual arrangement whereby a third-party vendor performed check processing and reconcilement functions for our disbursement accounts. Under the agreement, the vendor is required to pay us interest on disbursed funds during the two- to three-day float period, effectively producing interest income with no corresponding asset balance. This agreement will continue to favorably impact the yield on our interest-earning deposits in future years.

     Interest on investment securities available-for-sale was $284 million for 1998 compared to $102 million for 1997. The average balance of investment securities available-for-sale was $4.3 billion with an average yield of 6.75% for 1998 compared to an average balance of $1.6 billion with an average yield of 6.77% for 1997. The increase in the average balance of investment securities available-for-sale was due to favorable market conditions which have created opportunities for us to realign our investment portfolio and an active decision by management to increase balance sheet flexibility by placing more investments into available-for-sale securities.

     Interest on investment securities held-to-maturity was $182 million for 1998 compared to $280 million for 1997. The average balance of investment securities held-to-maturity was $2.5 billion with an average yield of 7.22% for 1998 compared to an average balance of $3.9 billion with an average yield of 7.18% for 1997.

     Interest and fees on loans were $881 million for 1998 compared to $791 million for 1997. The average balance of net loans was $11.1 billion with an average yield of 7.94% for 1998 compared to an average balance of $10.1 billion with an average yield of 7.82% for 1997. The increases in average balance and average yield were primarily the result of continued growth in our commercial lending and auto finance divisions, our acquisition of 93 CoreStates branch offices, which added approximately $725 million of higher yielding commercial and consumer loans to our loan portfolio, as well as planned run-off of lower yielding residential loans.

     Interest on total deposits was $440 million for 1998 compared to $379 million for 1997. The average balance of total deposits was $10.7 billion with an average cost of 4.12% for 1998 compared to an average balance of $9.0 billion with an average cost of 4.21% for 1997. The increase in the average balance and the decrease in the average cost of deposits was primarily the result of our acquisition of approximately $2.2 billion of low cost deposits from the CoreStates branch acquisition and strong internal core deposit growth during 1998.

     Interest on total borrowings was $421 million for 1998 compared to $368 million for 1997. The average balance of total borrowings was $7.4 billion with an average cost of 5.69% for 1998 compared to an average balance of $6.2 billion with an average cost of 5.97% for 1997. The increase in the average balance and the decrease in the average cost of borrowings was the result of balance sheet growth being partially funded by borrowings and generally lower borrowing rates in 1998 compared to 1997.

     Table 1 presents a summary of our average balances, the yields earned on average assets and the cost of average liabilities and stockholders' equity for the years indicated (in thousands):


                           Table 1: Spread Analysis





                                                        1998                                         1997
                                     -------------------------------------------  -------------------------------------------
                                         Average                                      Average
                                         Balance        Interest     Yield/Rate       Balance        Interest     Yield/Rate
                                     --------------  -------------  ------------  --------------  -------------  ------------
Interest-earning assets:
Interest-earning deposits .........   $    56,389     $     7,397       13.12%     $    32,261     $     5,392       16.71%
Investment Securities
 available-for-sale (1) ...........     4,336,872         284,392        6.75        1,566,975         102,123        6.77
Investment securities
 held-to-maturity .................     2,530,143         182,499        7.22        3,902,940         279,900        7.18
Net Loans (2)(3) ..................    11,105,400         881,083        7.94       10,138,964         791,362        7.82
                                      -----------     -----------       -----      -----------     -----------       -----
Total interest-earning assets .....    18,028,804       1,355,371        7.57      $15,641,140       1,178,777        7.57
Non interest-earning assets .......     1,589,937              --          --          689,618              --          --
                                      -----------     -----------       -----      -----------     -----------       -----
Total assets ......................   $19,618,741       1,355,371        6.96      $16,330,758       1,178,777        7.25
                                                                        =====
Interest-bearing liabilities:
Deposits:
Demand deposit and NOW
 accounts .........................   $ 1,712,730          16,387         .96      $ 1,157,372           7,967         .69
Savings accounts ..................     2,126,149          62,694        2.95        1,946,404          58,974        3.03
Money market accounts .............     1,173,889          45,055        3.84          834,933          33,719        4.04
Certificates of deposit ...........     5,688,568         316,164        5.56        5,069,113         278,153        5.49
                                      -----------                                  -----------
Total deposits ....................    10,701,336         440,300        4.12        9,007,822         378,813        4.21
Total borrowings ..................     7,404,186         421,459        5.69        6,164,004         367,882        5.97
                                      -----------                                  -----------
Total interest-bearing
 liabilities ......................    18,105,522         861,759        4.76       15,171,826         746,695        4.92
Non-interest-bearing
 liabilities ......................       414,719              --          --          220,047              --          --
                                      -----------     -----------       -----      -----------     -----------       -----
Total liabilities .................    18,520,241         861,759        4.65       15,391,873         746,695        4.85
Stockholders' equity ..............     1,098,500              --          --          938,885              --          --
                                      -----------     -----------       -----      -----------     -----------       -----
Total liabilities and
 stockholders' equity .............   $19,618,741         861,759        4.39      $16,330,758         746,695        4.57
                                      ===========     ===========       -----      ===========     ===========       -----
Interest rate spread (4) ..........                                      2.56%                                        2.68%
                                                                        =====                                        =====
Net interest income/net
 interest margin (5) ..............                   $   493,612        2.79%                     $   432,082        2.79%
Ratio of interest-earning to
 interest-bearing liabilities .....                                      1.00x                                        1.03x
                                                                        =====                                        =====

                                                        1996
                                     ------------------------------------------
                                         Average
                                         Balance        Interest     Yield/Rate
                                     --------------  -------------  -----------
Interest-earning assets:
Interest-earning deposits .........   $    26,092     $     4,103       15.73%
Investment Securities
 available-for-sale (1) ...........     1,290,649          84,656        6.70
Investment securities
 held-to-maturity .................     3,500,212         250,938        7.17
Net Loans (2)(3) ..................     8,789,397         677,129        7.72
                                      -----------     -----------       -----
Total interest-earning assets .....    13,606,350       1,016,826        7.49
Non interest-earning assets .......       634,416              --          --
                                      -----------     -----------       -----
Total assets ......................   $14,240,766       1,016,826        7.16
                                                                        =====
Interest-bearing liabilities:
Deposits:
Demand deposit and NOW
 accounts .........................   $   996,815           9,422         .95
Savings accounts ..................     1,884,076          51,824        2.75
Money market accounts .............       853,862          34,388        4.03
Certificates of deposit ...........     4,722,999         255,450        5.41
                                      -----------
Total deposits ....................     8,457,752         351,084        4.15
Total borrowings ..................     4,736,718         278,776        5.89
                                      -----------
Total interest-bearing
 liabilities ......................    13,194,470         629,860        4.77
Non-interest-bearing
 liabilities ......................       171,920              --          --
                                      -----------     -----------       -----
Total liabilities .................    13,366,390         629,860        4.71
Stockholders' equity ..............       874,376              --          --
                                      -----------     -----------       -----
Total liabilities and
 stockholders' equity .............   $14,240,766         629,860        4.42
                                      ===========     ===========       -----
Interest rate spread (4) ..........                                      2.74%
                                                                        =====
Net interest income/net
 interest margin (5) ..............                   $   386,966        2.86%
Ratio of interest-earning to
 interest-bearing liabilities .....                                      1.03x
                                                                        =====

------------
(1) The tax equivalent adjustments for the years ended December 31, 1998, 1997 and 1996 were $8.1 million, $3.9 million and $1.8 million, respectively, and are based on an effective tax rate of 35%.
(2) Amortization of net fees of $2.6 million, $4.8 million and $4.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, are included in interest income. Average loan balances include non-accrual loans and loans held for sale.
(3) The tax equivalent adjustments for the years ended December 31, 1998, 1997 and 1996, were $1.1 million, $1.0 million and $991,000, respectively, and are based on an effective tax rate of 35%.
(4) Represents the difference between the yield on total assets and the cost of total liabilities and stockholders' equity.
(5) Represents tax equivalent net interest income divided by average interest-earning assets.

     Table 2 presents, prior to any tax equivalent adjustments, the relative contribution of changes in volumes and changes in rates to changes in net interest income for the periods indicated. The change in interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate (in thousands):


                         Table 2: Volume/Rate Analysis




                                                                          Year Ended December 31,
                                              -------------------------------------------------------------------------------
                                                           1998 vs. 1997                            1997 vs. 1996
                                                        Increase/(Decrease)                      Increase/(Decrease)
                                              ----------------------------------------  -------------------------------------
                                                 Volume         Rate          Total       Volume         Rate         Total
                                              ------------  ------------  ------------  ----------  -------------  ----------
Interest-earning assets:
 Interest-earning deposits .................   $   2,815     $    (810)    $   2,005     $  1,018     $     271     $  1,289
 Investment securities available-
   for-sale ................................     181,633           636       182,269       18,005          (538)      17,467
 Investment securities held-to-
   maturity ................................     (99,029)        1,628       (97,401)      28,882            80       28,962
 Net loans(1) ..............................      76,492        13,229        89,721      105,228         9,005      114,233
                                                                           ---------                                --------
Total interest-earning assets ..............                                 176,594                                 161,951
                                                                           ---------                                --------
Interest-bearing liabilities:
 Deposits ..................................      69,478        (7,991)       61,487       23,082         4,647       27,729
 Borrowings ................................      69,571       (15,994)       53,577       85,131         3,975       89,106
                                                                           ---------                                --------
Total interest-bearing liabilities .........                                 115,064                                 116,835
                                                                           ---------                                --------
Net change in net interest income              $  40,833     $  20,697     $  61,530     $ 56,465     $ (11,349)    $ 45,116
                                               =========     =========     =========     ========     =========     ========

------------
(1) Includes non-accrual loans and loans held for sale.


Provision for Loan Losses

     The provision for loan losses was $28.0 million for 1998 compared to $41.1 million for 1997. The higher loan loss provision for 1997 included $24.9 million of reserves recorded as part of the merger charges related to our acquisitions of First State and Bankers during 1997. These additional reserves were added as a result of our conservative approach with respect to an aggressive workout plan for certain non-performing assets acquired from First State and Bankers. Excluding these merger-related charges, our loan loss provision for 1998 increased 73% from 1997 levels. In addition, during 1998, we established an initial loan loss reserve of $20.5 million related to $725 million of loans acquired in connection with our CoreStates branch acquisition, and during 1997, we established an initial loan loss reserve of $22.0 million in connection with our acquisition of Fleet Financial Group Inc.'s Automobile Finance Division.

     Over the last two years, through several strategic acquisitions and internal restructuring initiatives, we have diversified our lending efforts and increased our emphasis on providing our customers with small business loans and an expanded line of commercial and consumer products, such as asset-based lending and automobile loans. As a result of the increased risk inherent in these loan products and as we continue to place emphasis on small business and consumer lending in future years, management will regularly evaluate our loan portfolio and record additional loan loss reserves as is necessary. Historically, our additions to our loan loss reserve (through income statement charges and acquisition accounting) have been sufficient to absorb the incremental credit risk in our loan portfolio. As shown in Table 3 on the next page, provisioning plus acquired reserves are sufficiently in excess of net losses for all years presented. Management believes that these extra reserves are warranted due to the changing composition and increased risk in the loan portfolio, as discussed above. For additional information with respect to our asset quality, see " -- Credit Quality".

     Our net charge-offs for 1998 were $33.6 million and consisted of charge-offs of $46.3 million and recoveries of $12.7 million. This compares to 1997 net charge-offs of $18.8 million consisting of charge-offs of $24.2 million and recoveries of $5.4 million. The ratio of net loan charge-offs to average loans, including loans held for sale, was 0.30% for 1998, compared to 0.18% for 1997 and 0.19% for 1996. Commercial loan net charge-offs as a percentage of average commercial loans were 0.14% for 1998, compared to 0.14% for 1997 and 0.85% for 1996. The higher figure in 1996 was due to charge-offs related to a pool of non-performing loans charged-off by First State, a predecessor institution acquired by us, previous to its 1997 acquisition that was accounted for as a pooling-of-interests. Consumer loan net charge-offs as a percentage of average consumer loans were 0.80% for 1998, compared to 0.55% for 1997 and 0.18% for 1996. Residential real estate mortgage loan net charge-offs as a percentage of average residential mortgage loans, including loans held for sale, were 0.08% for 1998, 0.11% for 1997 and 0.13% for 1996. Our increased level of consumer and commercial loan charge-offs in 1998 was primarily related to our acquisition activity over the past two years. Although commercial and consumer lending will typically result in higher net charge-off levels than residential lending, historically, it has also resulted in higher income potential. In our experience, a strategy that involves the accelerated resolution of problem assets is more appropriate than a long-term workout approach. In connection with this philosophy, additional reserves were established in conjunction with both our recent acquisitions described above and internal growth.

     Table 3 presents the activity in the allowance for loan losses for the years indicated (in thousands):


           Table 3: Reconciliation of the Allowance for Loan Losses



                                                                          December 31,
                                           --------------------------------------------------------------------------
                                                1998            1997           1996           1995           1994
                                           -------------   -------------   ------------   ------------   ------------
Allowance, beginning of year ...........     $ 116,823       $  73,847       $ 67,515       $ 64,611       $ 61,087
Charge-offs:
 Residential ...........................         6,223           8,869         11,016          9,546         10,279
 Commercial ............................         3,220           3,687          5,846          2,563          5,749
 Consumer(1) ...........................        36,887          11,628          2,079            962          1,109
                                             ---------       ---------       --------       --------       --------
   Total charge-offs ...................        46,330          24,184         18,941         13,071         17,137
                                             ---------       ---------       --------       --------       --------
Recoveries:
 Residential ...........................         1,134           1,040          1,376            923            534
 Commercial ............................           839           2,264            133            201            653
 Consumer(1) ...........................        10,715           2,079            363            227            370
                                             ---------       ---------       --------       --------       --------
   Total recoveries ....................        12,688           5,383          1,872          1,351          1,557
                                             ---------       ---------       --------       --------       --------
Charge-offs, net of recoveries .........        33,642          18,801         17,069         11,720         15,580
Provision for loan losses ..............        27,961          41,125         22,685         13,119         14,562
Acquired reserves and other
 additions(2) ..........................        22,660          20,652            716          1,505          4,542
                                             ---------       ---------       --------       --------       --------
Allowance, end of year .................     $ 133,802       $ 116,823       $ 73,847       $ 67,515       $ 64,611
                                             =========       =========       ========       ========       ========
Charge-offs, net of recoveries
 to average total loans ................         0.300%          0.184%         0.193%         0.159%         0.261%
                                             =========       =========       ========       ========       ========

------------
(1) Includes indirect auto loans and home equity lines of credit.
(2) For 1998, acquired reserves and other additions include $20.5 million of loan loss reserves established in connection with the CoreStates branch acquisition. For 1997, acquired reserves and other additions represent $22.0 million of loan loss reserves established as part of the Fleet Automobile Finance Division acquisition, partially off-set by net charge-offs of $2.7 million related to First State for the three-month period ended December 31, 1996 resulting from the differing fiscal year end of First State.


     Our policy for charging off loans varies with respect to the category of loans and specific circumstances surrounding each loan under consideration. Consumer loans are generally charged off when deemed to be uncollectible or 120 days past due, whichever comes first. Charge-offs of commercial loans and residential real estate mortgage loans are made on the basis of management's ongoing evaluation of non-performing loans.

Other Income

     Total other income was $105 million for 1998 compared to $48.7 million for 1997. Several factors contributed to the increase in other income as discussed below.

     Loan fees and service charges were $10.5 million for 1998 compared to $5.8 million for 1997. This increase was directly attributable to the full year effect of fees earned on our auto loan portfolio which was acquired in September 1997. Loan fees and service charges result primarily from our loan servicing portfolio. At December 31, 1998, we serviced $9.2 billion of our own loans and $6.7 billion of loans for others. This compares to $9.3 billion of our own loans and $6.4 billion of loans for others at December 31, 1997.

     Deposit fees were $26.1 million for 1998 compared to $20.9 million for 1997. This increase was primarily the result of an increase in the number of our transaction accounts and a larger retail customer base over the last year.

     Mortgage banking gains were $24.7 million for 1998 compared to $21.7 million for 1997. This increase was primarily due to internal restructuring and management enhancements made to this business unit during 1998 and a favorable external environment.

     Gains on sales of loans and investment securities were $19.8 million for 1998 compared to losses of $7.2 million for 1997, which included investment security net gains (losses) of $15.8 million and $(9.2) million and net gains on sales of loans of $4.0 million and $2.0 million in 1998 and 1997, respectively. This increase was in part due to a net gain of $2.8 million resulting from the sale of our credit card portfolio during the second quarter of 1998. The remaining increase was the result of gains on sales of investment securities available-for sale during 1998 and a $10.3 million (pre-tax) loss on the liquidation of $750 million of investments including some held-to-maturity securities in conjunction with the Bankers acquisition during the third quarter of 1997. This sale was completed in accordance with the provisions of Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to maintain our pre-merger interest rate risk position. Recent favorable market trends have created opportunities for us to realign our investment portfolio with no adverse impact on future earnings or our interest rate risk profile. We will continue to evaluate these opportunities in the context of our overall asset/liability management process.


     Miscellaneous income was $24.0 million for 1998 compared to $7.5 million for 1997. This increase was primarily due to our investment in bank owned life insurance which was made during the first quarter of 1998 and increased inter-change income resulting from growth in the number and transaction volume of our debit cards over the last year.

General and Administrative Expenses

     Total general and administrative expenses were $277 million for 1998 compared to $225 million for 1997. The ratio of general and administrative expenses to average assets was 1.41% for 1998 compared to 1.38% for 1997. Our efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) for 1998 was 46.6% compared to 46.1% for 1997. The increase in general and administrative expenses during 1998 was primarily due to our overall franchise growth, as well as special systems-related charges. These special systems-related charges include our conversion to a new commercial bank data processing system and our Year 2000 initiatives.


Other Operating Expenses


     Total other operating expenses were $82.3 million for 1998 compared to $44.8 million for 1997. Other operating expenses included merger-related charges of $49.9 million for 1998 compared to $19.2 million for 1997. These expenses are related to our acquisitions over the last two years and include human resources related costs, losses on the sale of certain assets and other expenses, including investment banking fees and legal expenses. Also included in other operating expenses was amortization of goodwill and other intangible assets of $20.6 million for 1998 compared to $13.2 million for 1997, trust preferred securities expense of $12.5 million for 1998 compared to $11.7 million for 1997, and other net real estate owned gains of $804,000 for 1998 compared to net other real estate owned losses of $767,000 for 1997.

Income Tax Provision

     The income tax provision was $74.8 million for 1998 compared to $67.3 million for 1997. The effective tax rate for 1998 was 35.4% compared to 39.6% for 1997. The effective tax rates for 1998 and 1997 include the effect of certain non-deductible expenses incurred in conjunction with our acquisitions during each of these years. For additional information with respect to our income taxes, see note 14 of notes to consolidated financial statements.


Results of Operations for the Years Ended December 31, 1997 and 1996

Net Income

     Net operating income for the year ended December 31, 1997 was $139 million. This represents an increase of 21% over net operating income of $115 million reported for 1996. Operating earnings per share was $0.89 for 1997, which represents an increase of 17% over 1996 operating earnings per share of $0.76. Return on average equity and return on average assets were 14.83% and 0.85%, respectively, for 1997 compared to 13.18% and 0.81%, respectively, for 1996. The amounts presented for 1997 exclude merger charges and losses on non-recurring sales of held-to-maturity securities of $36.7 million (after-tax) related to our acquisition of First State and Bankers during 1997. Results for 1996 exclude a non-recurring Savings Association Insurance Fund assessment of $24.9 million (after-tax) paid to the FDIC during 1996 for the recapitalization of the Savings Association of Insurance Fund.

     Net income for the year ended December 31, 1997 was $103 million or $0.66 per share. Net income for the year ended December 31, 1996, including the impact of the non-recurring Savings Association of Insurance Fund assessment, was $90.4 million or $0.59 per share.

Net Interest Income

     Net interest income for 1997 was $432 million compared to $387 million for 1996. This represents an increase of 12% and was primarily due to an increase in average balances resulting from internal growth and acquisitions, partially off-set by a decline in our net interest margin.

     Interest on interest-earning deposits was $5.4 million for 1997 compared to $4.1 million for 1996. The average balance of interest-earning deposits was $32.3 million with an average yield of 16.71% for 1997 compared to an average balance of $26.1 million with an average yield of 15.73% for 1996. The high yields on interest-earning deposits were the result of a contractual arrangement whereby a third-party vendor performed check processing and reconcilement functions for our disbursement accounts. Under the agreement, the vendor is required to pay us interest on disbursed funds during the two- to three-day float period, effectively producing interest income with no corresponding asset balance.

     Interest on investment securities available-for-sale was $102 million for 1997 compared to $84.7 million for 1996. The average balance of investment securities available-for-sale was $1.6 billion with an average yield of 6.77% for 1997 compared to an average balance of $1.3 billion with an average yield of 6.70% for 1996.

     Interest on investment securities held-to-maturity was $280 million for 1997 compared to $251 million for 1996. The average balance of investment securities held-to-maturity was $3.9 billion with an average yield of 7.18% for 1997 compared to an average balance of $3.5 billion with an average yield of 7.17% for 1996.

     Interest and fees on loans were $791 million for 1997 compared to $677 million for 1996. The average balance of net loans was $10.1 billion with an average yield of 7.82% for 1997 compared to an average balance of $8.8 billion with an average yield of 7.72% for 1996. The increases in average balance and average yield were primarily due to our acquisition of Fleet Auto in 1997, which added $2.0 billion of higher yielding commercial and consumer loans to our loan portfolio, and the full year effect of our record level of residential mortgage loan originations in 1996.

     Interest on total deposits was $379 million for 1997 compared to $351 million for 1996. The average balance of total deposits was $9.0 billion with an average cost of 4.21% for 1997 compared to an average balance of $8.5 billion with an average cost of 4.15% for 1996. The increase in the average balance of deposits was primarily the result of our relationship selling campaign during 1997.

     Interest on total borrowings was $368 million for 1997 compared to $279 million for 1996. The average balance of total borrowings was $6.2 billion with an average cost of 5.97% for 1997 compared to an average balance of $4.7 billion with an average cost of 5.89% for 1996. The increase in the average balance of borrowings was the result of the Fleet Automobile Finance Division acquisition and other internal balance sheet growth being funded principally by borrowings.

Provision for Possible Loan Losses

     The provision for loan losses was $41.1 million for 1997 compared to $22.7 million for 1996. The 81% increase in loan loss provision for 1997 included $24.9 million of additional reserves which Sovereign determined would be necessary as a result of its conservative approach with respect to an aggressive workout plan for certain assets acquired from Bankers and First State. In addition, we established an initial loan loss reserve of $22.0 million in connection with our acquisition of Fleet Automobile Finance Division during 1997.

     During 1997, we charged off $24.2 million compared to $18.9 million for 1996. This increased level of charge-offs for 1997 was partially off-set by recoveries of $5.4 million, resulting in net charge-offs for 1997 of $18.8 million. This compares to recoveries of $1.9 million and net charge-offs of $17.1 million for 1996. Our increased level of charge-offs for 1997 was primarily the result of increased consumer and commercial loan charge-offs, the majority of which are related to our 1997 acquisition activity. Although non-residential lending will typically result in higher net charge-off levels than other types of lending, historically, it has also resulted in higher income potential. In our experience, a strategy that involves the accelerated resolution of problem assets is more appropriate than a long-term workout approach. In connection with this philosophy, additional reserves were added during 1997 as described above.

Other Income

     Total other income was $48.7 million for 1997 compared to $63.4 million for 1996. The decrease in other income was the result of a decrease in loan fees and service charges which is directly attributable to First State's credit card portfolio as discussed below.

     Loan fees and service charges were $5.8 million for 1997 compared to $19.6 million for 1996. This decrease was the result of fees earned in 1996 by First State's credit card portfolio which was sold prior to our acquisition of First State in February 1997. Excluding First State's credit card portfolio, other loan fees and service charges for 1996 were $6.9 million. Loan fees and service charges result primarily from our loan servicing portfolio. At December 31, 1997, we serviced $9.3 billion of our own loans and $6.4 billion of loans for others. This compares to $7.6 billion of our own loans and $5.9 billion of loans for others at December 31, 1996.

     Deposit fees were $20.9 million for 1997 compared to $18.1 million for 1996. This increase was primarily the result of an increase in the number of transaction accounts in 1997 compared to 1996.

     Mortgage banking gains were $21.7 million for 1997 compared to $13.9 million for 1996. This increase was primarily due to gains of $5.3 million resulting from the sale of loans and mortgage servicing rights in 1997.


     Losses on sales of loans and investment securities were $7.2 million for 1997 compared to gains of $5.9 million for 1996. This decrease was primarily attributable to losses of $10.3 million (pre-tax) related to the liquidation of $750 million of investments including some held-to-maturity securities in conjunction with the Bankers acquisition during the third quarter of 1997. This sale was completed in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to maintain our pre-merger interest rate risk position. The decrease is also the result of gains of $4.2 million related to the liquidation of $157 million of available-for-sale and equity securities in 1996. These gains were realized as part of our ongoing management of risk in our available-for-sale portfolio and taking advantage of favorable market conditions.


     Miscellaneous income was $7.5 million for 1997 compared to $5.9 million for 1996. This increase was primarily due to increased inter-change income resulting from growth in the number of our debit cards and credit cards issued and in use over the last year.

General and Administrative Expenses

     Total general and administrative expenses were $225 million for 1997 compared to $228 million for 1996. The ratio of general and administrative expenses to average assets was 1.38% for 1997 compared to 1.60% for 1996.

     Our efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) for 1997 was 46.1% compared to 51.3% for 1996. The decrease in total general and administrative expenses and the resulting favorable decrease in our expense ratios was the result of efficiencies realized from recent acquisitions and an increase in average balances and net interest income without a corresponding increase in operating expenses.

Other Operating Expenses

     Total other operating expenses were $44.8 million for 1997 compared to $61.4 million for 1996. Results for 1997 include merger-related charges of $19.2 million related to our 1997 acquisitions. Expenses included as part of the merger-related charges were human resources related costs, losses on the sale of certain assets and other expenses, including investment banking fees and legal expenses. Results for 1996 include a non-recurring Savings Association Insurance Fund of $40.1 million paid to the FDIC for the recapitalization of the Savings Association Insurance Fund. Also included in other operating expenses was amortization of goodwill and other intangible assets of $13.2 million for 1997 compared to $17.4 million for 1996, trust preferred securities expense of $11.7 million for 1997 compared to $274,000 for 1996, and net other real estate owned losses of $767,000 for 1997 compared to net other real estate owned losses of $3.6 million for 1996.

Income Tax Provision


     The income tax provision was $67.3 million for 1997 compared to $47.5 million for 1996. The effective tax rate for 1997 was 39.6% compared to 34.5% for 1996. The increased effective tax rate for 1997 was primarily attributable to certain non-deductible expenses incurred in conjunction with our 1997 acquisitions.


Financial Condition At June 30, 1999


Loan Portfolio


     At June 30, 1999, our total loan portfolio included $5.0 billion of first mortgage loans secured primarily by liens on owner-occupied one-to-four family residential properties compared to $5.1 billion at December 31, 1998. With its increased focus on non-residential lending and our acquisition activity over the past few years, at June 30, 1999, our total loan portfolio also included $3.2 billion of commercial loans and $4.2 billion of consumer loans, including $1.7 billion of outstanding home equity loans (excluding $597 million of additional unused commitments for home equity lines of credit) secured primarily by second mortgages on owner-occupied one-to-four family residential properties and $1.9 billion of auto loans. This compares to $2.3 billion of commercial loans and $3.8 billion of consumer loans, including $1.8 billion of outstanding home equity loans and $1.5 billion of auto loans at December 31, 1998.


     Over the past few years, we have increased our emphasis on commercial and consumer loan originations. As a result, during the six-month period ended June 30, 1999, we closed $1.3 billion of commercial loans compared to $393 million of commercial loans during the same period in 1998. This increase was due to strong business loan demand in our market area resulting from a strong regional economy, recent bank mergers affecting the region, and significant staffing increases in our commercial banking unit.


     We closed $1.2 billion of consumer loans during the six-month period ended June 30, 1999 compared to $898 million of consumer loans during the same period in 1998. This increase was primarily the result of strong home equity and auto loan originations during the six-month period ended June 30, 1999.


     During the six-month period ended June 30, 1999, we closed $969 million of first mortgage loans of which approximately 95% were fixed rate and sold in the secondary market. This compares to first mortgage loan closings of $933 million and approximately 80% of fixed rate loans for the same period in 1998.

     During the six-month period ended June 30, 1999, we determined that an accelerated disposition of approximately $37 million of non-performing residential loans would be the most cost-effective strategy to reduce non-performing assets while significantly increasing key asset quality ratios. As a result, at June 30, 1999, our non-performing assets were $89.3 million compared to $116 million at December 31, 1998 and non-performing assets as a percentage of total assets were 0.36% at June 30, 1999 compared to 0.53% at December 31, 1998.

     At June 30,1999, 49% of non-performing assets consisted of loans related to real estate or other real estate owned. Another 3% of non-performing assets consisted of indirect auto loans and other repossessed assets. The remainder of our non-performing assets consist principally of consumer loans, many of which are secured by collateral. We place all loans 90 days or more delinquent (except auto loans and loans guaranteed by the government or secured by deposit accounts) on non-performing status. Our auto loans continue to accrue interest until they are 120 days delinquent, at which time they are placed on non-accrual status and a 100% reserve allocation is assigned. Repossessed autos carry a reserve allocation of 50%. At June 30, 1999, the allowance for loan losses as a percentage of non-performing assets was 148% compared to 112% at December 31, 1998.

     Table 4 presents the composition of non-performing assets at the dates indicated (dollars in thousands):


                        Table 4: Non-Performing Assets



                                                                        June 30, 1999     December 31, 1998
                                                                       ---------------   ------------------
Non-Accrual Loans:
Past due 90 days or more as to interest or principal:
Real estate related ................................................      $ 36,992           $  63,258
Other ..............................................................        39,185              33,297
                                                                          --------           ---------
Total Non-Accrual Loans ............................................        76,177              96,555
Other ..............................................................         1,827               3,404
Restructured Loans .................................................         3,755                 141
                                                                          --------           ---------
Total Non-Performing Loans .........................................        81,759             100,100
                                                                          --------           ---------
Other Real Estate Owned and Other Repossessed Assets:
Other real estate owned ............................................         6,710              12,812
Other repossessed assets ...........................................           835               2,772
Other real estate owned and Other repossessed assets ...............         7,545              15,584
                                                                          --------           ---------
TOTAL NON-PERFORMING ASSETS ........................................      $ 89,304           $ 115,684
                                                                          ========           =========
Past due 90 days or more as to interest or principal and accruing
 interest (1) ......................................................      $  6,313           $   6,571
Non-Performing Assets as a percentage of Total Assets ..............          0.36%               0.53%
Non-Performing Loans as a percentage of Total Loans ................          0.66%               0.89%
Non-Performing Assets as a percentage of Total Loans and Real Estate
 Owned .............................................................          0.77%               1.08%
Allowance for Loan Loses as a percentage of total Non-Performing
 Assets ............................................................           148%                112%
Allowance for Loan Losses as a percentage of total Non-Performing
 Loans .............................................................           162%                129%

------------
(1) Represents student loans which are government-guaranteed. We retain minimal risk of credit losses related to these loans.


     Potential problem loans (consisting of loans as to which management has serious concerns as to the ability of such borrowers to comply with present repayment terms, although not currently classified as non-performing loans) amounted to approximately $43.8 million at June 30, 1999 and consisted principally of commercial and commercial real estate loans.

     We closely monitor delinquencies as a means of maintaining high asset quality. Collection efforts begin within 15 days after a loan payment is missed. A predictive dialer is used to assist collection efforts in the early stages of delinquency on the entire retail portfolio. An attempt is made to contact all borrowers and to offer a variety of loss mitigation alternatives. If these attempts fail, we will proceed to gain control of any and all collateral in a timely manner in order to minimize losses. While liquidation and recovery efforts continue, officers continue to work with the borrowers, if appropriate, to recover all monies owed. Legal counsel is retained when necessary. We monitor delinquency trends at 30, 60, and 90 days past due. These trends are discussed at monthly asset review meetings.

     The adequacy of our allowance for loan losses is regularly evaluated. Management's evaluation of the adequacy of the allowance to absorb loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. At June 30, 1999, the allowance for loan losses was $134 million or 1.08% of total loans compared to $134 million or 1.19% of total loans at December 31, 1998.

     Table 5 presents the allocation of the allowance for loan losses and the percentage of such allocation to each loan type at the dates indicated (dollars in thousands):


             Table 5: Allocation of the Allowance for Loan Losses



                                                               June 30, 1999            December 31, 1998
                                                         -------------------------   ------------------------
                                                                       Percentage                  Percentage
                                                           Amount       of Loans       Amount       of Loans
                                                         ----------   ------------   ----------   -----------
Class allowances:
Commercial Loans .....................................    $ 18,681          16%       $ 14,549         13%
Residential and Commercial real estate loans .........      15,580          50          13,690         54
Consumer loans .......................................      44,528          34          40,866         33
                                                          --------                    --------
Total class allowances ...............................      78,789                      69,105
Specific allowances
Commercial loans .....................................      17,012          --          16,191         --
Residential and commercial real estate loans .........      14,658          --          16,351         --
Consumer Loans .......................................       6,103          --           7,217         --
                                                          --------                    --------
Total specific allowances ............................      37,773                      39,759
Unallocated allowances ...............................      17,621          --          24,938         --
                                                          --------         ---        --------        ---
Total allowance for loan losses ......................    $134,183         100%       $133,802        100%
                                                          ========         ===        ========        ===

     We periodically review our loan portfolio and assign a risk-rating based on loan type, collateral value, financial condition of the borrower and payment history. Delinquent mortgage and consumer loans are reviewed monthly and assigned a rating based on their payment history, financial condition of the borrower and collateral values. Specific mortgage and consumer loans are also reviewed in conjunction with the previously described review of any related commercial loan.


     The following is a discussion on the different components of the allowance for loan losses:


     Class Allowance -- The class allowance for June 30, 1999 and December 31, 1998 was a general allowance for "pass" rated loans and was determined by applying specific risk percentages to each "pass" rated loan. The risk percentages are determined by us in consultation with regulatory authorities, actual loss experience, peer group loss experience and are adjusted for current economic conditions. The risk percentages are considered a prudent measurement of the risk of our loan portfolio. Such risk percentages are applied to individual loans based on loan type.


     Residential Portfolio -- Class reserves for the residential portfolio are 15 basis points of the portfolio and based on the fact that historical loan loss risk associated with this product type has been minimal.


     Consumer Portfolio -- Consumer Portfolio class reserves are between the range of 50 basis points of that portion of the consumer portfolio fully secured by real estate and 150 basis points for the higher risk portions of its portfolio. The class reserve for our indirect auto loan portfolio increased during 1998 due to higher than expected net charge-offs. In response to the higher charge-offs, in the latter half of 1998 we revised our indirect auto underwriting guidelines to reflect a more conservative lending philosophy.


     Commercial Portfolio -- In addition to the specific reserves established for loans within the commercial loan portfolio, we reserve in the range of 75 to 150 basis points of our remaining commercial loan portfolio, based on product type and collateral value.


     Specific Allowance -- We determine the specific portion of our allowance for loan losses for all criticized loans, or those classified as special mention, sub-standard, doubtful, or loss. Risk percentages are applied to each class of criticized commercial, consumer and residential loans to determine the specific allowance. Additionally, additional specific reserves are established for certain impaired commercial loans based on expected shortfalls in future cash flows and inadequate collateral value. Management believes this periodic review provides a mechanism that results in loans being rated in the proper category and accordingly, assigned the proper risk loss percentage in computing the class or specific reserve.

     Unallocated Allowance -- The unallocated allowance for loan losses decreased $7.3 to $17.6 million at June 30, 1999 from $24.9 million at December 31, 1998. This slight decrease can be attributed to an increase in class reserves to $78.8 million at June 30, 1999 compared to $69.1 million at December 31, 1998. Management considers loan quality, changes in the size and character of the loan portfolio, consultation with regulatory authorities, amount of non-performing loans, delinquency trends, economic conditions and industry trends when determining the unallocated allowance.

     Impaired loans are summarized as follows (in thousands):




                                                              June 30, 1999     December 31, 1998
                                                             ---------------   ------------------
       Impaired loans without a related reserve ..........       $    --             $    --
       Impaired loans with a related reserve .............        90,313              63,296
                                                                 -------             -------
       Total impaired loans ..............................       $90,313             $63,296
                                                                 =======             =======
       Reserve for impaired loans ........................       $21,079             $18,582
                                                                 =======             =======


     The average balance of impaired loans for the six-month periods ended June 30, 1999 and 1998 was $73.9 million and $50.3 million, respectively.


Investment Securities

     Investment securities consist primarily of U.S. Treasury and government agency securities, corporate debt securities and stock in the Federal Home Loan Bank of Pittsburgh. Investment securities also include mortgage-backed securities which consist of collateralized mortgage obligations issued by federal agencies or private label issues. Our mortgage-backed securities are generally either guaranteed as to principal and interest by the issuer or have ratings of "AAA" by Standard and Poor's and Fitch at the date of issuance. The classes are backed by single-family residential loans which are primary residences geographically dispersed throughout the United States. We purchase classes which are senior positions backed by subordinate classes. The subordinate classes absorb the losses and must be completely eliminated before any losses flow through the senior positions. Our strategy is to purchase classes which have an average life of three years or less. The effective duration of the total investment portfolio at June 30, 1999 was 3.8 years.

     At June 30, 1999, total investment securities available-for-sale were $8.7 billion compared to $6.7 billion at December 31, 1998 and investment securities held-to-maturity were $1.3 billion compared to $1.8 billion at December 31, 1998. For additional information with respect to our investment securities, see notes 3 and 4 in the notes to consolidated financial statements.


Goodwill and Other Intangible Assets

     Total goodwill and other intangible assets at June 30, 1999 were $435 million compared to $426 million at December 31, 1998. This increase is primarily attributable to our acquisitions of Peoples Bancorp, Inc. and The Network Companies during the second quarter of 1999, partially off-set by normal year-to-date amortization.


Deposits

     Deposits are attracted from within our primary market area through the offering of various deposit instruments including NOW accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans.

     Total deposits at June 30, 1999 were $12.2 billion compared to $12.3 billion at December 31, 1998. For additional information with respect to our deposit portfolio composition, see note 6 in the notes to consolidated financial statements.


Borrowings

     We utilize borrowings as a source of funds for our asset growth and our asset/liability management. Collateralized advances are available from the Federal Home Loan Bank of Pittsburgh provided certain standards related to creditworthiness have been met. Another source of funds is reverse repurchase agreements. Reverse repurchase agreements are short-term obligations collateralized by securities fully guaranteed as to principal and interest by the U.S. Government or an agency thereof.

     Total borrowings at June 30, 1999 were $10.7 billion of which $6.4 billion were short-term compared to $7.9 billion of which $3.9 billion were short-term at December 31, 1998. This increase in borrowings is the result of balance sheet growth being partially funded by borrowings. During the six-month period ended June 30, 1999, we funded our balance sheet growth through borrowings as the cost of borrowings was lower than the cost of retail certificates of deposit. For additional information with respect to our borrowings, see note 7 in the notes to consolidated financial statements.

     Through the use of interest rate swaps, $920 million of Federal Home Loan Bank of Pittsburgh advances at June 30, 1999 have been effectively converted from variable rate obligations to fixed rate obligations. In addition, at June 30, 1999, $1.2 billion of borrowings have been protected from upward repricing through the use of interest rate caps and floors.


Financial Condition at December 31, 1998


Loan Portfolio

     Our loan portfolio at December 31, 1998 was $11.3 billion, unchanged from December 31, 1997. Our consumer and commercial loan portfolios have increased as a result of strong originations and the 1998 CoreStates branch acquisition, which added approximately $725 million of commercial and consumer loans to our loan portfolio. This increase has been off-set by a planned decline in our residential mortgage loan portfolio resulting from the refinance environment and our increased mortgage banking capabilities, which results in residential mortgage loan originations being sold in the secondary market rather than held in our loan portfolio.

     At December 31, 1998, our total loan portfolio included $5.1 billion of first mortgage loans secured primarily by liens on owner-occupied one-to-four family residential properties compared to $6.6 billion at December 31, 1997. With our increased focus on non-residential lending and our acquisition activity over the past two years, at December 31, 1998, our total loan portfolio also included $2.3 billion of commercial loans and $3.8 billion of consumer loans, including $1.8 billion of outstanding home equity loans (excluding $600 million of additional unused commitments for home equity lines of credit) secured primarily by second mortgages on owner-occupied one-to-four family residential properties and $1.5 billion of auto loans. This compares to $1.4 billion of commercial loans and $3.1 billion of consumer loans, including $1.1 billion of outstanding home equity loans and $1.6 billion of auto loans, at December 31, 1997.

     Over the past two years, we have increased our emphasis on commercial and consumer loan originations. As a result, during 1998, we closed $1.3 billion of commercial loans compared to $310 million of commercial loans for 1997. This increase was due to strong business loan demand in our market area resulting from a strong regional economy, recent bank mergers affecting the region, and significant staffing increases in our commercial banking unit.

     We closed $2.0 billion of consumer loans during 1998 compared to $924 million of consumer loans for 1997. This increase was primarily the result of home equity loan originations of approximately $331 million and indirect auto loan originations of approximately $587 million during 1998.

     During 1998, we closed $2.1 billion of first mortgage loans of which $1.9 billion were fixed rate and sold in the secondary market. This compares to first mortgage loan closings of $2.0 billion and $897 million of fixed rate loans for 1997.

     Table 6 presents the composition of our loan portfolio by type of loan and by fixed and variable rates at the dates indicated (in thousands):

                    Table 6: Composition of Loan Portfolio



                                                                 At December 31,
                               -----------------------------------------------------------------------------------
                                          1998                        1997                         1996
                               --------------------------   -------------------------   --------------------------
                                   Balance       Percent       Balance       Percent       Balance        Percent
                               --------------   ---------   -------------   ---------   -------------   ----------
Residential real estate
 loans .....................    $ 5,113,537        45.3%    $ 6,634,271        58.6%     $7,381,820         76.9%
Residential construction
 loans .....................         62,536          .6         137,367         1.2         136,436          1.4
                                -----------       -----     -----------       -----      ----------        -----
 Total Residential Loans          5,176,073        45.9       6,771,638        59.8       7,518,256         78.3
                                -----------       -----     -----------       -----      ----------        -----
Commercial real estate
 loans .....................        887,938         7.9         664,943         5.9         511,071          5.3
Commercial loans ...........        717,440         6.4         356,517         3.1         262,840          2.7
Automotive floor plan
 loans .....................        578,147         5.1         279,757         2.5              --           --
Multi-family loans .........        115,195         1.0         115,570         1.0         109,774          1.2
                                -----------       -----     -----------       -----      ----------        -----
 Total Commercial
   Loans ...................      2,298,720        20.4       1,416,787        12.5         883,685          9.2
                                -----------       -----     -----------       -----      ----------        -----
Home equity loans ..........      1,750,883        15.5       1,050,304         9.3         800,559          8.3
Auto loans .................      1,510,676        13.4       1,553,318        13.7          73,393           .8
Loans to automotive
 lessors ...................        252,856         2.2         267,033         2.3              --           --
Student loans ..............        256,744         2.3         190,440         1.7         211,358          2.2
Credit cards ...............             --          --          54,887          .5          82,798           .9
Other ......................         39,888          .3          19,715          .2          25,446           .3
                                -----------       -----     -----------       -----      ----------        -----
 Total Consumer Loans             3,811,047        33.7       3,135,697        27.7       1,193,554         12.5
                                -----------       -----     -----------       -----      ----------        -----
 Total Loans ...............    $11,285,840       100.0%    $11,324,122       100.0%     $9,595,495        100.0%
                                ===========       =====     ===========       =====      ==========        =====
Total Loans with:(1)
 Fixed rates ...............    $ 5,798,158        51.4%    $ 4,548,951        40.2%     $2,180,356         22.7%
 Variable rates ............      5,487,682        48.6       6,775,171        59.8       7,415,139         77.3
                                -----------       -----     -----------       -----      ----------        -----
   Total Loans .............    $11,285,840       100.0%    $11,324,122       100.0%     $9,595,495        100.0%
                                ===========       =====     ===========       =====      ==========        =====

                                                               December 31,
                                           -----------------------------------------------------
                                                     1995                        1994
                                           -------------------------   -------------------------
                                              Balance       Percent       Balance       Percent
                                           -------------   ---------   ------------   ----------
Residential real estate loans ..........    $6,059,064        79.8%     5,660,704         81.2%
Residential construction loans .........       116,110         1.6         83,630          1.2
                                            ----------                  ---------
 Total Residential Loans ...............     6,175,174        81.4      5,744,334         82.4
                                            ----------                  ---------
Commercial real estate loans ...........       358,334         4.7        288,739          4.2
Commercial loans .......................       166,712         2.2        113,686          1.6
Automotive floor plan loans ............            --          --             --           --
Multi-family loans .....................       130,819         1.7        148,878          2.1
                                            ----------                  ---------
 Total Commercial Loans ................       655,865         8.6        551,303          7.9
                                            ----------                  ---------
Home equity loans ......................       648,033         8.5        583,837          8.4
Auto loans .............................        14,267          .2         14,954           .2
Loans to automotive lessors ............            --          --             --           --
Student loans ..........................        14,232          .2         13,107           .2
Credit cards ...........................        32,274          .4         10,338           .1
Other ..................................        51,262          .7         54,311           .8
                                            ----------                  ---------
 Total Consumer Loans ..................       760,068        10.0        676,547          9.7
                                            ----------       -----      ---------        -----
 Total Loans ...........................    $7,591,107       100.0%    $6,972,184        100.0%
                                            ==========       =====     ==========        =====
Total Loans with:(1)
 Fixed rates ...........................    $1,896,384        25.0%    $1,768,859         25.4%
 Variable rates ........................     5,694,723        75.0      5,203,325         74.6
                                            ----------       -----     ----------        -----
  Total Loans ..........................    $7,591,107       100.0%    $6,972,184        100.0%
                                            ==========       =====     ==========        =====

------------
(1) Loan totals do not reflect the impact of off-balance sheet interest rate swaps used for interest rate risk management as discussed in "-- Asset and Liability Management."

     Table 7 sets forth the maturity of our residential construction, commercial real estate and commercial loans as scheduled to mature contractually at December 31, 1998 (in thousands):


                        Table 7: Loan Maturity Schedule




                                                                   At December 31, 1998, Maturing
                                                  ----------------------------------------------------------------
                                                   In One Year     After One Year        After
                                                     Or Less        --Five Years      Five Years         Total
                                                  -------------   ----------------   ------------   --------------
Residential construction loans (net of loans in
 process of $89,509)(1) .......................     $   3,367         $      --       $  59,169      $    62,536
Commercial real estate loans ..................       108,259           285,961         493,718          887,938
Commercial loans ..............................       244,834           210,491         262,115          717,440
                                                    ---------         ---------       ---------      -----------
  Total ......................................      $ 356,460         $ 496,452       $ 815,002      $ 1,667,914
                                                    =========         =========       =========      ===========
Loans with:
 Fixed rates ..................................     $  90,151         $ 375,734       $ 507,280      $   973,165
 Variable rates ...............................       266,309           120,718         307,722          694,749
                                                    ---------         ---------       ---------      -----------
  Total .......................................     $ 356,460         $ 496,452       $ 815,002      $ 1,667,914
                                                    =========         =========       =========      ===========

------------
(1) Loans classified as residential construction loans convert to residential mortgage loans after a one-year period. The residential construction loans are closed as either fifteen-year or thirty-year terms added to the one-year construction loan period. Accordingly, the majority of these loan balances are anticipated to mature beyond five years.


     Our recent strategic acquisitions, coupled with expanded origination capacity, accelerated our transition in becoming a super-community bank by increasing consumer loans to 34% and commercial loans to 20% of total loans in 1998, up from 28% and 12%, respectively for 1997. Commercial loan credit quality remains strong and the commercial loan division's growing portfolio is regularly examined for quality by an experienced internal credit review team. Commercial loans are allocated reserves based upon individual asset risk assessments.


Credit Risk Management

     Extending credit to businesses and consumers exposes us to credit risk. Credit risk is the risk that the principal balance of a loan and any related interest will not be collected due to the inability of the borrower to repay the loan. We manage credit risk in the loan portfolio through adherence to consistent standards, guidelines and limitations established by senior management. Written loan policies establish underwriting standards, lending limits and other standards or limits as deemed necessary and prudent. Various approval levels, based on the amount of the loan and whether the loan is secured or unsecured, have also been established. Loan approval authority ranges from the individual loan officer to the Board of Directors' Loan Committee.

     The Loan Review group within our Risk Management Department conducts ongoing, independent reviews of the lending process to ensure adherence to established policies and procedures, monitors compliance with applicable laws and regulations, provides objective measurement of the risk inherent in the loan portfolio, and ensures that proper documentation exists. The results of these periodic reviews are reported to the Asset Review Committee, to our Board of Directors and to the Board of Directors of Sovereign Bank. In response to our increased emphasis on commercial and consumer lending since 1997, we have added to our loan review group by hiring loan review officers with significant commercial and consumer experience.

     The following discussion summarizes the underwriting policies and procedures for the major categories within the loan portfolio and addresses our strategies for managing the related credit risk.

     Commercial Loans -- Credit risk associated with commercial loans is primarily influenced by prevailing and expected economic conditions and the level of underwriting risk we are willing to assume. To manage credit risk when extending commercial credit, we focus on adequately assessing the borrower's ability to repay and on obtaining sufficient collateral. Commercial and industrial loans are generally secured by the borrower's assets and by personal guarantees. Commercial real estate loans are originated primarily within the

Pennsylvania and New Jersey market areas and are secured by developed real estate at conservative loan-to-value ratios and often by a guarantee of the borrower. Management closely monitors the composition and quality of the total commercial loan portfolio to ensure that significant credit concentrations by borrower or industry do not exist.


     Consumer Loans -- The consumer loan portion of our loan portfolio has increased from 27.7% at December 31, 1997 to 33.7% of the loan portfolio at December 31, 1998. The portion of the consumer portfolio which is secured by real estate, vehicles, deposit accounts or government guarantees comprises 98.9% of the entire portfolio. Credit risk in the direct consumer loan portfolio is controlled by strict adherence to conservative underwriting standards that consider debt to income levels and the creditworthiness of the borrower. In the home equity loan portfolio, combined loan-to-value ratios are generally limited to 80%. Other credit considerations may warrant higher combined loan-to-value ratios for approved loans.


     Residential Loans -- We originate fixed rate and adjustable rate residential mortgage loans which are secured by the underlying 1-4 family residential property. At December 31, 1998 and 1997, these loans accounted for 45.9% and 59.8% respectively, of the total loan portfolio. This decrease was the outcome of a planned decline resulting from the refinance environment and our increased mortgage banking capabilities, which facilitate residential mortgage loan originations being sold in the secondary market rather than held in our loan portfolio. Credit risk exposure in this area of lending is minimized by the evaluation of the creditworthiness of the borrower, including debt-to-equity ratios and adherence to underwriting policies that emphasize conservative loan-to-value ratios of generally no more than 80%. Residential mortgage loans granted in excess of the 80% loan-to-value ratio criterion are generally insured by private mortgage insurance, unless otherwise guaranteed or insured by the Federal, state or local government. We also utilize underwriting standards which comply with those of the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. Credit risk is further reduced since the majority of our fixed rate mortgage loan production and all of its sub-prime mortgage loan production is sold to investors in the secondary market without recourse.


Collections


     We closely monitor delinquencies as another means of maintaining high asset quality. Collection efforts begin within 15 days after a loan payment is missed. A predictive dialer is used to assist collection efforts in the early stages of delinquency on the entire retail portfolio. An attempt is made to contact all borrowers and to offer a variety of loss mitigation alternatives. If these attempts fail, we will proceed to gain control of any and all collateral in a timely manner in order to minimize losses. While liquidation and recovery efforts continue, officers continue to work with the borrowers, if appropriate, to recover all monies owed. Legal counsel is retained when necessary. We monitor delinquency trends at 30, 60, and 90 days past due. These trends are discussed at the monthly asset review meetings. Minutes from these meetings are submitted to the Board of Directors of Sovereign Bank.


     Approximately $231 million, or 2.05%, of the loans in the loan portfolio at December 31, 1998, were 30 to 89 days delinquent, compared to $190 million, or 1.68% of portfolio loans, at December 31, 1997. We also maintain a watch list for loans identified as requiring a higher level of monitoring by management because of one or more characteristics, such as economic conditions, industry trends, nature of collateral, collateral margin, payment history or other factors.


Non-Performing Assets


     At December 31, 1998, our non-performing assets were $116 million compared to $108 million at December 31, 1997. Non-performing assets as a percentage of total assets was 0.53% at December 31, 1998 compared to 0.61% at December 31, 1997. At December 31, 1998, 66% of non-performing assets consisted of loans related to real estate or other real estate owned. Another 5% of non-performing assets consist of indirect auto loans and other repossessed assets. Indirect auto loans delinquent in excess of 120 days carry a reserve allocation of 100%. Repossessed autos carry a reserve allocation of 50%. The remainder of our non-performing assets consist principally of consumer loans, many of which are secured by collateral. We place all loans 90 days or more delinquent (except auto loans and loans guaranteed by the government or secured by deposit accounts) on non-performing status. Our auto loans continue to accrue interest until they are 120 days delinquent, at which time they are placed on non-accrual status and a 100% reserve allocation is assigned.

     Table 8 presents the composition of non-performing assets at the dates indicated (dollars in thousands):

                        Table 8: Non-Performing Assets




                                                                        At December 31,
                                       ----------------------------------------------------------------------------------
                                            1998             1997             1996             1995             1994
                                       --------------   --------------   --------------   --------------   --------------
Non-accrual loans:
 Past due 90 days or more as to
   interest or principal:
   Real estate related .............     $   63,258       $   65,930       $   78,715       $   81,571       $   76,545
   Other ...........................         33,297           22,368           19,671           11,721            6,968
 Past due less than 90 days as to
   interest or principal:
   Real estate related .............             --              555              639            3,884            2,980
   Other ...........................             --               --              160              739               --
                                         ----------       ----------       ----------       ----------       ----------
Total non-accrual loans ............         96,555           88,853           99,185           97,915           86,493
Other ..............................          3,404            6,524               --               --               --
Restructured loans .................            141              327            1,561            3,772            4,264
                                         ----------       ----------       ----------       ----------       ----------
Total non-performing loans .........        100,100           95,704          100,746          101,687           90,757
Other real estate owned and other
 repossessed assets:
 Residential real estate owned .....         12,147           11,299           13,669            9,988           11,943
 Commercial real estate owned ......            665              710            4,380           11,676           14,435
 Other repossessed assets ..........          2,772               --               --               --               --
                                         ----------       ----------       ----------       ----------       ----------
Total other real estate owned and
 other repossessed assets ..........         15,584           12,009           18,049           21,664           26,378
                                         ----------       ----------       ----------       ----------       ----------
Total non-performing assets ........     $  115,684       $  107,713       $  118,795       $  123,351       $  117,135
                                         ==========       ==========       ==========       ==========       ==========
Past due 90 days or more as to
 interest or principal and
 accruing interest(1) ..............     $    6,571       $    7,053       $   16,722       $    2,299       $    2,138
Non-performing assets as a
 percentage of total assets ........            .53%             .61%             .78%             .94%            1.06%
Non-performing loans as a
 percentage of total loans .........            .86              .82             1.04             1.30             1.29
Non-performing assets as a
 percentage of total loans and
 other real estate owned ...........           1.05              .99             1.39             1.60             1.70
Allowance for loan losses as a
 percentage of total
 non-performing assets .............          111.5            103.7             58.5             53.5             53.0
Allowance for loan losses as a
 percentage of total
 non-performing loans ..............          128.9            116.7             69.0             65.0             68.4

------------
(1) Non-performing assets past due 90 days or more as to interest or principal and accruing interest at December 31, 1998, 1997 and 1996 included $6.6 million, $6.7 million and $10.5 million, respectively, of student loans which are government-guaranteed, and we retain minimal risk of credit losses related to these loans.

Impaired Loans

     At December 31, 1998 and 1997, the gross recorded investment in impaired loans totaled $63.3 million and $24.9 million, respectively. The increase in the investment in impaired loans at December 31, 1998 compared to December 31, 1997 was primarily the result of our recent balance sheet transformation strategy which places more emphasis on building the commercial and consumer loan portfolios. Along with higher yields, these loan types also bring greater risk of impairment, especially as the portfolio becomes more seasoned. We classify all commercial loans that are greater than 90 days delinquent on non-accrual status, and certain criticized loans as impaired. Gross interest income for the years ended December 31, 1998, 1997 and 1996 would have increased by approximately $9.5 million, $7.5 million and $8.5 million, respectively, had our non-accruing and restructured loans been current in accordance with their original terms and outstanding throughout the period. Interest income recorded on these loans for the years ended December 31, 1998, 1997 and 1996 was $3.3 million, $2.4 million and $2.4 million, respectively.

     Potential problem loans (consisting of loans which management has serious doubts as to the ability of such borrowers to comply with present repayment terms, although not currently classified as non-performing loans) amounted to approximately $41.0 million at December 31, 1998 and consisted principally of commercial real estate loans.

     At December 31, 1998, we serviced, with recourse, a total of $35.4 million of single-family residential loans. Substantially all of this recourse servicing was acquired in a 1992 acquisition. These are seasoned loans with decreasing balances and historical loss experience has been minimal.


Allowance for Loan Losses

     The adequacy of our allowance for loan losses is regularly evaluated. Management's evaluation of the adequacy of the allowance to absorb loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. Management also considers loan quality, changes in the size and character of the loan portfolio, consultation with regulatory authorities, amount of non-performing loans, delinquency trends, economic conditions and industry trends when determining the unallocated allowance. At December 31, 1998, our loan delinquencies (all loans greater than 30 days delinquent) as a percentage of total loans was 2.95% compared to 2.71% at December 31, 1997. This increase was primarily attributable to our business decision to transform our balance sheet to look much more like a community-oriented commercial bank. At December 31, 1997, our loan portfolio was 60% residential, 28% consumer and 12% commercial. At December 31, 1998, Sovereign's loan portfolio was 46% residential, 34% consumer and 20% commercial. This transition achieved management's goal of more than 50% of the loan portfolio in higher yielding consumer and commercial loans by year-end 1998. Along with higher yields, this transformation brings higher risk and higher delinquencies.

     The following table summarizes our allocation of the allowance for loan losses for class, specific and unallocated allowances by loan type and the percentage of each loan type of total portfolio loans. Due to the unavailability of certain historical data, only 1998 is separated into class versus specific allowances. For all years prior to 1998, amounts are allocated entirely to the class allowance. The entire allowance, however, is available for use against any type of loan loss deemed necessary.

             Table 9: Allocation of the Allowance for Loan Losses




                                  As of December 31, (dollars in thousands)
                                  -----------------------------------------
                                         1998                 1997
                                  -------------------  -------------------
                                                % of                 % of
                                               total                total
                                    Amount     loans     Amount     loans
                                  ----------  -------  ----------  -------
Class allowances:
Commercial loans ...............   $ 14,549      20%    $ 30,793      12%
 Residential real estate
  mortgage loans ...............     13,690      46       36,351      60
 Consumer loans ................     40,866      34       24,300      28
                                   --------             --------
 Total class allowances ........     69,105               91,444
Specific allowances:
 Commercial loans ..............     16,191      --           --      --
 Residential real estate
  mortgage loans ...............     16,351      --           --      --
 Consumer loans ................      7,217      --           --      --
                                   --------             --------
 Total specific allowances .....     39,759      --           --      --

Unallocated allowances .........     24,938      --       25,379      --
                                   --------     ---     --------     ---
 Total allowance for loan
  losses .......................   $133,802     100%    $116,823     100%
                                   ========     ===     ========     ===


                                            As of December 31, (dollars in thousands)
                                  --------------------------------------------------------------
                                         1996                 1995                  1994
                                  -------------------  -------------------  --------------------
                                                % of                 % of                 % of
                                               total                total                 total
                                    Amount     loans     Amount     loans     Amount      loans
                                  ----------  -------  ----------  -------  ----------  --------
Class allowances:
Commercial loans ...............   $21,091        9%    $13,753        9%    $11,415         8%
 Residential real estate
  mortgage loans ...............    25,835       78      23,968       81      23,620        82
 Consumer loans ................    10,274       13       6,748       10       6,308        10
                                   -------              -------              -------
 Total class allowances ........    57,200               44,469               41,343
Specific allowances:
 Commercial loans ..............        --       --          --       --          --        --
 Residential real estate
  mortgage loans ...............        --       --          --       --          --        --
 Consumer loans ................        --       --          --       --          --        --
                                   -------              -------              -------
 Total specific allowances .....        --       --          --       --          --        --

Unallocated allowances .........    16,647       --      23,046       --      23,268        --
                                   -------       --     -------       --     -------        --
 Total allowance for loan
  losses .......................   $73,847      100%    $67,515      100%    $64,611       100%
                                   =======      ===     =======      ===     =======       ===


     We periodically review our loan portfolio and assign a risk-rating based on loan type, collateral value, financial condition of the borrower and payment history. Delinquent mortgage and consumer loans are reviewed monthly and assigned a rating based on their payment history, financial condition of the borrower and collateral values. Specific mortgage and consumer loans are also reviewed in conjunction with the previously described review of any related commercial loan.

     Class Allowance -- The class allowance for December 31, 1998 and 1997 is a general allowance for "pass" rated loans and was determined by applying specific risk percentages to each "pass" rated loan. The risk percentages are determined by us in consultation with regulatory authorities, based on actual loss experience and peer group loss experience, and are adjusted for current economic conditions. The risk percentages are considered a prudent measurement of the risk of our loan portfolio. Such risk percentages are applied to individual loans based on loan type.

     Residential Portfolio -- Class reserves for the residential portfolio were reduced from .20% of the portfolio in 1997 to .15% of the portfolio in 1998. This reduction was based on a combination of reduced losses and increased recoveries during 1998. Net charge-offs in 1998 were $5.1 million, compared to $7.8 million in 1997.

     Consumer Portfolio -- Consumer portfolio class reserves are between the range of 50 basis points of that portion of the consumer portfolio fully secured by real estate, and 140 basis points for the higher risk portions of its portfolio. The class reserve for our indirect auto loan portfolio increased during 1998 due to higher than expected net charge-offs. In response to the higher charge-offs, in the latter half of 1998, we revised our indirect auto underwriting guidelines to reflect a more conservative lending philosophy.

     Commercial Portfolio -- In addition to the specific reserves established for the commercial loan portfolio, we reserve in the range of 75 to 150 basis points of our commercial loan portfolio, based on product type and collateral value.

     Specific Allowance -- We determine the specific portion of our allowance for loan losses for all criticized loans, or those classified as special mention, sub-standard, doubtful, or loss. Risk percentages are applied to each class of criticized commercial, consumer and residential loans to determine the specific allowance. Additionally, additional specific reserves are established for certain impaired commercial loans based on expected shortfalls in future cash flows and inadequate collateral value. Management believes this periodic review provides a mechanism that results in loans being rated in the proper category and accordingly, assigns the proper risk loss percentage in computing the class or specific reserve.

     Unallocated Allowance -- The unallocated allowance for loan losses decreased $441,000 to $24.9 million at December 31, 1998 from $25.4 million at December 31, 1997. This slight decrease can be attributed to the increased class reserves of $3.9 million to $69.1 million at December 31, 1998.

     The change in the mix of our loan portfolio through both internal growth and portfolio acquisitions indicated to management that a higher provision for loan losses was necessary to maintain the allowance for loan losses at a level which management conservatively estimates is necessary to absorb potential losses inherent in the December 31, 1998 portfolio. As a result, excluding the additional provision of $24.9 million recorded as part of the merger charges related to our 1997 acquisition activity, our 1998 loan loss provision increased 73% to $28.0 million in 1998 from $16.2 million in 1997. For additional information with respect to our provision for loan losses, see "Results of Operations for the Years Ended December 31, 1998 and 1997 -- Provision for Possible Loan Losses".


Investment Securities

     Our investment portfolio is concentrated in mortgage-backed securities and collateralized mortgage obligations issued by federal agencies or private label issues. The private label issues have ratings of "AAA" by Standard and Poor's and Fitch at the date of issuance. The classes are backed by single-family residential loans which are primary residences geographically dispersed throughout the United States. We purchase classes which are senior positions backed by subordinate classes. The subordinate classes absorb the losses and must be completely eliminated before any losses flow through the senior positions. Our strategy is to purchase classes which have an average life of three years or less. The effective duration of the total investment portfolio at December 31, 1998 was 1.7 years.


Investment Securities Available-for-Sale

     Securities expected to be held for an indefinite period of time are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of estimated income taxes. Decisions to purchase or sell these securities are based on economic conditions including changes in interest rates, liquidity, and asset/liability management strategies. For additional information with respect to the amortized cost and estimated fair value of our investment securities available-for-sale, see note 4 of notes to consolidated financial statements.

     The maturities of mortgage-backed securities available-for-sale are based upon contractually scheduled repayments. Expected maturities will differ from contractual maturities because borrowers may have the right to put or repay obligations with or without put or prepayment penalties. Yields on tax-exempt securities were computed on a tax equivalent basis using our effective tax rate of 35%.

     Table 10 sets forth the amortized cost, expected maturities and yields of our investment securities available-for-sale at December 31, 1998 (in thousands):


     Table 10: Investment Securities Available for Sale Maturity Schedule




                                                         At December 31, 1998, Maturing
                                                         -------------------------------
                                                                               One
                                                           In One Year      Year/Five
                                                             or Less          Years
                                                         --------------  ---------------
Investment Securities:
 U.S. Treasury and government agency securities .......    $   23,486      $    11,994
                                                                 4.65%            6.12%
 Corporate securities .................................            --              636
                                                                   --             3.67%
 Equity securities ....................................            --               --
                                                                   --               --
 Other securities .....................................            --               88
                                                                   --             6.70%
Mortgage-backed Securities:
 FHLMC ................................................        22,926           48,240
                                                                 7.39%            7.48%
 FNMA .................................................        10,571           23,252
                                                                 7.30%            7.35%
 GNMA .................................................         9,575           24,343
                                                                 7.60%            7.34%
 Private issues .......................................       241,378        1,608,863
                                                                 6.89%            6.84%
 Collateralized mortgage obligations ..................     1,163,945        2,166,359
                                                                 6.68%            6.69%
                                                           ----------      -----------
Total investment securities available-for-sale ........    $1,471,881      $ 3,883,775
                                                           ==========      ===========
                                                                 6.70%            6.77%

                                                               At December 31, 1998, Maturing
                                                         ------------------------------------------
                                                                         After Ten
                                                             Five        Years/No
                                                           Years/Ten      Stated
                                                             Years       Maturity         Total
                                                         ------------  ------------  --------------
Investment Securities:
 U.S. Treasury and government agency securities .......    $     --      $     --      $   35,480
                                                                 --            --            5.15%
 Corporate securities .................................      30,247         7,901          38,784
                                                               7.42%         8.08%           7.49%
 Equity securities ....................................          --       881,817         881,817
                                                                 --          6.51%           6.51%
 Other securities .....................................       1,620         6,652           8,360
                                                               4.92%         6.02%           5.81%
Mortgage-backed Securities:
 FHLMC ................................................      11,392         3,203          85,761
                                                               7.47%         7.38%           7.45%
 FNMA .................................................       5,308         1,514          40,645
                                                               7.36%         7.29%           7.34%
 GNMA .................................................       6,062         2,454          42,434
                                                               7.24%         7.28%           7.38%
 Private issues .......................................     114,150         4,931       1,969,322
                                                               6.84%         6.83%           6.85%
 Collateralized mortgage obligations ..................     139,230        62,414       3,531,948
                                                               6.69%         6.59%           6.68%
                                                           --------      --------      ----------
Total investment securities available-for-sale ........    $308,009      $970,886      $6,634,551
                                                           ========      ========      ==========
                                                               6.86%         6.53%           6.72%

Investment Securities Held-to-Maturity

     Securities that we have the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. This portfolio is primarily comprised of U.S. Treasury and government agency securities; corporate debt securities; mortgage-backed securities issued by Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, the Government National Mortgage Association, the Resolution Trust Company and private issuers; and collateralized mortgage obligations. For additional information with respect to the amortized cost and estimated fair value of our investment securities held-to-maturity, see note 4 of notes to consolidated financial statements.

     The maturities of mortgage-backed securities held-to-maturity are based upon contractually scheduled repayments. Expected maturities will differ from contractual maturities because borrowers may have the right to put or repay obligations with or without put or prepayment penalties. Yields on tax-exempt securities were computed on a tax equivalent basis using our effective tax rate of 35%.

     Table 11 sets forth the expected maturity and yields of our investment securities held-to-maturity at December 31, 1998 (in thousands):


      Table 11: Investment Securities Held-to-Maturity Maturity Schedule



                                                      At December 31, 1998, Maturing
                                 -------------------------------------------------------------------------
                                                                   Five
                                    In One           One          Years/
                                    Year Or       Year/Five         Ten        After Ten
                                     Less           Years          Years         Years           Total
                                 ------------   ------------   ------------   -----------   --------------
Investment Securities:
 U.S. Treasury and government
   agency securities .........     $ 31,180       $     --       $     --       $    --       $   31,180
                                       5.44%            --             --            --             5.44%
 Other securities ............        1,710            265         40,912        11,594           54,481
                                       8.05%          8.27%          9.98%        10.29%            9.98%
Mortgage-backed Securities:
 FHLMC .......................       71,718        143,419         22,678         4,743          242,558
                                       7.44%          7.45%          7.50%         7.60%            7.45%
 FNMA ........................       58,292         99,435         15,584         2,856          176,167
                                       7.12%          7.38%          7.42%         7.56%            7.30%
 GNMA ........................       53,901        158,478         53,606        26,679          292,664
                                       6.91%          6.96%          7.02%         7.15%            6.98%
 Private issues ..............       22,106         42,840          7,729         1,848           74,523
                                       6.74%          6.84%          6.95%         7.01%            6.83%
 Collateralized mortgage
   obligations ...............      516,286        436,716         10,994         4,086          968,082
                                       6.61%          6.74%          6.66%         6.78%            6.67%
                                   --------       --------       --------       -------       ----------
Total investment securities
 held-to-maturity ............     $755,193       $881,153       $151,503       $51,806       $1,839,655
                                   ========       ========       ========       =======       ==========
                                       6.71%          6.97%          7.90%         7.88%            6.97%

     Table 12 presents the securities of single issuers (other than obligations of the United States and its political subdivisions, agencies and corporations) having an aggregate book value in excess of 10% of our stockholders' equity which were held by us at December 31, 1998 (in thousands):


               Table 12: Investment Securities of Single Issuers



                                                                 At December 31,1998
                                                           --------------------------------
                                                            Carrying Value      Fair Value
                                                           ----------------   -------------
       Cendant Mortgage ................................      $  509,304       $  508,449
       Countrywide Home Loans, Inc. ....................         772,857          775,268
       Delta Funding ...................................         133,163          132,266
       First Union Mortgage Corporation ................         159,852          160,976
       G.E. Capital Mortgage Servicing, Inc. ...........         609,118          610,391
       Norwest Asset Securities Corporation ............         655,486          654,144
       PNC Mortgage Securities Corporation .............         754,551          754,069
       Residential Asset Securitization Trust ..........         438,875          441,134
       Residential Funding Corporation .................         801,935          809,456
       Structured Asset Mortgage Investments, Inc. .....         209,315          209,938
       Structured Asset Securities Corporation .........         309,690          315,184
                                                              ----------       ----------
        Total ..........................................      $5,354,146       $5,371,275
                                                              ==========       ==========

Other Assets

     At December 31, 1998, premises and equipment, net of accumulated depreciation, was $98.5 million compared to $92.3 million at December 31, 1997. This increase was primarily attributable to the CoreStates branch acquisition and hardware upgrades related to our Year 2000 initiatives.

     Total goodwill and other intangible assets at December 31, 1998 were $426 million compared to $126 million at December 31, 1997. This increase was primarily attributable to the CoreStates branch acquisition during the third quarter of 1998, which added approximately $325 million of goodwill and other intangibles to our balance sheet.

     Our increase in other assets during 1998 was partially attributable to the purchase of $250 million of bank owned life insurance during the year.


Deposits

     Deposits are attracted from within our primary market area through the offering of various deposit instruments including NOW accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans.

     Total deposits at December 31, 1998 were $12.3 billion compared to $9.5 billion at December 31, 1997.

     Table 13 presents the composition of our deposits at the dates indicated (in thousands):


                    Table 13: Deposit Portfolio Composition




                                                                             At December 31,
                                           ------------------------------------------------------------------------------------
                                                      1998                          1997                        1996
                                           ---------------------------   --------------------------   -------------------------
                                                               % of                         % of                         % of
                                               Balance       Deposits       Balance       Deposits       Balance       Deposits
                                           --------------   ----------   -------------   ----------   -------------   ---------
Demand deposit and NOW
 accounts ..............................    $ 2,385,686         19.4%     $1,334,852         14.0%     $1,156,840        13.4%
Savings accounts .......................      2,295,448         18.6       1,900,334         20.0       1,869,633        21.6
Money market accounts ..................      1,545,634         12.5         916,788          9.6         853,505         9.8
Retail certificates of deposit .........      5,172,196         42.0       4,673,467         49.1       4,386,401        50.6
 Total retail deposits .................     11,398,964         92.5       8,825,441         92.7       8,266,379        95.4
Jumbo certificates of deposit ..........        923,752          7.5         689,853          7.3         394,305         4.6
                                            -----------        -----      ----------        -----      ----------       -----
 Total deposits ........................    $12,322,716        100.0%     $9,515,294        100.0%     $8,660,684       100.0%
                                            ===========        =====      ==========        =====      ==========       =====

Borrowings

     We utilize borrowings as a source of funds for our asset growth and our asset/liability management. Collateralized advances are available from the Federal Home Loan Bank of Pittsburgh provided certain standards related to creditworthiness have been met. Another source of funds is reverse repurchase agreements. Reverse repurchase agreements are short-term obligations collateralized by securities fully guaranteed as to principal and interest by the U.S. Government or an agency thereof.

     Total borrowings at December 31, 1998 were $7.9 billion of which $3.9 billion were short-term compared to total borrowings of $6.9 billion of which $5.5 billion were short-term at December 31, 1997.

     Table 14 presents information regarding our borrowings at the dates indicated (in thousands):


                             Table 14: Borrowings




                                                                    At December 31,
                               ------------------------------------------------------------------------------------------
                                           1998                           1997                           1996
                               -----------------------------  -----------------------------  ----------------------------
                                                 Weighted                       Weighted                       Weighted
                                  Balance      Average Rate      Balance      Average Rate      Balance      Average Rate
                               -------------  --------------  -------------  --------------  -------------  -------------
Securities sold under
 repurchase agreements ......   $  655,540          5.46%      $1,150,093          5.70%      $1,168,172         5.60%
Federal Home Loan Bank of
 Pittsburgh advances ........    6,901,505          5.14        5,525,399          5.93        4,251,189         5.88
Other borrowings ............      343,547          8.19          188,151          5.88          179,748         7.45
                                ----------          ----       ----------          ----       ----------         ----
Total borrowings ............   $7,900,592          5.30%      $6,863,643          5.89%      $5,599,109         5.87%
                                ==========          ====       ==========          ====       ==========         ====

     Through the use of interest rate swaps, $2.8 billion of the Federal Home Loan Bank of Pittsburgh advances at December 31, 1998 have been effectively converted from variable rate obligations to fixed rate obligations. In addition, $1.2 billion of borrowings have been protected from upward repricing through the use of interest rate caps, floors and/or corridors.


Asset and Liability Management


     The objective of our asset and liability management is to identify, measure and control our interest rate risk in order to produce consistent earnings that are not contingent upon favorable trends in interest rates. We manage our assets and liabilities to attain a stable net interest margin across a wide spectrum of interest rate environments. This is attained by monitoring the levels of interest rates, the relationships between the rates earned on assets and the rates paid on liabilities, the absolute amount of assets and liabilities which reprice or mature over similar periods, off-balance sheet positions and the effect of all these factors on the estimated level of net interest income.


     There are a number of industry standards used to measure an institution's interest rate risk position. Most common among these is the one-year gap which is the ratio representing the difference between assets, liabilities and off-balance sheet positions which will mature or reprice within one year expressed as a percentage of total assets. Using management's estimates of asset prepayments, core deposit decay and core deposit repricing in its computation, we estimate that our cumulative one year gap position was a negative 18.65% at June 30, 1999 and a positive 5.65% at December 31, 1998.


     We manage the one year interest rate gap within a range of +/-10%. A positive gap position implies that the bank is asset sensitive which could cause net interest income to decrease if interest rates fall. Conversely, a negative gap position implies that the bank is liability sensitive which could cause net interest income to decrease if interest rates rise. We manage the impact to net interest income in a +/-200 basis point instantaneous parallel rate shock environment to be within a 10% loss. At June 30, 1999, we estimate that if interest rates decline by 200 basis points, net interest income would decrease by $71.5 million or 10.67%; conversely, if interest rates increase by 200 basis points, net interest income would decrease by $30.6 million or 4.57%. At December 31, 1998, we estimated that if interest rates decline by 200 basis points, net interest income would decrease by $52.4 million or 8.52%; conversely, if interest rates increase by 200 basis points, net interest income would increase by $22.1 million or 3.59%.


     We also utilize income simulation modeling in measuring our interest rate risk and managing our interest rate sensitivity. Income simulation considers not only the impact of changing market interest rates on forecasted net interest income, but also other factors such as yield curve relationships, the volume and mix of assets and liabilities, customer preferences and general market conditions.


     Pursuant to our interest rate risk management strategy, we enter into off-balance sheet transactions which involve interest rate exchange agreements (swaps, caps and floors) for interest rate risk management purposes. Our objective in managing our interest rate risk is to provide sustainable levels of net interest income while limiting the impact that changes in interest rates have on net interest income.


     Amortizing and non-amortizing interest rate swaps are generally used to convert fixed rate assets and liabilities to variable rate assets and liabilities and vice versa. We utilize amortizing interest rate swaps to convert discounted adjustable rate loans to fixed rates for a period of time. The amortization of the notional amount of the interest rate swaps is tied to the level of an index such as the One Year Constant Maturity Treasury, LIBOR, or a prepayment rate of a pool of mortgage-backed securities. In order for interest rate swaps to achieve the desired objective, we select interest rate swaps that will have a high degree of correlation to the related financial instrument. We utilize non-amortizing interest rate swaps to convert fixed rate liabilities to floating, and floating rate liabilities to fixed, to reduce our overall cost of funds. At June 30, 1999, our principal off-balance sheet transactions were pay fixed-receive variable non-amortizing interest rate swaps with a total notional amount of $920 million, which are being used to hedge our short-term borrowing portfolio. At December 31, 1998, our principal off-balance sheet transactions were pay fixed-receive variable non-amortizing interest rate swaps with a total notional amount of $2.8 billion, which are being used to hedge our short-term borrowing portfolio.

     Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and interest rate floors are generally used to limit the exposure from the repricing and maturity of assets. Interest rate caps and floors are also used to limit the exposure created by other interest rate swaps. In certain cases, interest rate caps and floors are simultaneously bought and sold to create a range of protection against changing interest rates while limiting the cost of that protection.

     As part of our mortgage banking strategy, we originate fixed rate residential mortgages. We sell the majority of these loans to Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and private investors. The loans are exchanged for cash or marketable fixed rate mortgage-backed securities which are generally sold. This helps insulate us from the interest rate risk associated with these fixed rate assets. We use forward sales, cash sales and options on mortgage-backed securities as a means of hedging loans in the mortgage pipeline which are originated for sale.

     Our primary funding source is deposits obtained in our own marketplace. Deposit programs are priced to meet management's asset/liability objectives, while taking into account the rates available on investment opportunities and also considering the cost of alternative funding sources. Borrowings are a significant funding source for us and have primarily been in the form of securities sold under repurchase agreements and advances from the Federal Home Loan Bank of Pittsburgh. Since borrowings are not subject to the market constraints to which deposits are, we use borrowings to add flexibility to our interest rate risk position.

     Table 15 presents the amounts of interest-earning assets and interest-bearing liabilities that are assumed to mature or reprice during the periods indicated at December 31, 1998, and their related average yields and costs. Adjustable and floating rate loans and securities are included in the period in which interest rates are next scheduled to adjust rather than the period in which they mature (in thousands):

                            Table 15: Gap Analysis



                                                                      At December 31, 1998, Repricing
                                               -----------------------------------------------------------------------------
                                                   0-3 Months       4 Months - 1 Year      Year 2 & over          Total
                                               -----------------   -------------------   -----------------   ---------------
Interest-earning assets:
Investment securities (1)(2) ...............      $ 1,742,625          $ 2,401,844          $ 4,440,263        $ 8,584,732
                                                         6.09%                6.51%                6.68%              6.51%
Loans (3) ..................................        3,302,338            3,126,632            5,019,998         11,448,968
                                                         8.03%                7.89%                8.10%              8.02%
                                                  -----------          -----------          -----------        -----------
Total interest-earning assets ..............        5,044,963            5,528,476            9,460,261         20,033,700
                                                         7.36%                7.29%                7.43%              7.37%
Non-interest-earning assets ................               --                   --            1,880,173          1,880,173
                                                  -----------          -----------          -----------        -----------
Total assets ...............................      $ 5,044,963          $ 5,528,476          $11,340,434        $21,913,873
                                                         7.36%                7.29%                6.20%              6.74%
                                                  -----------          -----------          -----------        -----------
Interest-bearing liabilities:
Deposits (4) ...............................      $ 3,946,410          $ 3,558,976          $ 4,817,330        $12,322,716
                                                         4.50%                4.92%                2.22%              3.73%
Borrowings .................................        4,092,167              547,834            3,260,591          7,900,592
                                                         5.42%                5.22%                5.17%              5.30%
                                                  -----------          -----------          -----------        -----------
Total interest-bearing liabilities .........        8,038,577            4,106,810            8,077,921         20,223,308
                                                         4.97%                4.96%                3.41%              4.35%
Non-interest-bearing liabilities ...........               --                   --              486,497            486,497
Stockholders' equity .......................               --                   --            1,204,068          1,204,068
                                                  -----------          -----------          -----------        -----------
Total liabilities and stockholders' equity .      $ 8,038,577          $ 4,106,810          $ 9,768,486        $21,913,873
                                                         4.97%                4.96%                2.82%              4.01%
                                                  -----------          -----------          -----------        -----------
Excess assets (liabilities) before effect of
 off-balance sheet positions ...............      $(2,993,614)         $ 1,421,666          $ 1,571,948
                                                  -----------          -----------          -----------
To total assets ............................           (13.66%)               5.46%                7.17%              2.73%
                                                  ===========          ===========          ===========        ===========
Cumulative excess assets (liabilities)
 before effect of off-balance sheet posi-
 tions .....................................      $(2,993,614)         $(1,571,948)         $        --
                                                  ===========          ===========          ===========
To total assets ............................           (13.66%)              (7.17)%
Effect of off-balance sheet positions on
 assets and liabilities ....................      $ 3,140,000          $  (330,000)         $(2,810,000)
                                                  -----------          -----------          -----------
Excess assets (liabilities) after effect of
 off-balance sheet positions ...............      $   146,386          $ 1,091,666          $(1,238,052)
                                                  ===========          ===========          ===========
                                                         0.67%                4.98%               (5.65)%
Cumulative excess assets (liabilities)
 after off-balance sheet positions .........      $   146,386          $ 1,238,052          $        --
                                                  ===========          ===========          ===========
To total assets ............................             0.67%                5.65%

------------
(1) Includes interest-earning deposits.
(2) Investment securities include market-rate prepayment and repayment assumptions.
(3) Loan balances include annual prepayment and repayment assumptions between 6% and 45% initially with gradual slowing thereafter. Loan balances are presented net of deferred loan fees and include loans held for sale and the allowance for loan losses.
(4) Savings, NOW, money market and demand deposits accounts have been assumed to decay at an annual rate of 8%.

Liquidity And Capital Resources


     If the New England acquisition and related financings would have been completed on June 30, 1999, we would have had $1.1 billion of public debt, $500 million of bank debt and $291.6 million of trust preferred securities outstanding. These amounts would have been incurred to provide the capital necessary to support the New England acquisition. See "Financing Transactions," "Capitalization" and notes to consolidated financial statements. We believe that, after giving effect to the New England acquisition and the related financings, the cash flow from Sovereign Bank's operations and proceeds from sales of securities and other assets in ordinary course of business after giving effect to the New England acquisition and the related financings should be sufficient to enable Sovereign Bank to remain well capitalized, make capital expenditures and to pay dividends to us. The dividends from Sovereign Bank enable us to pay interest and principal on our indebtedness and to pay dividends to our common stockholders. Our belief is based on our historical operating performance and assumptions relating to our future operating performance after giving effect to the New England acquisition. Whether we are correct will depend on whether our assumptions are correct and on general economic, financial, competitive, regulatory and other factors. We may also decide to ultimately raise different types or amounts of capital to support the acquisition. See "Risk Factors" and "Pro Forma and Forecasted Financial Information" and related notes and assumptions.

     Sovereign Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in cash and U.S. Treasury securities and other qualifying investments. Regulations currently in effect require Sovereign Bank to maintain liquid assets of not less than 4% of its net withdrawable accounts plus short-term borrowings. These levels are changed from time to time by the Office of Thrift Supervision to reflect economic conditions. Sovereign Bank's liquidity ratio for June 30, 1999 was 64.1%. Sovereign Bank's liquidity ratio for December 31, 1998 was 44.9%.

     Our primary financing sources are deposits obtained in our own market area and borrowings in the form of securities sold under repurchase agreements and advances from the Federal Home Loan Bank of Pittsburgh. While the majority of our certificate of deposit accounts are expected to mature within a one-year period, historically, the retention rate has been approximately 70%. If a significant portion of maturing certificates would not renew at maturity, the impact on our operations and liquidity would be minimal due to cash flows produced by our investment portfolio which approximate $275 million per month. At June 30, 1999 and December 31, 1998, we had $8.8 billion and $6.2 billion, respectively, in unpledged investment securities which could be used to collateralize additional borrowings. Sovereign Bank can also borrow from the Federal Home Loan Bank of Pittsburgh, subject to required collateralization. Other sources of funds include operating activities, repayments of principal on investment securities, repayment of principal on loans and other investing activities. We also maintain strong relationships with numerous investment banking firms, and have the ability to access the capital markets through a variety of products and structures, should liquidity or capital needs arise.

     On May 17, 1995, we completed the sale of 2.0 million shares of Convertible Preferred Stock, raising $96.4 million in capital. The 6 1/4% non-voting, Cumulative Convertible Preferred Stock was convertible at the option of the holder at any time, unless previously redeemed, at a conversion rate (adjusted to reflect all stock dividends and stock splits) of 7.184 shares of common stock for each share of preferred stock; equivalent to a conversion price of $6.960 per share of common stock. On May 15, 1998, we redeemed all outstanding shares of our 6 1/4% Cumulative Convertible Preferred Stock, Series B.

     For the six-month period ended June 30, 1999, cash and cash equivalents increased $44.3 million. Net cash used for operating activities was $60.7 million for the six-month period ended June 30, 1999. Net cash used for investing activities for the six-month period ended June 30, 1999 was $1.3 billion, consisting primarily of purchases of investment securities which are classified available-for-sale, partially offset by proceeds from repayments of investment securities and loans. Net cash provided by financing activities for the six-month period ended June 30, 1999 was $1.4 billion, which includes an increase in short-term borrowings of $1.5 billion and an increase in proceeds from long-term borrowings of $745 million, partially offset by a decrease in deposits. Cash and cash equivalents increased $298 million for the year ended December 31, 1998. Net cash used by operating activities was $15.0 million for 1998. Net cash used by investing activities for 1998 was $3.5 billion, consisting primarily of purchases of mortgage-backed securities and loans purchased from CoreStates, partially off-set by proceeds from sales, repayments and maturities of investment securities and sales of loans. Net cash provided by financing activities for 1998 was $3.8 billion which was primarily attributable to the assumption of deposits from CoreStates and an increase in proceeds from long-term borrowings, partially off-set by a net decrease in short-term borrowings.

     The Financial Institutions Reform, Recovery and Enforcement Act requires the Office of Thrift Supervision to prescribe uniformly applicable capital standards for all savings associations. These standards require savings associations to maintain a minimum tangible capital ratio of not less than 1.5%, a minimum leverage capital ratio of not less than 3% of tangible assets and not less than 4% of risk adjusted assets and a minimum risk-based capital ratio (based upon credit risk) of not less than 8%. In all cases, these standards are to be no less stringent than the capital standards that are applicable to national banks. The Office of Thrift Supervision has issued a regulation that requires a minimum leverage capital requirement of 3% for associations rated composite "1" under the Office of Thrift Supervision MACRO rating system. For all other savings associations, the minimum leverage capital requirement will be 3% plus at least an additional 100 to 200 basis points.

     The Federal Deposit Insurance Corporation Improvement Act established five capital tiers: well capitalized, adequately capitalized, under-capitalized, significantly under-capitalized and critically under-capitalized. A depository institution's capital tier depends upon its capital levels in relation to various relevant capital measures, which include leverage and risk-based capital measures and certain other factors. Depository institutions that are not classified as well capitalized are subject to various restrictions regarding capital distributions, payment of management fees, acceptance of brokered deposits and other operating activities.

     The following table sets forth the capital ratios of Sovereign Bancorp and Sovereign Bank and the current regulatory requirements at June 30, 1999:




                                                              Sovereign                    Minimum            Well
                                                             Bancorp(1)       Bank       Requirement     Capitalized(1)
                                                            ------------   ----------   -------------   ---------------
Tangible capital to tangible assets .....................       4.50%         5.89%         1.50%             None
Leverage (core) capital to tangible assets ..............       5.42          6.35          3.00              5.00%
Leverage (core) capital to risk adjusted assets .........       8.70         10.37          4.00              6.00
Risk-based capital to risk adjusted assets ..............      12.42         11.32          8.00             10.00

------------
(1) Office of Thrift Supervision capital regulations do not apply to savings and loan holding companies. These ratios are computed as if those regulations did apply to Sovereign Bancorp.

     At June 30, 1999, Sovereign Bank was classified as well capitalized and in compliance with all capital requirements. Management's financing plan for the New England acquisition is designed to keep Sovereign Bank well capitalized after giving effect to the acquisition.


The Year 2000 Computer Issue

     The Year 2000 computer issue refers to the inability of many computers, computer-based systems, related software, and other electronics to process dates accurately during the year 2000 and beyond. Many of these computers, systems, software programs and devices use only two digits to indicate the year. For example, the year 1998 is input, stored and calculated as "98." The Year 2000 will in many systems and software programs be represented as "00," but "00" can also be read as 1900. This ambiguity may cause errors which may cause the computer, system or device to fail completely, cause programs to operate incorrectly, or slowly corrupt or contaminate data over time. These problems may arise both in information systems used for data storage and processing, and in connection with mechanical systems such as bank vaults, elevators, escalators, heating, ventilating and air conditioning systems, and other systems which use embedded microprocessors as timers or for other purposes.

Our State of Readiness

     Our Year 2000 readiness project has five phases:

     Inventory -- identification of the computers, software, systems and devices used by us and the business applications to which such computers, programs, systems and devices are devoted.

     Assessment -- analyzing those computers, software, systems, devices and related applications with a view to determining if they store or process date information in a manner which will avoid millennial errors of the type described above and the risks resulting from any such errors, and prioritizing them based on how critical they are to our business operations.

     Remediation -- modification or replacement of deficient computers, programs, systems and devices to the extent such deficiency poses material risks to us.

     Testing -- The modified or new computers, software or systems are tested to determine if they operate and interoperate in a manner which should reduce risk to an acceptable level. Items are addressed in accordance with the priorities given to them in the assessment phase.

     Implementation -- bringing the new or changed computers, software, systems and electronics on line.

We are currently in the implementation phase. We had substantially completed testing of our internal mission-critical items as of December 31, 1998 and had substantially completed testing of our external mission critical items by March 31, 1999. "Internal" items would include software developed by us or the remediation of which is controlled by us, whereas external items would include software provided by others, and systems provided by our service providers. As of June 30, 1999, we have completed the implementation phase for all mission-critical items.

     The description set forth above applies to both information technology systems and non-information technology systems, such as embedded microprocessors.

     As part of our Year 2000 project, we have also endeavored to analyze the risks posed to us by our material borrowers according to regulatory guidelines. Borrowers whose businesses have been determined by us to be subject to material levels of risk from Year 2000 computer problems have been questioned regarding their own state of readiness. We have similarly questioned providers of funds and substantial vendors and suppliers. Vendors whom we consider to be critical to our operations have been asked, in addition, to provide us with assurances and other evidence as to their Year 2000 readiness.

Costs

     We have established a budget for our Year 2000 project costs, which covers the estimated costs of remediation, including modification or replacement of systems and software, utilization of outside consultants, and costs of internal personnel. Based on our current assessment of our Year 2000 project status, the amount of this budget is $13.5 million for fiscal 1998 and 1999. We are using our internal funds for this project.

     Our expenditures with regard to our Year 2000 project are substantially in accordance with our current budget. Through August 10, 1999, our cash outlay was approximately $12.5 million of our $13.5 million budget.

     Our estimates are, of necessity, judgmental and subject to revision based on the results of the testing referred to above and other changed facts or circumstances, including changes in our assessment of the state of readiness and contingency plans of our principal outside service providers.

Risks

     We believe, based on the advice of our consultants, that the most reasonably likely worst case Year 2000 scenario relates to our principal outside service providers, substantially all of which are large, seasoned, national companies experienced in serving financial institutions. We depend on these service providers for substantially all of our data processing needs relating to our account processing, item processing and other important functions. We are requiring material providers to provide evidence and other assurance of this compliance and/or their progress towards compliance, as well as their contingency plans. Certain of these service providers are also subject to the jurisdiction of the regulatory bodies which have jurisdiction over us. Those regulatory bodies are examining the service providers with respect to Year 2000 readiness using the same standards and deadlines as the regulators use to examine financial institutions, and we have reviewed the results of certain of these examinations to assist in assessing the state of readiness and contingency plans of such providers. Based on all of the foregoing, we believe that:

     o our providers will be substantially Year 2000 compliant; and

     o have adequate contingency plans to address compliance.

     Notwithstanding the foregoing, no assurances can be given that a service provider's system or software will not fail and, if it fails, that such failure will not have a material adverse effect on us or our business. We are presently in the process of developing contingency plans to deal with issues relating to the failure of system segments.

     In addition, utility services, which are generally beyond our control, may present a significant Year 2000 risk. In particular, disruption of telecommunication and electric utility service because of a Year 2000 related problem (or otherwise) could interfere significantly with our operations, even if we and our service providers and customers, and their computers, systems, and software, are fully Year 2000 compliant.

     The foregoing is a summary of the steps which we have taken as of June 30, 1999 and proposed to take as of that date with respect to the Year 2000 issue, and the risks which we, at this time, believe the Year 2000 issues are likely to present. We are using good faith efforts, which we believe are reasonable, to prepare for the Year 2000 issue and avoid disruption in our business. Nonetheless, the Year 2000 issue presents an unprecedented challenge to the financial services industry, an industry characterized by a high degree of interdependence among financial institutions and those who deal with and service them, such as outside data processing services, computer network system providers, local and long distance telecommunications companies, utilities, and ATM terminal service providers. Whether these outside parties are ready for the year 2000 is largely beyond our control. Accordingly, there can be no assurance that

     o our assessment of the Year 2000 risks will prove to be correct;

     o the steps we are taking will be sufficient to avoid disruption to our business and other material risks; and

     o the foregoing will not ultimately have a material adverse effect on us and our business.


Pending Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 2000. Statement of Financial Accounting Standard No. 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. We expect to adopt Statement of Financial Accounting Standard No. 133 effective January 1, 2001. Statement of Financial Accounting Standard No. 133 requires the recognition of all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value as a component of income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be off-set against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. We have not yet determined what the effect of Statement of Financial Accounting Standard No. 133 will be on our earnings and financial position.

                        INFORMATION REGARDING THE LOANS
                  AND DEPOSITS IN THE NEW ENGLAND ACQUISITION


     The information set forth below provides certain information about the deposits we expect to assume and loans we expect to acquire upon closing the New England acquisition (expected to be on or about April 28, 2000). This information is derived from deposit and loan schedules provided to us by Fleet/BankBoston as of June 30, 1999. This information has not been audited and may change materially between June 30, 1999 and the date of the New England acquisition as a result of many factors, including changes in interest rates, deposit withdrawals, loan originations and repayments, changes in assets and refinancings. Because the New England acquisition is not an acquisition of a going business or other discrete operating unit, there is no historical financial information (other than that presented below) available with respect to the assets and liabilities we expect to acquire.



Composition of Loan Portfolio




                                             As of June 30, 1999
                                          --------------------------
                                             Balance        Percent
                                          -------------   ----------
                                            (dollars in thousands)
Residential real estate loans .........    $3,787,131      47.4%
                                           ----------     -----
  Total residential loans .............     3,787,131      47.4
                                           ----------
Commercial real estate loans ..........       401,009       5.0
Commercial loans ......................     3,296,750      41.3
                                           ----------     -----
  Total commercial loans ..............     3,697,759      46.3
Home equity loans .....................       421,949       5.3
Auto loans ............................        12,962       0.2
Other .................................        74,481       0.9
                                           ----------     -----
   Total consumer loans ...............       509,392       6.4
                                           ----------     -----
   Total loans ........................    $7,994,282     100.0%
                                           ==========     =====
   Total loans with:
    Fixed rates .......................    $4,545,719      56.9%
    Variable rates ....................     3,448,563      43.1
                                           ----------     -----
      Total loans .....................    $7,994,282     100.0%
                                           ==========     =====


Loan Maturity Schedule




                                                       As of June 30, 1999, Maturing
                                        ------------------------------------------------------------
                                         In One Year    After One Year       After
                                           Or Less       -- Five Years    Five Years       Total
                                        -------------  ----------------  ------------  -------------
                                                               (in thousands)
Commercial real estate loans .........     $108,294       $  178,592      $  114,123    $  401,009
Commercial loans .....................      460,060        1,722,185       1,114,505     3,296,750
                                           --------       ----------      ----------    ----------
  Total ..............................     $568,354       $1,900,777      $1,228,628    $3,697,759
                                           ========       ==========      ==========    ==========
Loans with:
   Fixed rates .......................     $365,274       $  939,519      $  643,399    $1,948,192
   Variable rates ....................      203,080          961,258         585,229     1,749,567
                                           --------       ----------      ----------    ----------
    Total ............................     $568,354       $1,900,777      $1,228,628    $3,697,759
                                           ========       ==========      ==========    ==========


Deposit Portfolio Composition



                                                        At June 30, 1999
                                            -----------------------------------------
                                                             Percent of
                                               Balance        Deposits     Yield/Rate
                                            -------------   -----------   -----------
                                                     (dollars in thousands)
Demand deposit and NOW accounts .........    $ 3,998,474        33.6%        0.29%
Savings accounts ........................      2,031,770        17.1         2.33
Money market accounts ...................      2,358,784        19.8         2.89
Retail certificates of deposit ..........      3,221,197        27.0         4.69
                                             -----------       -----         -----
  Total retail deposits .................    $11,610,225        97.5%        2.40%
                                             -----------       -----         -----
Jumbo certificates of deposit ...........        299,894         2.5         5.11
                                             -----------       -----         -----
  Total deposits ........................    $11,910,119       100.0%        2.47%
                                             ===========       =====         =====

Maturities of Time Deposits


                                           As of June 30, 1999
                                          --------------------
                                             (in thousands)
Three months or less ...................        $ 64,737
From three through six months ..........          46,555
From six through twelve months .........         123,468
Over twelve months .....................          65,134
                                                --------
  Total ................................        $299,894
                                                ========

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                                   BUSINESS

General

     We are a Pennsylvania business corporation and the holding company for Sovereign Bank. We are headquartered in Philadelphia, Pennsylvania and Sovereign Bank is headquartered about 50 miles west of Philadelphia in Wyomissing, Pennsylvania.

     Sovereign Bank was created in 1984 under the name Penn Savings Bank through the merger of two mutual financial institutions with contiguous market areas located primarily in eastern and south central Pennsylvania. Sovereign Bank went public in 1986 in connection with its conversion from mutual to stock form and became our subsidiary in 1987 following our holding company reorganization. Since our public offering we have grown principally by acquiring and integrating 22 other financial institutions and other businesses related to banking.

   o As of June 30, 1999, we had consolidated assets of $24.6 billion, deposits of $12.2 billion and stockholders' equity of $1.4 billion.

   o We currently operate 305 community banking offices in eastern and central Pennsylvania, central New Jersey and northern Delaware.

   o In terms of retail deposits, based on the most recently available data, we are the 5th largest banking institution in eastern Pennsylvania, the 5th largest in New Jersey, and among the 50 largest in the United States.

   o As of June 30, 1999, our non-performing assets as a percentage of total assets was 0.36%.

   o Since 1990, we have acquired 22 financial institutions, branch networks and related businesses. Thirteen of these acquisitions, with assets totaling approximately $13 billion, have been completed since 1995.

   o From 1994 through 1998, our operating earnings per diluted share have increased at an average annual growth rate of 18%. We believe that we have achieved these results principally by our ability to successfully complete and integrate our acquisitions.

   o As of September 30, 1999, our directors, executive officers, team members and employee benefit plans owned, after giving effect to the exercise of both vested and non-vested options, approximately 18.25 million shares of our common stock, representing approximately 9.8% of our outstanding shares after giving effect to the exercise of these options.


Critical Success Factors

     In 1987, we defined our four critical success factors. Since that time, they have remained the basis for our strategic planning.


Superior Asset Quality

     Superior asset quality is a high priority for us. As of June 30, 1999 our non-performing assets to total assets ratio was 0.36%. We have increased our allowance for loan loss as a percentage of non-performing loans from 109% at June 30, 1998 to 162% at June 30, 1999, in part to reflect the growth in our commercial loan portfolio. Our quality control procedures include credit scoring, reviewing all credits on at least an annual basis, and performing stress tests on our loan portfolio.

     As we continue our transformation to a super-community bank, we plan to place more emphasis on managing asset quality, including building higher levels of reserves consistent with the transformation of our loan portfolio.


Low Interest Rate Risk

     Interest rate risk management is also an important part of our focus. We believe in consistency of earnings and that earnings should not be materially affected by changes in interest rates. Our primary strategy to lower interest rate risk has been to transform our loan and deposit portfolio mix while managing yield curve risk. We also utilize asset and liability modeling to better manage our interest rate risk.

High Productivity


     Providing quality service in a low cost and efficient manner continues to be important to our success. All of our team members understand the importance of having a highly productive company. For the six-month period ended June 30, 1999, our efficiency ratio (other expense reduced by intangible amortization, trust preferred expense, OREO gains and losses and non-recurring items as a percentage of net interest income plus other income) was 48.1%. Our goal is to improve our productivity further, and reduce this ratio.


Sales, Service and Growth of Our Team Members


     We consider our team members to be our most valuable asset and hold our team responsible for producing growth in stockholder wealth. We believe that as the complexity of our business and environment grows, so must our team. We believe that our continued success is dependent upon helping our team grow faster than the changes in our business or environment. We encourage team members to establish "stretch" goals for both business and personal development and we endeavor to assist team members in achieving these goals. At September 30, 1999, our team members were our largest group of stockholders.


Employee Stock Ownership


     Closely related to our critical success factors is our strong belief that the interests of our executive officers, directors and team members should be aligned with the interests of our stockholders. The annual bonuses of our executive officers are based on the achievement of financial goals. Significant portions (in some cases, all) of current and deferred incentive compensation are paid or provided, on a mandatory or voluntary basis, in the form of our common stock through participation in one or more stock-based plans. In addition, our directors and executive officers are required to beneficially own a specified minimum number of shares of our common stock. Executive officers are allocated, or are offered the opportunity to acquire, our common stock through participation in our employee stock ownership plan and other stock-based plans.


Business Strategy


     As a result of continuing consolidation in the financial industry, we believe that there is an increasing need for super-community banks throughout the northeastern United States. We consider a super-community bank to be a bank with the size and range of commercial, business and consumer products to compete with larger institutions, but with the orientation to relationship banking and personalized service usually found at smaller community banks.


     In response to this need, in 1996 we initiated a strategy to transform ourselves from a traditional mortgage lender into a super-community bank by:


   o targeting small and medium size businesses through an offering of a broader array of commercial and business banking products and services;


   o changing the mix of our deposits and, while endeavoring to preserve our credit quality, changing the mix of our assets to be more characteristic of a commercial bank;


   o increasing our penetration into larger, more densely populated markets in the northeastern United States;


   o preserving our orientation toward relationship banking and personalized service, as well as our sales- driven culture; and


   o increasing our non-interest income as a percentage of net income.

     We have made significant progress toward achieving this transformation, principally through the following acquisitions:


   o Acquisition of Peoples Bancorp, Inc. In June 1999, we completed our acquisition of Peoples Bancorp, Inc., a financial services holding company headquartered in Lawrenceville, New Jersey. Peoples operated 14 banking offices in central and southern New Jersey through its banking subsidiary. This transaction gave us capital, a trust operation with the potential to increase non-interest income and increased penetration of the demographically attractive Princeton, New Jersey area.


   o Acquisition of First Union/CoreStates Deposits and Assets. In September 1998, we completed our acquisition of 93 branch offices, approximately $2.2 billion in associated bank deposits and approximately $725 million in selected Pennsylvania and New Jersey commercial and consumer loans from First Union Corporation. These branches are located in 20 counties in Pennsylvania, including 23 branches in the Philadelphia area, nine branches in the Lehigh Valley, 42 branches in central and north-central Pennsylvania, and nine branches in central New Jersey. This transaction gave us substantial commercial bank loans and deposits and increased our penetration of attractive markets surrounding Philadelphia.


   o Acquisition of Carnegie Bancorp. In July 1998, we completed our acquisition of Carnegie Bancorp, a commercial bank holding company headquartered in Princeton, New Jersey, with seven community banking offices in central New Jersey and one community banking office in Pennsylvania. This transaction gave us small business loans and related deposits, as well as a presence in the demographically attractive Princeton, New Jersey area.


   o Acquisition of First Home Bancorp Inc. In July 1998, we completed our acquisition of First Home Bancorp Inc., a financial services holding company headquartered in Pennsville, New Jersey, with eight community banking offices in southern New Jersey and two community banking offices in Delaware. This transaction gave us additional penetration of the southern New Jersey area.


   o Acquisition of ML Bancorp, Inc. In February 1998, we completed our acquisition of ML Bancorp, Inc. ML Bancorp's principal operating subsidiary, Main Line Bank, operated 29 branch offices located in the suburbs of Philadelphia. This acquisition increased our loans by approximately $1.1 billion, our deposits by approximately $1.0 million and our stockholders' equity by approximately $201 million. This transaction strengthened our mortgage banking and commercial lending businesses and increased our penetration of demographically attractive suburban markets to the west of Philadelphia.


   o Acquisition of Fleet Auto Finance Division. In September 1997, we completed our acquisition of the prime auto finance operations of Fleet Financial Group, Inc. The assets of the acquired business consisted principally of approximately $2.0 billion of indirect automobile loans, commercial loans (primarily dealer floor planning) and loans to auto leasing companies. This platform, which originated loans principally in New England and New York, has expanded into Pennsylvania, southern New Jersey and Delaware and has played a key role in our transformation into a super-community bank. This transaction gave us commercial loans, increased depth and breadth in commercial loan management and a presence in the New England markets.


   o Acquisition of Bankers Corp. In August 1997, we acquired Bankers Corp., a financial services holding company headquartered in Perth Amboy, New Jersey, with approximately $2.6 billion in assets as of June 30, 1997. Bankers operated 15 branch offices located in Middlesex, Monmouth and Ocean counties in central New Jersey. Upon completion of the acquisition, we increased our loans by approximately $1.5 billion, deposits by approximately $1.7 billion and stockholders' equity by approximately $204 million. This transaction had an attractive core deposit mix and gave us a presence in southern New Jersey.


   o Acquisition of First State Financial Services. In February 1997, we completed the acquisition of First State Financial Services, Inc., a savings institution headquartered in West Caldwell, New Jersey, with approximately $600 million in assets as of December 31, 1996 and 14 branch offices located throughout central and northern New Jersey and the Philadelphia market. This transaction increased our penetration of central and northern New Jersey.

     These acquisitions have diversified the mix of our assets, deposits and earnings, substantially increased the size of our franchise, given us substantial presence in demographically attractive areas surrounding Pennsylvania, increased our market share in New Jersey and given us a presence in Delaware.

     We believe that the New England acquisition will accelerate and substantially complete our transformation into a super-community bank.


Lines of Business


Commercial Banking


     We offer an array of commercial banking products principally to small and medium-sized businesses, including traditional loans and lines of credit, asset-based lending, dealer floor plan loans, enterprise value loans, commercial finance loans, cash management services, international banking services, private banking services and other fee generating services. We aim to differentiate ourselves on the basis of the quality of service delivered by experienced relationship managers who understand and anticipate customers' financial needs, provide customized solutions and shepherd customer requests through loan approval processes. At June 30, 1999, the commercial loan portfolio was $3.2 billion and comprised 26.0% of our loan portfolio, up from $1.5 billion and 14.3% of the total loan portfolio at June 30, 1998. Commercial loan originations for 1998 were $1.3 billion, up from $310 million in 1997 and $165 million in 1996.

     As we attempt to increase our commercial loan activity, we try to remain committed to a strong credit culture. We have an independent group which is headed by a Chief Credit Policy Officer who reports directly to our Chief Financial Officer and is responsible for company-wide risk management. The average corporate credit in our commercial loan portfolio is approximately $250,000. Our approval process requires dual approvals for commercial loans up to $5.0 million, and loan committee approvals for all loans over $5.0 million. The process provides for all loans to be rated and reviewed annually, including an evaluation under various economic and interest rate environments. Consolidation in our markets has enabled us to hire relationship managers who have experienced different phases of a credit cycle.


Community Banking & Consumer Lending


     We have 305 community branches, plus a network of 24-hour ATMs, throughout eastern and central Pennsylvania, New Jersey, and northern Delaware. To provide convenience banking for customers 24 hours per day, we have expanded our ATM network significantly over the past two years. At June 30, 1999 we had 492 ATMs.

     At June 30, 1999 our total deposits amounted to $12.2 billion.

     Our consumer lending division has grown through increased emphasis on home equity loans and improved marketing techniques. At June 30, 1999, the consumer loan portfolio was $4.2 billion and comprised 33.6% of our loan portfolio, up from $3.2 billion and 30.2% of the total loan portfolio at June 30, 1998.


Mortgage Banking


     We offer a number of mortgage products including conventional mortgage loans, jumbo mortgage loans, low income mortgage loans and other non-conforming mortgage loans. We market and sell these products through different delivery channels such as our community banking network, retail loan production offices and correspondent networks.

     The focus of our mortgage banking unit is to generate higher non-interest income from loan originations, while at the same time cross-selling banking services to our customers. We originate residential loans and sell them to third parties, while continuing to service these loans to ensure quality of service to our customers and to enhance future fee income. Mortgage banking revenues were $19.0 million for the six-month period ended June 30, 1999 compared to $14.6 million for the same period in 1998. We serviced $9.8 billion of our own loans and $6.5 billion of loans for others at June 30, 1999 compared to $9.0 billion of our own loans and $6.3 billion of loans for others at June 30, 1998.

     Our super-community bank strategy has resulted in our residential loan portfolio playing a less significant role within our total loan portfolio. For the six-month period ended June 30, 1999, we closed $969 million of residential mortgage loans compared to $933 million of residential mortgage loans for the same period in 1998. At June 30, 1999, our residential mortgage loan portfolio was $5.0 billion compared to $5.9 billion at June 30, 1998. At June 30, 1999, our residential mortgage portfolio comprised 40.4% of our total loan portfolio.



Alternative Delivery Systems


     Direct Banking & Call Center

     Our inbound customer service center houses approximately 150 team members to answer inquiries concerning our products and services. Receiving up to 39,000 calls per week, our information center enhances customer service by eliminating long lines in branches and allows our customers to receive quick answers to their questions.


     NetBanking

     "Sovereign NetBanking" is an internet banking product which allows our existing customers to perform various transactions on their computer, as long as they have access to the internet and a secure browser. This alternative delivery system permits our customers to check account balances, pay bills, receive information about transactions within their accounts, make transfers between accounts, stop payment on a check and reorder checks.


     Touch-Tone Banking

     This automated service provides the flexibility for our customers to receive up-to-date balance information on their accounts, receive information on cleared items, and transfer funds over the telephone.


Internet Bank

     By the beginning of 2000, Sovereign Bank plans to offer a full range of financial products and services over the internet, without physical branches, through 1st Webbank Direct, which operates as a division of Sovereign Bank. Products and services include deposit accounts, CDs, IRAs, debit cards, loans and electronic bill paying. This division will target both new customers and Sovereign Bank's existing customers.

     During the second quarter of 1999, we announced that we intended to launch a new internet banking product, 1st Webbank Direct, as a division of Sovereign Bank. Our board has authorized management to submit, if, when and to the extent it determines prudent, amendments to our articles of incorporation to our stockholders for approval to create a new class of our common stock intended to reflect the value and track the future performance of the internet bank. We have no present plans to submit such amendments to our stockholders and can give no assurances that we will ever do so.


Employees

     At September 30, 1999, we had 3,907 full-time and 582 part-time team members. None of these team members are represented by a collective bargaining unit, and we believe relations with our team members are good.


Competition

     Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation. Recently, we have experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of the price at which products are offered and on customer service. A number of institutions with which we compete have significantly greater assets and capital than we do.


Environmental Laws

     Environmental hazards have become a source of high risk and potentially unlimited liability for financial institutions in connection with their loans. Environmentally contaminated properties owned by an institution's borrowers may result in a drastic reduction in the value of the collateral securing the institution's loans to such borrowers, high environmental clean-up costs to the borrower affecting its ability to repay the loans, the subordination of the institution's liens to a state or federal lien securing clean-up costs, and liability of the institution for clean-up costs if it forecloses on the contaminated property or becomes involved in the management of the borrower. To minimize this risk, Sovereign Bank may require an environmental examination of and report on the property of any borrower or prospective borrower if circumstances affecting the property indicate a potential for contamination, taking into consideration the potential loss to the institution and the burdens to the borrower. This examination must be performed by an engineering firm experienced in environmental risk studies and acceptable to the institution, and the costs of the examinations and reports are the responsibility of the borrower. These costs may be substantial and may deter a prospective borrower from entering into a loan transaction with Sovereign Bank. We are not aware of any borrower who is currently subject to any environmental investigation or clean-up proceeding which is likely to have a material adverse effect on the financial condition or results of operations of Sovereign Bank.


Supervision And Regulation

     Set forth below is a brief description of certain laws and regulations which are applicable to us and Sovereign Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations. Investors should note that legislation is introduced from time to time in the United States Congress which may affect our operations and the operations of Sovereign Bank. In addition, the regulations promulgated pursuant to such laws may be amended from time to time by the Office of Thrift Supervision and other federal banking agencies. Any such legislation or regulatory changes in the future could adversely affect us and Sovereign Bank. No assurance can be given as to whether or in what form any such changes may occur.


General

     Sovereign Bank, as a federally chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Sovereign Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation (FDIC), which insures the deposits of Sovereign Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision, which is our primary federal regulator, and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting stockholders.

     The Office of Thrift Supervision regularly examines Sovereign Bank and prepares reports for the consideration of its board of directors on any deficiencies that it may find in its operations. The FDIC also has the authority to examine Sovereign Bank in its role as the administrator of the Savings Association Insurance Fund. Sovereign's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of loan and mortgage requirements. Any change in such regulations, whether by the FDIC, Office of Thrift Supervision or Congress, could have a material adverse impact on us and our operations.

Sovereign Bancorp, Inc.


     Sovereign Bancorp, Inc. is the holding company for Sovereign Bank. As such, we are registered with the Office of Thrift Supervision under the Savings and Loan Holding Company Act as a savings and loan holding company. We are subject to their examination and supervision, and we have certain reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over us, which permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to our subsidiary savings bank.

     We are a unitary savings and loan holding company, meaning that we have only one savings institution subsidiary. As a unitary savings and loan holding company, we are generally not subject to restrictions on the investments we have or the activities we conduct directly, or through our subsidiaries other than Sovereign Bank. If we acquire control of another savings bank as a separate subsidiary, we would become a multiple savings and loan holding company, and our activities and those of any of our nonbanking subsidiaries would become subject to activity restrictions by the Office of Thrift Supervision. At the present time, we do not engage in any activities that would not be permissible for a multiple savings and loan holding company.

     If Sovereign Bank fails a qualified thrift lender test, as discussed below, we must obtain the approval of the Office of Thrift Supervision prior to continuing after such failure, directly or through our other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure, we must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender."


Control of Sovereign Bancorp, Inc.


     Under the Savings and Loan Holding Company Act and the Change in Bank Control Act, there are certain limitations on the acquisition of our stock by others. Any individual, corporation or other entity, acting alone or in concert with others, that proposes to acquire "control" of us, must first obtain the prior approval of the Office of Thrift Supervision. Control is defined as 25% or more of our stock, or 10% or more of our stock if there are one or more "control factors" as defined by Office of Thrift Supervision regulations. One of these factors is that such a 10% holder would be one of the two largest holders of our stock. At the present time, we are not aware of any person or group of persons holding 10% or more of our voting stock.


Acquisitions by Us

     We must obtain prior approval from the Office of Thrift Supervision before acquiring more than 5% of the stock of any other savings and loan holding company or savings institution, or acquiring by merger any such entity, or before assuming any deposit liabilities from another institution. In determining whether or not to grant such approval, the Office of Thrift Supervision is required to review the financial, managerial, and convenience and needs factors of any proposed acquisition, as well as the possible effect on competition of such transaction in the applicable market. In reviewing any proposed acquisition, the Office of Thrift Supervision is also required to consider the future prospects of the constituent institutions. Depending upon the specific facts regarding a proposed acquisition, the Office of Thrift Supervision could determine that the pro forma financial condition or managerial resources of a savings and loan holding company may be inadequate, causing undue pressure on a constituent financial institution after the proposed transaction, and therefore deny approval of such transaction. Acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings banks in more than one state, unless such interstate acquisitions are permitted by specific state law, or involve a supervisory acquisition of a failing savings bank.


Sovereign Bank


     The Office of Thrift Supervision has extensive authority over the operations of savings institutions. As part of this authority, Sovereign Bank is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The last regular

Office of Thrift Supervision examination of Sovereign Bank was as of March 31, 1999. Under agency scheduling guidelines, it is likely that another examination will be initiated within 12 to 18 months after the most recent examination. When these examinations are conducted, the examiners may require Sovereign Bank to provide for higher general or specific loan loss reserves, or require Sovereign to take other actions to ensure that Sovereign is operating within the law and in a safe and sound manner as interpreted by the Office of Thrift Supervision. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the Office of Thrift Supervision. Sovereign's annual Office of Thrift Supervision assessment is approximately $1.5 million.

     The Office of Thrift Supervision has extensive enforcement authority over all savings institutions and their holding companies. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or failures to act may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required.

     In addition, the investment, lending and branching authority of Sovereign Bank is prescribed by federal laws, and Sovereign Bank is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in equity securities generally, or in non-investment grade corporate debt securities. In addition, the permissible level of investments by federal institutions in certain types of loans, or loans secured by non-residential real property, are subject to certain limits based on the amount of total assets or capital. For example, Sovereign Bank's investment in large commercial loans that are not secured by real estate is limited to 10% of its total assets. Federal savings institutions must also obtain approval to open branches, but are generally authorized to branch nationwide. Savings institutions have a lending limit for loans-to-one-borrower equal to 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1999, Sovereign Bank's lending limit under this restriction was $270 million. Finally, there are a number of specialized laws and regulations that affect the basic businesses of all depository institutions, such as Truth in Lending, Truth in Savings, Fair Lending, Fair Credit Reporting, Fair Debt Collection Practices, and others. Sovereign Bank must spend a significant portion of its resources to assure that it is in compliance with all applicable regulatory requirements.

     The Office of Thrift Supervision has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards is subject to enforcement action, and must submit a compliance plan.


Insurance of Accounts and Regulation by the FDIC


     Sovereign Bank is a member of the Savings Association Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund or Bank Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action, and may terminate an institution's deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Savings Association Insurance Fund will be less than the designated reserve ratio of 1.25% of Savings Association Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on Savings Association Insurance Fund members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

     The current premium schedule for Bank Insurance Fund and Savings Association Insurance Fund insured institutions ranges from 0 to 27 basis points per $100 of deposits. Sovereign is in the category of institutions that pay no deposit insurance premiums. However, all insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. The current rate for Savings Association Assurance Fund insured institutions is 5.9 basis points for each $100 in domestic deposits, while Bank Insurance Fund insured institutions pay an assessment equal to 1.2 basis points for each $100 in domestic deposits. After January 1, 2000, the Financing Corporation assessments for Savings Association Insurance Fund and Bank Insurance Fund insured institutions will be the same. These assessments, which may be revised based upon the level of Bank Insurance Fund and Savings Association Insurance Fund deposits, will continue until the bonds mature in the year 2017.


Regulatory Capital Requirements

     Federally insured savings institutions are required to maintain a minimum level of regulatory capital. The Office of Thrift Supervision has established capital standards, including a tangible capital requirement, a leverage ratio, or core capital, requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements are generally as stringent as the comparable capital requirements for national banks. The Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

     The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At June 30, 1999, Sovereign Bank had tangible capital of $1.4 billion, or 5.9% of adjusted total assets, which is approximately $1 billion above the minimum requirement of 1.5% of adjusted total assets in effect on that date. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank would have had tangible capital of $1.5 billion or 4.8% of total assets, which is approximately $1 billion above such minimum requirement. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4% to be considered adequately capitalized, unless its supervisory condition is such to allow it to maintain a 3% ratio. At June 30, 1999, Sovereign Bank had core capital equal to $1.4 billion, or 5.9% of adjusted total assets, which is $461 million above the minimum leverage ratio requirement of 4% as in effect on that date. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank would have had core capital equal to approximately $1.5 billion or 4.8% of adjusted total assets, which is approximately $250 million above such minimum leverage ratio. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     The Office of Thrift Supervision risk-based requirement requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. The amount of supplementary capital that may be used to satisfy the risk-based requirement may not exceed the amount of core capital. The Office of Thrift Supervision is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, are multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at time of origination.

     On June 30, 1999, Sovereign Bank had total risk-based capital of $1.6 billion and risk-weighted assets of $13.8 billion, or total capital of 11.3% of risk-weighted assets. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank would have had $1.8 billion of risk-based capital and risk-weighted assets of $21.6 billion, or total capital of 8.2% of risk-weighted assets. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     The Office of Thrift Supervision and the FDIC are authorized and, under certain circumstances, required, to take certain actions against savings institutions that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than a 4% core capital ratio, a 4% Tier 1 risk-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and until such plan is approved by the Office of Thrift Supervision may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

     As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

     Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6% is considered "significantly undercapitalized" and must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the Office of Thrift Supervision must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the Office of Thrift Supervision and the FDIC, including the appointment of a conservator or a receiver.

     The Office of Thrift Supervision is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The imposition by the Office of Thrift Supervision or the FDIC of any of these measures on Sovereign Bank may have a substantial adverse effect on its operations and profitability.


Limitations on Dividends and Other Capital Distributions


     Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

     The holders of our common stock share ratably in dividends when and if declared by the board of directors from legally available funds. Declaration and payment of cash dividends by us depends upon dividend payments by Sovereign Bank, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and stockholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

     Sovereign Bank cannot pay dividends on its capital stock or repurchase shares of its stock if its stockholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of Sovereign Bank or applicable regulatory capital requirements. Current Office of Thrift Supervision regulations require a holding company's insured institutions to give the Office of Thrift Supervision 30 days advance notice of any proposed declaration of dividends to the holding company, and the Office of Thrift Supervision has the authority under its supervisory powers to prohibit the payment of dividends to the holding company.

     Under the Office of Thrift Supervision capital distribution rule, a savings association may make capital distributions of up to 100% of its net income during a calendar year, plus retained net income for the prior two years, provided that the association will remain adequately capitalized and eligible for expedited filings following the distribution and the distribution is not otherwise prohibited by applicable law or regulation.

     An association may make capital distributions in excess of these limits if the Office of Thrift Supervision approves after receiving an application.


Liquidity

     All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the average daily balance of its liquidity base during the preceding calendar quarter or a percentage of the amount of its liquidity base (net withdrawable accounts plus short-term borrowings) at the end of the preceding quarter. This liquid asset ratio requirement may vary from time to time between 4% and 10% depending upon economic conditions and savings flows of all savings institutions. At the present time, the minimum liquid asset ratio is 4%.

     Penalties may be imposed upon institutions for violations of the liquid asset ratio requirement. At June 30, 1999, Sovereign Bank was in compliance with the requirement, with an overall liquid asset ratio of 64%. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank would have been in compliance with the requirement, with a liquid asset ratio of 52%. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."


Qualified Thrift Lender

     All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments. As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At June 30, 1999, Sovereign Bank's qualified thrift ratio was 91%. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank's qualified thrift ratio would have been 80%. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter, unless it requalifies as a qualified thrift lender and thereafter remains a qualified thrift lender. If an institution does not requalify and converts to a national bank charter, it must remain Savings Association Insurance Fund insured until the FDIC permits it to transfer to the Bank Insurance Fund. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home

Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest itself of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding Federal Home Loan Bank borrowings, which may result in prepayment penalties. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.


Other Loan Limitations

     Federal law limits the amount of non-residential mortgage loans a savings institution, such as Sovereign Bank, may make. Separate from the qualified thrift lender test, the law limits a savings institution to a maximum of 10% of its assets in large commercial loans, with another 10% of assets permissible in "small business loans." Commercial loans secured by real estate, however, are in addition to the above amounts, and can be made in an amount up to four times an institution's capital. An institution can also have commercial leases in addition to the above, up to 10% of its assets. Commercial paper, corporate bonds, and consumer loans taken together cannot exceed 35% of an institution's assets. For this purpose, however, residential mortgage loans and credit card loans are not considered consumer loans, and are both unlimited in amount. The foregoing limitations are established by statute, and cannot be waived by the Office of Thrift Supervision. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations at the time we expect to close the New England acquisition, requiring us to either reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net interest income. See "Risk Factors -- Regulations limiting the size of our commercial loan portfolio may adversely affect our net interest income and may require us to sell commercial loans in connection with completion of the New England acquisition."

Community Reinvestment Act

     Under the Community Reinvestment Act, every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with the examination of Sovereign Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of Thrift Supervision and failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on activities. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, we may be required to devote additional funds for investment and lending in our local communities. We were examined for Community Reinvestment Act compliance in December 1996, and received a rating of outstanding.

Transactions with Affiliates

     Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Sovereign Bank include Sovereign and any company which is under common control with Sovereign Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

     Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the Office of Thrift Supervision. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

Federal Reserve Requirements

     The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, which are generally checking, NOW, and Super NOW accounts. The balances maintained to meet these reserve requirements may, at the same time, be used to satisfy the liquidity requirements imposed by the Office of Thrift Supervision. At June 30, 1999, Sovereign Bank was in compliance with all reserve requirements. If the New England acquisition and related financings would have occurred on June 30, 1999, based on certain assumptions Sovereign Bank would have been in compliance with these requirements. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve regulations require that institutions exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve.


Legislation

     In the past, Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfathering" or "phase in" provisions, legislation eliminating Sovereign Bank's charter would have a material adverse effect on us and Sovereign Bank because, among other things, the regulatory capital and accounting treatment for bank holding companies and savings and loan holding companies is different. In addition, current legislative proposals contemplate a transfer of jurisdiction over savings and loan associations from the Office of Thrift Supervision to the Federal Reserve Board who could elect to impose bank holding company regulations on us. If we were presently subject to regulations governing bank holding companies, we would not meet applicable capital requirements and, as a result, we would be required to raise additional capital or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, our ability to engage in nonbanking activities would be materially curtailed. We cannot determine if, when, or in what form such legislation may eventually be enacted and we can give no assurance that any legislation that is enacted would contain provisions which would effectively exempt us from these requirements.

                                  MANAGEMENT


     The following table sets forth certain information with respect to our current directors and executive officers.




Name                                    Age    Position
------------------------------------   -----   ------------------------------------------------
Richard E. Mohn ....................    68     Chairman of the Board
Jay S. Sidhu .......................    48     President and Chief Executive Officer, Director
Dennis S. Marlo ....................    56     Chief Financial Officer and Treasurer
Lawrence M. Thompson, Jr. ..........    47     Chief Administrative Officer and Secretary
Brian Hard .........................    53     Director
Rhoda S. Oberholtzer ...............    68     Director
Patrick J. Petrone .................    69     Director
Daniel K. Rothermel ................    61     Director
Cameron C. Troilo, Sr. .............    60     Director
G. Arthur Weaver ...................    66     Director

Richard E. Mohn. Mr. Mohn became Chairman of the Board of Sovereign Bank in November 1989, and Chairman of Sovereign Bancorp, Inc. in May 1995. Mr. Mohn is the retired Chairman of Cloister Spring Water Company, Lancaster, Pennsylvania. Mr. Mohn has served on boards, committees, or advisory boards of Sovereign Bancorp, Inc., Sovereign Bank or predecessor institutions for 24 years.


Jay S. Sidhu. Mr. Sidhu became President and Chief Executive Officer of Sovereign in November 1989, and was named President and Chief Executive Officer of Sovereign Bank in March 1989. Mr. Sidhu previously served as Treasurer and Chief Financial Officer of Sovereign Bancorp, Inc. since its organization in 1987. Mr. Sidhu is a member of the Board of Directors of Old Guard Group, Inc., a publicly held holding company for several property and casualty insurance companies.


Dennis S. Marlo. Mr. Marlo was appointed Chief Financial Officer and Treasurer of Sovereign Bancorp, Inc. on May 19, 1998. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp, Inc., which was acquired by Sovereign Bancorp, Inc. in February 1998. He is a certified public accountant and a former partner in KPMG Peat Marwick financial institutions group.


Lawrence M. Thompson, Jr. Mr. Thompson serves as Chief Administrative Officer and Secretary of Sovereign Bancorp, Inc. and Chief Operating Officer of Sovereign Bank. Mr. Thompson was hired as Sovereign Bank's General Counsel and Secretary in 1984. He was promoted to Vice President in 1985. In April 1986, he became Sovereign Bank's Senior Vice President for legal affairs and administration. In January 1990, he became Group Executive Officer -- Lending and in June 1995, he became Chief Administrative Officer of Sovereign and Sovereign Bank. Mr. Thompson became Chief Operating Officer of Sovereign Bank in November 1996.


Brian Hard. Mr. Hard became President of Penske Truck Leasing in 1988. He was elected to Sovereign's Board of Directors effective on November 1, 1999. He also serves as a director of the Reading Hospital and Medical Center, Albright College, and Hawk Mountain Council -- Boy Scouts of America.


Rhoda S. Oberholtzer. Mrs. Oberholtzer was a business executive of Stauffer's of Kissel Hill, a multi-location retail store, prior to her retirement in 1996.



Patrick J. Petrone. Mr. Petrone retired as President of the Charter Federal Savings Bank Division of Sovereign Bank and as Vice Chairman of Sovereign Bank in October 1996. Prior to the merger of Charter Federal Savings Bank into Sovereign Bank in 1994, he served as President and Chief Executive Officer of Charter FSB Bancorp from 1990 and of Charter Federal Savings Bank from 1989. Mr. Petrone previously served as Executive Vice President and Chief Executive Officer of Charter Federal Savings Bank from 1988 to 1989.

Daniel K. Rothermel. Mr. Rothermel became President and Chief Executive Officer of Cumru Associates, Inc., a private holding company in 1989. He retired, in 1989, as Vice President, General Counsel and Secretary of Carpenter Technology Corporation, a publicly held specialty steel manufacturer, a position he held for more than ten years.

Cameron C. Troilo, Sr. Mr. Troilo is the owner and President of Cameron C. Troilo, Inc., a holding company for entities engaged in the construction, building material supply and real estate management businesses. Mr. Troilo previously served as Vice Chairman of Yardley Savings & Loan Association, which was acquired by Sovereign Bank in 1989.

G. Arthur Weaver. Mr. Weaver is a real estate and insurance executive with the George A. Weaver Company, New Holland, Pennsylvania. Mr. Weaver is a member of the Board of Directors of Old Guard Group, Inc., a publicly held holding company for several property and casualty insurance companies.

     The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of our common stock as of September 30, 1999, by each of our directors and executive officers. Unless otherwise indicated, each director and executive officer holds sole voting and investment power over the shares listed as beneficially owned. Unless otherwise indicated, shares indicated as being subject to options are shares issuable pursuant to options outstanding and vested under our stock option plans.




                                                        Amount and
                                                         Nature of             Percentage
                                                        Beneficial             of Common
Beneficial Owners                                      Ownership(1)              Stock
--------------------------------------------   ----------------------------   -----------
Richard E. Mohn ............................               485,051(2)                *
Jay S. Sidhu ...............................             2,773,793(3)             1.52%
Dennis S. Marlo ............................             1,120,866(4)                *
Lawrence M. Thompson, Jr. ..................               472,752(5)                *
Brian Hard .................................                 1,782                   *
Rhoda S. Oberholtzer .......................                35,921(6)                *
Patrick J. Petrone .........................               278,093(7)                *
Daniel K. Rothermel ........................               127,376(8)                *
Cameron C. Troilo, Sr. .....................               712,760(9)                *
G. Arthur Weaver ...........................               120,912(10)               *
Sovereign directors and executive
 officers as a group (ten persons) .........             6,129,306(11)(12)        3.34%

------------
* Shares listed constitute less than 1% of outstanding shares.
(1) The table reflects data supplied by each director and executive officer. The table also reflects shares of Sovereign common stock owned by the trustee of our Employee Stock Ownership Plan which have been allocated to the accounts of the executive officers identified in the table, and as a group.
(2) Mr. Mohn holds shared voting and investment power over 166,340 shares. Shares and percentage include 79,324 shares subject to vested options.
(3) Mr. Sidhu holds shared voting and investment power over 621,209 shares. Shares and percentage include 1,053,873 shares subject to vested options and 28,575 shares held by our 401(k) Retirement Plan that are allocated to Mr. Sidhu's account. Shares and percentage include 19,848 shares purchased and held by our Employee Stock Ownership Plan which are allocated to Mr. Sidhu's account and over which he exercises voting power.
(4) Mr. Marlo holds shared voting and investment power over 28,903 shares. Mr. Marlo's shares and percentage include 581,240 shares subject to vested options and 428 shares held by our 401(k) Retirement Plan which are allocated to Mr. Marlo's account. Mr. Marlo was not a participant in our Employee Stock Ownership Plan in 1998.
(5) Mr. Thompson holds shared voting and investment power over 103,316 shares. Mr. Thompson's shares and percentage include 289,254 shares subject to vested options and 5,676 shares held by our 401(k) Retirement Plan which are allocated to Mr. Thompson's account. Shares and percentage include 15,083 shares purchased and held by our Employee Stock Ownership Plan that are allocated to Mr. Thompson's account and over which he exercises voting power.

 (6) Mrs. Oberholtzer holds shared voting and investment power over 525 shares. Shares and percentage include 24,000 shares subject to vested options.
 (7) Shares and percentage include 24,000 shares subject to vested options.
 (8) Mr. Rothermel holds shared voting and investment power over 11,325 shares. Shares and percentage include 3,341 shares held by Mr. Rothermel's spouse with respect to which Mr. Rothermel disclaims beneficial ownership. Shares and percentage include 58,151 shares subject to vested options.
 (9) Mr. Troilo holds shared voting and investment power over 503,600 shares. Shares and percentage include 55,783 shares subject to vested options.
(10) Mr. Weaver holds shared voting and investment power over 37,783 shares. Shares and percentage include 66,751 shares subject to vested options.
(11) In the aggregate, these persons hold shared voting and investment power over 1,472,474 shares. Shares and percentage include 2,200,593 shares subject to vested options and 34,679 shares held by our 401(k) Retirement Plan allocated to the executive officers' accounts. Shares and percentage include 34,931 shares purchased and held by our Employee Stock Ownership Plan that are allocated to participant accounts and over which they exercise voting power.
(12) Under a policy adopted by our board of directors in January 1998, our non-employee directors, Mr. Sidhu, Mr. Marlo and Mr. Thompson are required to beneficially own shares of our common stock having a value of $100,000, six times base salary, and three times base salary, respectively, at all times during their tenure with us. The ownership requirement for non-employee directors and Mr. Sidhu must be achieved by December 31, 1999. The ownership requirement for Messrs. Marlo and Thompson must be achieved by December 31, 2002. Shares of our common stock subject to unexercised stock options and shares allocated to the account of Messrs. Sidhu, Marlo and Thompson under our Employee Stock Ownership Plan are not considered beneficially owned for purposes of the policy. Messrs. Sidhu, Marlo and Thompson and a majority of the non-employee directors have met this ownership requirement as of the date of this prospectus supplement.

               DESCRIPTION OF PURCHASE AND ASSUMPTION AGREEMENT


     The following constitutes a summary of the terms and conditions of the purchase and assumption agreement we signed in connection with the New England acquisition. It is qualified in its entirety by reference to the agreement itself. For information on how to obtain a copy of the purchase and assumption agreement, see "Where You Can Find More Information" in the accompanying prospectus. See also "Description of the New England Acquisition."


General


     On September 3, 1999, we and Sovereign Bank entered into a purchase and assumption agreement with Fleet/BankBoston under which we expect to assume approximately $12 billion of deposits and approximately $8 billion of loans, and acquire 268 branch banking offices and 532 ATMs. The branches and ATMs are located in Connecticut (32 branches), Massachusetts (176 branches), New Hampshire (13 branches) and Rhode Island (47 branches). We are acquiring Fleet/BankBoston's deposits, loans and branches in Rhode Island and Connecticut (principally former BankBoston operations) and Massachusetts and New Hampshire (principally former Fleet operations). The divestiture of these branches and associated assets and liabilities was mandated by the DOJ in connection with the Fleet/BankBoston merger, which was recently completed. The assets and liabilities we plan to acquire were selected by the DOJ to help ensure a competitive banking environment in New England. The deposits, loans and branches which we are acquiring are primarily associated with the small business, middle market and consumer banking markets.


     We anticipate closing the New England acquisition on or about April 28, 2000.


Assets to be Acquired and Liabilities to be Assumed


     Under the terms of the purchase and assumption agreement, we expect to acquire approximately $8 billion of loans, including $3.8 billion of residential mortgage loans, $3.7 billion of commercial loans and $509 million of consumer loans. Under the terms of the purchase and assumption agreement, we will not acquire any loan that is more than 90 days past due. We have also agreed to acquire certain Community Reinvestment Act assets and commitments, rights under certain international securities dealer agreements and 100% participation interests in certain letters of credit and liquidity support agreements. We have also agreed to acquire 108 owned and 163 leased branch and other facilities, including related fixtures and equipment, and certain precious metals inventory with a combined fair market value of approximately $389 million.


     Under the terms of the purchase and assumption agreement, the deposit liabilities we expect to assume include advances, lines and negative deposits associated with the branches we expect to acquire. We have also agreed to assume all liabilities and obligations, to the extent such liabilities and obligations arise or accrue after the closing of the New England acquisition, under the lease agreements to which any of the acquired branches are subject, under the loans we acquire, under the international securities dealer agreements transferred to us and under the participation interests we acquire for letters of credit and liquidity support agreements. We have also agreed to assume all other liabilities or obligations, to the extent such obligations arise or accrue after the closing of the New England acquisition, relating to or arising out of the assets we acquire or liabilities we assume at closing. We have also agreed to assume all of Fleet/BankBoston's environmental liabilities associated with the real property to be acquired under the purchase and assumption agreement, except that Fleet/BankBoston has agreed to provide certain remedies if our environmental due diligence, which must be completed by November 2, 1999, discloses an environmental hazard which will require remediation of more than $50,000 or, in the case of two facilities, more than 5% of the book value of the real property.


Purchase Price and Taxes


     We have agreed to pay a premium of 12%, or approximately $1.4 billion before income taxes, for the deposit liabilities we actually assume upon completion of the New England acquisition. This premium is tax-deductible and should reduce the taxes we are required to pay over the next 15 years. We believe that the deposit premium is favorable when compared to those in branch acquisitions we consider comparable. The purchase price paid at closing is subject to adjustment after the closing date to reflect the assets actually acquired and the deposits actually assumed.

     We have also agreed to pay a portion of all sales, transfer, use or similar taxes, including any real property transfer taxes, which are payable or owed as a result of the consummation of the transactions contemplated under the purchase and assumption agreement.

Additional Branches

     Fleet/BankBoston has reserved the right to sell to us an additional 38 branches located in Connecticut, Massachusetts and Rhode Island if Fleet/BankBoston is unable to sell these branches to one or more other community banks. Although we understand that Fleet/BankBoston has reached agreement to sell 20 of the 38 branches and is trying to sell the remainder of the branches to various community banks, we may be required to purchase some or all of these branches. In the event we acquire all of these branches, we would also acquire approximately $1 billion of related deposits, at the same 12% premium, and $53 million of related loans.

Employees

     We have agreed to offer comparable jobs to at least 2,322 employees designated by Fleet/BankBoston and 1,352 additional employees selected by us. These employees represent substantially all employees associated with the branches to be acquired in the New England acquisition, relationship managers for all commercial loans to be acquired, and various administrative and support functions necessary to support the New England assets and liabilities. These employees will be entitled to base salary or wages equal to salary or wages in effect at the closing date of the New England acquisition, vacation benefits equal to those benefits in effect on the closing date of the acquisition until December 31, 2000, and carryover of unused vacation for use in 2000 and, as of January 1, 2001, receipt of all vacation, sick and personal days to which employees are entitled under our policies. These employees will be considered as new hires and will be eligible to participate in our qualified 401(k) plan, qualified employee stock ownership plan, effective on January 1, 2001 (crediting the transferred employee with prior years of service), and our health and welfare plans, and to receive the same amount of insurance coverage received prior to the closing date up to a limit of $680,000. In the event we offer comparable jobs to less than 1,352 additional employees, we have agreed to pay Fleet/BankBoston an amount equal to $35,000 multiplied by the difference between 1,352 and the number of additional employees to whom we actually offer comparable jobs.

     Fleet/BankBoston has also undertaken to pay "stay" or retention bonuses to certain of the key managers and employees of Fleet/BankBoston to whom we will to offer employment. With respect to other key Fleet/BankBoston employees who are not covered by these Fleet/BankBoston retention bonuses, we intend to institute one or more programs to provide such employees with retention bonuses.

Conditions, Representations and Warranties

     The closing of the acquisition is subject to certain conditions, including receipt of all required regulatory approvals. As a condition to Sovereign's obligation to close the acquisition, Fleet/BankBoston shall not have breached any covenant or made any untrue representation or warranty that would have a material adverse effect as defined in the purchase and assumption agreement on or before the closing date. As a condition to Fleet/BankBoston's obligation to close the acquisition, Sovereign shall not have breached any of its covenants on or before the closing date, or made any representation or warranty that is both untrue and that would have a material adverse effect on our ability to consummate the New England acquisition.

     We are purchasing the Fleet/BankBoston assets and liabilities as they exist at the closing of the New England acquisition, based solely on our due diligence review conducted in July and August 1999 and without substantial representations, warranties or indemnities from Fleet/BankBoston (except that we will not acquire any loan more than 90 days past due at the time of closing). Bank assets and liabilities are inherently subject to constant qualitative and quantitative changes.

Regulatory Approval

     We are required to obtain the approval of the Office of Thrift Supervision, our primary regulator, for the New England acquisition. We filed an application for approval with our regulator on September 30, 1999. Our regulator will not approve the acquisition unless Sovereign Bank is adequately capitalized on the date of completion of the New England acquisition and may take into account other considerations.

     We cannot complete the acquisition until 30 days, or 15 days if the U.S. Attorney General does not object, after the date of our regulator's approval, during which time the DOJ may challenge the acquisition on antitrust grounds. However, we believe it is unlikely that the DOJ will challenge the acquisition during this period because the DOJ has already approved the Fleet/BankBoston merger, which approval process included consideration of the proposed divestiture of assets and liabilities to us. The DOJ's approval of the acquisition does not prevent the filing of antitrust actions by any state government or private persons, however. The commencement of an antitrust action by a state government or private person which is possible given the sensitivities to local branch transfers, may have the effect of preventing or delaying the completion of the New England acquisition.

Transitional Matters

     Commencing on the date of the merger of Fleet Financial Group, Inc. with BankBoston Corporation, Fleet/BankBoston began operating the branches and administering the deposits we are assuming and assets we are acquiring as a discrete business unit with a separate management team pending closing of the New England acquisition. Fleet/BankBoston has agreed with us to operate these branches in the ordinary course of business. In addition, Fleet/BankBoston has agreed that it will:

   o not solicit, encourage or induce, before the closing date, a customer at a branch we expect to acquire to transfer such customer's business to a Fleet/BankBoston branch which we are not acquiring or otherwise to transfer such customer's business such that it will not constitute part of the business we expect to acquire;

   o with respect to the deposit liabilities, other than in the usual, regular and ordinary course consistent with past practice, not solicit, encourage or induce a depositor to transfer any deposit liability to a Fleet/BankBoston branch which we are not acquiring or offer deposit accounts at a branch we expect to acquire at interest rates or on other terms which are different from those offered by Fleet/BankBoston at any branch we are not acquiring if any of these actions would have a material adverse effect as defined in the purchase and assumption agreement;

   o with respect to the loans we expect to acquire, other than in the usual, regular and ordinary course consistent with past practice, not amend the terms of any loan to reduce the interest rate applicable to the loan to a rate that is below the market rate of interest for similar loans with the same credit rating that are originated by Fleet/BankBoston for its own portfolio at the time of the amendment, if the amendment would, in the aggregate, result in a change in the characteristics of the portfolio of loans we have agreed to acquire that would have a material adverse effect on the loan value of the loans, taken as a whole;

   o not sell, lease or transfer, or agree to sell, lease or transfer any assets we expect to acquire except for assets sold, leased or transferred in the ordinary course of business or pursuant to the exercise of remarketing rights;

   o not take any action which would adversely affect or delay the ability either of us or Fleet/BankBoston to obtain regulatory approvals or to perform either party's covenants and agreements under the purchase and assumption agreement; and

   o use commercially reasonable efforts to maintain and preserve intact its relationships with employees and customers at the branches we have agreed to acquire.

     Fleet/BankBoston has also agreed not to solicit our customers for two years after the completion of the purchase and assumption transaction, subject to certain exceptions, including that Fleet/BankBoston is permitted to engage in advertising, solicitations or marketing campaigns or other efforts not primarily directed to or targeted at our customers. Fleet/BankBoston has also agreed to provide us with continuing access to information relating to the assets we have agreed to acquire and the liabilities we have agreed to assume, and to assist us in connection with our systems conversion and other transitional efforts. Fleet/BankBoston has also agreed to provide us with access to the employees we propose to retain.

     In addition, Fleet/BankBoston has agreed to use commercially reasonable efforts, excluding the payment of money or other consideration, to obtain landlord consents to Fleet/BankBoston's assignment to us of each lease with respect to the leased branches and ATMs to be transferred to us under the terms of the purchase and assumption agreement. If Fleet/BankBoston cannot obtain a landlord consent, Fleet/BankBoston will, if permitted without the consent of the landlord, sublease the branch or ATM facility to us on mutually agreeable terms for the remainder of the existing lease. If Fleet/BankBoston is unable to obtain a landlord consent or sublease a branch or ATM to us, Fleet/BankBoston will make space available to us for our operation of the branch or ATM pursuant to a use and occupancy agreement. If, however, our legal counsel determines that the applicable branch or ATM lease does not permit Fleet/BankBoston and us to enter into a use and occupancy agreement, we will not be required to acquire the branch or ATM or the related consumer deposit liabilities and fixed assets.



"No Shop" and Termination Provisions

     The purchase and assumption agreement prohibits Fleet/BankBoston from responding to, initiating, soliciting, or encouraging any inquiries or proposals relating to the sale or disposition of all or any portion of the purchased assets, the assumed liabilities, or the business, except pursuant to remarketing rights as described below. Fleet/BankBoston, however, may terminate the purchase and assumption agreement or solicit bids for and remarket all or any portion of the purchased assets, assumed liabilities, or business, and negotiate and enter into agreements for their sale or other disposition with any other person, without obligation or liability to us, provided that it notifies us no later than five business days prior to such action, if:

   o Sovereign Bank does not obtain, by December 15, 1999, $500 million of capital, as determined by Fleet/BankBoston in its sole discretion, for the purpose of supporting the New England acquisition and Sovereign's other obligations under the purchase and assumption agreement;

   o Sovereign Bank does not obtain, by January 31, 2000, sufficient capital, as determined by Fleet/BankBoston in its sole discretion, for the purpose of supporting the New England acquisition and Sovereign's other obligations under the purchase and assumption agreement;

   o Sovereign Bank does not obtain all necessary regulatory approvals by January 15, 2000;

   o Sovereign does not deliver any officer's certificate or certain other information required under the purchase and assumption agreement regarding the status of Sovereign's efforts to raise capital to support the New England acquisition; or

   o the closing of the New England acquisition does not occur by April 28, 2000 (or May 31, 2000 in the event closing does not occur by April 28, 2000 due solely to systems conversion issues) and, as a result, Fleet/BankBoston determines, in its sole discretion, that Sovereign Bank does not have sufficient capital to support the New England acquisition and Sovereign's other obligations under the purchase and assumption agreement.

In the event Fleet/BankBoston terminates the purchase agreement because we fail to meet any of these requirements, we have agreed to pay Fleet/BankBoston $50 million as liquidated damages. Sovereign has also agreed to pay
Fleet/BankBoston $50 million as liquidated damages if Fleet/BankBoston terminates the purchase and assumption agreement because:

   o funds deposited into escrow from our financing transactions are released before April 28, 2000 (or May 31, 2000, in the event closing does not occur by April 28, 2000 due solely to systems conversion issues) other than in connection with the closing of the acquisition, and as a result Fleet/BankBoston determines, in its sole discretion, that Sovereign Bank does not have sufficient capital to support the acquisition and Sovereign's other obligations under the purchase and assumption agreement; or

   o the bank and interim debt commitment to Sovereign from Citi/SSB and Lehman (as defined below) is terminated, unless Sovereign Bank has sufficient capital to support the New England acquisition and Sovereign's other obligations under the purchase and assumption agreement as determined by Fleet/BankBoston in its sole discretion.

                            FINANCING TRANSACTIONS



General


     Set forth below is a summary description of the financing plan we intend to implement in connection with our pending New England acquisition. The summary does not purport to be complete and is qualified in its entirety by reference to the definitive documentation for the financing, which has not yet been fully negotiated and may contain provisions which are more or less restrictive than those summarized herein.


     We intend to raise funds to support the New England acquisition from several different sources. We currently plan to:


   o raise $300 million through the offering of common stock contemplated by this prospectus supplement;


   o raise $250 million through an offering of trust preferred units, each consisting of a trust preferred security and detachable warrants to
     purchase     shares of our common stock;


   o raise $700 million through an offering of senior notes; and


   o raise $500 million through the syndication of a senior credit facility.


     We have also received a commitment from Salomon Smith Barney Inc. and Lehman Brothers Inc., the lead representatives of the underwriters for this common stock offering and our other offerings, and Salomon Brothers Holdings Inc. and Lehman Commercial Paper Inc., affiliates of the lead representatives (collectively, "Citi/SSB and Lehman"), to provide up to $1.5 billion (which decreases to approximately $1.2 billion to the extent we elect not to repay approximately $300 million of outstanding senior debt) of financing under the senior credit facility and an interim credit facility to the extent the financings described above are not completed. As further described below, we also may, under certain circumstances, issue warrants to purchase our common stock in connection with the offering of senior notes or the financing under the interim credit facility.


     All the proceeds from public and private sales of debt will be placed into escrow pending completion of the New England acquisition. If the New England acquisition is abandoned or is not consummated, the escrowed proceeds, together with accrued and unpaid interest and a 2% premium, will be returned to holders of our senior notes and lenders under our senior credit facility. The proceeds of this common stock offering and the offering of units of trust preferred securities will not be placed into escrow and will not be returned to investors.


     Our expectation that we need $1.75 billion to support the New England acquisition and maintain Sovereign Bank's well capitalized status is based on assumptions relating, among other things, to:


   o the level of our earnings between now and the date of completion of the acquisition;


   o the amount, mix, yield and other characteristics of the deposits we are assuming and loans we are acquiring;


   o a reduction in our assets (and therefore our capital requirements) resulting from the use of cash on hand, cash from the New England acquisition and cash from the proceeds of sales of securities or other assets to repay borrowings; and


   o Fleet/BankBoston's success in selling the additional 38 branches and related deposits and loans in New England which it has the ability to require us to purchase. Fleet/BankBoston has publicly announced that it has reached agreement to sell 20 of the 38 branches, and we understand it is trying to sell the remainder of the branches. See "Description of the New England Acquisition."


     To the extent that these assumptions change, we may need to raise more or less capital to support the New England acquisition and maintain Sovereign Bank's status as well capitalized. The terms and mix of debt and equity we raise may change from that described above depending on market conditions and other factors. We may also change the type and amount of capital we ultimately raise to support the acquisition. These changes could adversely affect your investment or our financial condition.


     The offerings referred to above are being conducted pursuant to separate prospectus supplements. The different offerings are not conditioned upon each other, and only one or more of them may be completed. This prospectus supplement relates only to the offering of common stock and not the offering of notes or the offering of trust preferred units.


Trust Preferred Units


     We intend to offer approximately $250 million of units of trust preferred securities. Each unit will consist of:


   o a preferred security issued by Sovereign Capital Trust II, a newly formed subsidiary trust, having a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the trust, which assets will consist solely of debentures issued by us; and


   o a warrant or right to purchase at any time prior to 30 years from the date of issue shares of our common stock at an exercise price equal to the accreted value of the preferred security, subject to anti-dilution adjustments and to redemption as described below.


     The preferred security will have a liquidation amount of $50 and a term of approximately 30 years from the date of issue. It will bear dividends quarterly at a rate yet to be determined.


     The warrants will be exercisable at any time by the holder at the Accreted Value, as defined below. In addition, if on any date after a date to be determined, the closing price of our common stock has exceeded an amount per share to be determined (subject to adjustment) for at least 20 trading days within the immediately preceding 30 trading days, we may elect to cause the remarketing of the preferred securities at a price no less than 100% of their Accreted Value. In connection with a remarketing, we will call the warrants for redemption at the Warrant Value, as defined below. The proceeds from the remarketing of the preferred securities that are a part of the units will automatically be applied to satisfy in full the exercise price of the related warrants.


     "Accreted Value" means the initial purchase price of the preferred security component of a unit, plus accrual of the discount (i.e., the difference between the scheduled liquidation amount of $50 and such initial purchase price), calculated from the date of issue to the date of calculation at a rate per annum yet to be determined on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until such sum equals $50 thirty years from the date of issue.


     "Warrant Value" at any date will be equal to the difference between $50 and the Accreted Value on such date.


     The debentures will have a principal amount of $50, a 30-year stated maturity and, at any time, an Accreted Value equal to the Accreted Value of the preferred securities. The debentures will be issued as subordinated indebtedness. In connection with a remarketing of the preferred securities:


   o the stated maturity of the debentures will be modified to the date which is 60 days following the remarketing date; and


   o the debentures will have an interest rate on their accreted value equal to the rate established in the remarketing.


Senior Notes


     We intend to offer approximately $700 million of senior notes. The senior notes will be unsecured obligations, will rank equally with all our existing and future senior debt, and will rank senior to all our existing and future subordinated debt. The senior notes will be guaranteed on a senior unsecured basis by our future material domestic subsidiaries that are not banking institutions or special purpose trusts. We may redeem some or all of the senior notes at any time, initially based on a make-whole premium and then, beginning a designated number of years from the date of issuance, at a declining premium as the senior notes approach maturity. The senior notes will bear a fixed rate of interest and will contain negative covenants limiting our ability to:

     o create additional liens on our assets;

     o incur additional indebtedness;

     o make loans and investments;

     o engage in transactions with affiliates;

     o merge or consolidate;

     o pay dividends or other distributions to stockholders;

     o make acquisitions; or

     o change lines of business.

The indenture will also require that Sovereign Bank remain well capitalized under applicable regulation, but will not impose other debt or lien limitations on Sovereign Bank. Operation of certain of the above covenants will be suspended if we attain certain investment grade debt ratings with respect to the senior notes. In addition, holders of the senior notes will have the right to require us to repurchase all or any part of their senior notes, at 101% of par, upon a change of control in Sovereign.

     Events of default in respect of the senior notes include failure to pay interest, premium or principal on the senior notes when due, failure to perform covenants, acceleration of the maturity of certain other debt, certain events of bankruptcy, certain judgments against us and a failure by us to own 100% of the voting stock of Sovereign Bank.

Senior and Interim Credit Facilities

     We intend to enter into a senior credit facility with a syndicate, or group, of banks and financial institutions, including Lehman Brothers Inc. and Salomon Smith Barney Inc. as joint arrangers and syndication agents. The senior credit facility will consist of one or more term loans with a final maturity of up to four years. Certain portions of the term loans will amortize quarterly.

     We have also received a commitment from Citi/SSB and Lehman to provide an interim credit facility if necessary to consummate the acquisition. The interim credit facility is intended to provide short-term financing, and the interest rates we pay under this facility will be significantly higher than those under the senior credit facility. Borrowings under the interim credit facility will mature on the first anniversary of the final maturity date for the senior credit facility.

     Although we intend to syndicate these facilities, in the event we are unable to do so, Citi/SSB and Lehman have committed to provide the facilities in an amount up to $1.5 billion, which decreases to approximately $1.2 billion to the extent we elect not to repay approximately $300 million of outstanding senior debt. We currently do not plan to repay any of this outstanding senior debt in connection with our pending financings.

     Borrowings under the facilities will bear floating interest rates.

     Citi/SSB and Lehman have the right to change the relative size of these facilities, as well as the terms or structure of each facility, at any time until the completion of the syndication of the facilities.

Conditions

     The senior credit facility and the interim credit facility are subject to a number of significant terms and conditions, including the absence of any material adverse change in our financial condition, results of operations or prospects, or in the assets and liabilities we seek to acquire, or any material disruption or material adverse change in the domestic markets and Sovereign using its best efforts to raise public debt and equity financing in order to support the New England acquisition. These facilities also require that we first have raised at least $650 million through a combination of common equity financings and internal capital generation from either sales of assets or the use of cash to reduce debt at Sovereign Bank, that we close the New England acquisition in accordance with the original terms and conditions of the purchase and assumption agreement and that we timely deliver certain financial information together with certain auditor reports to Citi/SSB and Lehman.

Guarantees; Security

     The facilities will be secured by a first priority security interest in 100% of the capital stock of our domestic subsidiaries, including Sovereign Bank, and 65% of the voting capital stock of any future direct foreign subsidiaries. We will also be required, under the indenture pursuant to which our outstanding 6.625% senior notes and 6.75% senior notes were issued, to grant holders of these notes an equal and ratable security interest in the capital stock of Sovereign Bank. The facilities will be guaranteed by all our future material domestic subsidiaries that are not banking institutions or special purpose trusts.

Covenants

     The facilities will require us to meet certain financial tests including:

     o maximum total debt to EBITDA (or other measures of cash flow);

     o maximum senior secured debt to EBITDA (or other measures of cash flow);

     o minimum fixed charge coverage;

     o minimum net worth;

     o minimum tier 1 capital to risk adjusted assets;

     o minimum loan loss reserve to total loans;

     o minimum adjusted net income to average total assets;

     o minimum non-performing assets to primary capital; and

     o maintaining Sovereign Bank as well capitalized.

     In addition to certain customary affirmative covenants, the facilities will contain negative covenants limiting our ability to:

     o create additional liens on our assets;

     o incur additional indebtedness;

     o make certain additional capital expenditures;

     o make loans and investments;

     o engage in transactions with affiliates;

     o sell assets;

     o merge or consolidate;

     o pay dividends or other distributions to stockholders;

     o make acquisitions;

     o change lines of business;

     o prepay, redeem or repurchase other debt; or

     o amend our other debt and other material agreements.

There will not be limitations on the ability of Sovereign Bank to incur additional indebtedness or liens on its assets.

Exchange Securities

     If any loans under the interim credit facility have not been repaid in full on or before the first anniversary of the funding date, each lender under the interim credit facility will have the option at any time to receive exchange securities from us in exchange for each lender's loans. The exchange securities will mature on the first anniversary of the final maturity date for the senior credit facility, and may have fixed interest rates. We have agreed to file a shelf registration statement or to effect a registered exchange offer with respect to the exchange securities.

Mandatory Prepayments

     Subject to the prior repayment of any amounts outstanding under the interim credit facility, we will be required to prepay the senior credit facility with:

   o 100% of net cash dividends from Sovereign Bank (after payment of our administrative and interest expenses, taxes, scheduled debt payments and ordinary course dividends up to $0.10 per share (not to exceed $40 million annually));

   o 75% of excess cash flow;

   o 100% of the net cash proceeds from non-ordinary course asset sales; and

   o 100% of the net proceeds of issuances of equity and equity equivalents or Sovereign and our subsidiaries.

     Subject to applicable law, we will be required to prepay loans under the interim credit facility and redeem exchange securities with the net proceeds of the incurrence of any debt or the issuance of any equity or equity equivalent securities or from any non-ordinary course asset sales. We will be required to prepay loans under the interim credit facility and redeem any exchange securities, at 101% of par, plus accrued and unpaid interest, upon a change in control of Sovereign.

Events of Default

     Events of default under the facilities will include failure to pay interest, principal or fees when due under the facility, failure to perform covenants, inaccurate or false representations or warranties, default by us in respect of certain other debt, certain events of bankruptcy, certain judgments against us, invalidity of any loan document, certain bank regulatory actions and events and a change in control of Sovereign.

Warrants

     We have agreed with Citi/SSB and Lehman to issue warrants representing up to 10% of our outstanding common stock on a fully diluted basis to lenders under the interim credit facility. The amount of warrants issued will be based on the success of the other components of our financing plan and the rating of the senior notes. The warrants will have an exercise price per share equal to 110% of the market price of one share of our common stock on the date of issuance, subject to adjustment pursuant to customary antidilution provisions. Each warrant will be exercisable for 10 years and will have anti-dilution protection and registration rights.


Existing Indebtedness

     The following table sets forth our other existing long-term indebtedness (in thousands):



                                                                                   At June 30,
                                                                                      1999
                                                                                  ------------
Securities sold under repurchase agreements, maturing October 2000 to May 2008    $  320,000
FHLB advances, maturing November 2000 to April 2012 ...........................    3,785,957
6.625% senior notes, due 2001 .................................................      237,627
6.75% senior notes, due 2000 ..................................................       49,861
6.75% subordinated debentures, due 2000 .......................................       27,828
8.00% subordinated medium-term notes, due 2003 ................................       49,464
8.50% subordinated debentures, due 2002 .......................................       19,747
                                                                                  ----------
   Total long-term borrowings .................................................   $4,490,484


     The 6.75% senior notes are non-amortizing and are not redeemable prior to maturity. The 6.75% subordinated debentures are non-amortizing and are not redeemable prior to maturity. The 6.75% subordinated debentures and a portion of the FHLB advances have, through the use of interest rate swaps, been effectively converted from fixed rate obligations to variable rate obligations. The 6.625% senior notes are non-amortizing and are redeemable at our option in whole or in part at any time at a make-whole premium. The 8.50% subordinated debentures are non-amortizing and are redeemable at our option in whole or in part at any time at a premium until September 15, 2001. The 8.00% medium-term notes are non-amortizing and are not redeemable prior to maturity.

     The indenture pursuant to which the 6.625% senior notes and the 6.75% senior notes were issued contains a covenant prohibiting us from creating liens upon or pledging the voting stock of Sovereign Bank without providing that these securities are secured equally and ratably. Accordingly, because we will pledge the stock of Sovereign Bank we own to the lenders under the proposed credit facilities described above, we will also be required to pledge that stock to the holders of these notes. This indenture and the indenture pursuant to which the 6.75% subordinated debentures, the 8.50% subordinated debentures and the 8.00% subordinated medium-term notes were issued contain a covenant limiting our ability to sell or dispose of more than 20% of the voting stock of Sovereign Bank and limiting Sovereign Bank's ability to merge or consolidate with another entity.

     The indentures pursuant to which the notes and debentures listed above were issued also contain certain customary events of default.

                          PRICE RANGE OF COMMON STOCK


     Our common stock is quoted on the Nasdaq National Market under the symbol "SVRN." The following table sets forth, for the periods indicated, the high and low per share sale prices (as adjusted for all stock splits and stock dividends to date) as reported on the Nasdaq National Market.




                                                           High           Low
                                                       ------------   -----------
1997:
 First Quarter .....................................   $11.979       $ 8.941
 Second Quarter ....................................    13.125         9.375
 Third Quarter .....................................    14.792        12.083
 Fourth Quarter ....................................    18.438        13.125
1998:
 First Quarter .....................................    19.125        14.375
 Second Quarter ....................................    22.750        15.875
 Third Quarter .....................................    18.375        11.875
 Fourth Quarter ....................................    14.500         8.750
1999:
 First Quarter .....................................    14.625        11.750
 Second Quarter ....................................    26.250        11.500
 Third Quarter .....................................    12.875         9.062
 Fourth Quarter (through October 18, 1999) .........     9.719         8.313


     On September 3, 1999, the last trading day before our announcement of the New England acquisition, the closing price per share of our common stock was $9.9375. On October 18, 1999, the closing price per share of our common stock was $8.31. We urge you to obtain current market quotations before making any decision with respect to an investment in our common stock.


                               DIVIDEND HISTORY


     We historically have paid a quarterly dividend on or about February 15, May 15, August 15, and November 15 of each year. Set forth below are the dividends that we paid during 1997, 1998 and the first three quarters of 1999 (as adjusted for all stock dividends and stock splits to date).



1997:
 First Quarter ..........  $0.0357
 Second Quarter .........   0.0357
 Third Quarter ..........   0.0357
 Fourth Quarter .........   0.0137
1998:
 First Quarter ..........  $0.1740
 Second Quarter .........   0.0200
 Third Quarter ..........   0.0200
 Fourth Quarter .........   0.0200
1999:
 First Quarter ..........  $0.0250
 Second Quarter .........   0.0250
 Third Quarter ..........   0.0250


     For certain limitations on our ability to pay dividends, see "Risk Factors," "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions" and "Financing Transactions."

                       CERTAIN UNITED STATES FEDERAL TAX
                 CONSIDERATIONS FOR NON-UNITED STATES HOLDERS


General

     This section summarizes the material U.S. Federal tax consequences to holders of common stock that are "non-U.S. holders". In general, you are a non-U.S. holder if you are:

   o an individual that is a nonresident alien of the U.S.;

   o a corporation organized or created under non-U.S. law;

   o an estate that is not taxable in the U.S. on its worldwide income; or

   o a trust that is either not subject to primary supervision over its administration by a U.S. Court or not subject to the control of a U.S. person with respect to substantial trust decisions.

     If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

     This discussion does not address all aspects of U.S. Federal taxation, and in particular is limited in the following ways:

   o The discussion only covers you if you hold your common stock as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

   o The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of common stock.

   o The discussion is based on current law. Changes in the law may change the tax treatment of the common stock.

   o The discussion does not cover state, local or foreign law.

   o We have not requested a ruling from the IRS on the tax consequences of owning the common stock. As a result, the IRS could disagree with portions of this discussion.

     If you are considering buying common stock, we suggest that you consult your tax advisors about the tax consequences of holding the common stock in your particular situation.


Distributions

     Distributions paid on the shares of common stock generally will constitute dividends for U.S. Federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. Federal income tax principles. Dividends paid to you generally will be subject to United States withholding tax at a 30% rate or, if a tax treaty applies, a lower rate specified by the treaty, unless you receive the dividends in connection with a trade or business you conduct in the United States. To receive a reduced treaty rate, you must furnish to us or our paying agent a duly completed Form 1001 or Form W-8BEN (or substitute form) certifying to your qualification for the reduced rate.

     Currently, withholding is generally imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. Federal income tax purposes. However, withholding on distributions made after December 31, 2000 may be on less than the gross amount of the distribution if the distribution exceeds a reasonable estimate of our accumulated and current earnings and profits.

     In order to claim an exemption from withholding on the ground that the dividends are effectively connected with a U.S. trade or business, you must provide to us or our paying agent a duly completed Form 4224 or Form W-8ECI (or substitute form) certifying your exemption. However, dividends exempt from U.S. withholding because they are effectively connected generally are subject to U.S. Federal income tax on a net income basis at the regular graduated tax rates. These rules might be altered by an applicable tax treaty. If you are a corporation, any effectively connected dividends received by you may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate specified by an applicable income tax treaty.


     Under current U.S. Treasury regulations, dividends paid before January 1, 2001 to an address outside the United States are presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, U.S. Treasury regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to certain transition rules.


     For dividends paid after December 31, 2000, you generally will be subject to U.S. backup withholding tax at a 31% rate under the backup withholding rules described below, rather than at the 30% or reduced tax treaty rate, as described above, unless you comply with certain IRS certification or documentary evidence procedures. Certain changes to these rules apply to dividend payments made after December 31, 2000 to certain non-U.S. holders or foreign intermediaries. You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your possible investment in common stock.


     You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.


Gain on Disposition of Common Stock


     You generally will not be subject to U.S. Federal income tax on a sale or other disposition of the common stock unless one of the following apply:


   o If the gain is effectively connected with a trade or business you conduct in the United States you will, unless an applicable treaty provides otherwise, be taxed on your net gain on the sale under regular graduated U.S. Federal income tax rates. If you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate.


   o If you are an individual and are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, you will be subject to a flat 30% tax on your gain from the sale, which may be offset by certain U.S. capital losses.


   o If we are or have been a "U.S. real property holding corporation" for U.S. Federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which you held the common stock, and certain other conditions apply, you may be taxable in the U.S. on your gain from a sale of the common stock pursuant to the effectively connected rules, above. We believe that we never have been, are not currently and are not likely in the future to become a U.S. real property holding corporation for U.S. Federal income tax purposes.


Federal Estate Tax


     If you are an individual, common stock held by you at the time of your death will be included in your gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


Information Reporting and Backup Withholding Tax


     We must report annually to the IRS the amount of dividends paid to you and the tax withheld with respect to the dividends. These requirements apply even if withholding was not required on payments to you. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in your country of residence.

     Backup withholding tax generally may be imposed at the rate of 31% on certain payments to persons that fail to furnish certain required information. Backup withholding generally will not apply to dividends paid before January 1, 2001 to non-U.S. holders. See the discussion under "Distributions" above for rules regarding reporting requirements to avoid backup withholding on dividends paid after December 31, 2000.

     As a general matter, information reporting and backup withholding will not apply to a payment to you by or through a foreign office of a foreign broker of the proceeds of a sale of common stock effected outside the U.S. However, information reporting requirements, but not backup withholding, will apply to such a payment if the broker:

   o is a U.S. person,

   o is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.,

   o is a "controlled foreign corporation" as defined in the Code, or

   o is a foreign partnership with certain U.S. connections (for payments made after December 31, 2000).

     Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that you are a non-U.S. holder and certain conditions are met or you otherwise establish an exemption.

     Payment of the proceeds of a sale of common stock by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you certify to the payor in the manner required as to your non-U.S. status under penalties of perjury or otherwise establish an exemption.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. Federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against your U.S. Federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

     The foregoing discussion is only a summary of certain U.S. Federal income and estate tax consequences of the ownership, sale or other disposition of common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of common stock, including the effect of any state, local, foreign or other tax laws and any applicable income or estate tax treaties.

                                 UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.



                                          Number of Shares
                                         -----------------
  Lehman Brothers Inc. ................
  Salomon Smith Barney Inc.
  Merrill Lynch, Pierce, Fenner & Smith
  Incorporated ........................
  Total ...............................


     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters, for whom Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as lead representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to certain dealers at the
public offering price less a concession not in excess of $   per share. The
underwriters may allow, and such dealers may reallow, a concession not in
excess of $   per share on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

     We have granted the underwriters an option, exercisable for 30 days from
the date of this prospectus supplement, to purchase up to     additional shares
at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is not exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     We and our officers and directors have agreed that, from the date of this prospectus until the closing of the New England acquisition, they will not, without the prior written consent of Lehman Brothers Inc. and Salomon Smith Barney Inc., dispose of or hedge any shares of common stock of Sovereign Bancorp or any securities convertible into or exchangeable for common stock. Lehman Brothers Inc. and Salomon Smith Barney Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     The common stock is quoted on the Nasdaq National Market under the symbol "SVRN".

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.



                             Paid by Sovereign Bancorp,
                                         Inc.
                            -----------------------------
                             No Exercise    Full Exercise
                            -------------  --------------
  Per Share ..............  $              $
  Total ..................  $              $


     In connection with the offering, Lehman Brothers Inc. and Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of shares made for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Lehman Brothers Inc. or Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

     Any of these activities may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

     In addition, in connection with this offering, certain of the underwriters may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

     We estimate that our total expenses of this offering will be $12.25 million.

     The representatives have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In particular, the representatives are acting as lead underwriters or lead agents and arrangers, as applicable, for the different financings we are pursuing as part of the New England acquisition. To the extent these financings are not completed, subject to various terms and conditions, the representatives and certain of their affiliates have agreed to provide up to $1.5 billion of financing under the senior credit facility and the interim credit facility. In addition, the representatives have been acting as our advisors for the New England acquisition.

     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make with respect to any of those liabilities.


                                 LEGAL MATTERS

     Stevens & Lee, P.C., Reading and Philadelphia, Pennsylvania, our counsel, will issue an opinion regarding the validity of the shares offered by this prospectus supplement and the accompanying prospectus. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Sovereign Bancorp, at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in Sovereign Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1997 and 1996, is based in part on the reports of KPMG LLP with respect to ML Bancorp, Inc., First State Financial Services, Inc. and Bankers Corp., Arthur Andersen LLP with respect to First Home Bancorp Inc. and PriceWaterhouseCoopers LLP with respect to Carnegie Bancorp, Inc., independent auditors. The consolidated financial statements referred to above are in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Consolidated Balance Sheets at June 30, 1999 (unaudited) and December 31, 1998 ...........   F-2
Consolidated Statements of Operations for the Six-Month Periods Ended June 30, 1999 and
1998 (Unaudited) .........................................................................   F-3
Consolidated Statement of Stockholders' Equity for the Six-Month Period Ended June 30,
1999 (Unaudited) .........................................................................   F-4
Consolidated Statements of Cash Flows for the Six-Month Periods Ended June 30, 1999 and
1998 (Unaudited) .........................................................................   F-5
Notes to Interim Consolidated Financial Statements (Unaudited) ...........................   F-6
Report of Independent Auditor ............................................................   F-16
Consolidated Balance Sheets at December 31, 1998 and 1997 ................................   F-17
Consolidated Statements of Operations for the Years Ended December 31, 1998, 1997 and
  1996 ...................................................................................   F-18
Consolidated Statement of Stockholders' Equity for the Years Ended December 31, 1998,
1997 and 1996 ............................................................................   F-19
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
  1996 ...................................................................................   F-20
Notes to Consolidated Financial Statements ...............................................   F-21

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS



                                                                             June 30,        December 31,
                                                                               1999              1998
                                                                         ---------------   ---------------
                                                                           (Unaudited)          (Note)
                                                                               (in thousands, except
                                                                                  per share data)
ASSETS
 Cash and amounts due from depository institutions ...................     $   472,780       $   471,074
 Interest-earning deposits ...........................................         125,194            82,650
 Loans held for sale (approximate fair value of $86,519 and $297,414
   at June 30, 1999 and December 31, 1998, respectively) .............          86,139           296,930
 Investment securities available-for-sale ............................       8,688,200         6,662,427
 Investment securities held-to-maturity (approximate fair value of
   $1,319,194 and $1,860,583 at June 30, 1999 and December 31,
   1998, respectively) ...............................................       1,307,881         1,839,655
 Loans ...............................................................      12,476,997        11,285,840
 Allowance for loan losses ...........................................        (134,183)         (133,802)
 Premises and equipment ..............................................         113,708            98,491
 Other real estate owned and other repossessed assets ................           7,545            15,584
 Accrued interest receivable .........................................         155,973           147,441
 Goodwill and other intangible assets ................................         434,848           425,925
 Other assets ........................................................         858,955           721,658
                                                                           -----------       -----------
TOTAL ASSETS .........................................................     $24,594,037       $21,913,873
                                                                           ===========       ===========
LIABILITIES
 Deposits ............................................................     $12,170,470       $12,322,716
 Borrowings:
   Short-term ........................................................       6,415,627         3,921,684
   Long-term .........................................................       4,252,858         3,978,908
   Advance payments by borrowers for taxes and insurance .............          35,492            27,655
   Other liabilities .................................................         140,695           329,792
                                                                           -----------       -----------
    TOTAL LIABILITIES ................................................      23,015,142        20,580,755
                                                                           -----------       -----------
 Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of
   Sovereign Bancorp, Inc. ("Trust Preferred Securities") ............         129,094           129,050
                                                                           -----------       -----------
STOCKHOLDERS' EQUITY
 Common stock; no par value; 400,000,000 shares authorized;
   186,164,360 shares issued at June 30, 1999 and 164,146,353 shares
   issued at December 31, 1998 .......................................         913,531           649,341
 Unallocated common stock held by the Employee Stock Ownership
   Plan at cost; 5,063,798 shares at June 30, 1999 and 4,340,572
   shares at December 31, 1998 .......................................         (35,662)          (26,892)
 Treasury stock at cost; 123,658 shares at June 30, 1999 and 78,626
   shares at December 31, 1998 .......................................          (1,578)           (1,086)
 Accumulated other comprehensive (loss)/income .......................         (77,660)           18,120
 Retained earnings ...................................................         651,170           564,585
                                                                           -----------       -----------
TOTAL STOCKHOLDERS' EQUITY ...........................................       1,449,801         1,204,068
                                                                           -----------       -----------
    TOTAL LIABILITIES, MINORITY INTERESTS AND
      STOCKHOLDERS' EQUITY ...........................................     $24,594,037       $21,913,873
                                                                           ===========       ===========


Note: The balance sheet at December 31, 1998 is taken from Sovereign's audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.


          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                                  (Continued)


                                                                                  Six-Month Period
                                                                                   Ended June 30,
                                                                             --------------------------
                                                                                 1999           1998
                                                                             ------------   -----------
Interest income:
 Interest on interest-earning deposits ...................................    $   2,879      $  3,331
 Interest and dividends on investment securities available-for-sale ......      251,302       102,410
 Interest and dividends on investment securities held-to-maturity ........       52,157       109,708
 Interest and fees on loans ..............................................      439,134       440,523
                                                                              ---------      --------
  Total interest income ..................................................      745,472       655,972
                                                                              ---------      --------
Interest expense:
 Interest on deposits ....................................................      213,596       206,337
 Interest on borrowings ..................................................      244,676       209,986
                                                                              ---------      --------
  Total interest expense .................................................      458,272       416,323
                                                                              ---------      --------
Net interest income ......................................................      287,200       239,649
Provision for loan losses ................................................       15,000        13,960
                                                                              ---------      --------
Net interest income after provision for loan losses ......................      272,200       225,689
                                                                              ---------      --------
Other income:
 Retail banking fees .....................................................       21,870        13,800
 Mortgage banking revenues ...............................................       18,951        14,620
 Loan fees and service charges ...........................................        3,347         3,193
 Gain on sale of loans and investment securities .........................        6,770         6,127
 Miscellaneous income ....................................................       14,656         9,819
                                                                              ---------      --------

  Total other income .....................................................       65,594        47,559
                                                                              ---------      --------
General and administrative expenses:
 Compensation and benefits ...............................................       74,741        59,645
 Occupancy and equipment expenses ........................................       33,800        26,346
 Outside services ........................................................       33,155        19,435
 Other administrative expenses ...........................................       27,943        23,896
                                                                              ---------      --------
  Total general and administrative expenses ..............................      169,639       129,322
                                                                              ---------      --------
Other operating expenses:
 Merger-related charges (1) ..............................................           --        39,072
 Amortization of goodwill and other
  intangibles ............................................................       18,055         6,397
 Trust Preferred Securities expense ......................................        6,098         6,427
 Real estate owned loss/(gain), net ......................................           22           (13)
                                                                              ---------      --------
  Total other operating expenses .........................................       24,175        51,883
                                                                              ---------      --------
Income before income taxes ...............................................      143,980        92,043
Income tax provision .....................................................       49,888        34,049
                                                                              ---------      --------
Net income (1)(2) ........................................................    $  94,092      $ 57,994
                                                                              =========      ========
Net income applicable to common stock ....................................    $  94,092      $ 56,498
                                                                              =========      ========
Earnings per share (2)(3) ................................................    $     .58      $    .36
                                                                              =========      ========
Dividends paid per common share (3) ......................................    $    .047      $   .043
                                                                              =========      ========

------------
(1) Results for the six-month period ended June 30, 1998 include merger charges of $39.1 million ($25.5 million after-tax) and losses from non-recurring sales of held-to-maturity securities of $0.5 million ($0.3 million after-tax) related to Sovereign's acquisition of ML Bancorp during the first quarter of 1998.
(2) Results for the six-month period ended June 30, 1998 include the merger-related and special charges described in Note 1 above. Excluding the merger-related and special charges, net income for the six-month period ended June 30, 1998 was $83.5 million and earnings per share for the same period was $.52.
(3) Per share amounts have been adjusted to reflect all stock dividends and stock splits.
          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (in thousands)




                                                   Common
                                                   Shares          Common         Retained       Treasury
                                                Outstanding         Stock         Earnings         Stock
                                               -------------   --------------   ------------   ------------
Balance, December 31, 1998 .................      159,727         $649,341        $564,585      $  (1,086)
 Comprehensive Income:
   Net income ..............................           --               --          94,092             --
   Change in unrecognized loss on
    investment securities available-
    for-sale, net of tax ...................           --               --              --             --
 Total comprehensive income
 Exercise of stock options .................          286            2,650              --             --
 Cash in lieu of fractional shares .........           --                 (1)           --             --
 Sale of stock under Dividend Rein-
   vestment Plan and Employee Stock
   Purchase Plan ...........................          169            2,149              --             --
 Dividends paid on common stock ............           --               --          (7,507)            --
 Treasury stock repurchase .................       (3,080)              --              --        (43,998)
 Treasury stock sold .......................           16               --              --            148
 Acquisition of Network Companies ..........          235            4,000              --         (1,000)
 Acquisition of People's Bancorp, Inc. .           23,624          255,392              --         44,358
                                                  -------         ---------       --------      ---------
Balance, June 30, 1999 .....................      180,977         $913,531        $651,170      $  (1,578)
                                                  =======         =========       ========      =========


                                                      Unallocated
                                                        Common       Accumulated Other          Total
                                                      Stock Held       Comprehensive        Stockholders'
                                                        by ESOP        Income/(Loss)           Equity
                                                     ------------   -------------------   ----------------
Balance, December 31, 1998 .......................      (26,892)         $  18,120           $1,204,068
 Comprehensive income:
 Net income ......................................           --                 --               94,092
 Change in unrecognized loss on investment securi-
   ties available-for-sale, net of tax ...........           --            (95,780)             (95,780)
                                                                                              ---------
 Total comprehensive income ......................                                               (1,688)
 Exercise of stock options .......................           --                 --                2,650
 Cash in lieu of fractional shares ...............           --                 --                     (1)
 Sale of stock under Dividend Reinvestment Plan
   and Employee Stock Purchase Plan ..............           --                 --                2,149
 Dividends paid on common stock ..................           --                 --               (7,507)
 Treasury stock repurchase .......................           --                 --              (43,998)
 Treasury stock sold .............................           --                 --                  148
 Acquisition of Peoples Bancorp, Inc. ............       (8,770)                --              290,980
 Acquisition of Network Companies ................           --                 --                3,000
                                                        -------          ---------           ----------
Balance, June 30, 1999 ...........................    $ (35,662)         $ (77,660)          $1,449,801
                                                      =========          =========           ==========

          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)



                                                                                          Six-Month Period Ended June 30,
                                                                                         ---------------------------------
                                                                                               1999              1998
                                                                                         ---------------   ---------------
                                                                                                  (in thousands)
Cash Flows from Operating Activities:
 Net income ..........................................................................    $     94,092      $     57,994
 Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses and deferred taxes .......................................           8,631            12,974
  Depreciation .......................................................................           8,148             6,834
  Amortization .......................................................................          23,656             4,699
  Gain on sale of loans, investment securities and real estate owned .................          (6,792)           (6,284)
  Allocation of Employee Stock Ownership Plan ........................................              --            15,310
  Net Change in:
   Loans held for sale ...............................................................         210,791             3,942
   Accrued interest receivable .......................................................            (515)          (23,443)
   Prepaid expenses and other assets .................................................        (186,899)         (554,392)
   Other liabilities .................................................................        (211,829)          209,259
                                                                                          ------------      ------------
Net cash used for operating activities ...............................................         (60,717)         (273,107)
                                                                                          ------------      ------------
Cash Flows from investing Activities:
 Proceeds from sales of investment securities available-for-sale .....................       2,329,822           768,765
 Proceeds from repayments and maturities of investment securities:
  Available-for-sale .................................................................       1,184,048           303,435
  Held-to-maturity ...................................................................         566,293         1,359,878
 Purchases of investment securities:
  Available-for-sale .................................................................      (4,786,233)       (4,044,128)
  Held-to-maturity ...................................................................         (21,683)         (337,911)
 Proceeds from sales of loans ........................................................         837,822             8,211
 Purchase of loans ...................................................................        (549,460)         (322,725)
 Net change in loans other than purchases and sales ..................................        (966,323)          938,334
 Proceeds from sales of premises and equipment .......................................             134            12,915
 Purchases of premises and equipment .................................................         (17,838)          (12,511)
 Proceeds from sale of real estate owned .............................................          11,423             9,844
 Net cash paid for Network Companies .................................................          (1,696)               --
 Net cash received from Peoples Bancorp, Inc. ........................................         114,694                --
 Other, net ..........................................................................              --            (4,228)
                                                                                          ------------      ------------
Net cash used for investing activities ...............................................      (1,298,997)       (1,320,121)
                                                                                          ------------      ------------
Cash Flows from Financing Activities:
 Net (decrease)/increase in deposits .................................................        (666,305)          409,337
 Net increase to short-term borrowings ...............................................       1,513,733            87,916
 Proceeds from long-term borrowings ..................................................         744,996         1,348,000
 Repayments of long-term borrowing ...................................................        (149,302)           (4,425)
 Net increase in advance payments by borrowers for taxes and insurance ...............           7,838             5,824
 Cash dividends paid to stockholders .................................................          (7,507)           (7,873)
 Redemption of preferred stock .......................................................              --               147
 Proceeds from issuance of common stock ..............................................           4,798             7,262
 Advance to the Employee Stock Ownership Plan ........................................            (437)               --
 (Purchase)/issuance of treasury stock ...............................................         (43,850)               36
                                                                                          ------------      ------------
Net cash provided by financing activities ............................................       1,403,964         1,846,224
                                                                                          ------------      ------------
Net change in cash and cash equivalents ..............................................          44,250           252,996
Cash and cash equivalent at beginning of period ......................................         553,724           255,937
                                                                                          ------------      ------------
Cash and cash equivalents at end of period ...........................................    $    597,974      $    508,933
                                                                                          ============      ============
Reconciliation of Cash and Cash Equivalents to Consolidated Balance Sheets:
Cash and amounts due from depository institutions ....................................    $    472,780      $    384,021
Interest-earning deposits ............................................................         125,194           124,912
                                                                                          ------------      ------------
Cash and cash equivalents at end of period ...........................................    $    597,974      $    508,933
                                                                                          ============      ============

Supplemental Disclosures:

Income tax payments totaled $62.1 million for the six-month period ended June 30, 1999 and $34.5 million for the same period in 1998. Interest payments totaled $433 million for the six-month period ended June 30, 1999 and $427 million for the same period in 1998. Noncash activity consisted of mortgage or whole loan sales of $732 million for the six-month period ended June 30, 1999 and $394 million for the same period in 1998; reclassification of long-term borrowings to short-term borrowings of $322 million for the six-month period ended June 30, 1999 and $436 million for the same period in 1998; and reclassification of mortgage loans to real estate owned of $8.7 million for the six-month period ended June 30, 1999 and $7.5 million for the same period in 1998.


          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


(1) BASIS OF PRESENTATION AND ACCOUNTING POLICIES


Basis of Presentation


     The accompanying financial statements of Sovereign Bancorp, Inc. and Subsidiaries ("Sovereign") include the accounts of the parent company, Sovereign Bancorp, Inc. and its wholly-owned subsidiaries: Sovereign Bank, Sovereign Delaware Investment Corporation, Sovereign Capital Trust I and ML Capital Trust I. All material intercompany balances and transactions have been eliminated in consolidation. These financial statements have been prepared in accordance with the instructions for Form 10-Q and therefore do not include certain information or footnotes necessary for the presentation of financial condition, results of operations, stockholders' equity, and cash flows in conformity with generally accepted accounting principles. However, in the opinion of management, the consolidated financial statements reflect all adjustments (which consist of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods. The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain amounts in the financial statements of prior periods have been reclassified to conform with the presentation used in current period financial statements. These reclassifications have no effect on net income.


     The financial statements for all periods presented include the consolidated accounts of ML Bancorp, Inc. ("ML Bancorp") which was acquired on February 28, 1998, Carnegie Bancorp ("Carnegie") and First Home Bancorp Inc. ("First Home") which were both acquired on July 31, 1998. These transactions were each accounted for under the pooling-of-interests method of accounting. The financial statements for the period ended June 30, 1999 include the consolidated accounts of Peoples Bancorp, Inc. ("Peoples") and The Network Companies ("Network") which were each accounted for as a purchase during June 1999. Since the Peoples' acquisition was accounted for at the close of business on June 30, 1999, Sovereign's consolidated results of operations for the three-month and six-month periods ended June 30, 1999 do not include Peoples' results of operations. The results of operations for the six-month period ended June 30, 1999 are not necessarily indicative of the results which may be expected for the entire year. The consolidated financial statements should be read in conjunction with Form 10-K/A for the year ended December 31, 1998.


Allowance for Loan Losses


     The adequacy of Sovereign's allowance for loan losses is regularly evaluated. Management's evaluation of the adequacy of the allowance to absorb potential loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss potential, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. Management also considers loan quality, changes in the size and character of the loan portfolio, consultation with regulatory authorities, amount of non-performing loans, delinquency trends, economic conditions and industry trends when determining the unallocated allowance. For additional information on Sovereign's allowance for loan losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Allowance for Loan Losses."


(2) EARNINGS PER SHARE


     Basic earnings per share is calculated by dividing income available to common stockholders by the weighted average common shares outstanding, excluding options, warrants, and convertible securities from the calculation. In calculating diluted earnings per share, the dilutive effect of options and warrants is calculated using the treasury stock method, which uses the average market price for the period. The dilutive effect of preferred stock continues to be calculated using the if-converted method. On May 15, 1998, Sovereign redeemed all outstanding shares of its 61/4% Cumulative Convertible Preferred Stock, Series B.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(2) EARNINGS PER SHARE  -- (Continued)

     The following table presents the computation of earnings per share for the periods indicated (in thousands, except per share data).



                                                                                          Six-Month Period
                                                                                           Ended June 30,
                                                                                     ---------------------------
                                                                                         1999           1998
                                                                                     ------------   ------------
Basic Earnings Per Share:
Net income attributable to common stock(1) .......................................    $  94,092      $  56,498
                                                                                      ---------      ---------
Average basic shares outstanding at end of period(3) .............................      159,140        146,481
                                                                                      =========      =========
Basic earnings per share (2)(3) ..................................................    $     .59      $     .39
                                                                                      =========      =========
Diluted Earnings Per Share:
Net income (1) ...................................................................    $  94,092      $  57,994
                                                                                      ---------      ---------
Average diluted shares outstanding at end of period (3) ..........................      159,140        157,176
Dilutive effect of average stock options, net of shares assumed to be repurchased
 under the treasury stock method (3) .............................................        1,889          3,730
                                                                                      ---------      ---------
Total average diluted shares outstanding at end of period (3) ....................      161,029        160,906
                                                                                      =========      =========
Diluted earnings per share (2)(3) ................................................    $     .58      $     .36
                                                                                      =========      =========

------------
(1) Results for the six-month period ended June 30, 1998 include merger charges of $25.5 million (after-tax) and losses from non-recurring sales of held-to-maturity securities of $0.3 million (after-tax) related to Sovereign's acquisition of ML Bancorp during the first quarter of 1998.

(2) Results for the six-month period ended June 30, 1998 include the merger-related and special charges described in Note 1 above. Excluding the merger-related and special charges, basic earnings per share and diluted earnings per share for the six-month period ended June 30, 1998 were $.56 and $.52, respectively.

(3) All share data has been adjusted to reflect all stock dividends and stock splits.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(3) INVESTMENT SECURITIES AVAILABLE-FOR-SALE

     The following table presents the composition and fair value of investment securities available-for-sale at the dates indicated: (dollars in thousands)



                                                                                   June 30, 1999
                                                           --------------------------------------------------------------
                                                             Amortized       Unrealized       Unrealized         Fair
                                                                Cost        Appreciation     Depreciation        Value
                                                           -------------   --------------   --------------   ------------
Investment Securities:
 U.S. Treasury and government agency
   securities ..........................................    $   65,843         $    16         $    265      $   65,594
 Corporate securities ..................................       829,997             942           18,314         812,625
 Equity securities .....................................       928,402          13,471            9,033         932,840
 Other securities ......................................        71,279           1,094              945          71,428
Mortgage-backed Securities:
 FHLMC .................................................       161,402             716            5,830         156,288
 FNMA ..................................................       272,390             393            2,158         270,625
 GNMA ..................................................       115,564             407            2,865         113,106
 Collateralized mortgage Obligations ...................     3,425,714           1,491           38,340       3,388,865
 Other securities ......................................     2,937,376              --           60,547       2,876,829
                                                            ----------         -------         --------      ----------
Total investment securities available-for-sale .........    $8,807,967         $18,530         $138,297      $8,688,200
                                                            ==========         =======         ========      ==========


                                                                             December 31, 1998
                                                       --------------------------------------------------------------
                                                         Amortized       Unrealized       Unrealized         Fair
                                                            Cost        Appreciation     Depreciation        Value
                                                       -------------   --------------   --------------   ------------
Investment Securities:
 U.S. Treasury and government agency
   securities ......................................    $   35,480         $     1          $    64      $   35,417
 Corporate securities ..............................        38,784           1,413              121          40,076
 Equity securities .................................       881,817          15,545           10,381         886,981
 Other securities ..................................         8,360             972               --           9,332
Mortgage-backed Securities:
 FHLMC .............................................        85,761             867              264          86,364
 FNMA ..............................................        40,645             335               57          40,923
 GNMA ..............................................        42,434             749               14          43,169
 Collateralized mortgage obligations ...............     3,531,948          11,214            2,785       3,540,377
 Other securities ..................................     1,969,322          15,976            5,510       1,979,788
                                                        ----------         -------          -------      ----------
Total investment securities available-for-sale .....    $6,634,551         $47,072          $19,196      $6,662,427
                                                        ==========         =======          =======      ==========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(4) INVESTMENT SECURITIES HELD TO MATURITY

     The following table presents the composition and fair value of investment securities available-for-sale at the dates indicated: (dollars in thousands)




                                                                                  June 30, 1999
                                                         ---------------------------------------------------------------
                                                           Amortized       Unrealized       Unrealized          Fair
                                                              Cost        Appreciation     Depreciation        Value
                                                         -------------   --------------   --------------   -------------
Investment Securities:
 U.S. Treasury and government agency
   securities ........................................    $   22,331         $     8          $  322        $   22,017
 Corporate securities ................................            --              --              --                --
 Other Securities ....................................        51,683           2,439             138            53,984
Mortgage-backed Securities:
 FHLMC ...............................................       199,317           2,860             267           201,910
 FNMA ................................................       137,637           2,053             159           139,531
 GNMA ................................................       240,243           2,686              49           242,880
 Private issues ......................................        59,990             564              95            60,459
 Collateralized mortgage Obligations .................       596,680           4,009           2,276           598,413
                                                          ----------         -------          ------        ----------
Total investment securities held-to-maturity .........    $1,307,881         $14,619          $3,306        $1,319,194
                                                          ==========         =======          ======        ==========


                                                                                December 31, 1998
                                                         ---------------------------------------------------------------
                                                           Amortized       Unrealized       Unrealized          Fair
                                                              Cost        Appreciation     Depreciation        Value
                                                         -------------   --------------   --------------   -------------
Investment Securities:
 U.S. Treasury and government agency
   securities ........................................    $   31,180         $   151          $   78        $   31,253
 Corporate securities ................................            --              --              --                --
 Other securities ....................................        54,481           3,691             122            58,050
Mortgage-backed Securities:
 FHLMC ...............................................       242,558           4,733             104           247,187
 FNMA ................................................       176,167           3,371              85           179,453
 GNMA ................................................       292,664           6,009              --           298,673
 Private issues ......................................        74,523           1,165             136            75,552
 Collateralized mortgage obligations .................       968,082           4,541           2,208           970,415
                                                          ----------         -------          ------        ----------
Total investment securities held-to-maturity .........    $1,839,655         $23,661          $2,733        $1,860,583
                                                          ==========         =======          ======        ==========


                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(5) COMPOSITION OF LOAN PORTFOLIO


     The following table presents the composition of the loan portfolio by type of loan and by fixed and adjustable rates at the dates indicated: (dollars in thousands)



                                                 June 30, 1999             December 31, 1998
                                           -------------------------   --------------------------
                                               Amount       Percent        Amount     Percent
Residential real estate loans ..........   $ 4,985,060      40.0%      $ 5,113,537      45.3%
Residential construction loans .........        56,249        .4            62,536        .6
                                           -----------     -----       -----------     -----
  Total Residential Loans ..............     5,041,309      40.4         5,176,073      45.9
                                           -----------     -----       -----------     -----
Commercial real estate loans ...........     1,258,277      10.1           887,938       7.9
Commercial loans .......................       813,833       6.5           717,440       6.4
Automotive floor plan loans ............       946,129       7.6           578,147       5.1
Multi-family Loans .....................       220,517       1.8           115,195       1.0
                                           -----------     -----       -----------     -----
  Total Commercial Loans ...............     3,238,756      26.0         2,298,720      20.4
                                           -----------     -----       -----------     -----
Home Equity Loans ......................     1,720,125      13.8         1,750,883      15.5
Auto Loans .............................     1,887,233      15.1         1,510,676      13.4
Loans to automotive lessors ............       307,937       2.4           252,856       2.2
Student Loans ..........................       248,380       2.0           256,744       2.3
Other ..................................        33,257        .3            39,888        .3
                                           -----------     -----       -----------     -----
  Total Consumer Loans .................     4,196,932      33.6%        3,811,047      33.7%
                                           -----------     -----       -----------     -----
    Total Loans (1) ....................   $12,476,997     100.0%      $11,285,840     100.0%
                                           ===========     =====       ===========     =====
Total Loans with: (2)
  Fixed rates ..........................   $ 7,240,187      58.0%      $ 5,798,158      51.4%
  Variable rates .......................     5,236,810      42.0         5,487,682      48.6
                                           -----------     -----       -----------     -----
    Total Loans (1) ....................   $12,476,997     100.0%      $11,285,840     100.0%
                                           ===========     =====       ===========     =====

------------
(1) Loan totals are net of deferred loan fees and unamortized premiums and discounts of $16.8 million at June 30, 1999 and $16.9 million at December 31, 1998.


(2) Loan totals do not reflect the impact of off-balance sheet interest rate swaps used for interest rate risk management as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Portfolio."


(6) DEPOSIT PORTFOLIO COMPOSITION


     The following table presents the composition of deposits at the dates indicated: (dollars in thousands)



                                                June 30, 1999                          December 31, 1998
                                    --------------------------------------   --------------------------------------
                                                                 Weighted                                  Weighted
                                                                  Average                                  Average
                                        Amount      Percent       Rate            Amount       Percent       Rate
                                    -------------  ---------   ----------     -------------   ---------   ---------
Demand deposit accounts .........   $ 1,186,092       9.7%          -- %       $ 1,104,170       9.0%          --%
NOW accounts ....................     1,646,758      13.5         2.11           1,281,516      10.4         1.24
Savings accounts ................     2,241,930      18.4         2.49           2,295,448      18.6         2.83
Money market accounts ...........     1,419,832      11.7         3.49           1,545,634      12.5         3.78
Retail certificates .............     5,085,495      41.8         4.93           5,172,196      42.0         5.24
Jumbo certificates ..............       590,363       4.9         5.00             923,752       7.5          .40
                                    -----------     -----         ----         -----------     -----         ----
Total Deposits ..................   $12,170,470     100.0%        3.45%        $12,322,716     100.0%        3.73%
                                    ===========     =====         ====         ===========     =====         ====

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(7) BORROWINGS


     The following table presents information regarding borrowings at the dates indicated: (dollars in thousands)



                                                                  June 30, 1999                  December 31, 1998
                                                          ------------------------------   -----------------------------
                                                                             Weighted                         Weighted
                                                             Balance       Average Rate       Balance       Average Rate
                                                          -------------   --------------   -------------   -------------
Securities sold under repurchase agreements ...........   $ 1,322,018          5.20%         $  655,540        5.46%
Federal Home Loan Bank of Pittsburgh advances .........     8,948,460          5.05           6,901,505        5.14
Other borrowings ......................................       398,007          7.55             343,547        8.19
                                                          -----------         -----         ----------        -----
   Total Borrowings ...................................   $10,668,485          5.16%         $7,900,592        5.30%
                                                          ===========          =====         ==========        =====


(8) INTEREST RATE EXCHANGE AGREEMENTS


     Amortizing and non-amortizing interest rate swaps are generally used to convert fixed rate assets and liabilities to variable rate assets and liabilities and vice versa. Interest rate caps are primarily used to limit the exposure from the repricing and maturity of liabilities. Interest rate floors are primarily used to limit the exposure from repricing and maturity of assets. Interest rate caps and floors are also used to limit the exposure created by other interest rate swaps. In certain cases, interest rate caps and floors are simultaneously bought and sold to create a range of protection (interest rate corridors) against changing interest rates while limiting the cost of that protection. The following table presents information regarding interest rate exchange agreements at the dates indicated: (dollars in thousands)



                                                                June 30, 1999
                                            ------------------------------------------------------
                                                                                        Weighted
                                                                                         Average
                                              Notional        Book       Estimated     Maturity in
                                               Amount        Value      Fair Value        Years
                                            ------------   ---------   ------------   ------------
Amortizing interest rate swaps:
 Pay fixed-receive variable (1) .........   $               $            $
Non-amortizing interest rate swaps:
 Pay variable-receive fixed (2) .........       85,000          --         (2,204)        13.5
 Pay fixed-receive variable (3) .........      920,000          --          7,828          1.5
Interest rate caps/floors (4) ...........    1,200,000       5,850         (2,585)         2.9
                                            ----------      ------       --------
                                            $2,205,000      $5,850       $  3,039
                                            ==========      ======       ========

                                                              December 31, 1998
                                            ------------------------------------------------------
                                                                                        Weighted
                                                                                         Average
                                              Notional        Book       Estimated     Maturity in
                                               Amount        Value      Fair Value        Years
                                            ------------   ---------   ------------   ------------
Amortizing interest rate swaps:
 Pay fixed-receive variable (1) .........   $  175,164      $           $    (617)          .3
Non-amortizing interest rate swaps:
 Pay variable-receive fixed (2) .........
 Pay fixed-receive variable (3) .........    2,780,000          --        (48,382)         4.8
Interest rate caps/floors (4) ...........    1,200,000       7,213         (6,756)         3.2
                                            ----------      ------      ---------
                                            $4,155,164      $7,213      $ (55,755)
                                            ==========      ======      =========

------------
(1) The weighted average pay rate was 6.87% and the weighted average receive rate was 5.99% at December 31, 1998.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(8) INTEREST RATE EXCHANGE AGREEMENTS  -- (Continued)

(2) The weighted average pay rate was 5.08% and the weighted average receive rate was 7.07% at June 30, 1999.

(3) The weighted average pay rate was 5.70% and 5.42% and the weighted average receive rate was 5.13% and 5.26% at June 30, 1999 and December 31, 1998, respectively.

(4) The strike price range was 5.79% - 6.08% at June 30, 1999 and 5.25% - 9.00%
    at December 31, 1998.

     The following table summarizes by notional amounts the activity of Sovereign's interest rate exchange agreements: (dollars in thousands)



                                               Balance                                                         Balance
                                            December 31,                    Maturities/                       June 30,
                                                1998         Additions     Amortization     Terminations        1999
                                           --------------   -----------   --------------   --------------   ------------
Amortizing interest rate swaps .........     $  175,164      $     --        $175,164        $       --     $       --
Non-amortizing interest rate swaps            2,780,000       185,000              --         1,960,000      1,005,000
Interest rate SWAPS/floors .............      1,200,000            --              --                --      1,200,000
                                             ----------      --------        --------        ----------     ----------
                                             $4,155,164      $185,000        $175,164        $1,960,000     $2,205,000
                                             ==========      ========        ========        ==========     ==========

     Net interest expense resulting from interest rate exchange agreements for the six-month period ended June 30, 1999 was $6.6 million.

(9) ACQUISITIONS


     On September 4, 1998, Sovereign acquired 93 former CoreStates Financial Corp. ("CoreStates") branch offices from First Union Corporation ("First Union"). The former CoreStates offices are located throughout Pennsylvania and New Jersey and added approximately $2.2 billion of commercial bank deposits and $725 million of commercial and consumer loans to Sovereign's balance sheet. The transaction was accounted for as a purchase. Sovereign paid a premium of $325 million for the CoreStates branches, of which $226 million was allocated to a core deposit intangible and of which $99 million was allocated to goodwill. Additionally, Sovereign established an initial loan loss reserve of $20.5 million in connection with the loans acquired from CoreStates. The goodwill and core deposit intangible are being amortized over approximately 25 years and 10 years, respectively. Sovereign's results of operations include the operations of the aforementioned branches from September 4, 1998 and thereafter.

     On June 30, 1999, Sovereign completed its acquisition of Peoples Bancorp, Inc. ("Peoples"), a $1.4 billion bank holding company headquartered in Lawrenceville, New Jersey whose principal operating subsidiary operated 14 community banking offices in Mercer, Burlington and Ocean counties, New Jersey. The transaction added investments, loans, deposits and stockholders' equity to Sovereign of approximately $922 million, $503 million, $515 million and $291 million, respectively. In accordance with the merger agreement, Peoples' common stock shareholders received .80 shares of Sovereign common stock for each outstanding share of Peoples common stock. Sovereign issued approximately 23.6 million shares of Sovereign common stock in connection with the transaction, which was accounted for as a purchase. The allocation of the purchase price for the Peoples' acquisition as of June 30, 1999, is preliminary and Sovereign expects to finalize the allocation in the third quarter of 1999. Sovereign does not expect a material difference between the preliminary and final purchase price allocation. The pro forma effect of this acquisition on operations was not material for the second quarter.

     On June 24, 1999, Sovereign acquired The Network Companies ("Network"), a privately held specialty leasing company headquartered in Commack, New York. Network provides financing for the purchase or lease of equipment and specialty vehicles plus other specialty products for businesses throughout the United States, with transactions ranging from $15,000 to $250,000. The purchase price of $6 million consisted of $4 million

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(9) ACQUISITIONS  -- (Continued)

of stock and $2 million of cash. The acquisition was accounted for as a purchase for reporting purposes and became a division of Sovereign Bank. Network had total assets of approximately $50 million. The pro forma effect of this acquisition on operations was not material or the second quarter.


(10) COMPREHENSIVE INCOME


     The following table presents the components of comprehensive income, net of related tax, based on the provisions of SFAS No. 130 for the periods indicated: (dollars in thousands)



                                                                                  Six-Month Period
                                                                                   Ended June 30,
                                                                                  1999          1998
                                                                              ------------   ----------
Net income ................................................................    $  94,092      $57,994
                                                                               ---------      -------
Unrealized (losses)/gains on securities arising during the year ...........      (94,173)       2,728
Less reclassification adjustment ..........................................        1,607        2,170
                                                                               ---------      -------
Net unrealized (losses)/gains recognized in other comprehensive income ....      (95,780)         558
                                                                               ---------      -------
Comprehensive (loss)/income (1) ...........................................    $  (1,688)     $58,552
                                                                               =========      =======

------------
(1) Excluding merger-related and special charges, comprehensive income for the six-month period ended June 30, 1998 was $84.1 million.


     Accumulated other comprehensive income, net of related tax, consisted of net unrealized losses on securities of $77.7 million at June 30,1999 and net unrealized gains on securities of $18.1 million at December 31, 1998.


(11) RECENT DEVELOPMENTS


     The Year 2000 Computer Issue. The Year 2000 ("Year 2000") computer issue refers to the inability of many computers, computer-based systems, related software, and other electronics to process dates accurately during the year 2000 and beyond. Many of these computers, systems, software programs and devices use only two digits to indicate the year. For example, the year 1998 is input, stored and calculated as "98." The year 2000 will in many systems and software programs be represented as "00," but "00" can also be read as 1900. This ambiguity may cause errors which may cause the computer, system or device to fail completely, cause programs to operate incorrectly, or slowly corrupt or contaminate data over time. These problems may arise both in information systems used for data storage and processing, and in connection with mechanical systems such as bank vaults, elevators, escalators, heating, ventilating and air conditioning systems, and other systems which use embedded microprocessors as timers or for other purposes.


     Sovereign's State of Readiness. Sovereign's Year 2000 readiness project has five phases:


     Inventory -- identification of the computers, software, systems and devices used by Sovereign and the business applications to which such computers, programs, systems and devices are devoted.


     Assessment -- analyzing those computers, software, systems, devices and related applications with a view to determining if they store or process date information in a manner which will avoid millennial errors of the type described above, the risks resulting from any such errors and prioritizing them based on how critical they are to Sovereign's business operations.


     Remediation -- modification or replacement of deficient computers, programs, systems and devices to the extent such deficiency poses material risk to Sovereign.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(11) RECENT DEVELOPMENTS  -- (Continued)

     Testing -- the modified or new computers, software or systems are tested to determine if they operate and interoperate in a manner which should reduce risk to an acceptable level. Items are addressed in accordance with the priorities given to them in the Assessment Phase.

     Implementation -- bringing the new or changed computers, software, systems and electronics on line.

     Sovereign is currently in the implementation phase. Sovereign had substantially completed testing of its internal mission-critical items as of December 31, 1998 and had substantially completed testing of its external mission critical items as of March 31, 1999. "Internal" items would include software developed by Sovereign or the remediation of which is controlled by Sovereign, whereas external items would include software provided by others, and systems provided by Sovereign's service providers. As of June 30, 1999, Sovereign has completed the implementation phase for all mission-critical items.

     The description set forth above applies to both information technology ("IT") systems and non-IT systems, such as embedded microprocessors.

     As part of its Year 2000 project, Sovereign has also endeavored to analyze the risks posed to it by its material borrowers according to regulatory guidelines. Borrowers whose businesses have been determined by Sovereign to be subject to material levels of risk from Year 2000 computer problems have been questioned regarding their own state of readiness. Sovereign has similarly questioned providers of funds and substantial vendors and suppliers. Vendors whom Sovereign considers to be critical to Sovereign's operations have been asked, in addition, to provide Sovereign with assurances and other evidence as to their Year 2000 readiness.

     Costs. Sovereign has established a budget for its Year 2000 project costs, which covers the estimated costs of remediation, including modification or replacement of systems and software, utilization of outside consultants, and costs of internal personnel. Based on Sovereign's current assessment of its Year 2000 project status, the amount of this budget is $13.5 million for fiscal 1998 and 1999. Sovereign is using its internal funds for this project.

     Sovereign's expenditures with regard to its Year 2000 project are substantially in accordance with its current budget. Through August 10, 1999, Sovereign's cash outlay was approximately $12.5 million of its $13.5 million budget.

     Sovereign's estimates are, of necessity, judgmental and subject to revision based on the results of the testing referred to above and other changed facts or circumstances, including changes in Sovereign's assessment of the state of readiness and contingency plans of its principal outside service providers.

     Risks. Sovereign believes, based on the advice of its consultants, that the most reasonably likely worst case Year 2000 scenario relates to its principal outside service providers, substantially all of which are large, seasoned, national companies experienced in serving financial institutions. Sovereign depends on these service providers for substantially all of its data processing needs relating to its account processing, item processing and other important functions. Sovereign is requiring material providers to provide evidence and other assurance of this compliance and/or their progress towards compliance, as well as their contingency plans. Certain of these service providers are also subject to the jurisdiction of the regulatory bodies which have jurisdiction over Sovereign. Those regulatory bodies are examining the service providers with respect to Year 2000 readiness using the same standards and deadlines as the regulators use to examine financial institutions and Sovereign has reviewed the results of certain of these examinations to assist in assessing the state of readiness and contingency plans of such providers. Based on all of the foregoing, Sovereign believes that (i) its providers will be substantially Year 2000 compliant and (ii) have adequate contingency plans to address compliance. Notwithstanding the foregoing, no assurances can be given that a service providers' system or software will not fail and, if not, that such failure will not have a material adverse effect on Sovereign or its business. Sovereign is presently in the process of developing contingency plans to deal with issues relating to the failure of system segments.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(11) RECENT DEVELOPMENTS  -- (Continued)

     In addition, utility services, which are generally beyond Sovereign's control, may present a significant Year 2000 risk. In particular, disruption of telecommunication and electric utility service because of a Year 2000 related problem (or otherwise) could interfere significantly with Sovereign's operations, even if Sovereign and its service providers and customers, and their computers, systems, and software, are fully Year 2000 compliant.

     The foregoing is a summary of the steps which Sovereign has taken as of June 30, 1999 and proposed to take as of that date with respect to the Year 2000 issue, and the risks which Sovereign, at this time, believes the Year 2000 issues are likely to present. Sovereign is using good faith efforts, which it believes are reasonable, to prepare for the Year 2000 issue and avoid disruption in its business. Nonetheless, the Year 2000 issue presents an unprecedented challenge to the financial services industry, an industry characterized by a high degree of interdependence among financial institutions and those who deal with and service them, such as outside data processing services, computer network system providers, local and long distance telecommunications companies, utilities, and ATM terminal service providers. Whether these outside parties are ready for the year 2000 is largely beyond Sovereign's control. Accordingly, there can be no assurance that (i) Sovereign's assessment of the Year 2000 risks will prove to be correct; (ii) the steps Sovereign is taking will be sufficient to avoid disruption to its business and other material risks; (iii) the foregoing will not ultimately have a material adverse effect on Sovereign and its business.

                        Report of Independent Auditors


The Board of Directors and Stockholders,
Sovereign Bancorp, Inc.



     We have audited the accompanying consolidated balance sheets of Sovereign Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the management of Sovereign. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of ML Bancorp, Inc., Carnegie Bancorp, or First Home Bancorp Inc. or the 1996 financial statements of First State Financial Services, Inc. and Bankers Corp., which combined statements reflect total assets constituting 18.8% as of December 31, 1997 of the related consolidated financial statement totals, and combined net interest income constituting 21.1% and 44.0% in 1997 and 1996 respectively, of the related consolidated financial statement totals for each of the two years in the period ended December 31, 1997. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for ML Bancorp, Inc., Carnegie Bancorp, First Home Bancorp Inc., First State Financial Services, Inc., and Bankers Corp. for the respective years noted, is based solely on the reports of the other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.


     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sovereign Bancorp, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



     In 1997, Sovereign changed its method of accounting for transfers of financial instruments and extinguishment of liabilities, as discussed in Note 1 to the consolidated financial statements.





/s/ Ernst & Young LLP



March 11, 1999
Philadelphia, Pennsylvania

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS



                                                                          Year Ended December 31,
                                                                     ---------------------------------
                                                                           1998              1997
                                                                     ---------------   ---------------
                                                                      (in thousands except for share
                                                                                   data)
Assets
 Cash and amounts due from depository institutions ...............     $   471,074       $   238,623
 Interest-earning deposits .......................................          82,650            17,314
 Loans held for sale (approximate fair value of $297,414 and
   $310,750 at December 31, 1998 and 1997, respectively) .........         296,930           310,678
 Investment securities available-for-sale ........................       6,662,427         1,956,262
 Investment securities held-to-maturity (approximate fair value of $1,860,583 and $3,446,863 at December 31, 1998 and
   1997, respectively) ...........................................       1,839,655         3,416,451
 Loans ...........................................................      11,285,840        11,324,122
 Allowance for loan losses .......................................        (133,802)         (116,823)
 Premises and equipment ..........................................          98,491            92,273
 Other real estate owned and other repossessed assets ............          15,584            12,009
 Accrued interest receivable .....................................         147,441           108,029
 Goodwill and other intangible assets ............................         425,925           126,332
 Other assets ....................................................         721,658           170,185
                                                                       -----------       -----------
   Total Assets ..................................................     $21,913,873       $17,655,455
                                                                       ===========       ===========
Liabilities
 Deposits ........................................................     $12,322,716       $ 9,515,294
 Borrowings
   Short-term ....................................................       3,921,684         5,455,894
   Long-term .....................................................       3,978,908         1,407,749
 Advance payments by borrowers for taxes and insurance ...........          27,655            41,847
 Other liabilities ...............................................         329,792            57,904
                                                                       -----------       -----------
   Total Liabilities .............................................      20,580,755        16,478,688
                                                                       -----------       -----------
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of
 Sovereign Bancorp, Inc. ("Trust Preferred Securities") ..........         129,050           128,972
                                                                       -----------       -----------
Stockholders' Equity
Preferred stock; no par value; $50 Liquidation preference;
 7,500,000 shares authorized; 1,996,467 shares issued and out-
 standing at December 31, 1997 ...................................             ---            96,276
Common stock; no par value; 200,000,000 shares authorized;
 164,146,353 shares issued at December 31, 1998 and
 147,216,301 shares issued at December 31, 1997 ..................         649,341           523,327
Unallocated common stock held by the Employee Stock Owner-
 ship Plan at cost; 4,340,572 shares at December 31, 1998 and
 5,984,934 shares at December 31, 1997 ...........................         (26,892)          (37,211)
Treasury stock; at cost; 78,626 shares at December 31, 1998 and
 13,210 shares at December 31, 1997 ..............................          (1,086)             (185)
Accumulated other comprehensive income ...........................          18,120            18,944
Retained earnings ................................................         564,585           446,644
                                                                       -----------       -----------
 Total Stockholders' Equity ......................................       1,204,068         1,047,795
                                                                       -----------       -----------
   Total Liabilities, Monthly Interests and Stockholders' Equity       $21,913,873       $17,655,455
                                                                       ===========       ===========


          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                             Year Ended December 31,
                                                                   --------------------------------------------
                                                                       1998           1997            1996
                                                                   ------------   ------------   --------------
                                                                       (in thousands except for share data)
Interest Income:
 Interest on interest-earning deposits .........................  $   7,397       $  5,392        $     4,103
 Interest and dividends on investment securities available-for-
   sale ........................................................    284,392        102,123             84,656
 Interest and dividends on investment securities held-to-
   maturity ....................................................    182,499        279,900            250,938
 Interest and fees on loans ....................................    881,083        791,362            677,129
                                                                  ---------      ---------        -----------
 Total interest income .........................................  1,355,371      1,178,777          1,016,826
                                                                  ---------      ---------        -----------
 Interest Expense:
 Interest on deposits ..........................................    440,300        378,813            351,084
 Interest on borrowings ........................................    421,459        367,882            278,776
                                                                   ---------      ---------       -----------
 Total interest expense ........................................    861,759        746,695            629,860
                                                                   ---------      ---------       -----------
 Net interest income ...........................................    493,612        432,082            386,966
Provision for loan losses ......................................     27,961         41,125             22,685
                                                                   ---------      ---------       -----------
 Net interest income after provision for loan losses ...........    465,651        390,957            364,281
                                                                   ---------      ---------       -----------
Other Income:
 Loan fees and service charges .................................     10,546          5,780             19,607
 Deposit fees ..................................................     26,088         20,892             18,110
 Mortgage banking gains ........................................     24,738         21,693             13,858
Gain/(Loss) on sale of loans and investment securities .........     19,844         (7,192)             5,893
 Miscellaneous income ..........................................     23,965          7,515              5,911
                                                                   ---------      ---------       -----------
Total other income .............................................    105,181         48,688             63,379
                                                                   ---------      ---------       -----------
General and administrative expenses:
 Salaries and employee benefits ................................    124,357        105,487             99,368
 Occupancy and equipment expenses ..............................     53,837         41,067             37,205
 Outside services ..............................................     47,523         28,708             36,459
 Deposit insurance premiums ....................................      4,652          4,471             13,253
 Other administrative expenses .................................     46,992         45,222             42,078
                                                                   ---------      ---------       -----------
   Total general and administrative expenses ...................    277,361        224,955            228,363
                                                                   ---------      ---------       -----------
Other operating expenses:
 Merger-related charges ........................................     49,932         19,224                 --
 Non-recurring Savings Association Insurance Fund
   assessment ..................................................         --             --             40,148
 Amortization of goodwill and other intangibles ................     20,609         13,160             17,372
 Trust Preferred Securities expense ............................     12,528         11,677                274
 Other real estate owned (gains)/losses, net ...................       (804)           767              3,616
                                                                   --------       --------        -----------
   Total other operating expenses ..............................     82,265         44,828             61,410
                                                                   --------       --------        -----------
Income before income taxes .....................................    211,206        169,862            137,887
Income tax provision ...........................................     74,751         67,324             47,509
                                                                   --------       --------        -----------
Net income .....................................................   $136,455       $102,538        $    90,378
                                                                   --------       --------        -----------
Net income applicable to common stock ..........................   $134,959       $ 96,294        $    84,128
                                                                   ========       ========        ===========
Basic earnings per share(1) ....................................   $    .88       $    .70         $      .63
                                                                   ========       ========        ===========
Diluted earnings per share(1) ..................................   $    .85       $    .66         $      .59
                                                                   --------       --------        -----------
Dividends paid per common share(1) .............................   $   .084       $   .114        $      .140
                                                                   ========       ========        ===========

------------
(1) All per share data have been adjusted to reflect all stock dividends and stock splits.

          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      F-19


                                                                                     Common        Preferred
                                                                                     Shares          Shares
                                                                                   Outstanding    Outstanding
                                                                                 --------------  -------------
Balance, December 31, 1995 ....................................................     130,762          2,000
                                                                                         (in thousands)
Comprehensive Income:
 Net Income ...................................................................         --              --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................         --              --
Total comprehensive income ....................................................         --              --
Exercise of stock options .....................................................      1,027              --
Cash in lieu of fractional shares .............................................         --              --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....        241              --
Stock Dividends ...............................................................      3,663              --
Stock dividends on unallocated Employee Stock Ownership Plan shares ...........       (215)             --
Dividends paid on common stock ................................................         --              --
Dividends paid on preferred stock .............................................         --              --
Treasury stock repurchase .....................................................     (4,046)             --
Purchase of shares under Employee Stock Ownership Plan ........................       (653)             --
Allocation of shares under Employee Stock Ownership Plan ......................        795              --
Issuance of stock for West Jersey .............................................      2,396              --
Other .........................................................................         30              --
                                                                                 ---------           -----
Balance, December 31, 1996 ....................................................    134,000           2,000
                                                                                 ---------           -----
Comprehensive income:
 Net income ...................................................................         --              --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................         --              --
Total comprehensive income ....................................................         --              --
Exercise of stock options .....................................................      3,207              --
Cash in lieu of fractional shares .............................................         (3)             --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....        216              --
Stock dividends ...............................................................        200              --
Dividends paid on common stock ................................................         --              --
Dividends paid on preferred stock .............................................         --              --
Treasury stock repurchase .....................................................        (40)             --
Treasury stock sold ...........................................................      2,608              --
Retirement of treasury shares .................................................         --              --
Conversion of preferred stock .................................................         25              (4)
Allocation of shares under Employee Stock Ownership Plan ......................        796              --
Adjustment for First State's different fiscal year end ........................        209              --
Other .........................................................................         --              --
                                                                                 ---------           -----
Balance, December 31, 1997 ....................................................    141,218           1,996
                                                                                 ---------           -----
Comprehensive income:
 Net income ...................................................................         --              --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................         --              --
Total comprehensive income ....................................................         --              --
Exercise of stock options .....................................................      2,296              --
Cash in lieu of fractional shares .............................................         --              --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....        296              --
Dividends paid on common stock ................................................         --              --
Dividends paid on preferred stock .............................................         --              --
Treasury stock repurchase .....................................................        (86)             --
Treasury stock sold ...........................................................         18              --
Conversion of preferred stock .................................................     14,342          (1,996)
Redemption of preferred stock .................................................         --              --
Allocation of shares under Employee Stock Ownership Plan ......................      1,643              --
Adjustment for ML Bancorp's different fiscal year end .........................         --              --
                                                                                 ---------          ------
Balance, December 31, 1998 ....................................................    159,727              --

                                                                                     Common         Preferred       Retained
                                                                                      Stock           Stock         Earnings
                                                                                 --------------  --------------  --------------
Balance, December 31, 1995 ....................................................    $491,581        $  96,446       $325,795
Comprehensive Income:
 Net Income ...................................................................          --               --         90,378
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................          --               --             --
Total comprehensive income ....................................................          --               --             --
Exercise of stock options .....................................................       2,257               --             --
Cash in lieu of fractional shares .............................................          (2)              --            (16)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....       1,699               --             --
Stock Dividends ...............................................................      25,931               --        (25,931)
Stock dividends on unallocated Employee Stock Ownership Plan shares ...........          --               --          1,506
Dividends paid on common stock ................................................          --               --        (18,763)
Dividends paid on preferred stock .............................................          --               --         (6,250)
Treasury stock repurchase .....................................................          --               --             --
Purchase of shares under Employee Stock Ownership Plan ........................          --               --             --
Allocation of shares under Employee Stock Ownership Plan ......................       1,903               --             --
Issuance of stock for West Jersey .............................................       1,030               --          7,255
Other .........................................................................          65               --             --
                                                                                   --------        ---------       --------
Balance, December 31, 1996 ....................................................     524,464           96,446        373,974
                                                                                   --------        ---------       --------
Comprehensive income:
 Net income ...................................................................          --               --        102,538
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................          --               --             --
Total comprehensive income ....................................................          --               --             --
Exercise of stock options .....................................................      12,527               --             --
Cash in lieu of fractional shares .............................................         (28)              --             (2)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....       2,544               --             --
Stock dividends ...............................................................       1,855               --         (1,855)
Dividends paid on common stock ................................................          --               --        (15,550)
Dividends paid on preferred stock .............................................          --               --         (6,244)
Treasury stock repurchase .....................................................          --               --             --
Treasury stock sold ...........................................................      17,423               --             --
Retirement of treasury shares .................................................     (41,981)              --             --
Conversion of preferred stock .................................................         170             (170)            --
Allocation of shares under Employee Stock Ownership Plan ......................       5,132               --             --
Adjustment for First State's different fiscal year end ........................       1,010               --         (6,217)
Other .........................................................................         211               --             --
                                                                                   --------        ---------       --------
Balance, December 31, 1997 ....................................................     523,327           96,276        446,644
                                                                                   --------        ---------       --------
Comprehensive income:
 Net income ...................................................................          --               --        136,455
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................          --               --             --
Total comprehensive income ....................................................          --               --             --
Exercise of stock options .....................................................      15,910               --             --
Cash in lieu of fractional shares .............................................         (68)              --             --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....       4,609               --             --
Dividends paid on common stock ................................................          --               --        (12,790)
Dividends paid on preferred stock .............................................          --               --         (1,496)
Treasury stock repurchase .....................................................          --               --             --
Treasury stock sold ...........................................................          --               --             --
Conversion of preferred stock .................................................      96,270          (96,270)            --
Redemption of preferred stock .................................................          --               (6)            --
Allocation of shares under Employee Stock Ownership Plan ......................       9,293               --             --
Adjustment for ML Bancorp's different fiscal year end .........................          --               --         (4,228)
                                                                                   --------        -----------     --------
Balance, December 31, 1998 ....................................................    $649,341               --       $564,585




                                                                                                                 Accumulated
                                                                                                 Unallocated        Other
                                                                                    Treasury      Stock Held    Comprehensive
                                                                                     Stock         By ESOP          Income
                                                                                 -------------  -------------  ---------------
Balance, December 31, 1995 ....................................................    $ (36,136)     $ (38,281)      $  4,328
Comprehensive Income:
 Net Income ...................................................................           --             --             --
 Change in unrecognized income on investment securities available-for-sale, net
   of tax .....................................................................           --             --         (4,011)
Total comprehensive income ....................................................           --             --             --
Exercise of stock options .....................................................          918             --             --
Cash in lieu of fractional shares .............................................           --             --             --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....           --             --             --
Stock Dividends ...............................................................           --             --             --
Stock dividends on unallocated Employee Stock Ownership Plan shares ...........           --         (1,506)            --
Dividends paid on common stock ................................................           --             --             --
Dividends paid on preferred stock .............................................           --             --             --
Treasury stock repurchase .....................................................      (29,580)            --             --
Purchase of shares under Employee Stock Ownership Plan ........................           --         (4,559)            --
Allocation of shares under Employee Stock Ownership Plan ......................           --          3,694             --
Issuance of stock for West Jersey .............................................           --             --             --
Other .........................................................................           --             --             --
                                                                                   ---------      ---------       --------
Balance, December 31, 1996 ....................................................      (64,798)       (40,652)           317
                                                                                   ---------      ---------       --------
Comprehensive income:
 Net income ...................................................................           --             --             --
 Change in unrecognized income on investment securities available-for-sale, net
   of tax .....................................................................           --             --         18,399
Total comprehensive income ....................................................           --             --             --
Exercise of stock options .....................................................        5,423             --             --
Cash in lieu of fractional shares .............................................           --             --             --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....           --             --             --
Stock dividends ...............................................................           --             --             --
Dividends paid on common stock ................................................           --             --             --
Dividends paid on preferred stock .............................................           --             --             --
Treasury stock repurchase .....................................................         (473)            --             --
Treasury stock sold ...........................................................       17,682             --             --
Retirement of treasury shares .................................................       41,981             --             --
Conversion of preferred stock .................................................           --             --             --
Allocation of shares under Employee Stock Ownership Plan ......................           --          3,441             --
Adjustment for First State's different fiscal year end ........................           --             --            228
Other .........................................................................           --             --             --
                                                                                   ---------      ---------       --------
Balance, December 31, 1997 ....................................................         (185)       (37,211)        18,944
                                                                                   ---------      ---------       --------
Comprehensive income:
 Net income ...................................................................           --             --             --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................           --             --            (32)
Total comprehensive income ....................................................           --             --             --
Exercise of stock options .....................................................           --             --             --
Cash in lieu of fractional shares .............................................           --             --             --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....           --             --             --
Dividends paid on common stock ................................................           --             --              _
Dividends paid on preferred stock .............................................           --             --             --
Treasury stock repurchase .....................................................       (1,258)            --             --
Treasury stock sold ...........................................................          357             --             --
Conversion of preferred stock .................................................           --             --             --
Redemption of preferred stock .................................................           --             --             --
Allocation of shares under Employee Stock Ownership Plan ......................           --         10,319             --
Adjustment for ML Bancorp's different fiscal year end .........................           --             --           (792)
                                                                                   ---------      ---------       --------
Balance, December 31, 1998 ....................................................    $  (1,086)     $ (26,892)      $ 18,120

                                                                                       Total
                                                                                   Stockholders'
                                                                                      Equity
                                                                                 ----------------
Balance, December 31, 1995 ....................................................     $ 843,733
Comprehensive Income:
 Net Income ...................................................................        90,378
 Change in unrecognized income on investment securities available-for-sale, net
   of tax .....................................................................        (4,011)
Total comprehensive income ....................................................        86,367
Exercise of stock options .....................................................         3,175
Cash in lieu of fractional shares .............................................           (18)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....         1,699
Stock Dividends ...............................................................            --
Stock dividends on unallocated Employee Stock Ownership Plan shares ...........            --
Dividends paid on common stock ................................................       (18,763)
Dividends paid on preferred stock .............................................        (6,250)
Treasury stock repurchase .....................................................       (29,580)
Purchase of shares under Employee Stock Ownership Plan ........................        (4,559)
Allocation of shares under Employee Stock Ownership Plan ......................         5,597
Issuance of stock for West Jersey .............................................         8,285
Other .........................................................................            65
                                                                                    ---------
Balance, December 31, 1996 ....................................................       889,751
                                                                                    ---------
Comprehensive income:
 Net income ...................................................................       102,538
 Change in unrecognized income on investment securities available-for-sale, net
   of tax .....................................................................        18,399
Total comprehensive income ....................................................       120,937
Exercise of stock options .....................................................        17,950
Cash in lieu of fractional shares .............................................           (30)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....         2,544
Stock dividends ...............................................................            --
Dividends paid on common stock ................................................       (15,550)
Dividends paid on preferred stock .............................................        (6,244)
Treasury stock repurchase .....................................................          (473)
Treasury stock sold ...........................................................        35,105
Retirement of treasury shares .................................................            --
Conversion of preferred stock .................................................            --
Allocation of shares under Employee Stock Ownership Plan ......................         8,573
Adjustment for First State's different fiscal year end ........................        (4,979)
Other .........................................................................           211
                                                                                    ---------
Balance, December 31, 1997 ....................................................     1,047,795
                                                                                    ---------
Comprehensive income:
 Net income ...................................................................       136,455
 Change in unrecognized income on investment securities available-for-sale, net
   of tax .....................................................................           (32)
Total comprehensive income ....................................................       136,423
Exercise of stock options .....................................................        15,910
Cash in lieu of fractional shares .............................................           (68)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....         4,609
Dividends paid on common stock ................................................       (12,790)
Dividends paid on preferred stock .............................................        (1,496)
Treasury stock repurchase .....................................................        (1,258)
Treasury stock sold ...........................................................           357
Conversion of preferred stock .................................................            --
Redemption of preferred stock .................................................            (6)
Allocation of shares under Employee Stock Ownership Plan ......................        19,612
Adjustment for ML Bancorp's different fiscal year end .........................        (5,020)
                                                                                    -----------
Balance, December 31, 1998 ....................................................     $1,204,068

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)



                                                                                       Year Ended December 31,
                                                                       -------------------------------------------------------
                                                                              1998               1997               1996
                                                                       -----------------   ---------------   -----------------
Cash Flows from Operating Activities:
 Net income ........................................................     $   136,455        $    102,538       $    90,378
 Adjustments to reconcile net income to net cash provided by operat-
  ing activities:
  Provision for loan losses and deferred taxes .....................          37,508              30,812            23,411
  Depreciation .....................................................          13,434              12,070            12,661
  Amortization .....................................................          18,204              34,725            23,991
  (Gain)/loss on sale of loans, investment securities and other real
   estate owned ....................................................         (20,076)              7,959           (13,457)
  Allocation of Employee Stock Ownership Plan ......................          19,612               8,573             5,597
 Net change in:
  Loans held for sale ..............................................          13,748            (172,305)          102,049
  Accrued interest receivable ......................................         (39,560)            (18,108)          (11,962)
  Prepaid expenses and other assets ................................        (467,329)            (66,276)          (31,352)
  Other Liabilities ................................................         272,989               6,128           (24,793)
                                                                         -----------        ------------       -----------
Net cash (used)/provided by operating activities ...................         (15,015)            (53,884)          176,523
                                                                         -----------        ------------       -----------
Cash Flows from Investing Activities:
 Proceeds from sales of investment securities available-for-sale and
  held-to-maturity .................................................       2,157,904             847,215           901,987
 Proceeds from repayments and maturities of investment securities:
  Available-for-sale ...............................................       1,109,075             314,998           248,215
  Held-to-maturity .................................................       2,062,628             965,549           710,988
 Purchases of investment securities:
  Available-for-sale ...............................................      (7,996,541)         (1,072,205)         (833,243)
  Held-to-maturity .................................................        (471,326)         (1,418,741)       (1,309,363)
 Proceeds from sales of loans ......................................       1,422,279              23,570            69,324
 Purchase of loans from mortgage servicing rights ..................      (1,966,864)         (2,794,487)       (1,444,452)
 Net change in loans other than purchase and sales .................         464,382           1,027,549          (616,657)
 Proceeds from sales of premises and equipment .....................          18,437              10,112             2,970
 Purchase of premises and equipment ................................         (32,872)            (15,790)          (14,739)
 Proceeds from sales of other real estate owned ....................          19,069              19,593            23,054
 Net cash (paid)/received from business combinations ...............        (302,808)             (8,552)            1,112
 Other, net ........................................................          (4,228)             (4,996)               --
                                                                         -----------        ------------       -----------
Net cash used by investing activities ..............................      (3,520,865)         (2,106,185)       (2,260,804)
                                                                         -----------        ------------       -----------
Cash flows from Financing Activities:
 Assumption of deposits ............................................       2,231,149                  --                --
 Net increase in deposits ..........................................         576,982             855,750            25,435
 Net (decrease)/increase in short-term borrowings ..................      (2,135,369)            638,573           973,066
 Proceeds from long-term borrowings ................................       3,169,839             621,630         1,061,051
 Repayments of long-term borrowings ................................              --                  --                (2)
 Net (decrease)/increase in advance payments by borrowers for taxes
  and insurance ....................................................         (14,192)               (420)            2,778
 Proceeds from issuance of Trust Preferred Securities ..............              --              97,574            30,000
 Cash dividends paid to stockholders ...............................         (14,286)            (23,777)          (24,850)
 Proceeds from issuance of common stock ............................          20,451              17,919             5,952
 Redemption of preferred stock .....................................              (6)               --                --
 Advance to the Employee Stock Ownership Plan ......................              --                (325)          (10,206)
 (Purchase)/issuance of treasury stock .............................            (901)             34,632           (29,580)
                                                                         -----------        ------------       -----------
Net cash provided by financing activities ..........................       3,833,667           2,241,556         2,033,644
                                                                         -----------        ------------       -----------
Net change in cash and cash equivalents ............................         297,787              81,487           (50,637)
Cash and cash equivalents at beginning of period ...................         255,937             174,450           225,087
                                                                         -----------        ------------       -----------
Cash and cash equivalents at end of period .........................     $   553,724        $    255,937       $   174,450
                                                                         -----------        ------------       -----------
Reconciliation of Cash and Cash Equivalents to Consolidated Balance
 Sheets: ...........................................................
 Cash and amounts due from depository institutions .................     $   471,074        $    238,623       $   159,383
 Interest-earning deposits .........................................          82,650              17,314            15,067
                                                                         -----------        ------------       -----------
 Cash and cash equivalents at end of period ........................     $   553,724        $    255,937       $   174,450
                                                                         ===========        ============       ===========


     Supplemental Disclosures: Income tax payments totaled $77.4 million in 1998, $63.2 million in 1997 and $60.5 million in 1996. Interest payments totaled $263 million in 1998, $717 million in 1997 and $679 million in 1996. Noncash activity consisted of mortgage loan securitization of $1.2 billion in 1998, $283 million in 1997 and $372 million in 1996; reclassification of long-term borrowings to short-term borrowings of $613 million in 1998, $862 million in 1997 and $958 million in 1996; and reclassification of mortgage loans to other real estate owned of $18.8 million in 1998, $22.1 million in 1997 and $21.9 million in 1996.

         See accompanying notes to consolidated financial statements.

                    SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENT


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Sovereign Bancorp, Inc. and subsidiaries ("Sovereign") is a Pennsylvania business corporation and is the holding company for Sovereign Bank. Sovereign is headquartered in Philadelphia, Pennsylvania and Sovereign Bank is headquartered in Wyomissing, Pennsylvania, a suburb of Reading, Pennsylvania. Sovereign's primary business consists of attracting deposits from its network of community banking offices, located throughout eastern and northcentral Pennsylvania, New Jersey and northern Delaware, and originating commercial, consumer and residential mortgage loans in those communities. Sovereign also serves customers throughout New York and several New England States.

     The following is a description of the significant accounting policies of Sovereign. Such accounting policies are in accordance with generally accepted accounting principles and have been followed on a consistent basis.

     a. Principles of Consolidation -- The accompanying financial statements include the accounts of the parent company, Sovereign Bancorp, Inc. and its wholly-owned subsidiaries: Sovereign Bank, Sovereign Delaware Investment Corporation, Sovereign Capital Trust I and ML Capital Trust I. All material intercompany balances and transactions have been eliminated in consolidation.

     b. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     c. Per Share Information -- All per share data has been restated to reflect the effect of the 6-for-5 stock split which was authorized on January 22, 1998, with a record date of March 31, 1998 and the 6-for-5 stock split which was authorized on January 16, 1997, with a record date of March 3, 1997.

     Basic earnings per share is calculated by dividing income available to common stockholders by the weighted average common shares outstanding, excluding options, warrants, and convertible securities from the calculation. In calculating diluted earnings per share, the dilutive effect of options and warrants is calculated using the treasury stock method, which uses the average market price for the period. The dilutive effect of convertible debt or preferred stock continues to be calculated using the if-converted method.

     The following table presents the computation of earnings per share for the years indicated (in thousands, except per share data):



                                                                   1998           1997           1996
                                                              -------------   ------------   ------------
Basic Earnings Per Share:
 Net income applicable to common stock(1) .................     $ 134,959      $  96,294      $  84,128
                                                                ---------      ---------      ---------
Average basic shares outstanding at end of period .........       152,910        136,997        134,081
                                                                =========      =========      =========
Basic earnings per share (2) ..............................     $     .88      $     .70      $     .63
                                                                =========      =========      =========


                                                                       1998            1997           1996
                                                                  -------------   -------------   ------------
Diluted Earnings Per Share:
Net income(1) .................................................     $ 136,455       $ 102,538      $  90,378
                                                                    ---------       ---------      ---------
Average diluted shares outstanding at end of period ...........       158,172         151,356        148,449
Dilutive effect of average stock options, net of shares
 assumed to be repurchased under the treasury stock
 method .......................................................         3,039           4,550          3,874
                                                                    ---------       ---------      ---------
Total average diluted shares outstanding at end of period .....       161,211         155,906        152,323
                                                                    =========       =========      =========
Diluted earnings per share(2) .................................     $     .85       $     .66      $     .59
                                                                    =========       =========      =========

------------
(1) The 1998 results include $33.5 million (after-tax) of merger-related charges and losses from non-recurring

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES sales of held-to-maturity securities resulting from Sovereign's acquisitions during 1998. The 1997 results include $36.7 million (after-tax) of merger-related charges and losses from non-recurring sales of held-to-maturity securities resulting from Sovereign's acquisitions during 1997. The 1996 results include a non-recurring Savings Association Insurance Fund assessment of $24.9 million (after-tax) paid to the FDIC for the recapitalization of the Savings Association Insurance Fund.

(2) Excluding the merger-related charges and losses from non-recurring sales of held-to-maturity securities described in Note 1 above, basic earnings per share and diluted earnings per share for 1998 were $1.10 and $1.06, respectively and for 1997 were $.97 and $.89, respectively. Excluding the non-recurring Savings Association Insurance Fund assessment described in
    Note 1 above, basic earnings per share and diluted earnings per share for 1996 were $.81 and $.76, respectively.

     d. Interest-earning Deposits -- Interest-earning deposits consist of deposit accounts with the Federal Home Loan Bank of Pittsburgh ("Federal Home Loan Bank of Pittsburgh") and deposits with other financial institutions generally having maturities of three months or less.

     e. Investment Securities -- Debt securities that the company has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Securities expected to be held for an indefinite period of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of estimated income taxes. Securities that are bought and held principally for the purpose of selling are classified as trading and reported at fair value, with unrealized gains and losses included in earnings. Sovereign has no securities held for trading. Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method.

     f. Forward Commitments and Options -- Sovereign utilizes forward commitments and/or options to hedge interest rate risk associated with loans held for sale and/or commitments to fund loans. Gains and losses on these transactions are included in the net gain or loss when the asset is sold.

     g. Mortgage Banking Activity -- Loans held for sale consist of residential mortgage loans originated or purchased by Sovereign and mortgage-backed securities originated by Sovereign. They are recorded at the lower of cost or estimated fair value on an aggregate basis. Gains and losses are included in the consolidated statements of operations.

     The fair value calculation includes consideration of all open positions, outstanding commitments and related fees paid. Excess servicing fees are computed as the present value of the difference between the estimated future net revenues and normal servicing net revenues as established by the federally sponsored secondary market makers. Resultant premiums are deferred and amortized over the estimated life of the related mortgages using the constant yield method.

     During 1997, Sovereign adopted the requirements of Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," for various transfers of receivables and other financial assets that occurred during the year. In December 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which defers the effective date for the provisions of SFAS No. 125 relating to accounting for repurchase agreements, dollar rolls, securities lending and similar transactions until January 1, 1998. As a result of the adoption of SFAS No. 125 in 1997, as amended by SFAS No. 127, Sovereign continues to record servicing assets as well as retained rights to future interest income from the serviced assets that exceed the contractual servicing fee (interest-only strips) as assets on the balance sheet at the time the receivables are sold. As a result, the impact of adoption on net income was immaterial.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The following table presents the activity of Sovereign's mortgage servicing rights for the years indicated. This activity does not reflect the reduction from the activity in Sovereign's valuation allowance for mortgage servicing rights presented in the table on the next page (in thousands):



                                                                 1998           1997
                                                             ------------   ------------
Balance, beginning of year ...............................    $  68,063      $  58,759
Net servicing assets recognized during the year ..........       19,439         19,979
Amortization .............................................      (11,875)       (10,675)
                                                              ---------      ---------
Balance, end of year .....................................    $  75,627      $  68,063
                                                              =========      =========

     The mortgage servicing rights are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed eight years. For purposes of measuring impairment of capitalized mortgage servicing rights and minimizing the impact of risk, Sovereign conservatively evaluates the loans underlying these rights by stratifying them into certain homogeneous categories which include, but are not limited to, residential real estate 30-year and 15-year fixed rate mortgage loans, adjustable rate mortgage loans and balloon loans. For valuation purposes, at December 31, 1998, a weighted average discount rate of 9.19% was assumed and assumed prepayment speeds were consistent with published secondary market rates for Sovereign's market area. Sovereign also takes into consideration any inherent risks, as well as other relevant factors associated with each portfolio. Prices are obtained in the secondary market and are based upon current market prices of similarly traded loans and/or comparable secondary market instruments.


     Activity in the valuation allowance for mortgage servicing rights for the years indicated consisted of the following (in thousands):



                                                                                 Year Ended December 31,
                                                                            ---------------------------------
                                                                               1998        1997        1996
                                                                            ---------   ---------   ---------
Balance, beginning of year ..............................................    $ 3,295     $2,200      $1,200
Provision for mortgage servicing rights in excess of fair value .........     10,000      1,095       1,000
                                                                             -------     ------      ------
Balance, end of year ....................................................    $13,295     $3,295      $2,200
                                                                             =======     ======      ======

     h. Allowance for Loan Losses -- An allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss potential, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.


     i. Loans -- Interest on loans is credited to income as it is earned. Interest income is not recognized on loans when the loan payment is 90 days or more delinquent (except auto loans, government-guaranteed loans or loans secured by deposit accounts) or sooner if management believes the loan has become impaired. Sovereign defines impairment as the existence of one or a combination of any of the following loan weaknesses:


   o The primary source of repayment is gone or severely impaired and Sovereign may have to rely on the secondary source


   o Loss does not seem likely, but sufficient problems have arisen to cause Sovereign to go to abnormal lengths to protect its position in order to maintain a high probability of repayment


     o Obligors are unable to generate enough cash flow to reduce their debts

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

   o Deterioration in collateral value or inadequate inspection or verification of value (if the collateral is expected to be a source of repayment)

   o Flaws in documentation leave Sovereign in a subordinated or unsecured position when the collateral is needed for repayment of the loan

     When a loan is placed on non-accrual status, all accrued yet uncollected interest is reversed from income. Payments received on non-accrual loans are generally applied to the outstanding principal balance. A non-accrual loan is a loan in which it is probable that scheduled payments of principal and interest will not be paid when due according to the contractual terms of the loan agreement. In order for a non-accrual loan to revert to accruing status, all delinquent interest must be paid and Sovereign must approve a repayment plan.

     Loans delinquent 180 days or more (120 days for auto loans) are considered for charge-off unless it can be clearly demonstrated that repayment will occur regardless of the delinquency status. Examples of this would include: a loan which is secured by collateral and is in the process of collection; a loan supported by a valid guarantee or insurance; or a loan supported by a valid claim against a solvent estate. A decision to charge-off a loan does not necessarily mean that the asset has no recovery or salvage value, but rather it is not practical to defer writing off the balance, even though partial or full recovery may be realized in the future.

     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent, as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." For purposes of measuring impairment as set forth by the provisions of SFAS No. 114 and SFAS No. 118, Sovereign defines impairment as all non-accrual loans, except for large groups of smaller-balance, homogeneous loans such as residential mortgage and consumer loans which are collectively evaluated for impairment.

     j. Loan Fees, Discounts and Premiums -- Loan origination fees and certain direct loan origination costs are deferred and recognized as interest income in the consolidated statement of operations over the contractual life of the loan utilizing the level yield method, except in the case of certain discounted loans in which a portion of the net deferred fee may be amortized over the discount period. Discounts and premiums on loans purchased are amortized into income utilizing methods which approximate the level yield method.

     k. Premises and Equipment -- Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is calculated utilizing both accelerated and straight-line methods. Estimated useful lives are as follows:


            Office buildings ..........................   15 to 50 years
            Leasehold improvements ....................   5 to 10 years
            Furniture, fixtures and equipment .........   3 to 10 years
            Automobiles ...............................   3 years


     Expenditures for maintenance and repairs are charged to expense as incurred.

     l. Other Real Estate Owned -- Other real estate owned ("OREO") consists of properties acquired by or in lieu of foreclosure. OREO is stated at the lower of cost or estimated fair value minus estimated costs to sell. Write-downs of OREO which occur after the initial transfer from the loan portfolio are recorded as other operating expenses. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair value.

     m. Income Taxes -- Deferred income taxes are provided on temporary differences between amounts reported for financial statement and tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes."

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     n. Interest Rate Exchange Agreements (Including Swaps, Caps, and Floors) -- Sovereign has entered into certain interest rate exchange agreements in connection with its asset/liability management program which are designated as hedges. Related fees are deferred and amortized on a straight line basis over the life of the interest rate exchange agreement, which corresponds to the estimated life of the asset or liability item being hedged. Net interest payments/receipts are accrued as an adjustment of interest expense/income on the hedged assets or liabilities. Gains or losses resulting from early termination of interest rate exchange agreements are deferred and amortized over the remaining term of the original exchange agreements. In the event the related asset/liability is disposed of, such deferred gains or losses are recognized as an adjustment to the respective gain or loss on disposition. Changes in the value of interest rate exchange agreements are not recorded in the financial statements because the interest rate exchange agreements are designated as hedges.

     o. General and Administrative Expenses -- General and administrative expenses are classified on a functional basis, except for salaries and employee benefits. Certain direct loan origination costs are deferred and are being amortized as a yield adjustment through net interest income (see note 1-j).

     p. Consolidated Statement of Cash Flows -- For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, interest-earning deposits and securities purchased under resale agreements with an original maturity of three months or less.

     q. Reclassifications -- Certain amounts in the financial statements of prior periods have been reclassified to conform with the presentation used in current period financial statements. These reclassifications have no effect on net income.


Consolidated Financial Statements

     r. Intangibles -- Core deposit intangibles are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. Core deposit intangibles are amortized on an accelerated basis pursuant to core deposit studies and in accordance with SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," over the estimated lives of the existing deposit relationships acquired, but not exceeding 15 years. Goodwill is the excess of the purchase price over the fair value of net assets of companies acquired through business combinations accounted for as purchases. Goodwill is being amortized using the straight line method over various periods not exceeding 25 years. The carrying amount of the goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the loss of economic value, the carrying amount of the goodwill is reduced by the estimated loss of value. In addition, goodwill associated with impaired long-lived assets is included in the impairment evaluation which Sovereign assesses under the rules of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of."

     s. Comprehensive Income -- In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The overall objective of SFAS No. 130 is to provide new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on Sovereign's net income or stockholders' equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The following table presents the components of comprehensive income, net of related tax, based on the provisions of SFAS No. 130 for the years indicated (in thousands):



                                                                Year Ended December 31,
                                                         --------------------------------------
                                                             1998          1997         1996
                                                         -----------   -----------   ----------
Net income ...........................................    $ 136,455     $102,538      $ 90,378
                                                          ---------     --------      --------
Unrealized (losses) gains on securities arising during
 the year ............................................      (16,095)      18,399        (4,011)
Less reclassification adjustment(1) ..................       16,063           --            --
Net unrealized (losses) gains recognized in other
 comprehensive income ................................          (32)      18,399        (4,011)
                                                          ---------     --------      --------
Comprehensive income(2) ..............................    $ 136,423     $120,937      $ 86,367
                                                          =========     ========      ========

(1) Sovereign has not calculated the reclassification adjustment for 1997 and 1996.


(2) Excluding merger-related charges and losses from non-recurring sales of held-to-maturity securities, comprehensive income for 1998 and 1997 was $170 million and $158 million, respectively. Excluding the non-recurring Savings Association Insurance Fund assessment, comprehensive income for 1996 was $111 million.


     Accumulated other comprehensive income, net of related tax, at December 31, 1998 and 1997 consisted of net unrealized gains on securities of $18.1 million and $18.9 million, respectively.


     t. Segment Reporting -- In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that public companies report certain information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim periods issued to shareholders. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Sovereign is a large regional bank which offers a wide array of products and services to its customers. Pursuant to its super-community banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, as Sovereign is not organized around discernible lines of business and prefers to work as an integrated unit to customize solutions for its customers, with business line emphasis and product offerings changing over time as needs and demands change. Thus, all necessary requirements of SFAS No. 131 have been met by Sovereign as of December 31, 1998.


(2) BUSINESS COMBINATIONS


     On September 4, 1998, Sovereign acquired 93 former CoreStates Financial Corp. ("CoreStates") branch offices from First Union Corporation ("First Union"). The former CoreStates offices are located throughout Pennsylvania and New Jersey and added approximately $2.2 billion of commercial bank deposits and $725 million of commercial and consumer loans to Sovereign's balance sheet. This transaction was accounted for as a purchase. Sovereign paid a premium of $325 million for the CoreStates branches, of which $226 million was allocated to a core deposit intangible and of which $99 million was allocated to goodwill. Additionally, Sovereign established an initial loan loss reserve of $20.5 million in connection with the loans acquired from CoreStates. The goodwill and core deposit intangible are being amortized over approximately 25 years and 10 years, respectively. Sovereign's results of operations include the operations of the aforementioned branches from September 4, 1998 and thereafter.


     On July 31, 1998, Sovereign acquired Carnegie Bancorp ("Carnegie"), a $414 million commercial bank holding company headquartered in Princeton, New Jersey which operated seven branch offices throughout central New Jersey and one in Pennsylvania. Carnegie added loans, deposits and stockholders' equity to

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

Sovereign of approximately $286 million, $329 million and $37 million, respectively. In accordance with the merger agreement, Carnegie common stock shareholders received 2.022 shares of Sovereign common stock in exchange for each share of Carnegie common stock. This transaction was accounted for as a pooling-of-interests.

     On July 31, 1998, Sovereign acquired First Home Bancorp Inc. ("First Home"), a $510 million savings bank holding company headquartered in Pennsville, New Jersey. First Home had one principal operating subsidiary which operated ten branch offices in Salem, Gloucester and Camden Counties, New Jersey and New Castle County, Delaware. First Home added loans, deposits and stockholders' equity to Sovereign of approximately $273 million, $320 million and $38 million, respectively. In accordance with the merger agreement, First Home common stock shareholders received 1.779 of Sovereign common stock in exchange for each share of First Home common stock. This transaction was accounted for as a pooling-of-interests.

     As a result of the Carnegie and First Home transactions, Sovereign issued approximately 10.9 million new shares of common stock and recorded a merger-related charge of $7.8 million (after-tax) during the third quarter of 1998.

     On February 28, 1998, Sovereign acquired ML Bancorp, Inc. ("ML Bancorp"), a $2.4 billion bank holding company headquartered in Villanova, Pennsylvania. ML Bancorp's principal operating subsidiary, Main Line Bank, operated 29 branch offices located in the suburbs of Philadelphia, Pennsylvania. The transaction added loans, deposits and stockholders' equity to Sovereign of $1.1 billion, $1.0 billion and $201 million, respectively. In accordance with the merger agreement, ML Bancorp shareholders received 1.62 (1.944 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of ML Bancorp common stock. Approximately 20.5 million new shares (24.6 million new shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock were issued in connection with the transaction. This transaction was accounted for as a pooling-of-interests.

     Prior to the combination, ML Bancorp's fiscal year end was March 31, and accordingly, Sovereign's consolidated results of operations for the twelve-month period ended December 31, 1998 include ML Bancorp's results of operations for the two-month period ended February 28, 1998, Sovereign's consolidated results of operations for the twelve-month period ended December 31, 1997 include ML Bancorp's results of operations for the eleven-month period ended February 28, 1998 and Sovereign's results of operations for the twelve-month period ended December 31, 1996 include MLBancorp's results of operations for the twelve-month period ended March 31, 1997. A net decrease to Sovereign's stockholders' equity of $5.0 million has been made to reflect ML Bancorp's activity for the two-month period ended February 28, 1998. That activity consisted of net income of $4.2 million and net unrealized gains on investment securities available-for-sale of $792,000.

     The pre-merger results of operations for Sovereign, ML Bancorp, Carnegie and First Home (which were acquired pursuant to transactions accounted for as a pooling-of-interests) are as follows (in thousands):



                                                                                         First
                                        Sovereign      MLBancorp(1)     Carnegie(2)     Home(2)       Combined
                                      -------------   --------------   -------------   ---------   -------------
Year Ended December 31, 1998
Interest income ...................    $1,284,933         $27,935         $19,517       $22,986     $1,355,371
Interest expense ..................       821,529          16,295           9,848        14,087        861,759
Provision for loan losses .........        27,467              --             260           234         27,961
Other income ......................       100,962           3,441             427           808        105,638
Non-interest expense ..............       332,710           8,534          10,180         8,659        360,083
Income tax provision ..............        71,539           2,319             390           503         74,751
                                       ----------         -------         -------       -------     ----------
Net Income ........................    $  132,650         $ 4,228         $  (734)      $   311     $  136,455
                                       ==========         =======         =======       =======     ==========

(1) Reflects ML Bancorp's results of operations for the two-month period ended February 28, 1998.
(2) Reflects Carnegie and First Home results of operations for the seven-month period ended July 31, 1998.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     During 1998, Sovereign recorded pre-tax merger-related charges of $49.9 million ($33.5 million after-tax) or $.21 per share, primarily related to costs incurred in connection with its acquisitions of ML Bancorp, Carnegie and First Home. The components of the merger-related charges were as follows (in thousands):



                                                                Requiring        Cash
                                                                   Cash       Outflow To
                                                  Provision      Outflow         Date
                                                 -----------   -----------   -----------
Severance and employee-related costs .........     $22,257       $22,257       $22,257
Merger transaction costs .....................       5,307         5,307         5,307
Writedowns of assets .........................      13,350            --            --
Office closing costs .........................       3,085         1,274         1,274
Miscellaneous ................................       5,933         5,933         5,933
                                                   -------       -------       -------
Total ........................................     $49,932       $34,771       $34,771
                                                   =======       =======       =======

     Severance and employee-related costs relate primarily to severance costs and related taxes for employees of the three companies who were displaced as a result of merger, as well as the termination and distribution of ML Bancorp's Employee Stock Ownership Plan ("ML ESOP") and restricted stock plans in connection with the merger.

     Writedowns of assets include obsolescence of data processing equipment at all three companies as well as writedowns of servicing-related assets at ML Bancorp.


     The following table summarizes the activity in the merger-related accrual for the year ended December 31, 1998 (in thousands):


            Balance at December 31, 1997 .............    $     268
            Provision charged against income .........       49,932
            Cash outflow .............................      (34,771)
            Writedowns of assets .....................      (15,429)
                                                          ---------
            Balance at December 31, 1998 .............    $      --
                                                          =========


     On September 19, 1997, Sovereign purchased Fleet Financial Group Inc.'s ("Fleet") Automobile Finance Division ("Fleet Auto"). Fleet Auto consisted of approximately $2.0 billion of indirect auto loans, automotive floor plan loans and loans to automotive lessors. Fleet Auto had business relationships with over 2,000 automotive dealerships and served approximately 225,000 customers throughout New Jersey, New York and several New England states. Sovereign purchased Fleet Auto at a discount, which in part, reflected the need to establish initial reserves for possible loan losses of approximately $22.0 million or 1.50% of the indirect auto loans acquired. The transaction added $10.7 million of goodwill to Sovereign's balance sheet. Sovereign's consolidated results of operations include Fleet Auto's results of operations from September 19, 1997 and thereafter.


     On August 29, 1997, Sovereign acquired Bankers Corp. ("Bankers"), a $2.6 billion financial services holding company headquartered in Perth Amboy, New Jersey. Bankers' sole banking subsidiary, Bankers Savings, operated 15 branch offices located in Middlesex, Monmouth and Ocean counties, New Jersey. The transaction added loans, deposits, and shareholders' equity to Sovereign of $1.5 billion, $1.7 billion, and $204 million, respectively. In accordance with the merger agreement, Bankers shareholders received 1.854 (2.225 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of Bankers common stock. Sovereign issued approximately 23.0 million new shares (27.6 million new shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock in connection with the transaction. This transaction was accounted for as a pooling-of-interests.


     On February 18, 1997, Sovereign acquired First State Financial Services, Inc. ("First State"), a $603 million savings institution headquartered in West Caldwell, New Jersey with 14 branch offices located

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES throughout central and northern New Jersey. In accordance with the merger agreement, First State shareholders received 1.225 (1.76 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of First State common stock. Sovereign issued approximately 4.9 million new shares (7.06 million new shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock in connection with the transaction. This transaction was accounted for as a pooling-of-interests.


     Prior to the combination, First State's fiscal year end was September 30, and accordingly, Sovereign's consolidated results of operations for the year ended December 31, 1996 include First State's results of operations for the twelve-month period ended September 30, 1996. Sovereign's consolidated results of operations for the year ended December 31, 1997 include First State's results of operations for the twelve-month period ended December 31, 1997. A net decrease to Sovereign's stockholders' equity of $5.0 million has been made to reflect First State's activity for the three-month period ended December 31, 1996. That activity consisted of proceeds from the exercise of stock options of $1.0 million, net income of $6.2 million and net unrealized losses on investment securities available-for-sale of $228,000.


     The pre-merger results of operations for Sovereign, First State and Bankers (which were acquired pursuant to transactions accounted for as a pooling-of-interests) were as follows (in thousands):



                                            Sovereign(1)     Bankers      Combined
                                           --------------   ---------   -----------
Year Ended December 31, 1997 (unaudited)
   Interest income .....................      $360,816       $89,398     $450,214
   Interest expense ....................       234,302        55,548      289,850
   Provision for loan losses ...........         9,700         2,300       12,000
   Other income ........................        16,905         1,222       18,127
   Non-interest expense ................        82,776        10,278       93,054
   Income tax provision ................        20,230         8,172       28,402
                                              --------       -------     --------
   Net income ..........................      $ 30,713       $14,322     $ 45,035
                                              ========       =======     ========

------------
(1) Sovereign's result of operations include First State's results of operations.


     During 1997, Sovereign recorded pre-tax merger-related charges of $44.1 million ($29.8 million after-tax) or $.19 per share, primarily related to costs incurred in connection with its acquisitions of Bankers and First State. The components of the merger-related charges were as follows (in thousands):



                                                                Requiring        Cash
                                                                   Cash       Outflow To
                                                  Provision      Outflow         Date
                                                 -----------   -----------   -----------
Severance and employee-related costs .........     $ 8,613       $ 8,613       $ 8,613
Merger transaction costs .....................       5,811         5,811         5,811
Credit related reserves ......................      24,900            --            --
Loss on sales of assets ......................       1,093            --            --
Office closing costs .........................       2,330            --            --
Miscellaneous ................................       1,377         1,377         1,377
                                                   -------       -------       -------
Total ........................................     $44,124       $15,801       $15,801
                                                   =======       =======       =======

     On May 31, 1996, Sovereign acquired West Jersey Bancshares, Inc. ("West Jersey") in a transaction accounted for as a pooling-of-interests; however, the consolidated financial statements have not been restated due to immateriality. Sovereign acquired approximately $100 million in assets consisting principally of investment securities and loans and assumed approximately $73.0 million of deposit liabilities. West Jersey shareholders received .8335 (1.2 shares as adjusted for all subsequent stock dividends and stock splits) shares

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES of Sovereign common stock in exchange for each share of West Jersey common stock, or $8.91 per share. Sovereign issued 1.7 million new shares (2.4 million shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock in connection with the transaction.

     On September 8, 1998, Sovereign executed a Definitive Agreement to acquire Peoples Bancorp, Inc. ("Peoples"), a $1.3 billion bank holding company headquartered in Lawrenceville, New Jersey whose principal operating subsidiary operates 14 community banking offices in Mercer, Burlington and Ocean counties, New Jersey. The terms of the agreement call for a fixed exchange, without collars, of .80 shares of Sovereign common stock for each outstanding share of Peoples common stock. Peoples may elect to terminate the transaction at the closing if Sovereign's common stock price decreases below $11.00 per share and such a decrease exceeds, by 10% or more, the decrease of price derived from a peer group index. The transaction, which will be accounted for as a purchase, is subject to approval by various regulatory agencies and Peoples' shareholders. The transaction will add loans, deposits and stockholders' equity to Sovereign of approximately $430 million, $500 million and $340 million, respectively.


(3) Restrictions on cash and amounts due from depository institutions

     Sovereign Bank is required to maintain certain average reserve balances as established by the Federal Reserve Board. The amounts of those reserve balances for the reserve computation periods which included December 31, 1998 and 1997 were $237 million and $96.4 million, respectively.


(4) INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities are as follows (in thousands):




                                                                      At December 31, 1998
                                                 ---------------------------------------------------------------
                                                   Amortized       Unrealized       Unrealized
                                                      Cost        Appreciation     Depreciation      Fair Value
                                                 -------------   --------------   --------------   -------------
Investment Securities Available-for-Sale:
Investment Securities:
 U.S. Treasury and government agency
   securities ................................    $   35,480         $     1          $    64       $   35,417
 Corporate securities ........................        38,784           1,413              121           40,076
 Equity securities ...........................       881,817          15,545           10,381          886,981
 Other securities ............................         8,360             972               --            9,332
Mortgage-backed Securities:
 FHLMC .......................................        85,761             867              264           86,364
 FNMA ........................................        40,645             335               57           40,923
 GNMA ........................................        42,434             749               14           43,169
 Collateralized mortgage obligations .........     3,531,948          11,214            2,785        3,540,377
 Other securities ............................     1,969,322          15,976            5,510        1,979,788
                                                  ----------         -------          -------       ----------
Total investment securities
 available-for-sale ..........................    $6,634,551         $47,072          $19,196       $6,662,427
                                                  ==========         =======          =======       ==========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                                                      At December 31, 1997
                                                 ---------------------------------------------------------------
                                                   Amortized       Unrealized       Unrealized
                                                      Cost        Appreciation     Depreciation      Fair Value
                                                 -------------   --------------   --------------   -------------
Investment Securities Available-for-Sale:
Investment Securities:
 U.S. Treasury and government agency
   securities ................................    $   46,515         $   115          $   --        $   46,630
 Corporate securities ........................            --              --              --                --
 Equity securities ...........................       643,288          18,898              79           662,107
 Other securities ............................        46,935           4,447             298            51,084
Mortgage-backed Securities:
 FHLMC .......................................       420,590           3,493             397           423,686
 FNMA ........................................       202,740           1,631             401           203,970
 GNMA ........................................       256,532           1,908             600           257,840
 Collateralized mortgage obligations .........       296,633           1,581           1,515           296,699
 Other securities ............................        14,295               9              58            14,246
                                                  ----------         -------          ------        ----------
Total investment securities
 available-for-sale ..........................    $1,927,528         $32,082          $3,348        $1,956,262
                                                  ==========         =======          ======        ==========


                                                                      At December 31, 1998
                                                 ---------------------------------------------------------------
                                                   Amortized       Unrealized       Unrealized
                                                      Cost        Appreciation     Depreciation      Fair Value
                                                 -------------   --------------   --------------   -------------
Investment Securities Held-to-Maturity:
Investment Securities: .......................
 U.S. Treasury and government agency
   securities ................................    $   31,180         $   151          $   78        $   31,253
 Corporate securities ........................            --              --              --                --
 Other securities ............................        54,481           3,691             122            58,050
Mortgage-backed Securities:
 FHLMC .......................................       242,558           4,733             104           247,187
 FNMA ........................................       176,167           3,371              85           179,453
 GNMA ........................................       292,664           6,009              --           298,673
 Private issues ..............................        74,523           1,165             136            75,552
 Collateralized mortgage obligations .........       968,082           4,541           2,208           970,415
                                                  ----------         -------          ------        ----------
Total investment securities
 available-for-sale ..........................    $1,839,655         $23,661          $2,733        $1,860,583
                                                  ==========         =======          ======        ==========


                                                                      At December 31, 1997
                                                 ---------------------------------------------------------------
                                                   Amortized       Unrealized       Unrealized
                                                      Cost        Appreciation     Depreciation      Fair Value
                                                 -------------   --------------   --------------   -------------
Investment Securities Held-to-Maturity:
Investment Securities:
 U.S. Treasury and government agency
   securities ................................    $   47,520         $   335          $  430        $   47,425
 Corporate securities ........................         1,050              24              --             1,074
 Other securities ............................        61,406           3,832             150            65,088
Mortgage-backed Securities:
 FHLMC .......................................       383,790           7,569             520           390,839
 FNMA ........................................       243,116           3,752             412           246,456
 GNMA ........................................       415,840           8,336             157           424,019
 RTC .........................................           411              --               1               410
 Private issues ..............................       124,794             999              82           125,711
 Collateralized mortgage obligations .........     2,138,524           9,964           2,647         2,145,841
                                                  ----------         -------          ------        ----------
Total investment securities
 held-to-maturity ............................    $3,416,451         $34,811          $4,399        $3,446,863
                                                  ==========         =======          ======        ==========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of investment securities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):




                                                            Amortized Cost      Fair Value
                                                           ----------------   -------------
Investment Securities Available-for-Sale:
 Due in one year or less ...............................      $  192,684       $  192,816
 Due after one year through five years .................          14,060           14,040
 Due after five years through ten years ................          16,449           16,585
 Due after ten years ...................................       5,530,170        5,552,850
 No stated maturity ....................................         881,188          886,136
                                                              ----------       ----------
Total investment securities available-for-sale .........      $6,634,551       $6,662,427
                                                              ==========       ==========


                                                           Amortized Cost      Fair Value
                                                          ----------------   -------------
Investment Securities Held-to-Maturity:
 Due in one year or less ..............................      $   36,478       $   36,500
 Due after one year through five years ................           4,074            4,156
 Due after five years through ten years ...............         158,928          160,310
 Due after ten years ..................................       1,640,175        1,659,617
                                                             ----------       ----------
 Total investment securities held-to-maturity .........      $1,839,655       $1,860,583
                                                             ==========       ==========


     Proceeds from sales of investment securities and the realized gross gains and losses from those sales are as follows (in thousands):




                                                   Available-for-Sale                         Held-to-Maturity
                                                 Year Ended December 31,                  Year Ended December 31,
                                        -----------------------------------------   ------------------------------------
                                             1998           1997          1996         1998           1997         1996
                                        -------------   -----------   -----------   ----------   -------------   -------
Proceeds from sales .................    $2,145,929      $295,933      $901,987      $12,432       $ 561,316      $ --
                                         ==========      ========      ========      =======       =========      ====
Gross realized gains(1) .............        27,729         3,751         9,844           --             183        --
Gross realized losses(1) ............        11,449         2,893         4,858          457          10,217        --
                                         ----------      --------      --------      -------       ---------      ----
Net realized gains/(losses) .........    $   16,280      $    858      $  4,986      $  (457)      $ (10,034)     $ --
                                         ==========      ========      ========      =======       =========      ====

------------
(1) Included in gross realized gains and losses from sales of investment securities are $1.7 million of gains and $10.1 million of losses resulting from the termination of interest rate swaps which were hedging the specific securities sold.

     Proceeds from sales of investment securities held-to-maturity for the years ended December 31, 1998 and 1997 were the result of the liquidation of certain held-to-maturity securities acquired from ML Bancorp in 1998 and Bankers in 1997. These sales were completed in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to maintain Sovereign's pre-merger interest rate risk position.

     Tax-exempt income included in interest and dividends on investment securities for the years ended December 31, 1998, 1997 and 1996 were $17.9 million, $10.5 million and $5.4 million, respectively. Tax expense/(benefit) related to net realized gains and losses from sales of investment securities for the years ended December 31, 1998, 1997 and 1996 were $5.7 million, $(3.2) million and $1.7 million, respectively. Investment securities with an estimated fair value of $1.8 billion and $1.6 billion were pledged as collateral for borrowings, interest rate agreements and public deposits at December 31, 1998 and 1997, respectively.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

(5) LOANS

     A summary of loans included in the consolidated balance sheets follows (in thousands):




                                                                          At December 31,
                                                                    ----------------------------
                                                                         1998           1997
                                                                    -------------  -------------
Residential real estate loans ....................................   $ 5,113,537    $ 6,634,271
Residential construction loans (net of loans in process of $89,509
 and $49,568, respectively) ......................................        62,536        137,367
                                                                     -----------    -----------
   Total Residential Loans .......................................     5,176,073      6,771,638
                                                                     -----------    -----------
Commercial real estate loans .....................................       887,938        664,943
Commercial loans .................................................       717,440        356,517
Automotive floor plan loans ......................................       578,147        279,757
Multi-family loans ...............................................       115,195        115,570
                                                                     -----------    -----------
   Total Commercial Loans ........................................     2,298,720      1,416,787
                                                                     -----------    -----------
Home equity loans ................................................     1,750,883      1,050,304
Auto loans .......................................................     1,510,676      1,553,318
Loans to automotive lessors ......................................       252,856        267,033
Student Loans ....................................................       256,744        190,440
Credit cards .....................................................            --         54,887
Other ............................................................        39,888         19,715
                                                                     -----------    -----------
   Total Consumer Loans ..........................................     3,811,047      3,135,697
                                                                     -----------    -----------

   Total Loans(1) ................................................   $11,285,840    $11,324,122
Total Loans with(2)
 Fixed rate ......................................................   $ 5,798,158    $ 4,548,951
 Variable rate ...................................................     5,487,682      6,775,171
                                                                     -----------    -----------
   Total Loans(1) ................................................   $11,285,840    $11,324,122
                                                                     ===========    ===========

------------
(1) Loan totals are net of deferred loan fees and unamortized premiums and discounts of $16.9 million for 1998 and $20.3 million for 1997.

(2) Loan totals do not reflect the impact of off-balance sheet interest rate swaps used for interest rate risk management as discussed below.

     As a result of Sovereign's use of interest rate swaps for interest rate risk management, at December 31, 1998, $175 million of intermediate variable rate mortgage loans (loans with a five-year fixed rate period) have effectively been converted to variable rate over the fixed rate period.

     The total amount of loans being serviced for the benefit of others was $6.7 billion, $6.4 billion and $5.9 billion at December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, Sovereign had mortgage servicing rights of $62.3 million and $64.8 million, respectively.

     Loans to related parties include loans made to certain officers, directors and their affiliated interests. At December 31, 1998, loans to related parties totaled $2.7 million.

     For additional information with respect to the scheduled maturity of Sovereign's loan portfolio, see Table 5 in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Portfolio" on page 26.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

   The activity in the allowance for loan losses is as follows (in thousands):





                                                         Year Ended December 31,
                                                  -------------------------------------
                                                      1998         1997         1996
                                                  -----------   ----------   ----------
Balance, beginning of period ..................    $116,823      $ 73,847     $67,515
Acquired reserves and other additions .........      22,660        20,652         716
Provision for Loan Losses .....................      27,961        41,125      22,685
Charge-offs ...................................      46,330        24,184      18,941
Recoveries ....................................      12,688         5,383       1,872
                                                   --------      --------     -------
Balance, end of period ........................    $133,802      $116,823     $73,847
                                                   ========      ========     =======

     Sovereign encourages loan officers to follow specific procedures in the early identification and collection of problem loans. If a loan becomes seriously delinquent or the loan officer is not successful in the resolution of the problem loan, the account is transferred to Sovereign's Asset Recovery Team. At this time the account is analyzed for collateral values and the cash flows available to repay the loan. If it is determined that there is a collateral shortfall and insufficient cash flow to repay the debt, a reserve will be established. At any time during this process and at the loan officer's discretion, the account may be placed on non-accrual status. By following these procedures, losses are minimized on impaired loans.

     Impaired loans are summarized as follows (in thousands):




                                                        At December 31,
                                                     ---------------------
                                                        1998        1997
                                                     ---------   ---------
Impaired loans without a related reserve .........    $    --     $   137
Impaired loans with a related reserve ............     63,296      24,802
                                                      -------     -------
   Total impaired loans ..........................    $63,296     $24,939
                                                      =======     =======
   Reserve for impaired loans ....................    $18,582     $ 8,249
                                                      =======     =======


     The average balance of impaired loans for 1998, 1997 and 1996 was $58.1 million, $29.2 million and $30.5 million, respectively.


(6) PREMISES AND EQUIPMENT

     A summary of premises and equipment, less accumulated depreciation and amortization, follows (in thousands):




                                                     At December 31,
                                               ----------------------------
                                                    1998           1997
                                               -------------   ------------
Land .......................................    $   14,923      $  15,636
Office buildings ...........................        69,542         64,532
Furniture, fixtures, and equipment .........        94,055         85,479
Leasehold improvements .....................        21,351         16,578
Automobiles ................................           849          1,129
                                                ----------      ---------
                                                   200,720        183,354
Less accumulated depreciation ..............      (102,229)       (91,081)
                                                ----------      ---------
   Total premises and equipment ............    $   98,491      $  92,273
                                                ==========      =========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Sovereign is committed under various non-cancelable operating leases relating to branch facilities having initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 1998, are summarized as follows (in thousands):




                         At December 31, 1998
                        ---------------------
1999 ................          $14,538
2000 ................           13,243
2001 ................           12,332
2002 ................           10,273
2003 ................            7,568
Thereafter ..........           27,665
                               -------
   Total ............          $85,619
                               =======


     Total rental expense for all leases for the years ended December 31, 1998, 1997 and 1996 was $10.6 million, $7.9 million and $6.3 million, respectively.


(7) ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is summarized as follows (in thousands):





                                          At December 31, 1998
                                         -----------------------
                                            1998         1997
                                         ----------   ----------
Accrued interest receivable on:
 Investment securities ...............    $ 57,809     $ 36,800
 Loans ...............................      89,632       71,229
                                          --------     --------
   Total interest receivable .........    $147,441     $108,029
                                          ========     ========


     Accrued interest receivable is stated net of an allowance for potentially uncollected interest (for loans on non-accrual and for loans that have been restructured). If these non-accruing and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, gross interest income for the years ended December 31, 1998, 1997 and 1996 would have increased by approximately $9.5 million, $7.5 million and $8.5 million, respectively. Interest income recorded on these loans for the years ended December 31, 1998, 1997 and 1996 was $3.3 million, $2.4 million and $2.4 million respectively.


(8) DEPOSITS

     Deposits are summarized as follows (in thousands):





                                                                           At December 31,
                                           -------------------------------------------------------------------------------
                                                            1998                                     1997
                                           --------------------------------------   --------------------------------------
                                              Balance       Percent       Rate         Balance       Percent       Rate
                                           -------------   ---------   ----------   -------------   ---------   ----------
Demand deposit accounts ................   $ 1,104,170          9%       -- %        $  611,670          6%       -- %
NOW accounts ...........................     1,281,516         10      1.24             723,182          8      1.29
Savings accounts .......................     2,295,448         19      2.83           1,900,334         20      3.02
Money market accounts ..................     1,545,634         13      3.78             916,788         10      4.06
Retail certificates of deposit .........     5,172,196         42      5.24           4,673,467         49      5.54
Jumbo certificates of deposit ..........       923,752          7      5.40             689,853          7      5.76
                                           -----------        ---      ----          ----------        ---      ----
Total deposits .........................   $12,322,716        100%     3.73%         $9,515,294        100%     4.23%
                                           ===========        ===      ====          ==========        ===      ====

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Certificate accounts are frequently renewed at maturity rather than paid out. The following table sets forth the maturity of Sovereign's certificates of deposit as scheduled to mature contractually at December 31, 1998 (in thousands):



                                     Within       Six Mos./     One/Three    Three/Five    Five/Ten    Over Ten
                                    Six Mos.       One Yr.         Yrs.         Yrs.         Yrs.        Yrs.        Total
                                  ------------  -------------  -----------  ------------  ----------  ---------  -------------
Certificate accounts by rate:
Less than 4.001% ...............   $  163,830    $    9,982     $ 12,147      $     87     $24,249     $2,799     $  213,094
4.001% - 6.000% ................    3,511,179     1,433,186      502,519        73,956      14,250        301      5,535,391
6.001% - 8.000% ................       76,754        86,156      114,658        29,478      27,301          8        334,355
8.001% - 10.000% ...............        5,043         1,412        1,507           387       1,083        354          9,786
Above 10.000% ..................          167           105          957           213       1,791         89          3,322
                                   ----------    ----------     --------      --------     -------     ------     ----------
Total certificate accounts .....   $3,756,973    $1,530,841     $631,788      $104,121     $68,674     $3,551     $6,095,948
                                   ==========    ==========     ========      ========     =======     ======     ==========

     The following table sets forth the maturity of Sovereign's certificates of deposit as scheduled to mature contractually at December 31, 1998 (in thousands):



                                   At December 31, 1998
                                  ---------------------
  1999 .........................        $5,287,816
  2000 .........................           523,672
  2001 .........................           108,114
  2002 .........................            52,259
  2003 .........................            51,862
  Thereafter ...................            72,225
                                        ----------
  Total ........................        $6,095,948
                                        ==========


     The following table sets forth the maturity of Sovereign's certificates of deposit of $100,000 or more as scheduled to mature contractually at December 31, 1998 (in thousands):



                                                       At December 31, 1998
                                                      ---------------------
           Three months or less ....................        $  496,443
           Over three through six months ...........           548,181
           Over six through twelve months ..........           181,048
           Over twelve months ......................            78,610
                                                            ----------
              Total ................................        $1,304,282
                                                            ==========

     Interest expense on deposits is summarized as follows (in thousands):





                                                             At December 31,
                                                  --------------------------------------
                                                     1998          1997          1996
                                                  ----------   -----------   -----------
Demand deposit and NOW accounts ...............    $ 16,387     $  7,967      $  9,423
Savings accounts ..............................      62,694       58,974        51,824
Money market accounts .........................      45,055       33,719        34,387
Certificates of deposit .......................     316,164      278,153       255,450
                                                   --------     --------      --------
   Total interest expense on deposits .........    $440,300     $378,813      $351,084
                                                   ========     ========      ========


     Deposits of related parties include deposits made by certain officers, directors and their affiliated interests. At December 31, 1998, deposits of related parties totaled $1.7 million.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

(9) SHORT-TERM AND LONG-TERM BORROWINGS

     Short-term Borrowings. Short-term borrowings included in the consolidated balance sheets are as follows (in thousands):



                                                               At December 31,
                                                        -----------------------------
                                                             1998            1997
                                                        -------------   -------------
Securities sold under repurchase agreements .........    $  315,540      $  787,700
Federal Home Loan Bank advances .....................     3,409,243       4,626,401
Other borrowings ....................................       196,901          41,793
                                                         ----------      ----------
   Total borrowings .................................    $3,921,684      $5,455,894
                                                         ==========      ==========


     Included in short-term borrowings are sales of securities under repurchase agreements. Securities underlying these repurchase agreements consisted of investment securities which had a book value of $180 million and $723 million and a market value of $182 million and $729 million at December 31, 1998 and 1997, respectively.

     Effective January 1, 1998, Sovereign adopted the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." The provisions of SFAS No. 127 defer the effective date for the provisions of SFAS No. 125 relating to accounting for repurchase agreements, dollar rolls, securities lending and similar transactions. Accordingly, qualifying repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the broker may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to Sovereign substantially similar securities at the maturity of the agreements. The broker/dealers who participate with Sovereign in these agreements are primarily broker/dealers reporting to the Federal Reserve Bank of New York.

     The following table summarizes information regarding short-term securities sold under repurchase agreements (in thousands):



                                                                            December 31,
                                                           ----------------------------------------------
                                                                1998            1997             1996
                                                           -------------   --------------   -------------
Balance ................................................     $ 315,540       $  787,700      $  939,659
Weighted average interest rate .........................          5.32%            5.61%           5.58%
Maximum amount outstanding at any month-end dur-
 ing the year ..........................................     $ 956,394       $1,515,156      $1,310,406
Average amount outstanding during the year .............     $ 525,986       $1,222,183      $  804,012
Weighted average interest rate during the year .........          5.39%            5.67%           5.77%

     The following table summarizes information regarding short-term Federal Home Loan Bank of Pittsburgh advances (in thousands):



                                                                              December 31,
                                                           ---------------------------------------------------
                                                                 1998              1997              1996
                                                           ---------------   ---------------   ---------------
Balance ................................................     $ 3,409,243       $ 4,626,401       $ 3,079,801
Weighted average interest rate .........................            5.32%             5.91%             5.82%
Maximum amount outstanding at any month-end dur-
 ing the year ..........................................     $ 5,361,401       $ 4,709,176       $ 3,842,670
Average amount outstanding during the year .............     $ 4,420,827       $ 3,718,562       $ 2,356,162
Weighted average interest rate during the year .........            5.98%             6.03%             5.88%

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

   The following table summarizes information regarding short-term federal funds purchased (in thousands):




                                                                        December 31,
                                                           ---------------------------------------
                                                              1998          1997          1996
                                                           ----------   -----------   ------------
Balance ................................................     $   --       $    --       $ 12,000
Weighted average interest rate .........................         --%           --%          7.26%
Maximum amount outstanding at any month-end dur-
 ing the year ..........................................     $   --       $22,400       $ 43,400
Average amount outstanding during the year .............     $   --       $ 2,860       $ 15,840
Weighted average interest rate during the year .........         --%         5.68%          5.44%

     Long-term Borrowings. Long-term securities sold under repurchase agreements had weighted average interest rates of 5.58% and 5.88% at December 31, 1998 and 1997, respectively. Long-term Federal Home Loan Bank of Pittsburgh advances had weighted average interest rates of 4.96% and 6.07% at December 31, 1998 and 1997, respectively. Long-term borrowings are as follows (in thousands):





                                                                                December 31,
                                                                        -----------------------------
                                                                             1998            1997
                                                                        -------------   -------------
Securities sold under repurchase agreements, maturing January 2000 to
 May 2008 ...........................................................    $  340,000      $  362,393
FHLB advances, maturing February 2000 to April 2012 .................     3,492,262         898,998
6.75% senior notes due July 1, 2000 .................................        49,653          49,655
6.75% subordinated debentures, due 2000 .............................        27,894          27,831
8.50% subordinated debentures, due 2002 .............................        19,708          19,629
8.00 subordinated debentures, due 2003 ..............................        49,391          49,243
                                                                         ----------      ----------
Total long-term borrowings ..........................................    $3,978,908      $1,407,749
                                                                         ==========      ==========

     Included in long-term borrowings are sales of securities under repurchase agreements. Securities underlying these repurchase agreements consisted of mortgage-backed securities which had a book value of $340 million and a market value of $344 million at December 31, 1998. Single issuers of these repurchase agreements having an aggregate book value in excess of 10% of Sovereign's stockholders' equity at December 31, 1998 included Salomon Smith Barney Holdings, Inc. with $197 million and a weighted average maturity of 2.2 years and Lehman Brothers, Inc. with $123 million and a weighted average maturity of
7.7 years.

     The majority of Federal Home Loan Bank of Pittsburgh advances are collateralized by qualifying mortgage-related assets as defined by the Federal Home Loan Bank of Pittsburgh. The remaining Federal Home Loan Bank of Pittsburgh advances are collateralized by mortgage-backed securities.

     The 6.75% notes are non-amortizing and are not redeemable prior to maturity. The 6.75% debentures are non-amortizing and are not redeemable prior to maturity. The 6.75% debentures and a portion of the Federal Home Loan Bank of Pittsburgh advances have, through the use of interest rate swaps, been effectively converted from fixed rate obligations to variable rate obligations. The 8.50% debentures are non-amortizing and are redeemable at the option of Sovereign in whole or in part at any time on or after September 15, 1999. The 8.00% debentures are non-amortizing and are not redeemable prior to maturity.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The following table sets forth the maturity of Sovereign's long-term borrowings as scheduled to mature contractually at December 31, 1998 (in thousands):


                                     At December 31, 1998
                                    ---------------------
  1999 ..........................         $       --
  2000 ..........................            269,547
  2001 ..........................            363,000
  2002 ..........................            486,708
  2003 ..........................            814,391
  Thereafter ....................          2,045,262
                                          ----------
  Total .........................         $3,978,908
                                          ==========

(10) TRUST PREFERRED SECURITIES

     During March 1997, Sovereign issued $100 million of preferred capital securities ("Trust Preferred") through Sovereign Capital Trust I ("Trust"), a special-purpose statutory trust created expressly for the issuance of these securities. Distributions on the Trust Preferred will be payable at an annual rate of 9% of the stated liquidation amount of $1,000 per capital security, payable semi-annually. After issuance costs, proceeds of $97.6 million were invested in Junior Subordinated Debentures of Sovereign, at terms identical to the Trust Preferred offering. Cash distributions on the Trust Preferred are made to the extent interest on the debentures is received by the Trust. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Trust Preferred securities are redeemable in whole. Otherwise, the Trust Preferred securities are generally redeemable in whole or in part on or after April 1, 2007, at a declining redemption price ranging from 103.875% to 100% of the liquidation amount. On or after April 1, 2017, the Trust Preferred securities may be redeemed at 100% of the liquidation amount.

     During March 1997, ML Bancorp, a predecessor company of Sovereign, also issued $50.0 million of Trust Preferred Securities at an interest rate of 9.875%, with a scheduled maturity of March 1, 2027. The securities were issued by ML Capital Trust I and proceeds from the issuance were invested in Junior Subordinated Debentures issued by ML Bancorp. Sovereign assumed ML Bancorp's obligations under this offering and has the option, subject to required regulatory approval, to prepay the securities beginning March 1, 2007.

     The Trust Preferred offerings are classified as and are similar to a minority interest and are presented as "Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of Sovereign Bancorp, Inc." The Trust Preferred offerings qualify for Tier I capital treatment for Sovereign and the loan payments from Sovereign to the Trust are fully tax deductible.


(11) STOCKHOLDERS' EQUITY

     The Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") requires institutions regulated by the Office of Thrift Supervision to have minimum regulatory tangible capital equal to 1.5% of total tangible assets, a minimum leverage capital ratio equal to 3% of tangible assets and 4% of risk-adjusted assets and a risk-based capital ratio equal to 8%. Sovereign Bank was in compliance with all of these capital requirements as of December 31, 1998. The following schedule summarizes the actual capital balances of Sovereign Bank at December 31, 1998 (in thousands):


                                                                                                               Risk-Based
                                                                                                               Capital to
                                                                                        Leverage Capital         Risk-
                                         Tangible Capital to      Leverage Capital      to Risk-Adjusted        Adjusted
                                           Tangible Assets       to Tangible Assets          Assets              Assets
                                        ---------------------   --------------------   ------------------   ---------------
Sovereign Bank:
Regulatory capital ..................        $ 1,107,748            $ 1,107,748           $ 1,107,748         $ 1,230,442
Minimum capital requirement .........            325,259                637,364               476,865             953,731
                                             -----------            -----------           -----------         -----------
   Excess ...........................        $   782,489            $   470,384           $   630,883         $   276,711
                                             ===========            ===========           ===========         ===========
   Capital ratio ....................               5.11%                  5.21%                 9.29%              10.32%

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Office of Thrift Supervision capital regulations do not apply to holding companies. The following schedule summarizes actual capital balances of Sovereign Bancorp at December 31, 1998 as if those regulations did apply to Sovereign Bancorp (in thousands):



                                                                                                               Risk-Based
                                                                                                               Capital to
                                                                                        Leverage Capital         Risk-
                                         Tangible Capital to      Leverage Capital      to Risk-Adjusted        Adjusted
                                           Tangible Assets       to Tangible Assets          Assets              Assets
                                        ---------------------   --------------------   ------------------   ---------------
Sovereign Bank:
Regulatory capital ..................         $ 753,790              $ 882,840             $ 882,840          $ 1,354,036
Minimum capital requirement .........           321,870                630,717               481,486              962,971
                                              ---------              ---------             ---------          -----------
   Excess ...........................         $ 431,920              $ 252,123             $ 401,354          $   391,065
                                              =========              =========             =========          ===========
Capital ratio .......................              3.51%                  4.20%                 7.33%               11.25%


     The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital tiers: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution's capital tier depends upon its capital levels in relation to various relevant capital measures, which include leverage and risk-based capital measures and certain other factors. Depository institutions that are not classified as well-capitalized or adequately-capitalized are subject to various restrictions regarding capital distributions, payment of management fees, acceptance of brokered deposits and other operating activities. At December 31, 1998, Sovereign Bank was classified as well-capitalized and in compliance with all capital requirements. Management anticipates that Sovereign Bank will continue to be classified as well-capitalized and will be in compliance with all regulatory capital requirements.


     As a result of provisions of the Small Business Jobs Protection Act of 1996 (the "Jobs Protection Act"), which repealed the tax reserve method for bad debts for thrift institutions and the circumstances requiring bad debt recapture for large institutions, Sovereign must determine the tax deduction for bad debt based on actual charge-offs. The Jobs Protection Act retained the existing base year bad debt reserve and requires recapture into taxable income in certain circumstances such as in the case of certain excess distributions or complete redemptions. None of the limited circumstances requiring recapture are anticipated by Sovereign. Retained earnings at December 31, 1998 included $62.4 million in bad debt reserves, for which no deferred taxes have been provided due to the indefinite nature of the recapture provisions.


     Sovereign maintains a Dividend Reinvestment and Stock Purchase Plan which permits holders of record of Sovereign common stock to purchase additional shares of common stock directly from Sovereign via reinvestment of cash dividends and optional cash purchases. At December 31, 1998, purchases of common stock with reinvested dividends are made at a 5% discount from the current market price as defined and optional cash purchases are limited to a maximum of $5,000 per quarter.


     Sovereign maintains a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan is designed to protect stockholders from attempts to acquire control of Sovereign at an inadequate price. Under the Rights Plan, Sovereign distributed a dividend of one right to purchase a unit of preferred stock on each outstanding share of Sovereign's common stock. The rights are not currently exercisable or transferable and no separate certificates evidencing such rights will be distributed, unless certain events occur. The rights attach to shares of common stock outstanding on October 2, 1989 and will expire on September 27, 2004 as stated in the amendment to the Rights Plan dated September 27, 1995. The rights will entitle the holders to purchase either Sovereign's common stock or the common stock of the potential acquirer at a substantially reduced price.


     On May 17, 1995, Sovereign completed the sale of 2.0 million shares of Convertible Preferred Stock, raising $96.4 million in capital. The 61/4% non-voting, Cumulative Convertible Preferred Stock was

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES convertible at the option of the holder at any time, unless previously redeemed, at a conversion rate (adjusted to reflect all stock dividends and stock splits) of 7.184 shares of common stock for each share of preferred stock; equivalent to a conversion price of $6.960 per share of common stock. On May 15, 1998, Sovereign redeemed all outstanding shares of its 6 1/4% Cumulative Convertible Preferred Stock, Series B.


(12) STOCK OPTION PLANS


     Sovereign grants stock options for a fixed number of shares to key officers and directors with an exercise price equal to the fair value of the shares at the date of grant. Sovereign's stock options expire not more than ten years after the date of grant and become fully vested and exercisable within a one to five year period after the date of grant. Sovereign accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for the stock option grants. There are 14.2 million shares of common stock reserved for issuance under the plans. These shares, along with the per share data in the following summary of option transactions, have been adjusted to reflect all stock dividends and stock splits.



                                                                             Price Per
                                                            Shares             Share
                                                       ---------------   ----------------
     Options outstanding December 31, 1995 .........       8,509,516       $.96 - $7.51
                                                           ---------     ----------------
     Granted .......................................         767,921      $6.16 - $ 8.94
     Exercised .....................................      (1,051,867)      $.97 - $ 6.45
     Forfeited .....................................        (159,675)     $3.84 - $ 7.51
                                                          ----------     ----------------
     Options outstanding December 31, 1996
       (3,758,345 shares exercisable) ..............       8,065,895       $.96 - $ 8.94
                                                          ----------     ----------------
     Granted .......................................       1,382,278      $8.17 - $15.94
     Exercised .....................................      (3,388,704)      $.97 - $ 7.51
     Forfeited .....................................         (26,016)     $3.84 - $10.54
                                                          ----------     ----------------
     Options outstanding December 31, 1997
       (4,351,317 shares exercisable) ..............       6,033,453       $.96 - $16.77
                                                          ----------     ----------------
     Granted .......................................         934,070     $13.38 - $20.25
     Exercised .....................................      (2,295,265)      $.97 - $10.54
     Forfeited .....................................        (172,550)     $8.22 - $20.25
                                                          ----------     ----------------
     Options outstanding December 31, 1998
       (3,371,038 shares exercisable) ..............       4,499,708       $.96 - $20.25
                                                          ==========     ================

     The following table summarizes Sovereign's stock options outstanding at December 31, 1998:



                                      Options Outstanding                        Options Exercisable
                      ---------------------------------------------------   -----------------------------
                                                            Wtd. Avg.
                                        Wtd. Avg.           Remaining                        Wtd. Avg.
  Exercise Prices        Shares      Exercise Price     Contractual Life       Shares      Exercise Price
-------------------   -----------   ----------------   ------------------   -----------   ---------------
   $.96 - $5.90        2,485,494        $  3.60              4.51            2,485,494       $  3.60
 $6.07 - $12.71          636,264        $  8.14              7.89              636,264       $  8.14
$13.28 - $20.25        1,377,950        $ 14.65              9.15              249,280       $ 13.59
                       ---------        -------              ----            ---------       -------
          Total        4,499,708        $  7.63              6.41            3,371,038       $  5.19
                       =========        =======              ====            =========       =======


     SFAS No. 123, "Accounting for Stock-Based Compensation," which provides companies with a choice either to expense the fair value of employee stock options over the vesting period (recognition method) or to continue the previous practice but disclose the pro forma effects on net income and earnings per share had the fair value method been used (disclosure only method). Sovereign adopted the disclosure only method during 1996.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Sovereign had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:



Grant date year                                      1998                  1997                 1996
------------------------------------------   -------------------   -------------------   ------------------
Options granted ..........................            934,070             1,382,278              466,581
Options forfeited ........................             72,600               103,169                5,325
Expected volatility ......................               .278          .200  - .840          .239 - .840
Expected life in years ...................               6.00           4.00 - 7.50          5.00 - 7.50
Stock price on date of grant .............   $13.38  - $20.25        $8.17 - $15.94        $6.16 - $8.94
Exercise price ...........................   $13.38  - $20.25        $8.17 - $15.94        $6.16 - $8.94
Weighted average exercise price ..........             $15.25                $10.42                $6.55
Weighted average fair value ..............            $  5.38                $ 4.47                $3.44
Expected dividend yield ..................                .67%          .21% - 3.00%         .21% - 2.42%
Risk-free interest rate ..................       4.65% - 5.72%         5.76% - 6.88%        5.23% - 6.88%
Vesting period in years ..................                 1                    0-4                  1-5

     The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Sovereign's employee stock options have characteristics significantly different from those traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide reliable single measure of fair value of its employee stock options.

     The pro forma reduction to net income for 1998, 1997 and 1996 was $2.9 million, $2.5 million and $426,000, respectively. The pro forma reduction to diluted earnings per share for 1998 was $.02, for 1997 was $.02 and for 1996 was $.00.


(13) EMPLOYEE BENEFIT PLANS

     Sovereign sponsors a non-contributory defined benefit pension plan which covers substantially all employees who have attained the age of 21 and completed one year of service. Benefits under the plan are based upon years of service and the employees' average compensation computed based upon the five consecutive plan years of highest pay during the ten years preceding retirement or termination. At December 31, 1998, the Sovereign pension plan held approximately 79,000 shares of Sovereign common stock with a fair market value of $1.1 million. Dividends paid on these shares during 1998 totaled $6,000.

     It is Sovereign's policy to fund the minimum contribution as determined by an actuarial valuation. The net periodic pension costs for this plan are comprised of the following components (in thousands):



                                                                         At December 31,
                                                             ---------------------------------------
                                                                 1998          1997          1996
                                                             -----------   -----------   -----------
Service cost benefits earned during the period ...........    $  2,248      $  1,928      $  1,736
Interest cost on projected benefit obligation ............       2,498         2,550         2,311
Actual return on plan assets .............................      (7,028)       (7,227)       (4,824)
Amortization of unrecognized net assets and other deferred
 amounts, net ............................................       3,761         3,037         1,390
Curtailment Loss .........................................          --            --           542
Asset gain ...............................................          --           331            62
                                                              --------      --------      --------
  Net periodic pension expense ...........................    $  1,479      $    619      $  1,217
                                                              ========      ========      ========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The following table sets forth the Change in Benefit Obligation, Change in Plan Assets and Funded Status for Sovereign's pension plan at December 31, 1998 and 1997 (in thousands):



                                                           Year Ended December 31,
                                                           -----------------------
                                                              1998         1997
                                                           ----------   ----------
Change in Benefit Obligation
Benefit obligation at beginning of year ................    $ 37,303     $ 37,398
Service cost ...........................................       2,248        1,928
Interest cost ..........................................       2,498        2,550
Actuarial gains ........................................         895          233
Benefits paid ..........................................      (4,696)      (4,806)
                                                            --------     --------
Benefit obligation at end of year ......................      38,248       37,303
                                                            --------     --------
Change in Plan Assets
Fair value of plan assets at beginning of year .........      41,787       38,602
Actual return on plan assets ...........................       7,028        7,227
Company contributions ..................................         105          764
Benefits paid ..........................................      (4,696)      (4,806)
                                                            --------     --------
Fair value of plan assets at end of year ...............      44,224       41,787
                                                            --------     --------
Funded Status of the Plan ..............................       5,976        4,484
Unrecognized net actuarial loss ........................      (5,351)      (2,234)
Unrecognized net transition asset ......................       1,176        1,176
Unrecognized prior service cost ........................         773          627
                                                            --------     --------
Prepaid benefit cost ...................................    $  2,574     $  4,053
                                                            ========     ========

     In determining the projected benefit obligation, the assumed discount rates at December 31, 1998, 1997 and 1996 were 6.75%, 6.77% and 7.18%, respectively. The weighted average rate of salary increase was 4.50% for 1998, 4.46% for 1997 and 5.17% for 1996. The expected long-term rate of return on assets used in determining net periodic pension expense was 9.00% for 1998, 8.92% for 1997 and 8.73% for 1996.

     The pension plan's assets consist primarily of common stock, fixed income securities such as corporate bonds and U.S. Treasury securities and units of certain common trust funds.

     Sovereign also maintains a 401(k) savings plan. Substantially all employees of Sovereign are eligible to participate in the 401(k) savings plan following their completion of one year of service and attaining age 21. Sovereign's contributions to this plan were $1.5 million, $753,000 and $728,000 during 1998, 1997 and 1996, respectively. Pursuant to this plan, employees can contribute up to 10% of their compensation to the plan. Sovereign contributes up to 50% of the employee contribution up to 6% of compensation in the form of Sovereign common stock.

     Sovereign maintains an Employee Stock Ownership Plan ("Sovereign ESOP"), and substantially all employees of Sovereign are eligible to participate in the Sovereign ESOP following their completion of one year of service and attaining age 21. The Sovereign ESOP is a deferred contribution plan which provides retirement benefits for participants and beneficiaries by purchasing Sovereign common stock in the open market. The amount of annual contributions to the Sovereign ESOP by Sovereign is determined by the Board of Directors based upon the financial performance of Sovereign each year. Sovereign recognized as expense $4.0 million, $7.7 million and $4.6 million to the ESOP during 1998, 1997 and 1996, respectively.

     On November 21, 1994, Sovereign's Board of Directors authorized an amendment to the Sovereign ESOP to add a leverage feature to purchase up to 6.7 million shares of Sovereign's outstanding common stock

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES in the open market or in negotiated transactions. The Sovereign ESOP is funded through direct loans from Sovereign totaling approximately $38.0 million at year-end 1998. The proceeds from these loans were used to purchase outstanding shares of Sovereign's common stock. As the debt on these loans is repaid, shares of Sovereign common stock are released and become eligible for allocation to employee accounts. In addition, dividends are paid on all shares of Sovereign common stock, including unallocated shares held by the Sovereign ESOP. Dividends on the unallocated shares are allocated on a pro-rata basis when purchased shares are released. Compensation expense is recognized based on the fair value of the shares committed to be released to employees and the shares then become outstanding for earnings per share computations. Sovereign has committed to make contributions sufficient to provide for the ESOP debt requirements. At December 31, 1998, the Sovereign ESOP held 5.7 million shares of which 1.4 million shares were allocated to employee accounts. The unallocated ESOP shares are presented as a reduction of stockholders' equity in the consolidated financial statements. At December 31, 1998, the fair value of the unallocated shares held by the ESOP was $62.3 million.

     Sovereign also maintains an Employee Stock Purchase Plan which permits eligible employees to purchase Sovereign common stock directly from Sovereign. Purchases of common stock are limited to 15% of a participant's compensation. During 1998, 1997 and 1996, participants purchased Sovereign common stock at a price equal to 92.5% of the fair value of Sovereign common stock on the offering date. Compensation expense for this plan for the year ended December 31, 1998, 1997 and 1996 was $106,000, $46,000 and $41,000, respectively.

     ML Bancorp, previous to its merger with Sovereign, had established the ML ESOP for the benefit of certain eligible employees of ML Bancorp. ML Bancorp initially purchased 2.0 million shares of common stock on behalf of the ML ESOP, of which 885,000 shares were committed to be released as of February 28, 1998. During 1997 and 1996, ML Bancorp recorded compensation expense related to the ML ESOP of $3.0 million and $1.9 million, respectively. The cost basis of the unallocated ML ESOP shares equaled $17.6 million, and were presented as a reduction to stockholders' equity in the consolidated financial statements.

     As required by the plan, Sovereign terminated the ML ESOP and satisfied its obligation related to the initial share purchase. The remaining unallocated shares were distributed to the former participants of the ML ESOP, and the excess of fair value over the cost of those remaining shares was recognized in the first quarter of 1998 as a merger-related expense.

     ML Bancorp, previous to its merger with Sovereign, had a Recognition and Retention Plan and Trust ("ML RRP") for the benefit of ML Bancorp's Board of Directors and executive officers. At February 28, 1998, Sovereign reflected $2.4 million of deferred cost of unearned ML RRP shares as a reduction of stockholders' equity. During 1997 and 1996, ML Bancorp recorded compensation expense related to the ML RRP of $459,000 and $617,000, respectively.

     As required by the plan, Sovereign terminated the ML RRP. Pursuant to the merger, the remaining $2.4 million of deferred compensation was paid to ML Bancorp's Board of Directors and executive officers and was recognized in the first quarter of 1998 as a merger-related expense.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

(14) INCOME TAXES

     The provision for income taxes in the consolidated statement of operations is comprised of the following components (in thousands):

                                                Year Ended December 31,
                                        ----------------------------------------
                                            1998           1997          1996
                                        ------------   ------------   ----------
Current:
   Federal ..........................    $  92,311      $  73,431      $42,282
   State ............................        1,121          4,282        4,219
                                         ---------      ---------      -------
                                            93,432         77,713       46,501
Deferred ............................      (18,681)       (10,389)       1,008
                                         ---------      ---------      -------
   Total income tax expense .........    $  74,751      $  67,324      $47,509
                                         =========      =========      =======

     The following is a reconciliation of the actual tax provisions with taxes computed at the federal statutory rate of 35% for each of the years indicated:


                                                                    Year Ended December 31,
                                                              ------------------------------------
                                                                 1998         1997         1996
                                                              ----------   ----------   ----------
Federal income tax at statutory rate ......................     35.0%         35.0%        35.0%
Increase/(decrease) in taxes resulting from:
   Tax-exempt interest ....................................     (5.2)         (2.0)        (1.3)
   State income taxes, net of federal tax benefit .........       .3           1.6          2.0
   Amortization of intangible assets and other purchase
    accounting adjustments ................................       .8           1.0          1.2
Non-deductible, merger-related costs ......................      3.1           2.1           .1
Other .....................................................      1.4           1.9         (2.5)
                                                               -----         -----        -----
                                                                35.4%         39.6%        34.5%
                                                               =====         =====        =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                   Year Ended December 31,
                                                             ------------------------------------
                                                                1998         1997         1996
                                                             ----------   ----------   ----------
Deferred tax assets:
 Allowance for possible loan losses ......................    $37,849      $37,390      $25,344
 Purchased mortgage servicing rights .....................      4,356        5,364        2,079
 Employee benefits .......................................        888        2,593          706
 Merger related liabilities ..............................      2,313        1,104        1,006
 Purchase accounting adjustments .........................        370        1,071        2,460
 Unrealized los on available-for-sale portfolio ..........         --           89          697
 Net operating loss carry forwards .......................      1,393        1,810        1,939
 Other ...................................................        847        5,621        6,188
                                                              -------      -------      -------
 Total gross deferred tax assets .........................    $48,016      $55,042      $40,419
                                                              -------      -------      -------
Deferred tax liabilities:
 Purchase accounting adjustments .........................    $ 5,402      $ 6,473      $ 7,188
 Deferred loan fees ......................................      7,144        5,739        5,716
 Tax bad debt reserve recapture ..........................      2,406        2,888        2,888
 Originated mortgage servicing rights ....................      3,843        2,678        1,398
 Option premiums .........................................      2,716        9,799        7,927
 Unrealized gain on available-for-sale portfolio .........      9,757        9,625        2,021
 Other ...................................................      4,163        6,609        6,018
                                                              -------      -------      -------
 Total gross deferred tax liabilities ....................    $35,431      $43,811      $33,156
                                                              -------      -------      -------
Net deferred tax asset ...................................    $12,585      $11,231      $ 7,263
                                                              =======      =======      =======

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The Small Business Job Protection Act of 1996 ("the Act") repealed the tax bad debt deduction computed under the percentage of taxable income method for tax years beginning after December 31, 1995 and requires thrifts to recapture into income, over a six-year period, the amount by which their tax bad debt reserves exceed their base year reserves. As a result of its acquisition of ML Bancorp, Sovereign is required to recapture $8.3 million related to ML Bancorp's tax bad debt reserve in excess of its base year reserve. ML Bancorp had previously recorded a deferred tax liability for this excess and therefore, the recapture will not impact the statement of operations.

     Sovereign has determined that it is not required to establish any valuation reserve for deferred tax assets since it is more likely than not that deferred tax assets will be principally realized through carry back to taxable income in prior years. Sovereign's conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on a history of growth in earnings and the prospects for continued growth including an analysis of potential uncertainties that may affect future operating results. Sovereign will continue to review the criteria related to the recognition of deferred tax assets on a quarterly basis.


(15) COMMITMENTS AND CONTINGENCIES

     Financial Instruments

     Sovereign is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, loans sold with recourse, forward contracts and interest rate swaps, caps and floors. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these financial instruments reflect the extent of involvement Sovereign has in particular classes of financial instruments.

     Sovereign's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and loans sold with recourse is represented by the contractual amount of those instruments. Sovereign uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate swaps, caps and floors and forward contracts, the contract or notional amounts do not represent exposure to credit loss. Sovereign controls the credit risk of its interest rate swaps, caps and floors and forward contracts through credit approvals, limits and monitoring procedures. Unless noted otherwise, Sovereign does not require and is not required to pledge collateral or other security to support financial instruments with credit risk.

     The following schedule summarizes Sovereign's off-balance sheet financial instruments (in thousands):




                                                                              Contract or Notional Amount at
                                                                                      December 31,
                                                                              -----------------------------
                                                                                   1998            1997
                                                                              -------------   -------------
Financial instruments whose contract amounts represent credit risk:
 Commitments to extend credit .............................................    $1,191,599      $1,079,300
 Standby letters of credit ................................................        21,153          14,045
 Loans sold with recourse .................................................        35,375         139,899
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
 Forward contracts ........................................................       608,104          51,872
 Interest rate swaps ......................................................     2,955,164       3,609,376
 Interest rate caps .......................................................     1,200,000       1,200,000
Notional or contract amounts of off-balance sheet financial instruments not constituting credit risk:
Forward commitments to sell in the secondary market .......................            --         161,285

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Sovereign evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held usually consists of real estate but may include securities, accounts receivable, inventory and property, plant and equipment.

     Standby letters of credit are conditional commitments issued by Sovereign to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees expire by March 2001 and one guarantee for $1.4 million expires in January 2011. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Sovereign holds various collateral to support the commitments.

     Loans sold with recourse primarily represent single-family residential loans. These are seasoned loans with decreasing balances and historical loss experience has been minimal.

     The forward contracts used by Sovereign in its mortgage banking activities are contracts for delayed delivery of securities in which Sovereign agrees to make delivery of a specified instrument, at a specified future date, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities' values and interest rates.

     Interest rate swaps, caps and floors enable Sovereign to transfer, modify or reduce its interest rate risk and are used as part of asset and liability management. Sovereign may become a principal in the exchange of interest payments with another party and therefore, is exposed to loss should one of the counterparties default. Sovereign minimizes this risk by performing credit reviews on counterparties.

     Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are significantly smaller.

     Litigation

     At December 31, 1998, Sovereign was party to a number of lawsuits, which arise during the normal course of business. While any litigation has an element of uncertainty, management, after reviewing these actions with legal counsel, is of the opinion that the liability, if any, resulting from these actions will not have a material effect on the financial condition or results of operations of Sovereign.


(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents disclosures about the fair value of financial instruments as defined by SFAS No. 107, "Fair Value of Financial Instruments." These fair values are presented based upon subjective estimates of relevant market conditions at a specific point in time and information about each financial instrument. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties resulting in variability in estimates affected by changes in assumptions and risks of the financial instruments at a certain point in time. Therefore, the derived fair value estimates presented below cannot be substantiated by comparison to independent markets. In addition, the fair values do not reflect any premium or discount that could result from offering for sale at one time an entity's entire holdings of a particular financial instrument nor does it reflect potential taxes and the expenses that would be incurred in an actual sale or settlement. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Sovereign (in thousands):

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                                                                At December 31,
                                                      --------------------------------------------------------------------
                                                                    1998                                1997
                                                      ---------------------------------   --------------------------------
                                                       Carrying Value      Fair Value      Carrying Value      Fair Value
                                                      ----------------   --------------   ----------------   -------------
Financial Assets:
 Cash and amounts due from depository
   institutions ...................................      $   471,074      $   471,074        $   238,623   $   238,623
 Interest-earning deposits ........................           82,650           82,650             17,314        17,314
 Loans held for sale ..............................          296,930          297,414            310,678       310,750
 Investment securities available-for-sale .........        6,662,427        6,662,427          1,956,262     1,956,262
 Investment securities held-to-maturity ...........        1,839,655        1,860,583          3,416,451     3,446,863
 Loans, net .......................................       11,152,038       11,180,004         11,207,299    11,276,514
Financial Liabilities:
 Deposits .........................................       12,322,716       12,314,608          9,515,294     9,521,379
 Borrowings(1) ....................................        7,907,805        7,887,676          6,874,070     6,886,421
Unrecognized Financial Instruments:(2)
 Commitments to extend credit .....................            5,875            5,880             16,569        16,575
 Standby letters of credit ........................               25              244                306           310
 Loans sold with recourse .........................              177               71                244            98
 Interest rate swaps, caps and floors .............            7,213          (55,755)             9,963       (12,861)

------------
(1) Borrowings are shown without unamortized cap premiums, as cap premiums are reflected separately below in "Interest rate swaps, caps and floors."


(2) The amounts shown under "carrying value" represent accruals or deferred income arising from those unrecognized financial instruments.


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:


     Cash and amounts due from depository institutions and interest-earning deposits. For these short-term instruments, the carrying amount is a reasonable estimate of fair value.


     Loans held for sale. Fair values are estimated using quoted rates based upon secondary market sources for securities backed by similar loans. Fair value estimates include consideration of all open positions (including forward contracts), outstanding commitments and related fees paid.


     Investment securities available-for-sale. The fair value of investment securities available-for-sale are based on quoted market prices as of the balance sheet date. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," changes in fair value are reflected in the carrying value of the asset and are shown as a separate component of stockholders' equity.


     Investment securities held-to-maturity. The carrying amounts for short-term investment securities held-to-maturity approximate fair value because of the short maturity of these instruments and they do not present unanticipated credit concerns. The fair value of long-term investment securities held-to-maturity is estimated based upon bid quotations received from securities dealers and an independent pricing servicing bureau.


     Loans. Fair value is estimated by discounting cash flows using estimated market discount rates at which similar loans would be made to borrowers and reflect similar credit ratings and interest rate risk for the same remaining maturities.


     Mortgage servicing rights. The fair value of mortgage servicing rights are estimated using quoted rates based upon secondary market sources. The estimated fair value approximates the amount for which the servicing could currently be sold.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Deposits. The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings accounts and certain money market accounts, is equal to the amount payable on demand as of the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated by discounting cash flows using currently offered rates for deposits of similar remaining maturities.

     Borrowings. Fair value is estimated by discounting cash flows using rates currently available to Sovereign for other borrowings with similar terms and remaining maturities.

     Commitments to extend credit. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

     Standby letters of credit. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

     Loans sold with recourse. The fair value of loans sold with recourse is estimated based upon the cost to terminate Sovereign's obligations under the recourse provisions.

     Interest rate swaps, caps and floors. The fair value of interest rate swaps, caps and floors which represent the estimated amount Sovereign would receive or pay to terminate the contracts or agreements, taking into account current interest rates and when appropriate, the current creditworthiness of the counterparties are obtained from dealer quotes.


(17) INTEREST RATE EXCHANGE AGREEMENTS

     Amortizing and non-amortizing interest rate swaps are generally used to convert fixed rate assets and liabilities to variable rate assets and liabilities and vice versa. Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities. Interest rate floors are generally used to limit the exposure from repricing and maturity of assets. Interest rate caps and floors are also used to limit the exposure created by other interest rate swaps. In certain cases, interest rate caps and floors are simultaneously bought and sold to create a range of protection against changing interest rates while limiting the cost of that protection. The following table presents information regarding interest rate exchange agreements at the dates indicated (in thousands):

                                            At December 31, 1998
                             --------------------------------------------------
                                                                      Weighted
                                                        Estimated      Average
                               Notional       Book         Fair       Maturity
                                Amount       Value        Value       in Years
                             ------------  ---------  -------------  ----------
Amortizing interest rate
 swaps:
 Pay variable-receive
   fixed(1) ...............   $       --    $   --      $      --
 Pay fixed-receive
   variable(2) ............      175,164        --           (617)         .3
Non-amortizing interest
 rate swaps:
 Pay variable-receive
   fixed(3) ...............           --        --             --
 Pay fixed-receive
   variable(4) ............    2,780,000        --        (48,382)        4.8
Interest rate
 caps/floors(5) ...........    1,200,000     7,213         (6,756)        3.2
                              ----------    ------      ---------
                              $4,155,164    $7,213      $ (55,755)
                              ==========    ======      =========



                                            At December 31, 1997
                             ---------------------------------------------------
                                                                        Weighted
                                                         Estimated      Average
                               Notional       Book          Fair        Maturity
                                Amount       Value         Value        in Years
                             ------------  ---------  ---------------  ---------
Amortizing interest rate
 swaps:
 Pay variable-receive
   fixed(1) ...............   $  602,116    $   --       $  1,436          2.8
 Pay fixed-receive
   variable(2) ............      208,761        --               (9)       1.3
Non-amortizing interest
 rate swaps:
 Pay variable-receive
   fixed(3) ...............       28,499        --           (561)         2.7
 Pay fixed-receive
   variable(4) ............    2,770,000        --         (9,293)         2.3
Interest rate
 caps/floors(5) ...........    1,200,000     9,963         (4,434)         4.0
                              ----------    ------       ----------
                              $4,809,376    $9,963       $(12,861)
                              ==========    ======       ==========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

------------
(1) The weighted average pay rate was 5.58% and the weighted average receive rate was 5.97% at December 31, 1997.

(2) The weighted average pay rate was 6.87% and 6.87% and the weighted average receive rate was 5.99% and 6.80% at December 31, 1998 and 1997, respectively.

(3) The weighted average pay rate was 7.28% and the weighted average receive rate was 6.75% at December 31, 1997.

(4) The weighted average pay rate was 5.42% and 5.89% and the weighted average receive rate was 5.26% and 4.48% at December 31, 1998 and 1997, respectively.

(5) The weighted average strike price range was 5.25%-9.00% at December 31, 1998 and 5.25% - 7.50% at December 31, 1997.

     The following table summarizes by notional amounts the activity of Sovereign's interest rate exchange agreements (in thousands):




                                          Amortizing      Non-Amortizing
                                        Interest Rate     Interest Rate     Interest Rate
                                            Swaps             Swaps             Swaps           Total
                                       ---------------   ---------------   --------------   -------------
Balance, December 31, 1995 .........      $  881,130        $  330,000       $1,446,000      $2,657,130
                                          ----------        ----------       ----------      ----------
 Additions .........................         300,000         1,125,000          500,000       1,925,000
 Maturities/Amortization ...........          69,117                --          450,000         519,117
 Terminations ......................              --            50,000          996,000       1,046,000
                                          ----------        ----------       ----------      ----------
Balance, December 31, 1996 .........       1,112,013         1,405,000          500,000       3,017,013
                                          ----------        ----------       ----------      ----------
 Additions .........................              --         4,145,000          700,000       4,845,000
 Maturities/Amortization ...........         151,136           151,501               --         302,637
 Terminations ......................         150,000         2,600,000               --       2,750,000
                                          ----------        ----------       ----------      ----------
Balance, December 31, 1997 .........         810,877         2,798,499        1,200,000       4,809,376
                                          ----------        ----------       ----------      ----------
 Additions .........................              --         1,650,000               --       1,650,000
 Maturities/Amortization ...........          86,497           100,000               --         186,497
 Terminations ......................         549,216         1,568,499               --       2,117,715
                                          ----------        ----------       ----------      ----------
Balance, December 31, 1998 .........      $  175,164        $2,780,000       $1,200,000      $4,155,164
                                          ==========        ==========       ==========      ==========

     At December 31, 1998, Sovereign's balance sheet included a net deferred loss of $389,000 related to interest rate exchange agreements terminated in January 1998 which were originally accounted for as hedges. This net deferred loss will amortize into interest expense in 1999.

     Net interest income resulting from interest rate exchange agreements included $6.8 million of income and $4.5 million of expense for 1998, $4.8 million of income and $4.8 million of expense for 1997 and $5.1 million of income and $7.4 million of expense for 1996.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

(18) PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for Sovereign Bancorp is as follows (in thousands):




                                            Balance Sheets
                                                                                 At December 31,
                                                                           ---------------------------
                                                                                1998          1997
                                                                           ------------   ------------
Assets
   Interest-earning deposits ...........................................   $      162     $    9,001
   Investment securities ...............................................      110,779        104,091
   Investment in subsidiaries ..........................................    1,560,766      1,202,941
   Other assets ........................................................       16,611         13,793
                                                                           ----------     ----------
Total Assets ...........................................................   $1,688,318     $1,329,826
                                                                           ==========     ==========
Liabilities
   Short-term borrowings ...............................................   $  199,480     $       --
   Long-term borrowings ................................................      146,646        147,905
   Other Liabilities ...................................................        9,074          5,154
                                                                           ----------     ----------
Total Liabilities ......................................................      355,200        153,059
                                                                           ----------     ----------
Trust Preferred Securities .............................................      129,050        128,972
                                                                           ----------     ----------
Stockholders' Equity ...................................................    1,204,068      1,047,795
                                                                           ----------     ----------
Total Liabilities, Minority Interests and Stockholders' Equity .........   $1,688,318     $1,329,826
                                                                           ==========     ==========

                            Statement of Operations



                                                                   Year Ended December 31,
                                                          -----------------------------------------
                                                              1998           1997           1996
                                                          ------------   ------------   -----------
Interest income .......................................    $  11,347      $   8,907      $  2,906
Other income ..........................................        6,159          8,684        46,251
                                                           ---------      ---------      --------
Total income ..........................................       17,506         17,591        49,157
                                                           ---------      ---------      --------
Interest expense ......................................       16,521         13,089        13,117
Other expense .........................................        8,704          9,666         6,333
Trust Preferred Securities expense ....................       12,528         11,677           274
                                                           ---------      ---------      --------
Total expense .........................................       37,753         34,432        19,724
                                                           ---------      ---------      --------
(Loss)/income before taxes, dividends and undistributed
 earnings of subsidiaries .............................      (20,247)       (16,841)       29,433
Income taxes ..........................................       (6,135)        (8,387)       (5,554)
                                                           ---------      ---------      --------
(Loss)/income before earnings of subsidiaries .........      (14,112)        (8,454)       34,987
Distributed earnings from subsidiaries ................           --          1,771         1,300
Undistributed earnings of subsidiaries ................      150,567        109,221        54,091
                                                           ---------      ---------      --------
Net income ............................................    $ 136,455      $ 102,538      $ 90,378
                                                           =========      =========      ========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                            Statements of Cash Flows



                                                                        Year Ended December 31,
                                                              --------------------------------------------
                                                                    1998            1997           1996
                                                              ---------------   ------------   -----------
Cash Flows from Operating Activities:
Net Income ................................................     $ 136,455        $  102,538     $  90,378
Adjustments to reconcile net income to net cash provided
 by operating activities
 Dividends received from subsidiaries .....................            --             9,771        30,900
 Earnings from subsidiaries ...............................      (150,567)         (110,992)      (55,391)
 Allocation of Employee Stock Ownership Plan shares .......        19,612             8,573         5,597
 Change in other assets ...................................        (2,818)           10,181        25,968
 Change in other liabilities ..............................         3,998              (455)        1,215
                                                                ---------        ----------     ---------
Net cash provided by operating activities .................         6,680            19,616        98,667
Cash flows from Investing Activities:
 Investment to Subsidiaries ...............................      (207,258)          (32,439)      (98,000)
 Maturity and repayments of investment securities .........           749             6,053         1,259
 Net Change in investment securities ......................        (8,261)          (85,074)       13,400
 Other, net ...............................................        (4,228)           (4,897)        3,853
                                                                ---------        ----------     ---------
Net cash used by investing activities .....................      (218,998)         (116,357)      (79,488)
                                                                ---------        ----------     ---------
Cash Flows from Financing Activities:
 Net change in short-term borrowings ......................       199,480                --          (714)
 Net change in long-term borrowings .......................        (1,259)          (21,390)          477
 Proceeds from issuance of Trust Preferred Securities .....            --            97,574        30,000
 Cash dividends paid to stockholders ......................       (14,286)          (23,777)      (24,606)
 Net proceeds from issuance of common stock ...............        20,451            17,919         6,052
 Redemption of preferred stock ............................              (6)             --            --
 Purchase of Employee Stock Ownership Plan shares .........            --                --        (4,559)
 (Purchase)/issuance of treasury stock ....................          (901)           34,632       (29,574)
                                                                -----------      ----------     ---------
Net cash provided (used) by financing activities ..........       203,479           104,958       (22,924)
                                                                -----------      ----------     ---------
(Decrease)/increase in cash and cash equivalents ..........        (8,839)            8,217        (3,745)
Cash and cash equivalents at beginning of period ..........         9,001               784         4,529
                                                                -----------      ----------     ---------
Cash and cash equivalents and end of period ...............     $     162        $    9,001     $     784
                                                                ===========      ==========     =========

PROSPECTUS


                                 $2,000,000,000


                                [GRAPHIC OMITTED]


May Offer --

                                 Common Stock
                             Common Stock Warrants
                                Preferred Stock
                           Preferred Stock Warrants
                               Depositary Shares
                                Debt Securities
                                 Debt Warrants
                           Stock Purchase Contracts
                             Stock Purchase Units
                               ----------------
                                  The Trusts
May Offer --
                          Trust Preferred Securities
                               ----------------
     Sovereign Bancorp and, in the case of the trust preferred securities, the applicable Trust, will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.


   Sovereign Bancorp or the Trusts may use this prospectus to offer up to
                               $2,000,000,000 of securities.


   Sovereign Bancorp common stock is quoted on the Nasdaq National Market under the symbol "SVRN".
                               ----------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
                               ----------------
September 30, 1999

                              PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Sovereign Bancorp and the Trusts (collectively, the "Registrants") and all material terms of the offered securities that are known as of the date of this prospectus. For more complete information on Sovereign Bancorp, Sovereign Bank and the Trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

   o this prospectus, which explains the general terms of the securities that Sovereign Bancorp and the Trusts may offer;

   o the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

   o the documents referred to in "Where You Can Find More Information" for information about Sovereign Bancorp, including its financial statements.


                            SOVEREIGN BANCORP, INC.

     Sovereign Bancorp is a Pennsylvania business corporation and the holding company for Sovereign Bank, a federal savings bank. As of June 30, 1999, Sovereign Bancorp had total consolidated assets, deposits and shareholders' equity of approximately $24.6 billion, $12.2 billion and $1.4 billion, respectively.

     Sovereign Bancorp conducts its operations principally through its subsidiary, Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of approximately 305 community banking offices, and originating commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Sovereign Bank's mortgage banking division also originates loans through, provides financing to, and acquires loans from, mortgage companies and other originators of loans across the nation. Sovereign Bank's vehicle finance division provides direct and indirect automobile loans and commercial loans (primarily dealer floor planning) in New England, as well as in New York, Pennsylvania, New Jersey and Delaware. Most of Sovereign Bank's community banking offices are located in north central and eastern Pennsylvania, New Jersey and northern Delaware. In terms of assets, Sovereign Bancorp is the third largest bank or thrift holding company headquartered in Pennsylvania, and one of the 50 largest in the United States.

     Sovereign Bancorp's principal executive offices are located at 2000 Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 557-4630.


                  THE SECURITIES SOVEREIGN BANCORP MAY OFFER

   Sovereign Bancorp may use this prospectus to offer up to $2,000,000,000 of:


     o common stock;

     o common stock warrants;

     o preferred stock;

     o preferred stock warrants;

     o depositary shares;

     o debt securities;

     o debt warrants;

     o stock purchase contracts; and

     o stock purchase units.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.


                                  THE TRUSTS

     Each Trust is a statutory business trust formed under Delaware law pursuant to a separate Declaration of Trust (a "Declaration") executed by Sovereign Bancorp, as sponsor for such Trust, and the trustees of such Trust and the filing of a Certificate of Trust with the Delaware Secretary of State.

     Unless an accompanying prospectus supplement provides otherwise, each Trust exists for the sole purposes of:

   o issuing the trust preferred securities;

   o investing the gross proceeds of the sale of the trust preferred securities in a specific series of subordinated debt securities; and

   o engaging in only those other activities necessary or incidental thereto.


     All of the trust common securities will be owned by Sovereign Bancorp. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the applicable Declaration, the rights of the holders of the applicable trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.

     Sovereign Bancorp will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each Trust. Each Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable Declaration. Each Trust's business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of each Trust. The duties and obligations of the Trustees shall be governed by the Declaration of such Trust. At least one of the trustees of each Trust will be a person who is an employee or officer of or who is affiliated with Sovereign Bancorp (a "Regular Trustee"). One trustee of each Trust will be a financial institution that is not affiliated with Sovereign Bancorp, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as amended, pursuant to the terms set forth in a prospectus supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Trust will be a legal entity having a principal place of business in, or being an individual resident of, the State of Delaware. Sovereign Bancorp will pay all fees and expenses related to each Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the Property Trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York, Delaware. The office of the Delaware trustee in the State of Delaware is White Clay Center, Newark, Delaware 19711. The principal place of business of each Trust is 103 Foulk Road, Suite 200, Wilmington, Delaware 19803.


                      THE SECURITIES THE TRUSTS MAY OFFER

     Each Trust may use this prospectus to offer up to $2,000,000,000 of trust preferred securities.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of the trust preferred securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, the Registrants have filed a joint registration statement (No. 333-86961) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Sovereign Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Sovereign Bancorp files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Sovereign Bancorp to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Sovereign Bancorp files later with the SEC will automatically update and supersede, as relevant, information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Sovereign Bancorp incorporates by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date Sovereign Bancorp stops offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents:

   o Amended Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on June 1, 1999;

   o Amended Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on June 1, 1999;

   o Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 16, 1999; and

   o Current Reports on Form 8-K, filed with the SEC on March 19, 1999, April 16, 1999 and September 10, 1999 (as amended by Form 8-K/A filed September 23, 1999).

   o Registration Statement on Form 8-A, filed with the SEC August 14, 1989, pursuant to which Sovereign Bancorp registered certain stock purchase rights under the Exchange Act, and any amendments or reports filed for the purpose of updating such Registration Statement.

     You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning Sovereign Bancorp at the following address:

                           Investor Relations Office
                            Sovereign Bancorp, Inc.
                           1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania 19610
                                (610) 320-8498

                            -----------------------

     No separate financial statements of the Trusts have been included or incorporated by reference herein. Neither the Trusts nor Sovereign Bancorp considers such financial statements material to holders of trust preferred securities because:

   o all of the voting securities of each Trust will be owned, directly or indirectly, by Sovereign Bancorp, a reporting company under the Exchange Act;

   o no Trust has independent operations, but rather each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in debt securities; and

   o the obligations of the Trusts under the trust preferred securities are fully and unconditionally guaranteed by Sovereign Bancorp to the extent set forth herein.

See "The Trusts" and "Description of Trust Preferred Securities and Trust Guarantees -- Trust Guarantees."

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Neither Sovereign Bancorp nor the Trusts have authorized anyone to provide you with different information. Sovereign Bancorp and the Trusts are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.


                          FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus, the attached prospectus supplement and the documents incorporated by reference are forward-looking statements.

     These forward-looking statements include statements with respect to the Registrants' beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including:

   o statements relating to Sovereign Bancorp's goals with respect to growth in earnings per share, return on equity, return on assets, overhead efficiency ratio, tier 1 leverage ratio, annualized net charge-offs, dividend pay-out ratio, and fee income as a percentage of total revenue; and

   o statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions.

     These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond the Registrants' control). The following factors, among others, could cause Sovereign Bancorp's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements:

   o the strength of the United States economy in general and the strength of the local economies in which Sovereign Bancorp conducts operations;

   o the effects of trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

   o inflation, interest rate, market and monetary fluctuations;

   o the timely development of competitive new products and services by Sovereign Bancorp and the acceptance of those products and services by customers;

   o the willingness of customers to substitute competitors' products and services for Sovereign Bancorp's products and services and vice versa;

   o Sovereign Bancorp's success in gaining regulatory approval of products and services, when required;

   o the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

   o technological changes;


   o changes in consumer spending and savings habits;


   o the impact of Sovereign Bancorp's pending and completed acquisitions, including Sovereign Bancorp's success in fully realizing or realizing within the expected time frame expected cost savings and/or revenue enhancements from such pending or completed acquisitions;


   o unanticipated regulatory or judicial proceedings;


   o unanticipated results of Sovereign Bancorp's efforts to be Year 2000 compliant; and


   o our success at managing the risks involved in the foregoing.


If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, then Sovereign Bancorp's actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.


     The Registrants caution that the foregoing list of important factors is not exclusive, and neither such list nor any such forward-looking statement takes into account the impact that any future acquisition may have on us and any such forward-looking statement. The Registrants do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Registrants.


                                USE OF PROCEEDS


     Except as otherwise described in any prospectus supplement, Sovereign Bancorp will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment of existing indebtedness, financing possible future acquisitions and providing advances to or investments in Sovereign Bank. The amounts and timing of our application of the proceeds will depend upon many factors, including the funding requirements of Sovereign Bank, the availability of other funds, and the existence of acquisition opportunities. Pending these uses, Sovereign Bancorp expects to invest the net proceeds in short-term, interest-bearing securities.


                    OUR RATIO OF EARNINGS TO FIXED CHARGES


     We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings.



                                                 Six Months
                                                                                   Year Ended December 31,
                                                   Ended        --------------------------------------------------------------
                                               June 30, 1999       1998         1997         1996         1995         1994
                                              ---------------   ----------   ----------   ----------   ----------   ----------
Ratio of Earnings to Fixed Charges
   Excluding interest on deposits .........   1.57x             1.48x        1.44x        1.49x        1.89x        2.16x
   Including interest on deposits .........   1.31x             1.24x        1.22x        1.22x        1.29x        1.40x
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends(1)
   Excluding interest on deposits .........   1.57x             1.47x        1.41x        1.44x        1.81x        2.16x
   Including interest on deposits .........   1.31x             1.24x        1.21x        1.20x        1.27x        1.40x


------------
(1) On May 15, 1998, we redeemed all outstanding shares of our 61/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

                          DESCRIPTION OF COMMON STOCK

     Sovereign Bancorp may issue, either separately or together with other securities, shares of common stock. Under its articles of incorporation, Sovereign Bancorp is authorized to issue up to 400,000,000 shares of common stock. Upon receipt by Sovereign Bancorp of the full specified purchase price therefor, the common stock will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Capital Securities" below.


                        DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of Sovereign Bancorp's preferred stock, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Sovereign Bancorp which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Sovereign Bancorp's articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock, for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.


General

     Under Sovereign Bancorp's articles of incorporation, the board of directors of Sovereign Bancorp is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

   o the number of shares to be included in the series;


   o the designation, powers, preferences and rights of the shares of the series; and


   o the qualifications, limitations or restrictions of such series, except as otherwise stated in the articles of incorporation.


     Prior to the issuance of any series of preferred stock, the board of directors of Sovereign Bancorp will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a statement with respect to shares as an amendment to the articles of incorporation. The term "board of directors of Sovereign Bancorp" includes any duly authorized committee.


     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Sovereign Bancorp and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Sovereign Bancorp may have the effect of rendering more difficult or discouraging an acquisition of Sovereign Bancorp deemed undesirable by the board of directors of Sovereign Bancorp.


     The preferred stock will be, when issued, fully paid and nonassessable. Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more stock of Sovereign Bancorp.


     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank


     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.


Dividends


     Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Sovereign Bancorp out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Sovereign Bancorp or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.


     Sovereign Bancorp may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:


   o all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or


   o the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.


     Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.


     Similarly, Sovereign Bancorp may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Sovereign Bancorp ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:


   o all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or


   o the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.


Conversion and Exchange


     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Sovereign Bancorp's common stock.


Redemption


     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Sovereign Bancorp or the holder thereof, or may be mandatorily redeemed.


     Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.


     Unless Sovereign Bancorp defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign Bancorp, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Sovereign Bancorp on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Sovereign Bancorp after they have received their full liquidation preference.


Voting Rights

     The holders of shares of preferred stock will have no voting rights, except:

     o as otherwise stated in the prospectus supplement;

     o as otherwise stated in the statement with respect to shares establishing such series; or

     o as required by applicable law.


                       DESCRIPTION OF DEPOSITARY SHARES


     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Sovereign Bancorp and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.


General


     Sovereign Bancorp may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Sovereign Bancorp will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.


     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Sovereign Bancorp and a bank or trust company selected by Sovereign Bancorp having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.


     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions


     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.


     The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Sovereign Bancorp, sell such property and distribute the net proceeds from such sale to such holders.


Redemption of Preferred Stock


     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.


     Whenever Sovereign Bancorp redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.


Voting Deposited Preferred Stock


     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.


     Sovereign Bancorp will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such preferred stock.


Amendment and Termination of the Deposit Agreement


     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Sovereign Bancorp and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:


   o all outstanding depositary shares have been redeemed; or


   o a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Sovereign Bancorp.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

     Sovereign Bancorp will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Sovereign Bancorp also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.


Resignation and Removal of Depositary

     The preferred stock depositary may resign at any time by delivering to Sovereign Bancorp notice of its intent to do so, and Sovereign Bancorp may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


Miscellaneous

     The preferred stock depositary will forward all reports and communications from Sovereign Bancorp which are delivered to the preferred stock depositary and which Sovereign Bancorp is required to furnish to the holders of the deposited preferred stock.

     Neither the preferred stock depositary nor Sovereign Bancorp will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Sovereign Bancorp and the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Sovereign Bancorp and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                        DESCRIPTION OF DEBT SECURITIES

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture and supplemental indentures, if any, including the defined terms, for the provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Sovereign Bancorp or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.


General

     The debt securities offered by this prospectus will be secured or unsecured obligations of Sovereign Bancorp, and will be either senior debt, subordinated debt, or junior subordinated debt. Senior debt will be issued under a senior indenture. Subordinated debt will be issued under a subordinated indenture. Junior subordinated debt will be issued under a junior subordinated indenture. The senior indenture, the subordinated indenture, and the junior subordinated indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Except as specified in "Senior Debt," "Subordination," the fifth following paragraph, or otherwise below and in any applicable prospectus supplement, any junior subordinated debt will be subject to the same terms and conditions as subordinated debt and will be issued under a junior subordinated indenture filed as an exhibit to this Registration Statement. Unless the context provides otherwise, references to the subordinated indenture shall also be deemed to be references to the junior subordinated indenture. The indentures have been filed with the Securities and Exchange Commission and are incorporated by reference in, or have been filed with, the Registration Statement of which this prospectus forms a part.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the indentures will be Harris Trust and Savings Bank.

     None of the indentures limits the total principal amount of debt securities that may be issued, and the indentures provide that debt securities of any series may be issued up to the total principal amount which may be authorized from time to time by Sovereign Bancorp. Except as may be set forth in a prospectus supplement, neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by Sovereign Bancorp or any of its affiliates.

     Because Sovereign Bancorp is a holding company, the claims of creditors of Sovereign Bancorp's subsidiaries, including Sovereign Bank, will have a priority over Sovereign Bancorp's rights as a shareholder of Sovereign Bank, and also over the rights of Sovereign Bancorp's creditors, including the holders of Sovereign Bancorp's debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation or recapitalization, except to the extent that Sovereign Bancorp may itself be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory limitations on the payment of dividends and on loans and other transfers to Sovereign Bancorp by its banking subsidiaries.

     The amount of debt securities offered by this prospectus will be limited to the amounts described on the cover of this prospectus. The indentures provide that senior, subordinated or junior subordinated debt securities of Sovereign Bancorp may be issued in one or more series with different terms, in each case as authorized from time to time by Sovereign Bancorp. (Section 301)

     The senior securities may be unsecured or secured by assets of Sovereign Bancorp, including the stock of Sovereign Bank owned by Sovereign Bancorp, and, except as may be set forth in a prospectus supplement, will rank on an equal basis with other unsecured senior debt of Sovereign. The subordinated securities and junior subordinated securities will be unsecured and, except as may be set forth in a prospectus supplement, will rank on an equal basis with other subordinated debt or junior subordinated debt, respectively, of

Sovereign Bancorp and, together with such other subordinated debt or junior subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of the senior debt (which in the case of the junior subordinated debt will also include subordinated debt) of Sovereign Bancorp as described below under "Subordination."

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

     o the designation and any limit on the total principal amount of such debt securities;

     o the price (expressed as a percentage of the total principal amount) at which such debt securities will be issued;

     o the date or dates on which such debt securities will mature or method by which such dates can be determined;

     o the currency or currencies in which such debt securities are being sold and are denominated and the circumstances, if any, under which any debt securities may be payable in a currency other than the currency in which such debt securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the holder of any such debt securities may elect the currency in which payments are to be made, the manner of such election;

     o the denomination in which any debt securities which are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are bearer securities will be issuable, if other than the denomination of $5,000;

     o the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

     o the date from which interest on such debt securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which Sovereign Bancorp may defer interest payments;

     o the dates on which, and the price or prices at which, such debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or mandatory repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or mandatory repayment;

     o any terms by which such debt securities may be convertible into common stock (see "Description of Common Stock"), preferred stock (see "Description of Preferred Stock"), or any other capital securities (see "Description of Capital Securities") of Sovereign Bancorp and, in case of debt securities convertible into preferred stock, the terms of such preferred stock;

     o any terms by which the principal of such debt securities will be exchangeable for capital securities and any terms creating a fund (the "securities fund") pursuant to which the proceeds of sales of capital securities may be designated on the books of Sovereign Bancorp for the payment of any of the principal of such debt securities;

     o whether such debt securities are to be issuable as bearer securities and/or registered securities and, if issuable as bearer securities, the terms upon which any bearer securities may be exchanged for registered securities;

     o whether such debt securities are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

     o if a temporary global debt security is to be issued with respect to such series, the extent to which, and the manner in which, any interest payable on an interest payment date prior to the issuance of a permanent global security or definitive bearer securities will be credited to the accounts of the persons entitled to interest on the interest payment date;

     o if a temporary global security is to be issued with respect to such series, the terms upon which interests in such temporary global security may be exchanged for interests in a permanent global security or for definitive debt securities of the series and the terms upon which interests in a permanent global security, if any, may be exchanged for definitive debt securities of the series;

     o any additional restrictive covenants included for the benefit of holders of such debt securities;

     o any additional events of default provided with respect to such debt securities;

     o information with respect to book-entry procedures, if any;

     o whether the debt securities will be repayable at the option of the holder in the event of a change in control of Sovereign Bancorp;

     o any other terms of the debt securities not inconsistent with the provisions of the applicable indenture;

     o the terms of any securities being offered together with or separately from the debt securities;

     o if such debt securities are original issue discount securities, the accreted or notational value thereof (or method of determining such amount) upon acceleration of maturity;

     o any guarantees issued with respect to such debt securities; and

     o any security interests or other liens granted to secure such debt securities.

     Such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities and certain United States federal income tax consequences and other special considerations applicable to such series of debt securities. If a debt security is denominated in a foreign currency, such debt security may not trade on a U.S. national securities exchange unless and until the SEC has approved appropriate rule changes pursuant to the Act to accommodate the trading of such debt security.


Form, Exchange, Registration and Transfer

     Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise indicated in the prospectus supplement, bearer securities other than bearer securities in temporary or permanent global form will have interest coupons attached. (Section 201) Each indenture also provides that bearer securities or registered securities of a series may be issuable in permanent global form. (Section 203) See "Permanent Global Securities."

     Registered securities of any series will be exchangeable for other registered securities of the same series of authorized denominations and of a like total principal amount, tenor and terms. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer securities surrendered in exchange for registered securities between the close of business on a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities. (Section 305) Each bearer security, other than a temporary global bearer security, and each interest coupon will bear an appropriate legend as will be specified in an applicable prospectus supplement.

     Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the security registrar or at the office of any transfer agent designated by Sovereign Bancorp for such purpose with respect to such series of debt securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305) If the applicable prospectus supplement refers to any transfer agent (in addition to the security registrar) initially designated by Sovereign Bancorp with respect to any series of debt securities, Sovereign Bancorp may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or security registrar) acts, except that, if debt securities of a series are issuable solely as registered securities, Sovereign Bancorp will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, Sovereign Bancorp must maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. Sovereign Bancorp may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

     Sovereign Bancorp shall not be required:

     o to issue, register the transfer of or exchange debt securities of any particular series to be redeemed or exchanged for capital securities for a period of fifteen days preceding the first publication of the relevant notice of redemption or, if registered securities are outstanding and there is no publication, the mailing of the relevant notice of redemption;


     o to register the transfer of or exchange any registered security so selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any registered security being redeemed or exchanged in part; or

     o to exchange any bearer security so selected for redemption or exchange except that such a bearer security may be exchanged for a registered security of like tenor and terms of that series, provided that such registered security shall be surrendered for redemption or exchange. (Section 305)

     Additional information regarding restrictions on the issuance, exchange and transfer of, and special United States federal income tax considerations relating to bearer securities will be set forth in the applicable prospectus supplement.


Temporary Global Securities

     If so specified in the applicable prospectus supplement, all or any portion of the debt securities of a series which are issuable as bearer securities will initially be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Corporation of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel S.A. ("Cedel") for credit to designated accounts. On and after the date determined as provided in any such temporary global security and described in the applicable prospectus supplement, but within a reasonable time, each such temporary global security will be exchangeable for definitive bearer securities, definitive registered securities or all or a portion of a permanent global bearer security, or any combination thereof, as specified in the prospectus supplement. No definitive bearer security or permanent global bearer security delivered in exchange for a portion of a temporary global security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary global securities will be set forth in the applicable prospectus supplement.


Permanent Global Securities

     If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for debt securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent global security will be payable in the manner described in the applicable prospectus supplement.


Payments and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement:

     o payments of principal of and premium, if any, and interest, if any, on bearer securities will be payable in the currency designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as Sovereign Bancorp may appoint from time to time;

     o such payments may be made, at the option of the holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States; and

     o payment of interest on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date to a paying agent outside the United States. (Section 1001)

     No payment with respect to any bearer security will be made at any office or paying agency maintained by Sovereign Bancorp in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on bearer securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency of, and designated by, Sovereign Bancorp located in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the trustee receives an opinion of counsel that such payment within the United States is legal. (Section 1002)

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on a registered security will be payable in the currency designated in the prospectus supplement, and interest will be payable at the office of such paying agent or paying agents as Sovereign Bancorp may appoint from time to time, except that, at the option of Sovereign Bancorp, payment of any interest may be made by a check in such currency mailed to the holder at the holder's registered address or by wire transfer to an account in such currency designated by the holder in writing not less than ten days prior to the date of payment. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on a registered security will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such payments. (Section 307) Unless otherwise indicated in the applicable prospectus supplement, principal payable at maturity will be paid to the registered holder upon surrender of the registered security at the office of a duly appointed paying agent.

     The paying agents outside the United States initially appointed by Sovereign Bancorp for a series of debt securities will be named in the applicable prospectus supplement. Sovereign Bancorp may terminate the appointment of any of the paying agents from time to time, except that Sovereign Bancorp will maintain at least one paying agent outside the United States so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of debt securities is listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Sovereign Bancorp will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of debt securities. (Section 1002)

     All moneys paid by Sovereign Bancorp to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at request of Sovereign Bancorp, be repaid to Sovereign Bancorp, and the holder of such debt security or any coupon will thereafter look only to Sovereign Bancorp for payment. (Section 1003)


Covenants Contained in Indentures

     The indentures provide that Sovereign Bancorp will not:

     o sell, transfer, or otherwise dispose of any shares of voting stock of Sovereign Bank or permit Sovereign Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless Sovereign Bancorp retains direct ownership of at least 80% of the voting stock;

     o permit Sovereign Bank to merge or consolidate unless Sovereign Bancorp directly owns at least 80% of the voting stock of the surviving entity; or


     o convey or transfer its properties and assets substantially as an entirety to any other entity unless Sovereign Bancorp directly owns at least 80% of the voting stock of the entity. (Section 1005)

     With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indentures, these requirements may be modified so as to reduce the required percentage of ownership from 80% to a majority. (Section 902)

     The senior indenture provides that Sovereign Bancorp will not create, assume, incur, or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance or lien or charge of any kind upon more than 20% of the voting stock of Sovereign Bank (other than directors' qualifying shares) without effectively providing that each series of senior securities be secured equally and ratably with (or prior to) such indebtedness. (Section 1004 of the senior indenture) The subordinated indenture and junior subordinated indenture do not contain a similar covenant.

     Sovereign Bancorp is not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property (other than, in the case of the senior indentures, on the voting stock of Sovereign Bank as described above) for any purposes or from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The indentures do not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indentures do not contain any provision which would require Sovereign Bancorp to repurchase, redeem or otherwise modify the terms of any of its debt securities upon a change in control or other events involving Sovereign Bancorp which may adversely affect the creditworthiness of the debt securities.

     The above covenants may be modified by, or additional covenants may be provided for in, a supplemental indenture, as will be further described in an applicable prospectus supplement.


Modification and Waiver

     Except as to the above, and certain other modifications and amendments not adverse to holders of debt securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each indenture may be made only with the consent of the holders of not less than 662/3% in principal amount of the outstanding debt securities of each series affected by such modification, amendment or waiver.

     No such modification or amendment may, without the consent of the holder of each security so affected:

     o change the stated maturity of the principal or any installment of principal or any installment of interest, if any;

     o reduce the amount of principal or interest payable on the debt security, or any premium payable upon its redemption or repayment or, in the case of an original issue discount security the amount of principal payable upon the acceleration of its maturity;

     o change the place of payment or the currency in which principal or interest is payable, if any;

     o impair the right of any holders to sue for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the holder's right of repayment, if any, at the option of the holder;

     o reduce the percentage in principal amount of outstanding debt securities of any series, whose holders must consent for modification or amendment of the applicable indenture, or for waiver of compliance with certain provisions of the applicable indenture, or for waiver of certain defaults;

     o reduce the requirements contained in the applicable indenture for quorum or voting;

     o in the case of debt securities exchangeable for capital securities, impair any right to the delivery of capital securities in exchange for such debt securities or the right to sue for the enforcement of any such delivery or, in the case of debt securities convertible into common stock or preferred shares, impair any right to convert such debt securities; or

     o modify any of the above provisions. (Section 902)

     Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (Section 1601) A meeting may be called at any time by the trustee for such debt securities, or upon the request of Sovereign Bancorp or the holders of at least 10% in principal amount of the outstanding debt securities of such series, upon notice given in accordance with the applicable indenture. (Section 1602)

     Except as limited by the preceding paragraph:

     o any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series;

     o any resolution with respect to any consent or waiver which may be given only by the holders of not less than 662/3% in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 662/3% in principal amount of such outstanding debt securities of that series; and

     o any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. (Section 1604)

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series.

     If any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 662/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 662/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (Section
1604)


Events of Default

     Unless otherwise provided in the applicable prospectus supplement, any series of senior securities issued under the senior indenture will provide that the following shall constitute events of default with respect to such series:

     o default in payment of principal of or premium, if any, on any senior security of such series when due;

     o default for 30 days in payment of interest, if any, on any senior security of such series or related coupon, if any, when due;

     o default in the deposit of any sinking fund payment on any senior security of such series when due;

     o default in the performance of any other covenant in such indenture, continued for 90 days after written notice of the default by the trustee thereunder or by the holders of at least 25% in principal amount of the outstanding senior securities of such series issued under that indenture; and

     o certain events of bankruptcy, insolvency or reorganization of Sovereign Bancorp or Sovereign Bank. (Section 501 of the senior indenture)


     Unless otherwise provided in the applicable prospectus supplement, any series of subordinated securities issued under the subordinated indenture will provide that the only event of default will be certain events of bankruptcy of Sovereign Bancorp. (Section 501 of the subordinated indenture) Unless specifically stated in the applicable prospectus supplement for a particular series of subordinated securities, there is no right of acceleration of the payment of principal of the subordinated securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the subordinated securities or subordinated indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant (including, if applicable, any covenant to deliver any capital securities required to be delivered or any covenant to sell capital securities in a secondary offering) or agreement in the subordinated securities or subordinated indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy, including, in the case of the failure to deliver capital securities, a proceeding to collect money equal to the principal amount of any subordinated securities for which capital securities were to be exchanged. (Section 503 of the subordinated indenture)


     Sovereign Bancorp is required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indentures. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture) Each indenture provides that if an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series issued under that indenture may declare the principal of all such debt securities (or in the case of original issue discount series, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of any such series and any related coupons, waive any past default or event of default except a default in payment of the principal of or premium, if any, on any of the debt securities of such series and in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series or coupons affected. (Section 513)


     Each indenture contains a provision entitling the trustee, subject to the duty during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series or any related coupons before proceeding to exercise any right or power under such indenture at the request of such holders. (Section 603) Each indenture provides that no holder of any debt securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such indenture except in the case of failure of the trustee, for 60 days, to act after it is given notice of default, a request to enforce such indenture by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, and an offer of indemnity reasonable to the trustee. (Section 507) This provision will not prevent any holder of debt securities or any related coupons from enforcing payment of the principal, premium, if any, and interest, if any, at their respective due dates. (Section 508) The holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under an indenture may direct the time, method and place of conducting any proceedings for any remedy available to the trustee for such debt securities or exercising any trust or power conferred on it with respect to the debt securities of such series. However, such trustee may refuse to follow any direction that conflicts with law or the indenture under which it serves or which would be unjustly prejudicial to holders not joining the proceeding. (Section 512)


     Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities known to it, give to the holders of debt securities of such series notice of such default if not cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series or any related coupons, or in the payment of any sinking fund installment with respect to debt securities of such series, or in the exchange of capital securities for debt securities of such series, the trustee for such debt securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of such debt securities. (Section 602)


Defeasance


     Sovereign Bancorp may terminate certain of its obligations under each indenture with respect to the debt securities of any series, including its obligations to comply with the covenants described under the heading

"Covenants Contained in Indentures" above, on the terms and subject to the conditions contained in the indentures, by depositing in trust with the trustee money and/or, to the extent such debt securities are denominated and payable in U.S. dollars only, eligible instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal and premium, if any, and interest, if any, on such debt securities, and any mandatory sinking fund, repayment or analogous payments on the securities, on the scheduled due dates for payment. Such deposit and termination is conditioned upon Sovereign Bancorp's delivery of an opinion of counsel that the holders of such debt securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve Sovereign Bancorp of its obligation to pay when due the principal of or interest on such debt securities if such debt securities of such series are not paid from the money or eligible instruments held by the trustee for the payment thereof. (Section 401) This is called "covenant defeasance." The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the debt securities of a particular series.


Senior Debt

     Except as may be described in an applicable prospectus supplement, senior debt is any obligation of Sovereign Bancorp to its creditors, now outstanding or subsequently incurred, other than:

     o any obligation as to which the instrument creating or evidencing it or pursuant to which it is outstanding provides that such obligation is not senior debt;

     o obligations evidenced by debt securities issued under the subordinated indenture (Section 101 of the subordinated indenture) (except in the case of the junior subordinated indenture (section 101 of the junior subordinated indenture)); and

     o obligations evidenced by debt securities issued under the junior subordinated indenture.


Subordination

     The subordinated securities or the junior subordinated securities, as applicable, shall be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all senior debt (as such term is defined above) of Sovereign Bancorp. In the event that Sovereign Bancorp shall default in the payment of any principal, premium, if any, or interest, if any, on any senior debt when it becomes due and payable, whether at maturity, or at a date fixed for prepayment, or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the subordinated securities or the junior subordinated securities, as applicable, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated securities or the junior subordinated securities, as applicable. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable) A series of subordinated debt securities may be issued that is subordinate to the senior debt, but is senior as to right of payment to some or all other series of subordinated or junior subordinated debt securities.


     In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Sovereign Bancorp, its creditors or its property, any proceeding for the liquidation, dissolution or other winding up of Sovereign Bancorp, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, any assignment by Sovereign Bancorp for the benefit of creditors, or any other marshaling of the assets of Sovereign Bancorp, all senior debt (including any interest accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal or interest on the subordinated securities or the junior subordinated securities, as applicable. In such event, any payment or distribution on account of the principal of or interest on the subordinated securities or the junior subordinated securities, as applicable, whether in cash, securities or other property (other than securities of Sovereign Bancorp or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or the junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding, and to any securities issued under any such plan of reorganization or adjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated securities shall be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt (including any interest accruing after the commencement of any such proceedings) shall have been paid in full. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable).

     In the event of any such proceeding, after payment in full of all sums owing with respect to senior debt, the holders of subordinated securities or junior subordinated securities, as applicable, together with the holders of any obligations of Sovereign Bancorp ranking on an equal basis with the subordinated securities or junior subordinated securities, as applicable, shall be entitled to be repaid from the remaining assets of Sovereign Bancorp the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the subordinated securities or junior subordinated securities, as applicable and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of Sovereign Bancorp ranking junior to the subordinated securities or junior subordinated securities, as applicable, and such other obligations. If any payment or distribution on account of the principal of or interest on the subordinated securities or junior subordinated securities, as applicable, of any character or any security, whether in cash, securities or other property (other than securities of Sovereign Bancorp or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding and to any securities issued under any such plan of reorganization or readjustment) shall be received by any holder of any subordinated securities or junior subordinated securities, as applicable in contravention of any of these terms and before all the senior debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full. (Section 1801 of the subordinated indenture or junior subordinated indenture, as applicable) By reason of such subordination, in the event of the insolvency of Sovereign Bancorp, holders of senior debt may receive more, ratably, and holders of the subordinated securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of Sovereign Bancorp. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated securities.

     The subordinated indenture or junior subordinated indenture, as applicable, may be modified or amended as provided under "Modification and Waiver" above, provided that no such modification or amendment may, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the subordinated indenture or junior subordinated indenture, as applicable, relating to the subordination of the subordinated securities or the junior subordinated securities and any related coupons in a manner adverse to such holders. (Section 902 of the subordinated indenture or junior subordinated indenture, as applicable)


Conversion of Convertible Debt Securities

     The holders of debt securities of a specified series that are convertible into common stock or preferred stock of Sovereign Bancorp ("convertible debt securities") will be entitled at certain times specified in the applicable prospectus supplement, subject to prior redemption, repayment or repurchase, to convert any convertible debt securities of such series (in denominations set forth in the applicable prospectus supplement) into common stock or preferred stock, as the case may be, at the conversion price set forth in the applicable prospectus supplement, subject to adjustment as described below and in the applicable prospectus supplement. Except as described below and as may be described in the applicable prospectus supplement, no adjustment will be made on conversion of any convertible debt securities for interest accrued thereon or for dividends on any common stock or preferred stock issued. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) If any convertible debt securities not called for redemption are converted between a regular record date for the payment of interest and the next succeeding interest payment date, such convertible debt securities must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) Sovereign Bancorp is not required to issue fractional shares of common stock upon conversion of convertible debt securities that are convertible into common stock and, in lieu thereof, will pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last business day prior to the date of conversion. (Section 1804 of the senior indenture, Section 1904 of the subordinated indenture) In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 1802 of the senior indenture, Section 1902 of the subordinated indenture)

     Unless otherwise indicated in the applicable prospectus supplement, the conversion price for convertible debt securities that are convertible into common stock is subject to adjustment under formulas set forth in the applicable indenture in certain events, including:

     o the issuance of Sovereign Bancorp's capital stock as a dividend or distribution on the common stock;

     o subdivisions and combinations of the common stock;

     o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the indenture); and

     o the distribution to all holders of common stock of evidences of indebtedness or assets of Sovereign Bancorp (excluding certain cash dividends and distributions described in the next paragraph) or rights or warrants (excluding those referred to above). (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture)

     In the event that Sovereign Bancorp shall distribute any rights or warrants to acquire capital stock ("capital stock rights") pursuant to which separate certificates representing such capital stock rights will be distributed subsequent to the initial distribution of such capital stock rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of convertible debt securities), such subsequent distribution shall be deemed to be the distribution of such capital stock rights. Sovereign Bancorp may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such capital stock rights, make proper provision so that each holder of such a convertible debt security who converts it (or any portion of it) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of common stock issued with capital stock rights. If converted after such record date and prior to the expiration, redemption or termination of such capital stock rights, the holder shall be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, the same number of such capital stock rights as would a holder of the number of shares of common stock that such convertible debt security so converted would have entitled its holder to acquire in accordance with the terms and provisions applicable to the capital stock rights if such convertible debt security were converted immediately prior to the record date for such distribution. Common stock owned by or held for the account of Sovereign Bancorp or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Sovereign Bancorp reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as Sovereign Bancorp in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by Sovereign Bancorp to its stockholders shall not be taxable. (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture) Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of the common stock, a consolidation or merger involving Sovereign Bancorp, or a sale or conveyance to another corporation of the property and assets of Sovereign Bancorp as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the convertible debt securities then outstanding that are convertible into common stock will be entitled thereafter to convert such convertible debt securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such convertible debt securities been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (Section 1807 of the senior indenture, Section 1907 of the subordinated indenture)

     In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price of convertible debt securities that are convertible into common stock, the holders of such convertible debt securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock or such convertible debt securities.


Exchange for Capital Securities

     To the extent set forth in a prospectus supplement, a specified series of debt securities may be mandatorily exchangeable for capital securities as described under "Description of Capital Securities" below.


Information Concerning the Trustees

     The trustee serves as trustee under indentures for other debt of Sovereign Bancorp and as rights agent under Sovereign Bancorp's rights agreement, described in "Description of Capital Securities -- Shareholder Rights Plan," below.

     The trustee may, from time to time make loans to Sovereign Bancorp and perform other services for Sovereign Bancorp in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS

     Sovereign Bancorp may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Sovereign Bancorp and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as an agent of Sovereign Bancorp in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, are or will be filed as exhibits to the Registration Statement. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.



General


     If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:


     o the offering price;


     o the currencies in which the price for such warrants may be payable;


     o the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of such warrants;


     o the designation and terms of any series of debt securities or preferred stock with which the warrants are being offered and the number of warrants being offered with each such share of common stock or preferred stock, or debt security;


     o if applicable, the date on and after which such warrants and the related common stock or series of debt securities or preferred stock will be transferable separately;


     o the principal amount and series of debt securities purchasable upon exercise of each such warrant and the price at which and currencies in which such principal amount of debt securities of such series may be purchased upon such exercise;


     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;


     o whether the warrants will be issued in registered or bearer form;


     o if applicable, a discussion of certain United States federal income tax, accounting and other special considerations, procedures and limitations; and


     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.


     In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:


     o the offering price;


     o the aggregate number of shares purchasable upon exercise of such warrants and, in the case of warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

     o if applicable, the designation and terms of the series of common stock, debt securities or preferred stock with which such warrants are being offered and the number of such warrants being offered with each share of common stock or preferred stock or debt security;

     o if applicable, the date on and after which such warrants and the related common stock or preferred stock or series of debt securities will be transferable separately;

     o the number of shares of common stock or preferred stock purchasable upon exercise of each such warrant and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     o United States federal income tax consequences; and

     o any other terms of such warrants. Warrants for the purchase of preferred stock or common stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.


Exercise of Warrants

     Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by Sovereign Bancorp), unexercised warrants will become void.

     Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Sovereign Bancorp will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.


Amendments and Supplements to Warrant Agreements

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.


Common Stock Warrant Adjustments

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

     o the issuance of common stock as a dividend or distribution on the common stock;

     o subdivisions and combinations of the common stock;

     o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price ("Capital Stock Rights");

     o the distribution to all holders of common stock of evidences of indebtedness or assets of Sovereign Bancorp (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

     Sovereign Bancorp may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant, make proper provision so that each holder of such common stock warrant who exercises such common stock warrant (or any portion thereof):

     o before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with Capital Stock Rights; and

     o after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights, shall be entitled to receive upon such exercise in addition to the shares of common stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of common stock that such common stock warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such common stock warrant was exercised immediately prior to the record date for such distribution.

     Common stock owned by or held for the account of Sovereign Bancorp or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of the common stock, a consolidation or merger involving Sovereign Bancorp or sale or conveyance to another corporation of the property and assets of Sovereign Bancorp as an entirety or substantially as an entirety, in each case as a result of which holders of Sovereign Bancorp's common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the common stock warrants then outstanding will be entitled thereafter to convert such common stock warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

               STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Sovereign Bancorp may issue stock purchase contracts, including contracts obligating holders to purchase from Sovereign Bancorp, and Sovereign Bancorp to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. Sovereign Bancorp may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of Sovereign Bancorp common stock, preferred stock or fractions thereof or a debt security or a debt obligation of Sovereign Bancorp or a third party, including a U.S. Treasury security. Sovereign Bancorp's common stock, preferred stock or debt securities or the debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require Sovereign Bancorp to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.


                       DESCRIPTION OF CAPITAL SECURITIES

     The authorized capital stock of Sovereign Bancorp consists of 400,000,000 shares of common stock, no par value, and 7,500,000 shares of authorized preferred stock. As of August 31, 1999, there were 180,864,626 shares of Sovereign Bancorp common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock of Sovereign Bancorp authorized, issued or outstanding. Sovereign Bancorp has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Shareholder Rights Plan" and options granted under Sovereign Bancorp's stock option plans or in connection with pending acquisitions by Sovereign Bancorp.


Common Stock

     The holders of Sovereign Bancorp common stock share ratably in dividends when and if declared by the Sovereign Bancorp Board of Directors from legally available funds. Declaration and payment of cash dividends by Sovereign Bancorp depends upon dividend payments by Sovereign Bank, which are Sovereign Bancorp's primary source of revenue and cash flow. Sovereign Bancorp is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign Bancorp, and consequently the right of creditors and shareholders of Sovereign Bancorp, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign Bancorp in its capacity as a creditor may be recognized.

     Prior to the issuance of any Sovereign Bancorp preferred stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign Bancorp common stock will possess exclusive voting rights in Sovereign Bancorp. Each holder of shares of Sovereign Bancorp common stock has one vote for each share held on matters upon which shareholders have the right to vote. Sovereign Bancorp shareholders cannot cumulate votes in the election of directors.

     The holders of Sovereign Bancorp common stock have no preemptive rights to acquire any additional shares of Sovereign Bancorp. In addition, Sovereign Bancorp common stock is not subject to redemption.


     Sovereign Bancorp's articles of incorporation authorize the Sovereign Bancorp Board of Directors to issue authorized shares of Sovereign Bancorp common stock without shareholder approval. Sovereign Bancorp common stock is included for quotation on the Nasdaq National Market. As a result, in order to maintain such inclusion, approval of Sovereign Bancorp's shareholders is required for the issuance of additional shares of Sovereign Bancorp common stock or securities convertible into Sovereign Bancorp common stock if the issuance of such securities:


     o relates to acquisition of a company and the securities to be issued will have 20% or more of the voting power outstanding before the issuance;

     o relates to acquisition of a company in which a director, officer or substantial shareholder of Sovereign Bancorp has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

     o relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign Bancorp common stock or 20% or more of the voting power outstanding before issuance; or

     o would result in a change in control of Sovereign Bancorp.

     Under Nasdaq National Market rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of Sovereign Bancorp or employees of Sovereign Bancorp participate.

     In the event of liquidation, dissolution or winding-up of Sovereign Bancorp, whether voluntary or involuntary, holders of Sovereign Bancorp common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign Bancorp preferred stock.


Preferred Stock

     Sovereign Bancorp's Board of Directors is authorized to approve the issuance of Sovereign Bancorp preferred stock, without any required approval of shareholders. Sovereign Bancorp's Board determines the rights, qualifications, restrictions, and limitations on each series of Sovereign Bancorp preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of Sovereign Bancorp common stock. Shares of Sovereign Bancorp preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over Sovereign Bancorp common stock, and may be convertible into Sovereign Bancorp common stock.


Shareholder Rights Plan

     Sovereign Bancorp maintains a shareholder rights plan designed to protect shareholders from attempts to acquire control of Sovereign Bancorp at an inadequate price. Under the shareholder rights plan, each outstanding share of Sovereign Bancorp common stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if Sovereign Bancorp's board of directors declares a person or group who has become a beneficial owner of at least 4.9% of Sovereign Bancorp common stock or total voting power an "adverse person," as defined in the rights plan.

     After the rights become exercisable the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either Sovereign Bancorp common stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     Sovereign Bancorp can generally redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 9.9% position has been acquired. At any time prior to the date the rights become nonredeemable, the Sovereign Bancorp board of directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

     Sovereign Bancorp's articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign Bancorp stock, a proxy contest for control of Sovereign Bancorp, the assumption of control of Sovereign Bancorp by a holder of a large block of Sovereign Bancorp stock and the removal of Sovereign Bancorp's management. These provisions:

     o empower the Sovereign Bancorp board of directors, without shareholder approval, to issue Sovereign Bancorp preferred stock the terms of which, including voting power, are set by the Sovereign Bancorp board of directors;

     o divide the Sovereign Bancorp board of directors into three classes serving staggered three-year terms;

     o restrict the ability of shareholders to remove directors;

     o require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign Bancorp's voting power, if the transaction is not approved, in advance, by the Sovereign Bancorp board of directors;

     o prohibit shareholders' actions without a meeting;

     o require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign Bancorp's articles of incorporation;

     o require any person who acquires stock of Sovereign Bancorp with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign Bancorp voting stock at the highest price paid by such person for shares of Sovereign Bancorp voting stock during the preceding year;

     o eliminate cumulative voting in elections of directors;

     o require an affirmative vote of at least two-thirds of Sovereign Bancorp's total voting power in order for shareholders to repeal or amend Sovereign Bancorp's bylaws;

     o require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

     o provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 662/3% or more of Sovereign Bancorp's outstanding voting stock cannot constitute a majority of the members of Sovereign Bancorp's board of directors.

     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to Sovereign Bancorp which may have the effect of impeding a change in control of Sovereign Bancorp. These provisions, among other things:

     o require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

     o prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to Sovereign Bancorp at the present time, this legislation generally:

     o expands the factors and groups (including shareholders) which the Sovereign Bancorp board of directors can consider in determining whether a certain action is in the best interests of the corporation;

     o provides that the Sovereign Bancorp board of directors need not consider the interests of any particular group as dominant or controlling;

     o provides that Sovereign Bancorp's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     o provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     o provides that the fiduciary duty of Sovereign Bancorp's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania Business Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

     o redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     o render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     o act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Bancorp board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Sovereign Bancorp opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 331/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign Bancorp's optout from coverage by these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Sovereign Bancorp, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign Bancorp can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Sovereign Bancorp, by means of an amendment to Sovereign Bancorp's bylaws, which could be adopted by the Board of Directors, without shareholder approval.

        DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES


Trust Preferred Securities

     The Declaration pursuant to which each Trust is organized will be replaced by an Amended and Restated Declaration of Trust (the "Amended Declaration") which will authorize the trustees (the "Trustees") of such trust to issue on behalf of such Trust one series of trust preferred securities and one series of trust common securities (together, the "Trust Securities"). The trust preferred securities will be issued to the public pursuant to the Registration Statement of which this prospectus forms a part, and the trust common securities will be issued directly or indirectly to Sovereign Bancorp.

     The trust preferred securities will have such terms, including dividends, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the applicable prospectus supplement relating to the trust preferred securities of such Trust for specific terms, including:

     o the distinctive designation of trust preferred securities;

     o the number of trust preferred securities issued by such Trust;

     o the annual dividend rate (or method of determining such rate) for trust preferred securities issued by such Trust and the date or dates upon which such dividends shall be payable;

     o whether dividends on trust preferred securities issued by such Trust shall be cumulative, and, in the case of trust preferred securities having such cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on trust preferred securities issued by such Trust shall be cumulative;

     o the amount or amounts which shall be paid out of the assets of such Trust to the holder of trust preferred securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust;

     o the terms and conditions, if any, under which trust preferred securities of such Trust may be converted into shares of capital stock of Sovereign Bancorp, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire;

     o the terms and conditions, if any, upon which the related series of the applicable debt securities may be distributed to holders of trust preferred securities of such Trust;

     o the obligation, if any, of such Trust to purchase or redeem trust preferred securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

     o the voting rights, if any, of trust preferred securities issued by such Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by such Trust, as a condition to specified action or amendments to the Declaration of such Trust; and

     o any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such Trust consistent with the Declaration of such Trust or with applicable law.

     Pursuant to each Declaration, the Property Trustee will own the debt securities purchased by the applicable Trust for the benefit of the holders of the trust preferred securities. The payment of dividends out of money held by the Trusts, and payments upon redemption of trust preferred securities or liquidation of any Trust, will be guaranteed by Sovereign Bancorp to the extent described under "-- Trust Guarantees."

     Certain federal income tax considerations applicable to an investment in trust preferred securities will be described in the prospectus supplement relating thereto.

     In connection with the issuance of trust preferred securities, each Trust will also issue one series of trust common securities. Each Amended Declaration will authorize the Regular Trustee of a Trust to issue on behalf of such Trust one series of trust common securities having such terms, including dividends, conversion, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities issued by such Trust will be substantially identical to the terms of the trust preferred securities issued by such Trust, and the trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the applicable Declaration, the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the Trustees of the related Trust which issued such trust common securities. All of the trust common securities of each Trust will be directly or indirectly owned by Sovereign Bancorp.

     The Property Trustee and its affiliates may provide customary commercial banking services to Sovereign Bancorp and certain of its subsidiaries and may participate in various financing agreements of Sovereign Bancorp in the ordinary course of their business.


Trust Guarantees

     Set forth below is a summary of information concerning the trust guarantees which will be executed and delivered by Sovereign Bancorp, from time to time, for the benefit of the holders of trust preferred securities. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust guarantee, which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part.

     General. Sovereign Bancorp will irrevocably and unconditionally agree, to the extent set forth in the trust guarantees, to pay in full, to the holders of trust preferred securities of each series, the Trust Guarantee Payments (as defined below) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off, or counterclaim which such Trust may have or assert. The following payments with respect to any series of trust preferred securities to the extent not paid by the applicable Trust (the "Trust Guarantee Payments") will be subject to the trust guarantees (without duplication):

     o any accrued and unpaid dividends which are required to be paid on the trust preferred securities of such series, to the extent such Trust shall have funds legally available therefor;

     o the redemption price, including all accrued and unpaid dividends (the "Redemption Price"), payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by such Trust; and

     o upon a liquidation of such Trust (other than in connection with the distribution of debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities issued by such Trust), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the trust preferred securities of such series to the date of payment and (b) the amount of assets of such Trust remaining available for distribution to holders of trust preferred securities of such series in liquidation of such Trust.

     Sovereign Bancorp's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by Sovereign Bancorp to the holders of trust preferred securities or by causing the applicable Trust to pay such amounts to such holders.

     Covenants of Sovereign Bancorp. In each trust guarantee, except as may be provided in an applicable prospectus supplement, Sovereign Bancorp will covenant that, so long as any trust preferred securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such trust guarantee or the Declaration of such Trust, then:

     o Sovereign Bancorp shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its common stock other than:

     o purchases or acquisitions of shares of common stock in connection with the satisfaction by Sovereign Bancorp of its obligations under any employee benefit plan;

     o as a result of a reclassification of Sovereign Bancorp common stock or the exchange or conversion of one class or series of Sovereign Bancorp's common stock for another class or series of Sovereign Bancorp's common stock;

     o the purchase of fractional interests in shares of Sovereign Bancorp's common stock pursuant to the conversion or exchange provisions of such common stock of Sovereign Bancorp or the security being converted or exchanged; or

     o purchases or acquisitions of shares of common stock to be used in connection with acquisitions of common stock by shareholders pursuant to Sovereign Bancorp's dividend reinvestment plan, or make any guarantee payments with respect to the foregoing; and

     o Sovereign Bancorp shall not make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees), other than at stated maturity issued by Sovereign Bancorp which rank on a parity with or junior to such debt securities.

     Amendment and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities of any series (in which case no vote will be required), each trust guarantee with respect to any series of trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities of such series. The manner of obtaining any such approval of holders of the trust preferred securities of each series will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee shall bind the successors, assigns, receivers, trustees and representatives of Sovereign Bancorp and shall inure to the benefit of the holders of the applicable series of trust preferred securities then outstanding.

     Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the applicable Trust:

     o upon full payment of the Redemption Price of all trust preferred securities of such Trust;

     o upon distribution of the applicable debt securities held by such Trust to the holders of the trust preferred securities of such Trust; or

     o upon full payment of the amounts payable in accordance with the Declaration upon liquidation of such Trust. Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable Trust must return payment of any sums paid under such trust preferred securities or such trust guarantee.

     The subordination provisions of the applicable debt securities and the trust guarantees, respectively, may provide that in the event payment is made on debt securities or the trust guarantees in contravention of such provisions, such payments will be paid over to the holders of senior debt.

     Ranking of the Trust Guarantees. Unless otherwise specified in a prospectus supplement, each trust guarantee will constitute an unsecured obligation of Sovereign Bancorp and will rank:

     o subordinate and junior in right of payment to all other liabilities of Sovereign Bancorp;

     o on a parity with the most senior preferred or preference stock, if any, hereafter issued by Sovereign Bancorp and with any guarantee hereafter entered into by Sovereign Bancorp in respect of any preferred or preference stock or interests of any affiliate of Sovereign Bancorp; and

     o senior to Sovereign Bancorp's common stock.

     Each Declaration will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable trust guarantee.

     Each trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantees will be deposited with the Property Trustee to be held for the benefit of any series of trust preferred securities. The Property Trustee will have the right to enforce the trust guarantees on behalf of the holders of any series of trust preferred securities. The holders of not less than 10% in aggregate liquidation preference of a series of trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee applicable to such series of trust preferred securities, including the giving of directions to the Property Trustee. If the Property Trustee fails to enforce a trust guarantee as above provided, any holder of trust preferred securities of a series to which such trust guarantee pertains may institute a legal proceeding directly against Sovereign to enforce its rights under such trust guarantee, without first instituting a legal proceeding against the applicable Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the Trust Guarantee Payments in full to the extent not paid by the applicable Trust, and by complete performance of all obligations under such trust guarantee.

     Governing Law. Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.


                          CERTAIN TAX CONSIDERATIONS

     The applicable prospectus supplement with respect to each type of security issued under this registration statement may contain a discussion of certain tax consequences of an investment in the securities offered thereby.


                             PLAN OF DISTRIBUTION

     Sovereign Bancorp or the Trusts may offer the offered securities in one or more of the following ways from time to time:

     o to or through underwriters or dealers;

     o by itself directly;

     o through agents; or

     o through a combination of any of these methods of sale.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

     o the name or names of any underwriters, dealers or agents;

     o the purchase price of the offered securities and the proceeds to Sovereign Bancorp or the Trusts from such sale;

     o any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     o the initial public offering price;

     o any discounts or concessions to be allowed or reallowed or paid to dealers; and

     o any securities exchanges on which such offered securities may be listed.


     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     o A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     o A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     o A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected through the Nasdaq National Market system, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Sovereign Bancorp or the Trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Sovereign Bancorp or the Trusts to one or more institutional purchasers, or through agents designated by Sovereign Bancorp or the Trusts from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Sovereign Bancorp to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, Sovereign Bancorp or the Trusts will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Sovereign Bancorp or the Trusts at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers and agents may be entitled, under agreements with Sovereign Bancorp, to indemnification by Sovereign Bancorp relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Sovereign Bancorp and affiliates of Sovereign Bancorp in the ordinary course of business.

     Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                             ERISA CONSIDERATIONS

     Sovereign Bancorp has a subsidiary, Manchester Trust Bank, that provides services to several employee benefit plans. Although the majority of these plans are employee-directed 401(k) plans, Sovereign Bancorp and any direct or indirect subsidiary of Sovereign Bancorp may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to some of these employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan to which Sovereign Bancorp or any direct or indirect subsidiary of Sovereign Bancorp is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption issued by the U.S. Department of Labor. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.


                                 LEGAL MATTERS

     Stevens & Lee, P.C., Philadelphia, Pennsylvania, will act as legal counsel to Sovereign Bancorp and will pass upon the validity of any securities offered by this prospectus and any applicable prospectus supplement. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 300,000 shares of Sovereign Bancorp common stock, including shares issuable upon the exercise of options issued to Mr. Lewis in his capacity as director of Sovereign Bank. Counsel identified in the applicable prospectus supplement will act as legal counsel to the underwriters.


                                    EXPERTS

     The consolidated financial statements of Sovereign Bancorp, at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in Sovereign Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1997 and 1996, is based in part on the reports of KPMG LLP with respect to ML Bancorp, Inc., First State Financial Services, Inc. and Bankers Corp., Arthur Andersen LLP with respect to First Home Bancorp Inc. and PriceWaterhouseCoopers LLP with respect to Carnegie Bancorp, Inc., independent auditors. The consolidated financial statements referred to above are in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

[GRAPHIC OMITTED]

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                                     Shares


                               [GRAPHIC OMITTED]



                                 Common Stock



                                   --------


                   P R O S P E C T U S  S U P P L E M E N T



                                        , 1999




                (Including Prospectus Dated September 30, 1999)



                                   --------


                          Joint Book-Running Managers





                                Lehman Brothers

                              Salomon Smith Barney
                                 ------------
                              Merrill Lynch & Co.


================================================================================